Form 10-K, Exhibit 13
period 1997-12-31
COMMERCIAL NET LEASE REALTY INC
filed 1998-03-18
CIK 751364

EXHIBIT 13

                                           ANNUAL REPORT TO SHAREHOLDERS


1997 ANNUAL REPORT - PAGE 4

TABLE OF CONTENTS
-----------------

Company Profile                                                       1

To Our Shareholders                                                   2

Historical Financial Highlights                                       4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations                       6

Diversification of Assets                                             11

Independent Auditors' Report                                          12

Consolidated Balance Sheets                                           13

Consolidated Statements of Earnings                                   14

Consolidated Statements of Stockholders' Equity                       15

Consolidated Statements of Cash Flows                                 16

Consolidated Notes to Financial Statements                            17

Consolidated Quarterly Financial Data                                 26

Share Price and Dividend Data                                         27

People - Service - Relationships                                      28

Directors and Executive Officers                                      32

Shareholder Information                                               31



1996 ANNUAL REPORT - PAGE 1


                                                      HISTORICAL FINANCIAL HIGHLIGHTS
                                                       (DOLLARS IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
                                                      -------------------------------
[Picture 1]   Candid photograph of Denise Reyes, employee of the Company


                            1997                  1996                  1995                  1994                 1993
                          ----------            ----------             ---------             ---------            ---------
Gross Revenues            $   50,135            $   33,369            $   20,580             $  12,289             $   5,069

Net Earnings              $   30,385            $   19,839            $   12,707             $   8,915             $   3,522

Total Assets              $  537,014            $  370,953            $  219,257             $ 152,211             $  91,619

Total Long-Term
  Debt                    $  171,836            $  116,956            $   82,600             $  14,800             $      -

Total Equity              $  362,144            $  252,574            $  135,842             $ 136,665             $  91,145

Cash Dividends
  Paid to Stock-
  holders                 $   28,381            $   18,868            $   13,529             $   9,897             $   3,156

Weighted Average
  Shares
      Basic               24,070,697            16,798,918            11,663,672             8,606,138              3,711,807
      Diluted             24,220,792            16,838,719            11,693,772             8,613,672

Per Share
  Information:
    Net Earnings
      Basic                   $ 1.26                $ 1.18                $ 1.09                $ 1.04                $ 0.95
      Diluted                 $ 1.25                $ 1.18                $ 1.09                $ 1.04

    Dividends                 $ 1.20                $ 1.18                $ 1.16                $ 1.14                $ 1.10

Other Data
  Funds from oper-
    ations (1)            $   34,230             $  22,570             $  14,443             $   9,992              $  3,884
  Cash Flows from:
    Operating
      activities          $   34,010             $  22,216             $  14,140             $   9,505              $  3,750
    Investing
      activities          $ (167,002)            $(144,247)            $ (67,518)            $ (79,081)             $(48,609)
    Financing
      activities          $  133,742             $ 123,140             $  52,609             $  50,799              $ 64,236

Equity Market
  Capitalization
  ($ mil)                     $499.7                $329.6                $148.7                $142.9                $105.4



--------------------------------------------------------------------------------
(1) The Company has recently adopted the NAREIT definition of funds from operations and has restated funds from operations for prior years in accordance with this definition. Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude nonrecurring NYSE initial listing expenses of $111,638 in 1993. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REIT's and, therefore, may not be comparable to such other REIT's.



1997 ANNUAL REPORT - PAGE 6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Commercial Net Lease Realty, Inc., a Maryland corporation, is a real estate investment trust ("REIT") formed in 1984 that acquires, develops, owns and manages high-quality, freestanding properties leased to major retail businesses under long-term commercial net leases. As of December 31, 1997, Commercial Net Lease Realty, Inc. and its subsidiaries (the "Company") owned 236 properties (the "Properties") that are leased to major retail businesses, including Academy, Babies "R" Us, Barnes & Noble, Best Buy, Borders, Burger King, CompUSA, Computer City, Denny's, Dick's Clothing & Sporting Goods, Eckerd, Food 4 Less, Food Lion, Golden Corral, Good Guys, Hardee's, Hi-Lo Automotive, HomePlace, International House of Pancakes, Kash N' Karry, Levitz, Linens 'n Things, Luria's, Marshalls, Office Depot, OfficeMax, Oshman's, Pier 1 Imports, Robb & Stucky, Scotty's, Sears Homelife Centers, Sports Authority, Waccamaw and eight independently operated grocery stores leased to or partially guaranteed by SuperValu, Inc.

LIQUIDITY AND CAPITAL RESOURCES

General.
Historically, the Company's only need for funds has been for the payment of operating expenses and dividends, for property acquisitions and for the payment of interest on its outstanding indebtedness. Generally, cash needs for items other than property acquisitions have been met from operations and property acquisitions have been funded by equity offerings, bank borrowings and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company's debt or equity securities, secured or unsecured borrowings

[Picture 2]   Candid photograph of a meeting between James M. Seneff and Gary M.
              Ralston, employees of the Company

from banks or other lenders, or the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 1997, 1996 and 1995, the Company generated $34,010,000, $22,216,000 and $14,140,000, respectively, in net cash provided by operating activities. The increase in cash from operations for each of the years ended December 31, 1997, 1996 and 1995, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations."

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

Indebtedness.
In September 1996, the Company entered into an amended and restated loan agreement for a $150,000,000 revolving credit facility. The credit facility amended the Company's $100,000,000 credit facility by (i) increasing the borrowing capacity from $100,000,000 to $150,000,000, (ii) extending the expiration date to June 30, 1998 (and for up to two additional 12 month periods at the option of the Company), and (iii) lowering the interest rate from 170 basis points above LIBOR to 160 basis points above LIBOR or the lender's prime rate, whichever the Company selects. In August 1997, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the company's $150,000,000 credit facility by (i) increasing the borrowing capacity from $150,000,000 to $200,000,000, (ii) extending the expiration date to June 30, 1999 (and for up to two additional 12 month periods at the option of the Company), and (iii) lowering the interest rate from 160 basis points above LIBOR to 150 points above LIBOR or the lender's prime rate, whichever the Company selects.

[Picture 3]       Candid photograph of Kevin Habicht, employee of the Company


In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. The Credit Facility is collateralized by an assignment of the rents and leases of certain of the Company's Properties. As of December 31, 1997, $115,100,000 was outstanding under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in freestanding, retail properties, although up to $25,000,000 of the available credit may be used for working capital ($15,000,000 of which may be used for the issuance of standby letters of credit).

As a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility, the Company was a party to three interest rate cap agreements during the three years ended December 31, 1997. As of December 31, 1997, two of the interest rate cap agreements had expired and one remained effective, providing for a fixed LIBOR rate of 6.9% per annum on a notional amount of $30 million. This agreement is effective through December 1999.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. The loan provides for a four-year mortgage with interest payable monthly and principal payable at maturity on December 15, 1999, and bears interest at a rate of 6.75% per annum. The mortgage is secured by a first lien on and assignment of rents and leases of certain of the Company's Properties. As of December 31, 1997, the outstanding principal balance was $13,150,000.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan is a ten-year loan with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The loan is secured by a first lien on and an assignment of rents and leases of



1997 ANNUAL REPORT - PAGE 7

certain of the Company's Properties. As of December 31, 1997, the outstanding principal balance was $37,066,000.

In June 1996, the Company acquired three Properties each subject to a mortgage totalling $6,864,000 (collectively the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 7.3 years. As of December 31, 1997, the outstanding principal balances for the Mortgages totalled $6,520,000.

Payments of principal on the mortgage debt and on advances outstanding under the Credit Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from public or private offerings of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

Debt and Equity Securities.
In July 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission that permits the issuance of debt and
equity securities of up to $200,000,000.   In January 1996, the Company filed
a prospectus supplement to the shelf registration and issued 4,025,000 shares of common stock, including the underwriters' over- allotment of 525,000 shares, and received gross proceeds of $52,325,000. In September 1996, the Company filed a prospectus supplement to the shelf registration and issued 4,850,000 shares of common stock and received gross proceeds of $67,900,000. In addition, in October 1996, the Company issued an additional 225,000 shares of common stock in connection with the underwriters' over- allotment option and received gross proceeds of $3,150,000. In connection with these offerings, the Company incurred stock issuance costs totalling $7,614,000, consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. In February 1997, the Company filed a prospectus supplement to its $200,000,000 shelf registration and issued 2,300,000 shares of common stock and received gross proceeds of $34,787,000. In addition, in March 1997, the Company issued an additional 330,000 shares of common stock in connection with the underwriters' overallotment option and received gross proceeds of $4,991,000. In April 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $300,000,000 in debt and equity
securities.   In  September  1997,  the  Company  filed two prospectus
supplements to its $300,000,000 shelf registration and issued 3,645,680 shares of common stock and received gross proceeds of $56,278,000. In December 1997, the Company filed a prospectus supplement to the shelf registration and issued 882,353 shares of common stock and received gross proceeds of $15,000,000. In connection with the four 1997 offerings, the Company incurred stock issuance costs totalling $3,953,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offerings were generally used to pay down the outstanding indebtedness under the Company's Credit Facility.

In February 1998, the Company filed a prospectus supplement to the shelf registration and issued 688,172 shares of common stock at $14.4375 per share. Net proceeds of the offering were approximately $11,350,000, after deducting offering expenses and underwriter's discounts. Proceeds of the offering were used to pay down the outstanding indebtedness of the Company's Credit Facility. Subsequent to the February 1998 offering, the Company had $216,722,000 remaining on its shelf registration.

Property Acquisitions and Commitments.
During the year ended December 31, 1997, the Company borrowed $152,600,000 under its Credit Facility to acquire 47 Properties and three buildings (the "Acquisition Properties") which were developed by the tenant on land parcels owned by the Company. The Acquisition Properties include 14 Eckerd drugstores, six Best Buy consumer electronic stores, three OfficeMax office supply stores, two Barnes & Noble bookstores, one Borders bookstore, two Good Guys consumer electronic stores, four HomePlace home furnishing stores, one Pier 1 Imports home furnishings store, one Robb & Stucky furniture store, one Blockbuster video store, one Just For Feet shoe store, one Kroger grocery store, one Petco pet supply store, one Sports Authority sporting goods store and eight independently operated grocery stores leased to or partially guaranteed by SuperValu, Inc. The three buildings included one Academy sporting goods store, one Pier 1 Imports home furnishings store and one Kash N' Karry grocery store.

[Picture 4]       Portrait photograph of Mez Birdie, employee of the Company

[Sidebar 1]

SERVICE

BUILDING RELATIONSHIPS THROUGH SERVICE
--------------------------------------

"To serve people through Commercial Net Lease Realty is an opportunity that comes once in a lifetime, and we don't take it lightly," says Mez Birdie, his voice filled with pride and determination. "As vice president of asset management, my job is to ensure that we are the consummated Land Servant, by providing services above and beyond our customers' expectations. We care about building a relationship before we care about making a transaction.

Mez's responsibilities include property management, lease administration and leasing and disposition. While most retailers expect Commercial Net Lease Realty to own and build stores within budgets and timeframes, Mez points out that most don't' expect the additional services that have earned the company its national reputation for going the extra mile.

For example, when the company bought properties leased to Sears, Mez assisted Sears in reducing their store insurance premiums by 25 percent. "We did this because we wanted to serve the tenant in the best possible way," says Mez.

"We don't just collect rent," says Mez. "We also provide service, and the end result is always positive for our shareholders. When retailers want to expand, why wouldn't they come to us and say, 'Be our Land Servant for more stores.' Satisfied customers are a key part of creating value for shareholders," says Mez.

Mez, like his fellow associates, owns stock in the company. "What better way to show commitment than by putting your money where your mouth is," says Mez.


1997 ANNUAL REPORT - PAGE 8

[Picture 5]       Strip of three candid photographs, each of John Awsumb,
                  employee of the Company

[Picture 6]       Photograph of an exterior view of the OfficeMax located in
                  Altamonte Springs, Florida

The Company leases the Acquisition Properties to major retail tenants and accounts for the leases under the provisions of the Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Pursuant to the requirements of this provision, 37 of the leases relating to the 47 Properties acquired during 1997 have been classified as operating leases and 10 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the leases are accounted for as direct financing leases while the land portions of eight of these leases are accounted for as operating leases. Also pursuant to the requirements of this provision, one of the leases relating to the three buildings which were developed by the tenant on land parcels owned by the Company have been classified as operating leases and two leases have been classified as direct financing leases.

In connection with the acquisition and lease relating to the land parcel of the Pier 1 Imports Property, the tenant is obligated to develop a building on the respective land parcel. The Company has agreed to acquire the completed building for an amount of up to $798,000, at which time rental income will increase for the Property. The Company owns five land parcels subject to lease agreements with tenants whereby the Company has agreed to construct a building on each respective land parcel for an aggregate amount of approximately $10,000,000 for the five buildings. Pursuant to the lease agreements, rent is to commence on the properties upon completion of construction of the buildings.

As of December 31, 1997, the Company had entered into agreements to purchase three additional properties for an estimated aggregate amount of $7,847,000. In connection with the acquisition of two of these properties, the Company was contingently liable for $350,000 related to bank letters of credit which guarantee the Company's obligation under the purchase agreements to acquire these properties. The purchase of these properties is subject to conditions relating to completion of development activities, review of title and obtaining title insurance, engineering and environmental inspections and other matters.

In addition to the three properties under contract and the building being developed by the tenant as of December 31, 1997, the Company is currently negotiating the acquisition of prospective properties. The Company may elect to acquire these prospective properties or other additional properties (or interests therein) in the future. Such property acquisitions are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, or a combination of the foregoing. Subject to the constraints imposed by the Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

During 1996, the Company sold its properties in Marble Falls and Gonzales, Texas for a total of $790,000 and received net proceeds of $759,000, resulting in a gain of $73,000 for financial statement purposes. The Company reinvested the proceeds to acquire two additional Properties and structured the transactions to qualify as like-kind exchange transactions for federal income tax purposes.

In January 1997, the company sold its property in Foley, Alabama, for $570,000 and received net sales proceeds of $551,000. In addition, in September 1997,



the Company sold four of its properties to Net Lease Institutional Realty, L.P. (see "Investment in Partnership") at the Company's original cost of $17,542,000. In addition, the Company sold an undeveloped portion of land of one of its Properties for $1,313,000 and received net proceeds of $1,265,000. The Company recognized a gain on the sale of these five properties and the portion of the land parcel of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as like-kind exchange transactions for federal income tax purposes.

Management believes that the Company's current capital resources (including cash on hand), coupled with the Company's borrowing capacity, are sufficient to meet its liquidity needs for the foreseeable future.

Investment in Partnership.
In September 1997, the Company entered into a partnership arrangement, Net Lease Institutional Realty, L.P. (the "Partnership"), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees ("CTA"). The Company is the sole general partner (the "General Partner") with a 20 percent interest in the Partnership and CTA is the sole limited partner (the "Limited Partner") with an 80 percent limited partnership interest. The Partnership owns and leases nine properties to major retail tenants under long-term commercial net leases. Net income and losses of the Partnership are to be allocated to the partners in accordance with their respective percentage interest in the Partnership. The Company accounts for its 20 percent interest in the Partnership under the equity method of accounting.

Dividends.
One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes, is to distribute a



1997 ANNUAL REPORT - PAGE 9

substantial portion of its funds available from operations to its stockholders
in the  form of  dividends.    During the years ended December 31, 1997, 1996
and 1995, the Company declared and paid dividends to its stockholders of $28,381,000, $18,868,000, and $13,529,000, respectively, or $1.20, $1.18 and
$1.16 per share of common stock, respectively. For the years ended December 31, 1997, 1996 and 1995, 91.4%, 89.8% and 79.3%, respectively, of such dividends were considered to be ordinary income and 8.6%, 10.2% and 20.7%, respectively, were considered return of capital for federal income tax
purposes.   In January 1998, the Company declared dividends to its
stockholders of $8,452,000 or $.30 per share of common stock, payable in February 1998.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996. During the years ended December 31, 1997 and 1996, the Company owned and leased 242 (including five properties which were sold and one property which was contributed to the Partnership during 1997) and 197 (including two properties which were sold during 1996) Properties, respectively, to operators
of major retail businesses.   The Properties are leased on a long-term basis,
generally 15 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1997, the average remaining initial lease term of the Properties was approximately 14 years. During the years ended December 31, 1997 and 1996, the Company earned $49,163,000 and $32,487,000, respectively, in rental income from operating leases and earned income from direct financing leases. The 51 percent increase in rental and earned income during 1997, as compared to 1996, is primarily attributable to income earned on the 47 Properties acquired and the three buildings upon which construction was completed during 1997. In addition, rental and earned income increased during 1997 as a result of the fact that the 40 Properties acquired and nine buildings upon which construction was completed during 1996 were operational for a full fiscal year in 1997. Rental and earned income is expected to increase in 1998 as the Company acquires additional properties and due to the fact that the 47 Properties acquired and three buildings upon which construction was completed in 1997 will contribute to the Company's income for a full fiscal year.

During 1997, two of the Company's lessees, Eckerd Corporation and Barnes & Noble Superstores, Inc., each accounted for more than ten percent of the Company's total rental income (including the Company's share of rental income from nine properties owned by the Company's unconsolidated partnership). As of December 31, 1997, Eckerd Corporation and Barnes & Noble Superstores, Inc. leased 43 Properties and 13 Properties, respectively (including four properties and one property, respectively, under leases with the Company's
unconsolidated partnership).   It is anticipated that, based on the minimum
rental payments required by the leases, Eckerd Corporation and Barnes & Noble Superstores, Inc. will each continue to account for more than ten percent of the Company's total rental income in 1998. Any failure of these lessees could materially affect the Company's earnings.

The Company incurred $11,478,000 and $7,206,000, in interest expense for the years ended December 31, 1997 and 1996, respectively. Interest expense increased for the year ended December 31, 1997 as a result of higher average borrowing levels. As a means to reduce its exposure to variable rate debt, the Company entered into interest rate cap agreements as described above in "Liquidity and Capital Resources."

During the years ended December 31, 1997 and 1996, the Company's operating expenses, including depreciation and amortization, were $9,025,000 and $6,397,000, respectively (18.0% and 19.2%, respectively, of gross operating revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1997, is primarily attributable to the increase in depreciation as a result of the depreciation of the additional Properties acquired during 1997 and a full year of depreciation on the Properties acquired during 1996. The increase is also attributable to (i) an increase in amortization expense as a result of the amortization of loan costs relating to the Company's amendment to the Company's Credit Facility, (ii) an increase in advisory fees as a result of increased funds from operations for the year ended December 31, 1997, and (iii) an increase in state tax expense primarily as a result of the acquisition of additional Properties and an increase in capital resulting from the equity offerings during the year ended December 31, 1996 and 1997.

[Picture 7]       Portrait and strip of two candid photographs of Yvonne Adams, employee of the Company

[Sidebar 2]

PEOPLE

GOING THE EXTRA MILE WITH A SMILE
---------------------------------

When asked what contribution she brings to the Commercial Net Lease Realty team, Yvonne Adams - without a moment's hesitation - says, "A smile. The more you smile, the easier life is." As she says this, she is, of course, smiling.

A member of the team since 1994, Yvonne is an administrative assistant responsible for distribution of site information and closing documents. She is also responsible for training new administrative assistants. "I joined the Commercial Net Lease Realty team because I wanted to be where the action is," she says. "I see plenty of action and also interaction. We've assembled a great group of people who know how to serve. This is really a team effort."

Yvonne especially appreciates the affirmation she receives from her manager, even for her daily tasks: "When you hear 'good job!', you strive harder to do an even better job," she says. Also inspiring her efforts is the fact that she is an employee/owner. Her plans are to grow and reinvest her dividends over time. In the meantime, she'll grow her investment through simple hard work: "I'm no longer working just for Commercial Net Lease Realty, but also for myself. When I do a good job, it's great to know that all shareholders will benefit."



1997 ANNUAL REPORT - PAGE 10

[Picture 8]        Photograph of an exterior view of The Good Guys! located in
                   Stockton, California

[Picture 9]        Photograph of an exterior view of Linens 'n Things located in
                   Freehold, New Jersey

In January 1997, the company sold its property in Foley, Alabama, for $570,000 and received net sales proceeds of $551,000. In addition, in September 1997, the Company sold four of its properties to Net Lease Institutional Realty, L.P. at the Company's original cost of $17,542,000. In addition, the Company sold an undeveloped portion of land of one is its Properties for $1,313,000 and received net proceeds of $1,265,000. The Company recognized a gain on the sale of these five properties and the portion of the land parcel of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as like-kind exchange transactions for federal income tax purposes.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995. During the years ended December 31, 1996 and 1995, the Company owned and leased 197 (including two properties which were sold during 1996) and 157 Properties, respectively, to operators of major retail businesses. The Properties are leased on a long-term basis, generally 15 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1996, the average remaining initial lease term of the Properties was approximately 14 years. During the years ended December 31, 1996 and 1995 the Company earned $32,487,000 and $19,723,000, respectively, in rental income from operating leases and earned income from direct financing leases. The 65 percent increase in rental and earned income during 1996, as compared to 1995, is primarily attributable to income earned on the 40 Properties acquired and the nine buildings upon which construction was completed during 1996. In addition, rental and earned income increased during 1996 as a result of the fact that the 29 Properties acquired and four buildings upon which construction was completed during 1995 were operational for a full fiscal year in 1996. Rental and earned income is expected to increase in 1997 as the Company acquires additional properties and due to the fact that the 40 Properties acquired and nine buildings upon which construction was completed in 1996 will contribute to the Company's income for a full fiscal year.

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

The Company incurred $7,206,000 and $3,834,000 in interest expense for the years ended December 31, 1996 and 1995, respectively. Interest expense increased for the year ended December 31, 1996, as a result of higher average borrowing levels. However, the increase in interest expense in 1996 was partially offset by the Company's long-term, fixed rate financing and a decrease in the average interest rates under the Company's credit facility.
As a means to reduce its exposure to variable rate debt, the Company entered into interest rate cap agreements as described above in "Liquidity and Capital Resources."

During the years ended December 31, 1996 and 1995, the Company's operating expenses, including depreciation and amortization, were $6,397,000 and $4,039,000, respectively (19.2% and 19.6%, respectively, of gross operating revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1996, is primarily attributable to the increase in depreciation as a result of the depreciation of the additional Properties acquired during 1996 and a full year of depreciation on the Properties acquired during 1995. The increase is also attributable to an increase in amortization expense as a result of the amortization of loan costs relating to the Company's long-term fixed rate financing and amendment to the Company's Credit Facility. In addition, advisory fees increased as a result of increased funds from operations for the year ended December 31, 1996.

In December 1996, the Company sold two of its Properties to an unrelated, third party for $790,000, resulting in an aggregate gain of $73,000. No such sales occurred during the year ended December 31, 1995.

Investment Considerations.
Three of the Company's tenants, HomePlace, Luria's and Levitz (the "Tenants"), have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the Tenants has the right to reject or affirm one or more of its leases with the Company. As of December 31, 1997, HomePlace, Luria's and Levitz leased five, three and one Properties, respectively, which accounted for 4.5 percent of the Company's rental, earned and contingent rental income for the year ended December 31, 1997.

The Company had made an election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 1997, 1996 and 1995, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

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

Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations.



1997 ANNUAL REPORT - PAGE 11

The Company is in the process of assessing and addressing the impact of the Year 2000 on its computer software packages. The Company's hardware and software are believed to be Year 2000 compliant. Accordingly, the Company does not expect this matter to materially impact how it conducts business nor its future results of operations or financial position. However, the Company cannot be assured that all of its tenants and vendors have considered the impact of the Year 2000.

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company's policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company's acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 14 properties currently under some level of environmental remediation. The seller or the tenant is generally contractually responsible for the cost of the environmental remediation for each of these properties.

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

DIVERSIFICATION OF ASSETS

[Pie Chart 1]

LINE OF TRADE DIVERSIFICATION
-----------------------------
                                    Percentage of
Line of Trade                       Pie Chart
-------------                       -------------

Apparel                                 0.9%
Auto Supply                             3.3%
Computer/Computer Software              2.9%
Home Furnishings                        7.0%
Sporting Goods                          7.0%
Restaurant                             10.0%
Furniture                               6.1%
Office Supply                           6.5%
Grocers                                12.1%
Consumer Electronics                   11.4%
Drug Stores                            11.6%
Books                                  15.8%



Catalog and Mail Order                  2.0%
Building Materials and Hardware         1.3%
Shoes                                   0.6%
Music                                   0.7%
Miscellaneous Retail                    0.8%
                                      --------
                                      100.0%
                                      ========


                             TENANT DIVERSIFICATION
                             ----------------------

   Academy               Babies "R" Us                 Barnes & Noble
   Best Buy              Borders Books & Music         Blockbuster Music
   Burger King           CompUSA                       Computer City
   Denny's               Dick's Sporting Goods         Eckerd
   Food 4 Less           Food Lion                     Golden Coral
   The Good Guys!        Hardees                       Hi-Lo Automotive
   HomePlace             IHOP                          Kash N' Karry
   Levitz                Linens 'n Things              Luria's
   Marshalls             OfficeMax                     Office Depot
   Oshman's              Pier 1 imports                Robb & Stucky
   Scotty's              Sears Homelife                The Sports Authority
   SuperValu             Waccamaw

[Map 1]

GEOGRAPHICAL DIVERSIFICATION
----------------------------

State                                                    # of Properties
-------                                                  ---------------
Alabama                                                           5
Alaska                                                            1
Arizona                                                           2
California                                                       11
Colorado                                                          1
Delaware                                                          1
Florida                                                          39
Georgia                                                          12
Illinois                                                          2
Kansas                                                            2
Kentucky                                                          1
Louisiana                                                        12
Maine                                                             1
Maryland                                                          4
Michigan                                                          2
Minnesota                                                         2
Mississippi                                                       5
Missouri                                                          2
New Hampshire                                                     2
New Jersey                                                        7
New Mexico                                                        1
Nevada                                                            1
North Carolina                                                    8
North Dakota                                                      1
Ohio                                                              9
Oklahoma                                                          7
Oregon                                                            1
Pennsylvania                                                      2
Rhode Island                                                      1
South Carolina                                                    7
Tennessee                                                         7



Texas                                                            65
Virginia                                                          7
Washington                                                        2
West Virginia                                                     2
Wisconsin                                                         1



1997 ANNUAL REPORT - PAGE 12

FINANCIAL STATEMENTS








                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
Commercial Net Lease Realty, Inc.:


We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Orlando, Florida
January 16, 1998


[Picture 10]   Photograph of an exterior view of the Eckerd located in
               Snellville, Georgia

[Picture 11]   Photograph of an exterior view of the Sears Homelife located in
               Clearwater, Florida



1997 ANNUAL REPORT - PAGE 13

                        COMMERCIAL NET LEASE REALTY, INC.
                                and SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)

                                                       December 31,
Assets                                         1997                     1996
------                                      ---------                ---------
Real estate leased to others:
  Accounted for using the operating
    method, net of accumulated
    depreciation                             $400,977                 $269,031
  Accounted for using the direct
    financing method                          118,747                   92,413
Investment in partnership                       3,925                       -
Cash and cash equivalents                       2,160                    1,410
Receivables                                       527                      812
Prepaid expenses                                  287                      335
Loan costs, net of accumulated
  amortization of $1,868 and $1,055             1,762                    2,185
Accrued rental income                           7,063                    4,421
Other assets                                    1,566                      346
                                             --------                 --------
                                             $537,014                 $370,953
                                             ========                 ========
Liabilities and Stockholders' Equity
------------------------------------

Line of credit                               $115,100                 $ 58,700
Mortgages payable                              56,736                   58,256
Accrued interest payable                          765                      390
Accounts payable and accrued expenses           1,392                      254
Rents paid in advance                             877                      779
                                             --------                 --------
      Total liabilities                       174,870                  118,379
                                             --------                 --------
Commitments and contingencies
  (Note 13)

Stockholders' equity:
  Common stock, $.01 par value.
    Authorized 90,000,000 and
    50,000,000 shares, respect-
    ively; issued and outstanding
    27,953,627 and 20,763,672 shares,
    respectively                                  280                      208
  Excess stock, $0.01 par value.
    Authorized 90,000,000 and
    50,000,000 shares, respec-
    tively; none issued and out-
    standing                                       -                        -
  Capital in excess of par value              361,793                  254,299
  Retained earnings (deficit)                      71                   (1,933)
                                             --------                 --------
      Total stockholders' equity              362,144                  252,574
                                             --------                 --------



                                             $537,014                 $370,953
                                             ========                 ========


          See accompanying notes to consolidated financial statements.


1997 ANNUAL REPORT - PAGE 14

                        COMMERCIAL NET LEASE REALTY, INC.
                                and SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                             Year Ended December 31,

                                   1997                1996             1995
                                ------------       ------------     ------------

Revenues:
  Rental income from
    operating leases            $    37,384        $    24,418     $    14,455
  Earned income from
    direct financing
    leases                           11,779              8,069           5,268
  Contingent rental
    income                              759                722             745
  Interest and other                    213                160             112
                                -----------        -----------     -----------
                                     50,135             33,369          20,580
                                -----------        -----------     -----------
Expenses:
  General operating and
    administrative                    1,216              1,183             722
  Advisory fees to related
    party                             2,110              1,466           1,001
  Interest                           11,478              7,206           3,834
  State taxes                           397                195             258
  Depreciation and
    amortization                      5,302              3,553           2,058
                                -----------        -----------     -----------
                                     20,503             13,603           7,873
                                -----------        -----------     -----------
Earnings before equity
  in earnings of unconsol-
  idated partnership and
  gain on sale of real estate        29,632             19,766          12,707

Equity in earnings of
  unconsolidated partner-
  ship                                  102                 -               -

Gain on sale of real estate             651                 73              -
                                -----------        -----------     -----------
Net earnings                    $    30,385        $    19,839     $    12,707
                                ===========        ===========     ===========
Net earnings per share of
  common stock:
    Basic                       $      1.26        $      1.18     $      1.09
                                ===========        ===========     ===========
    Diluted                     $      1.25        $      1.18     $      1.09
                                ===========        ===========     ===========
Weighted average number
  of shares outstanding:



    Basic                        24,070,697         16,798,918      11,663,672
                                ===========        ===========     ===========
    Diluted                      24,220,792         16,838,917      11,671,197
                                ===========        ===========     ===========

          See accompanying notes to consolidated financial statements.



1997 ANNUAL REPORT - PAGE 15


                        COMMERCIAL NET LEASE REALTY, INC.
                                and SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995
                  (dollars in thousands, except per share data)




                                                           Capital in        Retained
                             Number        Common          excess of         arnings
                           of shares       stock           par value         deficit)            Total
                          ----------     ---------       ------------      ------------         ----------
Balance at
  December 31, 1994       11,663,672      $117             $138,629           $(2,082)            $136,664

Net earnings                      -         -                    -             12,707               12,707

Dividends declared
  and paid ($1.16
  per share of
  common stock)                   -         -                    -            (13,529)             (13,529)
                          ----------      ----             --------          --------             --------
Balance at
  December 31, 1995       11,663,672       117              138,629            (2,904)             135,842

Net earnings                      -         -                    -             19,839               19,839

Dividends declared
  and paid ($1.18
  per share of
  common stock)                   -         -                    -            (18,868)             (18,868)

Issuance of common
  stock                    9,100,000        91              123,284                -               123,375

Stock issuance costs              -         -                (7,614)               -                (7,614)
                          ----------     -----              -------           -------             --------
Balance at
  December 31, 1996       20,763,672       208              254,299            (1,933)             252,574

Net earnings                      -         -                    -             30,385               30,385

Dividends declared
  and paid ($1.20
  per share of
  common stock)                   -         -                    -            (28,381)             (28,381)

Issuance of common
  stock                    7,189,955        72              111,448                -               111,520

Stock issuance costs              -         -                (3,954)               -                (3,954)
                          ----------      ----             --------           -------             --------
Balance at
  December 31, 1997       27,953,627      $280             $361,793           $    71             $362,144
                          ==========      ====             ========           =======             ========



          See accompanying notes to consolidated financial statements.



1997 ANNUAL REPORT - PAGE 16

                        COMMERCIAL NET LEASE REALTY, INC.
                                and SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                  Year Ended December 31,

                                          1997           1996             1995
                                         --------      --------        ---------
Cash flows from operating
  activities:
    Net earnings                         $ 30,385      $ 19,839        $ 12,707
    Adjustments to reconcile net
      earnings to net cash
      provided by operating
      activities:
        Depreciation                        4,477         2,804           1,736
        Amortization                          825           748             322
        Gain on sale of real estate          (651)          (73)          -
        Equity in earnings of
          unconsolidated partnership         (102)           -               -
        Decrease in net investment
          in direct financing
          leases                            1,166           751             462
        Increase in accrued rental
          income                           (2,729)       (2,227)         (1,233)
        Decrease (increase) in
          receivables                         146          (279)            (50)
        Decrease (increase) in
          prepaid expenses                     48          (180)            207
        Decrease (increase) in
          other assets                        (53)           10              (7)
        Increase in accrued
          interest payable                    375           262              93
        Increase (decrease) in
          accounts payable and
          accrued expenses                     25            48             (34)
        Increase (decrease) in
          real estate taxes
          payable                              -            (83)             49
        Increase (decrease) in
          rents paid in advance                98           596            (112)
                                         --------      --------        --------
            Net cash provided by
              operating activities         34,010        22,216          14,140
                                         --------      --------        --------
Cash flows from investing
  activities:
    Proceeds from sale of real
      estate                               19,402           759              -
    Additions to land and
      buildings on operating
      leases                             (154,688)     (108,597)        (51,402)
    Investment in direct financing
      leases                              (29,439)      (36,335)        (14,710)
    Contribution to unconsolidated
      partnership                            (855)           -               -
    Increase in other assets                 (660)         (185)         (1,451)
    Other                                    (762)          111              45
                                         --------      --------        --------
            Net cash used in
              investing activities       (167,002)     (144,247)        (67,518)
                                         --------      --------        --------
Cash flows from financing
  activities:
    Proceeds from line of credit          152,600       128,700          68,800
    Repayment of line of credit           (96,200)     (139,450)        (14,150)
    Proceeds from mortgages payable            -         39,450          13,150
    Repayment of mortgages payable         (1,520)       (1,208)             -
    Payment of loan costs                    (417)       (1,389)           (899)
    Proceeds from issuance of
      common stock                        111,520       123,375              -
    Payment of stock issuance
      costs                                (3,875)       (7,467)             (4)
    Payment of dividends                  (28,381)      (18,868)        (13,529)
    Other                                      15            (3)           (759)
                                         --------      --------        --------
            Net cash provided by
              financing activities        133,742       123,140          52,609
                                         --------      --------        --------
Net increase (decrease) in cash
  and cash equivalents                        750         1,109            (769)

Cash and cash equivalents at
  beginning of year                         1,410           301           1,070
                                         --------      --------        --------
Cash and cash equivalents at
  end of year                            $  2,160      $  1,410        $    301
                                         ========      ========        ========
Supplemental disclosure of
  non-cash investing and financing
  activities:
    Contribution of land and
      building to unconsolidated
      partnership                        $  2,930      $     -         $     -
                                         ========      ========        ========
    Mortgages assumed in
      acquisition of three
      properties                         $     -       $  6,864        $     -
                                         ========      ========        ========

          See accompanying notes to consolidated financial statements.



1997 ANNUAL REPORT - PAGE 17


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1997, 1996 and 1995


1.       Organization and Summary of Significant Accounting Policies:

Organization and Nature of Business - Commercial Net Lease
Realty, Inc., a Maryland corporation, is a real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc. owns and manages high-quality, freestanding properties leased to major retail businesses under long-term commercial net leases.

Principles of Consolidation - The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its four wholly-owned subsidiaries (hereinafter referred to as the "Company"). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code Section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

         Direct financing method - Leases accounted for using the direct financing method are recorded at their net investment (which at the time of acquisition generally represents the cost of the property) (Note 3).
         Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company's net investment in the leases.

         Operating method - Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years). When scheduled rentals vary during the lease term, income is recognized on a straight- line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.





When properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains and losses from the sales are reflected in income.

Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Investment in Partnership - In September 1997, the Company contributed cash, land and building to Net Lease Institutional Realty, L.P. (the "Partnership") for a 20 percent interest in the Partnership. The Company is the sole general partner of the Partnership and accounts for its 20 percent interest in the Partnership under the equity method of accounting.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and money market accounts. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Loan Costs - Loan costs have been deferred and are being amortized over the terms of the loan commitments using the straight-line method. The premium paid for the interest rate cap agreement of $257,000 has been recorded as a prepaid

[Picture 12]               Strip of three candid photographs: Jim Seneff,
                           employee of the Company, Dawn Peterson, employee of the Company; and Kolleen Kubik and Dennis
                           Tracy, employees of the Company



1997 ANNUAL REPORT - PAGE 18

[Picture 13]               Strip of two photographs: an exterior view of the
                           Barnes and Noble located in Freehold, New Jersey and an exterior view of the Sports Authority located in Sarasota, Florida expense and is being amortized as interest expense over the term of the agreement using a method which approximates the effective interest method.

Line of Credit and Mortgages Payable - Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the year end fair value of significant financial instruments, including long-term debt. The interest rate on the Company's line of credit is variable; therefore, the carrying value of the line of credit approximates fair value. The Company believes that the carrying value of its mortgages payable at December 31, 1997, approximates fair value, based upon current market prices of similar issues.

Income Taxes - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 1997, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company's qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and property.

Earnings Per Share - In accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share," basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year and diluted earnings per share are calculated based upon weighted average number of common shares outstanding and potential dilutive common stock (See Note 9).

Use of Estimates - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassification - Certain items in prior years' financial statements have been reclassified to conform with the 1997 presentation.

New Accounting Standards - In June 1997, the Financial Accounting



Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Statement, which is effective for fiscal years beginning after December 15, 1997, requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings or in the consolidated statement of operations below net earnings. Currently, the Company's only component of comprehensive income is its net earnings. The Company does not believe that adoption of this Statement will have a material effect on the Company's financial position or results of operations.

In June 1997, the Financial Accounting Standards Board issued Statement of Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for periods beginning after December 15, 1997, requires reporting of financial and descriptive information about reportable operating segments. Currently, the Company is not structured in reportable operating segments, and therefore, disclosures to this statement are not applicable.

2.  Leases:

The Company generally leases its land and buildings to operators of major retail businesses. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." As of December 31, 1997, 149 of the leases have been classified as operating leases and 87 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 57 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 15 to 20 years (expiring between 2000 and 2020) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also



1997 ANNUAL REPORT - PAGE 19

generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.       Real Estate Leased to Others:

Accounted for Using the Operating Method - Land and buildings on operating leases consisted of the following at December 31
(dollars in thousands):

                                                 1997                 1996
                                               --------             --------
                  Land                         $199,992             $138,520
                  Buildings and
                    improvements                209,272              138,589
                                               --------             --------
                                                409,264              277,109
                  Less accumulated
            depreciation                        (12,297)              (8,078)
                                               --------             --------
                                                396,967              269,031
                  Construction in
                    progress                      4,010                   -
                                               --------             --------
                                               $400,977             $269,031
                                               ========             ========

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis
over the terms of the leases.   For the years ended December 31,
1997, 1996 and 1995, the Company recognized $2,786,000,
$2,285,000 and $1,233,000, respectively, of such income. At December 31, 1997 and 1996, the balance of accrued rental income was $7,063,000, net of allowance of $310,000, and $4,421,000, respectively.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 1997 (dollars in thousands):

                  1998                           $ 40,244
                  1999                             40,494
                  2000                             40,919
                  2001                             41,593
                  2002                             41,305
                  Thereafter                      457,294
                                                 --------
                                                 $661,849
                                                 ========
Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

Accounted for Using the Direct Financing Method - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

                                                       1997             1996
                                                    ---------        ---------
                  Minimum lease payments
                    to be received                  $ 258,715         $207,838
                  Estimated residual
                    values                             35,981           28,309
                  Less unearned income               (175,949)        (143,734)
                                                    ---------        ---------
                  Net investment in
                    direct financing
                    leases                          $ 118,747         $ 92,413
                                                    =========        =========



1997 ANNUAL REPORT - PAGE 20

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1997
(dollars in thousands):

                  1998                                        $ 14,385
                  1999                                          14,463
                  2000                                          14,581
                  2001                                          14,618
                  2002                                          14,690
                  Thereafter                                   185,978
                                                              --------
                                                              $258,715
                                                              ========
The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate Leased to Others - Accounted for Using the Operating Method).

4.       Investment in Partnership:

In September 1997, the Company entered into a Partnership arrangement, Net Lease Institutional Realty, L.P. (the "Partnership"), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees ("CTA"). The Company is the sole general partner with a 20 percent interest in the Partnership and CTA is the sole limited partner with an 80 percent interest in the Partnership.

The Partnership owns and leases nine properties to major retail tenants under long-term, commercial net leases. The following presents the Partnership's condensed financial information at December 31, 1997 and for the period September 19, 1997 (date of inception) through December 31, 1997 (dollars in thousands).

                  Real estate leased to others:
                    Accounted for using the operating
                      method, net of accumulated
                      depreciation                                  $25,381
                    Accounted for using the direct
                      financing method                                5,155
                  Other assets                                          793
                  Note payable                                       11,911
                  Other liabilities                                     154
                  Partners' capital                                  19,264
                  Revenues                                              933
                  Net income                                            514

For the year ended December 31, 1997, the Company recognized income of $102,000 from the Partnership.

5.       Other Assets:

Other assets consisted of the following at December 31 (dollars
in thousands):
                                                       1997           1996
                                                       ----           -----



                  Deposits and miscellaneous
                    acquisition costs                 $  596         $  237
                  Self administration costs              764             -
                  Deferred offering costs                 97             61
                  Other                                  109             48

                                                      $1,566         $  346



1997 ANNUAL REPORT - PAGE 21

6.       Line of Credit:

In September 1996, the Company entered into an amended and restated loan agreement for a $150,000,000 revolving credit facility. The credit facility amended the Company's $100,000,000 credit facility by (i) increasing the borrowing capacity from $100,000,000 to $150,000,000, (ii) extending the expiration date to June 30, 1998, and (iii) lowering the interest rate from 170 basis points above LIBOR to 160 basis points above LIBOR or the lender's prime rate, whichever the Company selects. In August 1997, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the Company's $150,000,000 credit facility by (i) increasing the borrowing capacity from $150,000,000 to $200,000,000, (ii) extending the expiration date to June 30, 1999, and (iii) lowering the interest rate from 160 basis points above LIBOR to 150 basis points above LIBOR or the lender's prime rate, whichever the Company selects. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. The Credit Facility is collateralized by an assignment of rents and leases of certain of the Company's properties. The principal balance is due in full upon termination of the Credit Facility on June 30, 1999, which can be extended for two additional 12 month periods at the option of the Company, and interest is payable quarterly. As of December 31, 1997 and 1996, the outstanding principal balance was $115,100,000 and, $58,700,000 respectively, plus accrued interest of $552,000
and $192,000, respectively.   The terms of the Credit Facility
include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1997.

During the three years ended December 31, 1997, the Company was a party to three interest rate cap agreements as a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility. As of December 31, 1997, two of the interest rate cap agreements had expired and one remained effective, providing for a fixed LIBOR rate of 6.9% per annum on a notional amount of $30 million. This agreement is effective through December 1999.

The Company capitalizes interest as a part of the cost of land and buildings constructed for its own use. For the year ended December 31, 1997, interest cost incurred was $11,150,000, of which $133,000 was capitalized, and $11,017,000 which was charged to operations. For the years ended December 31, 1996 and 1995, interest cost incurred was $6,857,000 and $3,545,000, respectively, all of which was charged to operations.

7.       Mortgages Payable:

On December 14, 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. The loan provides for a four-year mortgage with interest payable monthly and principal payable at maturity on December 15, 1999, and bears interest at a rate of 6.75% per annum. The loan is secured by a first lien on and assignment of rents and leases of certain of the Company's properties. As of December 31, 1997 the aggregate carrying value of these properties totalled $16,805,000. The outstanding principal balance as of December 31, 1997 and 1996, was $13,150,000, plus accrued interest of $42,000 and $37,000 and respectively. In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year loan with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The loan is secured by a first lien on and assignments of rents and leases of certain of the Company's properties. As of December 31, 1997, the aggregate carrying value of these properties totalled $73,772,000. The outstanding principal balance as of December 31, 1997 and 1996, was $37,066,000 and $38,352,000 respectively, plus accrued interest of $130,000 and $119,000, respectively.

In June 1996, the Company acquired three properties each subject to a mortgage totalling $6,864,000 (collectively, the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 7.3 years, with principal and interest payable monthly. As of December 31, 1997 and 1996, the outstanding balances for the Mortgages totalled $6,520,000 and $6,754,000, plus accrued interest of $41,000 and $42,000, respectively. As of December 31, 1997, the aggregate carrying value of these three properties totalled $8,290,000.

The following is a schedule of the annual maturities of the Company's outstanding term indebtedness for each of the next five years (dollars in thousands):

                  1998                          $ 1,673
                  1999                           14,984
                  2000                            2,005
                  2001                            2,170
                  2002                            2,342
                                                -------
                                                $23,174
                                                =======


1997 ANNUAL REPORT - PAGE 22

8.       Dividends:

The following presents the characterization for tax purposes of dividends paid to stockholders for the years ended December 31:

                                          1997          1996          1995
                                         -----         -----         -----
                  Ordinary income        $1.10         $1.06         $ .92
                  Capital gain              -             -             -
                  Return of capital        .10           .12           .24
                                         -----         -----         -----
                                         $1.20         $1.18         $1.16
                                         =====         =====         =====

On January 16, 1998, the Company declared dividends of $8,452,000 or 30 cents per share of common stock, payable on February 13, 1998, to stockholders of record on January 30, 1998.

9.       Earnings Per Share:

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The Statement, which provides for a revised computation of earnings per share was adopted by the Company for the year ended December 31, 1997. Pursuant to the Statement, all comparative earnings per share amounts have been restated.

The following represents the calculation of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31:


                                                            1997                 1996                 1995
                                                        -----------          -----------          -----------
                  Net earnings-basic
                    and diluted                         $30,385,000          $19,839,000          $12,707,000
                                                        ===========          ===========          ===========
                  Weighted average
                    number of shares
                    outstanding used
                    in basic EPS                         24,070,697           16,798,918           11,663,672

                  Effect of dilutive
                    securities:
                      Stock options                         150,095               39,999                7,525
                                                        -----------          -----------          -----------
                  Weighted average
                    number of shares
               and dilutive
               potential shares
               used in diluted EPS                       24,220,792           16,838,917           11,671,197
                                                        ===========          ===========          ===========


For the year ended December 31, 1995, options on 343,100 shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive.



1997 ANNUAL REPORT - PAGE 23

10.      Stock Option Plan:

The Company's stock option plan (the "Plan") provides compensation and incentive to persons ("Key Employees of the Advisor" and "Outside Directors of the Company") whose services are considered essential to the Company's continued growth and success. As of December 31, 1995, the Plan had 600,000 shares of common stock reserved for issuance. Pursuant to the Plan, the shares of common stock reserved for issuance automatically increased to 1,200,000 and 2,000,000 shares in connection with the equity offerings during January 1996 and September 1997, respectively. The following summarizes transactions in the Plan for the years ended December 31:




                                           1997                         1996                       1995
                                    ----------------------      ---------------------     ----------------------
                                                 Weighted                    Weighted                    Weighted
                                    Number       Average        Number       Average        Number       Average
                                      of         Exercise         of         Exercise         of         Exercise
                                    Shares        Price         Shares        Price         Shares        Price
                                   --------     ---------      --------     ---------      --------     ---------
              Outstanding,
                January 1           956,600       13.21         578,100      $13.36         568,100      $13.38

              Granted               210,000       14.92         390,000       13.01          10,000       12.50
              Exercised             (11,500)      13.52              -           -               -           -
              Surrendered           (10,000)      13.94         (11,500)      13.54              -           -
                                   --------                    --------                    --------
              Outstanding,
                December 31       1,145,100       13.52         956,600       13.21         578,100       13.36
                                  =========                    ========                    ========
              Exercisable,
                December 31         681,767       13.29         403,533       13.29         232,000       13.11
                                  =========                    ========                    ========
              Available for
                grant,
                December 31         821,900                     231,900                      21,900
                                  =========                    ========                    ========



The weighted-average remaining contractual life of the 1,145,100 options outstanding at December 31, 1997 was 7.5 years, with exercise prices ranging from $11.25 to $15.875. One third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options maximum term is ten years.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Plan. Accordingly, no compensation expense has been recorded with respect to the options in the accompanying consolidated financial statements. Had compensation cost for the Plan been determined based upon the fair value at the grant dates for options granted after December 31, 1994 under the Plan consistent with the method of Financial
Accounting  Standards  Board   Statement No.  123, "Accounting
for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (dollars in thousands, except per share data):



                                                          1997                 1996                 1995
                                                      -----------           -----------          -----------

                  Net earnings as reported            $    30,385          $    19,839          $    12,707
                                                      ===========           ===========          ===========
                  Pro forma net earnings              $    30,220          $    19,681          $    12,596
                                                      ===========           ===========          ===========
                  Earnings per share as
                    reported:
                      Basic                           $      1.26          $      1.18          $      1.09
                                                      ===========          ===========          ===========
                      Diluted                         $      1.25          $      1.18          $      1.09
                                                      ===========          ===========          ===========
                  Pro forma earnings
                    per share:
                      Basic                           $      1.26          $      1.17          $      1.08
                                                      ===========          ===========          ===========
                      Diluted                         $      1.25          $      1.17          $      1.08
                                                      ===========          ===========          ===========



1997 ANNUAL REPORT - PAGE 24

[Picture 14]           Photograph of an exterior view of the Borders Books
                       and Music located in Ft. Lauderdale, Florida

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997, 1996 and 1995: (i) risk free rates of 6.85 and 7.04 percent for 1997 grants, 6.17 and 6.95 percent for 1996 grants and 7.2% for 1995 grants, (ii) expected volatility of 13.6% for 1997 and 12.9% for 1996 and 1995
(iii) dividend yields of 7.7, 8.6 and 8.8 percent, respectively, and (iv) expected lives of ten years for grants in 1997, 1996 and 1995.

11.      Related Party Transactions:

Certain directors and officers of the Company hold similar positions with CNL Realty Advisors, Inc. (the "Advisor"), the
Company's advisor.

During the year ended December 31, 1996, the Company acquired one property for a purchase price of $3,400,000 from a partnership in which an affiliate of the Advisor is a partner. The purchase price paid by the Company for this property represented the costs incurred by the affiliate to acquire the property, including closing costs. In connection with the acquisition of this property, plus 22 properties and four buildings which were developed by the tenant on land parcels owned by the Company in 1995, 26 properties and nine buildings which were developed by the tenant on land parcels owned by the Company in 1996 and 27 properties and three buildings which were developed by tenant on land parcels owned by the Company in 1997, from unrelated, third parties, the Company paid the Advisor $937,000, $2,278,000 and $2,552,000, respectively, in acquisition fees and expense reimbursement fees (representing 1.5% and 0.5%, respectively, of the cost of the properties).

In addition, during the years ended December 31, 1997, 1996, and 1995, the Company acquired 15 properties for purchase prices totalling $39,323,000, 13 properties for purchase prices totalling $34,313,000, and seven properties for purchase prices totalling $17,969,000 respectively, from affiliates of the Advisor who had developed the properties. The purchase prices paid by the Company for these properties equalled the affiliates' costs including development costs. The affiliates' costs consisted of the land purchase prices, construction costs, various soft costs including legal costs, survey fees and architect fees, and developers fees aggregating $2,180,000 in 1997, $1,453,000 in 1996 and $1,106,000 in 1995 paid to an affiliate of the Advisor. In addition, during 1997, the Company purchased five land parcels from unrelated, third parties on which buildings are being developed by an affiliate of the Advisor. The Company paid developers fees totalling $376,000 to an affiliate of the Advisor who is developing the five properties. No acquisition fees or expense reimbursement fees were paid to the Advisor in connection with the acquisition of these 40 properties.



During 1996, the Company sold its properties in Marble Falls and Gonzales, Texas for a total of $790,000 and received net proceeds of $759,000, resulting in a gain of $73,000 for financial reporting purposes. In connection with the sale of these properties, the Company paid the Advisor $16,000 in disposition fees.

In January 1997, the Company sold its property in Foley, Alabama, for $570,000 and received net proceeds of $551,000, resulting in a gain of $271,000 for financial reporting purposes. In connection with the sale of this property, the Company paid the Advisor $11,400 in disposition fees.

In addition, the Company sold four of its properties to the Partnership at the Company's original cost of $17,542,000. The Company recognized a gain for financial reporting purposes on the sale of these properties of $101,000 after elimination of the Company's 20 percent interest in the gain on the sale.

The Company and the Advisor have entered into an advisory agreement (the "Advisory Agreement"), which provides for the Advisor to perform services in connection with the day to day
operations  of  the  Company.    In  connection therewith, the
Advisor receives an annual fee, payable monthly, equal to (i) seven percent of funds from operations, as defined in the Advisory Agreement, up to $10,000,000, (ii) six percent of funds from operations in excess of $10,000,000 but less than $20,000,000 and (iii) five percent of funds from operations in excess of $20,000,000. For purposes of the Advisory Agreement, funds from operations generally includes the Company's net earnings excluding the advisory fee, depreciation and amortization expenses, extraordinary gains and losses and non-cash lease accounting adjustments. Under the Advisory Agreement, the Company incurred $2,110,000, $1,466,000 and $1,001,000 in advisory fees for the years ended December 31, 1997, 1996, and 1995, respectively (See Note 14).



1997 ANNUAL REPORT- PAGE 25

12.      Major Tenants:

The following schedule presents rental and earned income, including contingent rent, from operators or affiliated groups of operators representing more than ten percent of the Company's total rental and earned income for the years ended December 31
(dollars in thousands):

                              1997                 1996                 1995
                            -------              -------              -------
     Barnes & Noble
       Superstores,
       Inc.                 $5,951               $5,204               $2,371
     Denny's, Inc.
       and Flagstar
       Enterprises,
       Inc.                   (a)                    (a)               2,075
     Eckerd Corporation      5,149                   (a)                 (a)


                  (a) Rental and earned income from the operator or affiliated group of operators did not represent more than ten percent of the Company's total rental and earned income for the respective year.


13.      Commitments and Contingencies:

As of December 31, 1997, the Company had entered into agreements to purchase three additional properties for an estimated aggregate amount of $7,847,000. In connection with the acquisition of two of these properties, the Company was contingently liable for $350,000 related to bank letters of credit which guarantee the Company's obligation under the purchase agreements to acquire these properties.

As of December 31, 1997, the Company owned and leased one land parcel to a tenant which was obligated to develop a building on the respective land parcel. The Company has agreed to acquire the completed building for an amount of up to $798,000, at which time rental income will increase for the property. In addition, the Company owns five land parcels subject to lease agreements with tenants whereby the Company has agreed to construct a building on each of the respective land parcels for approximately $10,000,000, of which $3,802,000 of costs had been incurred at December 31, 1997. Pursuant to the lease agreements, rental income is to commence on the properties upon completion of construction of the buildings.

14.      Subsequent Events:

On December 18, 1997, the Company's stockholders voted to approve an agreement with CNL Realty Advisors, Inc. and the stockholders of CNL Realty Advisors, Inc. to exchange 100% of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the



"Merger"). As a result, the Company became an internally managed real estate investment trust (REIT) effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid on January 1, 1998, and the balance (the "Share Balance") of the Share Consideration will be paid over time to the extent the Company expands its operations after the Merger. The market value of the common shares issued on January 1, 1998 was $3,933,000 of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as costs incurred in acquiring the Advisor from a related party. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. To the extent the Share Balance is paid over time, the market value of the common shares issued will also be charged to operations. Upon consummation of the Merger on January 1, 1998, all personnel employed by the Advisor became employees of the Company, and any obligation to pay fees under the Advisory Agreement was terminated.

In February 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued 688,172 shares of common stock and received gross proceeds of $12,000,000.
Proceeds from the offering were used to pay down the outstanding indebtedness under the Company's Credit Facility.



1997 ANNUAL REPORT - PAGE 26



                                       CONSOLIDATED QUARTERLY FINANCIAL DATA
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            First         Second           Third         Fourth
 1997                                       Quarter       Quarter          Quarter       Quarter         Year
------------                               --------       --------        --------       --------       --------
  Rent and other revenue                    $11,287        $12,067         $13,416        $14,016        $50,786
  Depreciation and
    amortization expense                      1,168          1,325           1,374          1,435          5,302
  Interest expense                            2,363          2,731           3,509          2,875         11,478
  Other expenses                              1,011            803             922            987          3,723
  Net earnings                                6,745          7,208           7,622          8,810         30,385
  Net earnings per share:
    Basic                                      0.31           0.31            0.32           0.32           1.26
    Diluted (1)                                0.31           0.31            0.32           0.32           1.25

1996
------------
  Rent and other revenue                     $6,924         $7,631          $9,221         $9,666        $33,442
  Depreciation and
    amortization expense                        748            806             944          1,055          3,553
  Interest expense                            1,460          1,602           2,473          1,671          7,206
  Other expense                                 727            689             690            738          2,844
  Net earnings                                3,989          4,534           5,114          6,202         19,839
  Net earnings per share:
    Basic                                      0.28           0.29            0.31           0.30           1.18
    Diluted (1)                                0.28           0.32            0.31           0.30           1.18



(1) Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

[Picture 15]             Photograph of an exterior view of the Academy
                         located in Houston, Texas

[Picture 16]             Candid photograph of a meeting between Alex
                         Dmyterko, Jim Seneff, and Gary Ralston, employees of the Company

[Picture 17]             Candid photograph of Haingo Rasolofonjoa, employee
                         of the Company

[Picture 18]             Candid photograph of Joe Ciardiello, employee of
                         the Company


1997 ANNUAL REPORT - PAGE 27




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

                                            First         Second           Third         Fourth
 1997                                       Quarter       Quarter          Quarter       Quarter         Year
------------                               --------      ---------       ---------       --------      ---------
  High                                     $16.1250      $ 15.3750       $ 16.7500       $18.1875       $18.1875
  Low                                       14.3750        14.1250         15.0625        15.3125        14.1250
  Close                                     14.7500        15.3125         15.9735        17.8750        17.8750

  Dividends paid per share                     0.30           0.30            0.30           0.30           1.20


1996
------------
  High                                     $13.3750       $14.0000       $14.2500       $16.3750       $16.3750
  Low                                       12.7500        12.7500        13.3750        13.3750        12.7500
  Close                                     13.2500        13.8750        13.6250        15.8750        15.8750

  Dividends paid per share                     0.29           0.29            0.30           0.30           1.18



The portion of dividends paid in 1997 and 1996, which was treated as a non-taxable return of capital, was 8.6% and 9.8%, respectively.

On February 13, 1998, there were approximately 1,537 shareholders of record of common stock.

[Picture 19]             Candid photograph of Chris Barry, employee of the
                         Company

[Picture 20]             Candid photograph of Mez Birdie, employee of the
                         Company

[Picture 21]             A strip of three candid photographs:  Courtney
                         Hubbard, employee of the Company; Dennis Tracy, employee of the Company; and Heather O'Brien and Carole Jones, employees of the Company

[Picture 22]             Photograph of an exterior view of the Pier 1
                         imports located in Memphis, Tennessee


                                                     APPENDIX

PICTURE           1                         1997 ANNUAL REPORT - PAGE 6

PICTURE           2                         1997 ANNUAL REPORT - PAGE 6

PICTURE           3                         1997 ANNUAL REPORT - PAGE 6

PICTURE           4                         1997 ANNUAL REPORT - PAGE 7

SIDEBAR           1                         1997 ANNUAL REPORT - PAGE 7

PICTURE           5                         1997 ANNUAL REPORT - PAGE 8

PICTURE           6                         1997 ANNUAL REPORT - PAGE 8

PICTURE           7                         1997 ANNUAL REPORT - PAGE 9

SIDEBAR           2                         1997 ANNUAL REPORT - PAGE 9

PICTURE           8                         1997 ANNUAL REPORT - PAGE 10

PICTURE           9                         1997 ANNUAL REPORT - PAGE 10

PIE CHART 1                                 1997 ANNUAL REPORT - PAGE 11

MAP 1                                       1997 ANNUAL REPORT - PAGE 11

PICTURE           10                        1997 ANNUAL REPORT - PAGE 12

PICTURE           11                        1997 ANNUAL REPORT - PAGE 12

PICTURE           12                        1997 ANNUAL REPORT - PAGE 17

PICTURE           13                        1997 ANNUAL REPORT - PAGE 18

PICTURE           14                        1997 ANNUAL REPORT - PAGE 24

PICTURE           15                        1997 ANNUAL REPORT - PAGE 26

PICTURE           16                        1997 ANNUAL REPORT - PAGE 26

PICTURE           17                        1997 ANNUAL REPORT - PAGE 26

PICTURE           18                        1997 ANNUAL REPORT - PAGE 26

PICTURE           19                        1997 ANNUAL REPORT - PAGE 27

PICTURE           20                        1997 ANNUAL REPORT - PAGE 27

PICTURE           21                        1997 ANNUAL REPORT - PAGE 27

PICTURE           22                        1997 ANNUAL REPORT - PAGE 27