Form 10-K405, Exhibit 13
period 1998-12-31
COMMERCIAL NET LEASE REALTY INC
filed 1999-03-30
CIK 751364

Exhibit 13
                          Annual Report to Shareholders

1998 ANNUAL REPORT - PAGE 1

[Picture 1] Background  photograph of a construction  site located in East
            Ridge, Tennessee.

                               HISTORICAL FINANCIAL HIGHLIGHTS
                        (dollars in thousands, except per share data)
                             1998          1997          1996          1995          1994
                          -----------   ------------  ------------   -----------  -----------
Gross Revenues            $   64,773    $    50,135   $    33,369    $   20,580   $    12,289
Net Earnings              $   32,441    $    30,385   $    19,839    $   12,707   $     8,915
Total Assets              $  685,595    $   537,014   $   370,953    $  219,257   $   152,211
Total Long-Term Debt      $  292,907    $   171,836   $   116,956    $   82,600   $    14,800
Total Equity              $  383,890    $   362,144   $   252,574    $  135,842   $   136,665
Cash Dividends Paid to
  Stockholders            $   35,672    $    28,381   $    18,868    $   13,529   $     9,897
Weighted Average Shares
  Basic                    29,169,371    24,070,697    16,798,918     11,663,672    8,606,138
  Diluted                  29,397,154    24,220,792    16,838,719     11,671,197    8,613,672
Per Share Information:
  Net Earnings
   Basic                  $     1.11    $      1.26   $      1.18    $     1.09   $      1.04
   Diluted                $     1.10    $      1.25   $      1.18    $     1.09   $      1.04
  Dividends               $     1.23    $      1.20   $      1.18    $     1.16   $      1.14
Other Data
  Funds from
    operations (1)        $   42,517    $    34,230   $    22,570    $   14,443   $     9,992
  Cash flows provided
    by (used in):
    Operating activities  $   41,260    $    34,010   $    22,216    $   14,140   $     9,505
    Investing activities  $ (145,643)   $  (167,002)  $  (144,247)   $  (67,518)  $   (79.081)
    Financing activities  $  103,665    $   133,742   $   123,140    $   52,609   $    50,799
Equity Market
  Capitalization ($mil)   $    391.2    $     499.7   $     329.6    $    148.7   $     142.9

(1) The Company adopted the NAREIT definition of funds from operations in 1995 and has restated funds from operations for 1994 in accordance with this definition. Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude $5,501 of expenses incurred in acquiring CNL Realty Advisors, Inc. from a related party in 1998. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs, and therefore, may not be comparable to such other REITs.

1998 ANNUAL REPORT - PAGE 8

[Picture 2] Photograph  of  a man  welding  at a  construction  site located  in
            East Ridge, Tennessee. Photograph caption reads, "Measure not the work until the day's out and the labor done, Then bring your gauge."
            - Elizabeth Barrett Browning

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust ("REIT") formed in 1984 that acquires, develops, owns and manages high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases. As of December 31, 1998, Commercial Net Lease Realty, Inc. and its subsidiaries (the "Company") owned 285 properties (the "Properties") that are leased to major retail businesses, including Academy, Babies "R" Us, Barnes & Noble, Bed Bath & Beyond, Best Buy, Borders, Burger King, CompUSA, Computer City, Dave & Buster's, Denny's, Dick's Clothing &
Sporting Goods, Eckerd, Food 4 Less, Food Lion, Golden Corral, Good Guys, Hardee's, Heilig-Meyers, Hi-Lo Automotive, HomePlace, International House of Pancakes, Kash N' Karry, Levitz, Linens 'n Things, Marshalls, Michael's, Office Depot, OfficeMax, Oshman's, PETsMart, Pier 1 Imports, Robb & Stucky, Ross Dress For Less, Scotty's, Sears Homelife Centers, The Sports Authority, Waccamaw and eight independently operated grocery stores leased to or partially guaranteed by SuperValu, Inc.

LIQUIDITY AND CAPITAL RESOURCES

General. Historically, the Company's only need for funds has been for the payment of operating expenses and dividends, for property acquisitions and development and for the payment of interest on its outstanding indebtedness. Generally, cash needs for items other than property acquisitions and development have been met from operations and property acquisitions and development have been funded by equity and debt offerings, bank borrowings and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, or the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 1998, 1997 and 1996, the Company generated $41,260,000, $34,010,000 and $22,216,000, respectively, in net cash provided by operating activities. The increase in cash from operations for each of the years ended December 31, 1998, 1997 and 1996, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations."

The Company's leases typically provide that the tenant bears  responsibility for
substantially   all  property  costs  and  expenses   associated   with  ongoing
maintenance and operation, including

1998 ANNUAL REPORT - PAGE 9

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

In January 1998, one of the Company's tenants, HomePlace, filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, the tenant has the right to reject or affirm its leases with the Company. In May 1998, HomePlace rejected two of its five leases with the Company, at which time HomePlace was no longer required to pay rent on these two leases. In September 1998, one of these Properties was re-leased to Waccamaw Corporation. The Company is currently marketing the remaining Property, which is not subject to a lease, for sale or lease. As of December 31, 1998, HomePlace continued to lease three Properties which accounted for four percent of the Company's total rental and earned income for the year ended December 31,1998.

In August 1997, one of the Company's tenants, Luria's, filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, the tenant has the right to reject or affirm its leases with the Company. In March 1998, Luria's rejected its three leases with the Company, at which time Luria's was no longer required to pay rent on these three leases. In August 1998, the Company re-leased one of these three Properties to The Sports Authority and in October 1998, the Company re-leased one of these Properties to Ross Dress for Less. The remaining Property, which is not subject to a lease, is currently under contract for sale.

Indebtedness. In August 1997, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the company's $150,000,000 credit facility by (i) increasing the borrowing capacity from $150,000,000 to $200,000,000, (ii) extending the expiration date to July 30, 1999 (and for up to two additional 12 month periods at the option of the Company), and (iii) lowering the interest rate from 160 basis points above LIBOR to a tiered rate structure with a maximum rate of 140 basis points above LIBOR (based upon the Company's investment grade rating) or the lender's prime rate, whichever the Company selects. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. As of December 31, 1998, $138,100,000 was outstanding under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in freestanding, retail properties.

As a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility, the Company was a party to two interest rate cap agreements during the three years ended December 31, 1998. As of December 31, 1998, one of the interest rate cap agreements had expired and one remained effective, providing for a fixed LIBOR rate of 6.9% per annum on a notional amount of $30 million. This agreement is effective through December 1999.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. The loan provides for a four-year mortgage with interest payable monthly and principal payable at maturity on December 15, 1999, and bears interest at a rate of 6.75% per annum. The mortgage is secured by a first lien on and assignment of rents and leases of certain of the Company's Properties. As of December 31, 1998, the outstanding principal balance was $13,150,000 and the aggregate carrying value of these Properties totaled $16,539,000. The Company intends to use available funds from its Credit Facility to pay the $13,150,000 principal balance of this loan upon its maturity in December 1999.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan is a ten-year loan with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is secured by a first lien on and an assignment of rents and leases of certain of the Company's Properties. As of December 31, 1998, the outstanding principal balance was $35,680,000 and the aggregate carrying value of the Properties totaled $72,841,000.

1998 ANNUAL REPORT - PAGE 10

In June 1996, the Company acquired three Properties each subject to a mortgage totaling $6,864,000 (collectively the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 6.4 years. As of December 31, 1998, the outstanding principal balances for the Mortgages totaled $6,233,000 and the aggregate carrying value of these three properties totaled $8,155,000.

Payments of principal on the mortgage debt and on advances outstanding under the Credit Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from public or private offerings of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

Debt and Equity Securities. During the year ended December 31, 1996, the Company issued a total of 9,100,000 shares of common stock pursuant to two prospectus supplements to its $200,000,000 shelf registration statement and received gross proceeds totaling $123,375,000. In connection with the two offerings, the Company incurred stock issuance costs totaling $7,614,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Proceeds from the offerings were used to pay down the Company's Credit Facility.

In April of 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $300,000,000 in debt and equity securities (which includes approximately $36,846,000 of unissued debt and equity securities under the Company's previous $200,000,000 shelf registration statement). During the year ended December 31, 1997, the Company issued a total of 7,158,033 shares of common stock pursuant to four prospectus supplements to these shelf registration statements and received gross proceeds totaling $111,056,000. In connection with

[Map 1]  GEOGRAPHIC   DIVERSIFICATION
         Alabama
         Alaska
         Arkansas
         Arizona
         California
         Colorado
         Delaware
         Florida
         Georgia
         Illinois
         Kansas
         Kentucky
         Louisiana
         Maine
         Maryland
         Michigan
         Minnesota
         Mississippi
         Missouri
         New Hampshire
         New Jersey
         New Mexico
         Nevada
         North Carolina
         North Dakota
         Ohio
         Oklahoma
         Oregon
         Pennsylvania
         Rhode Island
         South  Carolina
         Tennessee
         Texas
         Virginia
         Washington
         West Virginia
         Wisconsin

the four offerings, the Company incurred stock issuance costs totaling $3,954,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offerings, were used to pay down the Company's Credit Facility.

During the year ended December 31, 1998, the Company issued a total of 988,172 shares of common stock pursuant to three prospectus supplements to its $300,000,000 shelf registration statement, and received gross proceeds totaling $16,962,000. In connection with the three offerings, the Company incurred stock issuance costs totaling $933,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Proceeds from the offerings were used to pay down the Company's Credit Facility.

During the year ended December 31, 1998, the Company received investment grade ratings from Standard and Poor's, Moody's Investor Service and Fitch IBCA on its senior, unsecured debt. In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued $100,000,000 of 7.125% Notes due 2008 (the "Notes"). The Notes are senior, unsecured obligations of the Company subordinated to all of the Company's secured indebtedness. The Notes were sold at a discount for an aggregate purchase price of $99,729,000. In connection with the debt offering, the Company incurred debt issuance costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

Effective July 10, 1998, the shareholders approved an amendment to the Company's Articles of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in various classes with different characteristics as determined by the Board of Directors.

On September 29, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $300,000,000 in debt and equity securities (which includes approximately $112,000,000 of unissued debt and equity securities under the Company's previous $300,000,000 shelf registration statement).

1998 ANNUAL REPORT - PAGE 11

Property Acquisitions and Commitments. During the year ended December 31, 1998, the Company borrowed $143,600,000 under its Credit Facility (i) to acquire 55 properties (23 of which were land only parcels, 14 of which are currently under construction), (ii) to purchase one building constructed by the tenant on a land parcel owned by the Company and (iii) to complete construction of 14 buildings by the Company on five land parcels acquired by the Company during 1997 and nine land parcels acquired by the Company in 1998 (the "Acquisition Properties"). The Properties acquired during 1998 are leased to tenants including Barnes & Noble, Bed Bath & Beyond, Best Buy, Dave & Buster's, Eckerd, Food 4 Less, Good Guys, Heilig-Meyers, Michael's, OfficeMax, PETsMART, Pier I Imports, The Sports Authority and Wendy's.

The Company generally leases the Acquisition Properties to major retail tenants and accounts for the leases under the provisions of the Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Pursuant to the requirements of this Statement, 39 of the leases relating to the 55 Properties acquired during 1998 have been classified as operating leases and 14 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the leases are accounted for as direct financing leases while the land portions of two of these leases are accounted for as operating leases. Two of the properties are adjacent excess parcels that are not subject to a lease. Also pursuant to the requirements of this Statement, the lease relating to the building which was developed by the tenant on a land parcel owned by the Company and the leases relating to the five buildings developed by the Company on land parcels owned by the Company have been classified as operating leases.

In connection with the acquisition and lease relating to the land parcels of the three Pier 1 Imports Properties and one of the Good Guys Properties, the tenants are obligated to develop a building on the respective land parcels. The Company has agreed to acquire the completed buildings for an amount of up to $3,939,000, at which time rental income will increase for the Properties. The Company owns 11 land parcels subject to lease agreements with tenants whereby the Company has agreed to construct a building on each respective land parcel for an aggregate amount of approximately $15,458,000, of which $8,417,000 of costs had been incurred at December 31, 1998. The lease agreements provide for rent to commence upon completion of construction of the buildings.

[Picture 3] Photograph of a construction site located in East Ridge, Tennessee.

[Picture 4] Photograph  of an exterior view of the Linens 'n Things  located in
            Freehold, New Jersey.

[Picture 5] Photograph  of an  exterior  view of the  Borders  Books and Music located in Ft. Lauderdale, Florida.

[Picture 6] Photograph  of an  exterior  view of The  Good  Guys!  located  in
            Stockton, California.

1998 ANNUAL REPORT - PAGE 12

As of December 31, 1998, the Company had entered into agreements to purchase 33 additional properties for an estimated aggregate amount of $63,123,000. In connection with the acquisition of 23 of these properties, the Company was contingently liable for $5,000,000 related to a bank letter of credit which guarantees the Company's obligation under the purchase agreements to acquire these properties. The purchase of these properties is subject to conditions relating to completion of development activities, review of title and obtaining title insurance, engineering and environmental inspections and other matters.

In addition to the 33 properties under contract and the 15 buildings under construction as of December 31, 1998, the Company is currently negotiating the acquisition of prospective properties. The Company may elect to acquire these prospective properties or other additional properties (or interests therein) in the future. Such property acquisitions are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, or a combination of the foregoing. Subject to the constraints imposed by the Company's Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

During 1996, the Company sold its properties in Marble Falls and Gonzales, Texas for a total of $790,000 and received net proceeds of $759,000, resulting in a gain of $73,000 for financial statement purposes. The Company reinvested the proceeds to acquire two additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

In January 1997, the Company sold its property in Foley, Alabama, for $570,000 and received net sales proceeds of $551,000. In addition, in September 1997, the Company sold four of its properties to Net Lease Institutional Realty, L.P. (see "Investment in Partnership") at the Company's original cost of $17,542,000. In addition, the Company sold an undeveloped portion of land of one of its Properties for $1,313,000 and received net proceeds of $1,265,000. The Company recognized a gain on the sale of these five properties and the portion of the land parcel of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

During 1998, the Company sold six of its Properties for a total of $6,130,000 and received net sales proceeds of $5,947,000. The Company recognized a gain on the sale of these six Properties of $1,355,000 for financial reporting purposes. The Company reinvested the proceeds to acquire three additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

Merger Transaction. On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100% of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered REIT effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share
Consideration is to be paid over time based upon the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. In the event of a change in control of the Company, any remaining Share Balance will be immediately issued and paid to stockholders of the Advisor. The market value of the common shares issued on January 1, 1998 was $3,933,000 of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as expenses incurred in acquiring the Advisor from a related party. In addition, in connection with the Merger, the Company incurred costs totaling $771,000 consisting primarily of legal and accounting fees, directors' compensation and fairness opinions. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. During the year ended December 31, 1998, the Company issued 57,813 shares of the Share Balance in connection with the property acquisitions during the nine months ended September 30, 1998. The market value of the shares at the date the shares became issuable totaled $809,000, all of which was charged to operations during the year ended December 31, 1998. In addition, in connection with the property acquisitions during the quarter ended December 31, 1998, on January 1, 1999, an additional 371,938 shares of the Share Balance

1998 ANNUAL REPORT - PAGE 13

became issuable to the stockholders of the Advisor. The market value of the shares at the date the shares became issuable totaled $4,928,000, all of which is to be charged to operations during the year ended December 31, 1999. Pursuant to the agreement and plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations. Upon consummation of the Merger on January 1, 1998, all employees of the Advisor became employees of the Company and any obligation to pay fees under the advisor agreement between the Company and the Advisor was terminated.

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

Dividends. One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a real estate investment trust, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 1998, 1997 and 1996, the Company declared and paid dividends to its stockholders of $35,672,000, $28,381,000 and $18,868,000, respectively, or $1.23, $1.20, and
$1.18 per share of common stock, respectively. For the years ended December 31, 1998, 1997 and 1996, 88.9%, 91.4% and 90.2%, respectively, of such dividends were considered to be ordinary income and 11.1%, 8.6% and 9.8%, respectively,

[Picture 7] Photograph of a construction site located in Land O' Lakes, Florida.

[Picture 8] Photograph of an exterior view of the Eckerd  located in Snellville,
            Georgia.

[Picture 9] Photograph of an exterior view of the Marshalls located in Freehold,
            New Jersey.

[Picture10] Photograph of an  exterior  view of the Academy  located in Houston,
            Texas.

1998 ANNUAL REPORT - PAGE 14

[Picture 11] Photograph of a construction site located in East Ridge, Tennessee.

were considered return of capital for federal income tax purposes. In January 1999, the Company declared dividends to its stockholders of $9,267,000 or $0.31 per share of common stock, payable in February 1999.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997. As of December 31, 1998 and 1997, the Company owned 285 and 237 wholly-owned Properties, respectively, 281 and 237, respectively, of which were leased to operators  of major  retail  businesses.  In  addition,  during  the year  ended
December 31, 1998, the Company leased six properties which were sold during 1998. During the year ended December 31, 1997, the Company leased one property which was contributed to the Partnership during 1997 and five properties which were sold during 1997. In connection therewith, during the years ended December 31, 1998 and 1997, the Company earned $61,750,000 and $49,922,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income ("Rental Income"). The 23.7 percent increase in Rental Income during 1998, as compared to 1997, is primarily attributable to income earned on the 55 Properties acquired and the 15 buildings upon which construction was completed during 1998. In addition, Rental Income increased during 1998 as a result of the fact that the 47 Properties acquired and three buildings upon which construction was completed during 1997 were operational for a full fiscal year in 1998. The increase in Rental Income was partially offset by a decrease in Rental Income relating to five Properties which became vacant during the year ended December 31, 1998. Rental Income is expected to increase in 1999 as the Company acquires additional properties and due to the fact that the 55 Properties acquired and 15 buildings upon which construction was completed in 1998 will contribute to the Company's income for a full fiscal year. In addition, the Company has re-leased three of its five vacant Properties. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1998, the weighted average remaining lease term of the Properties was approximately 15 years.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that a public business enterprise report financial and descriptive

1998 ANNUAL REPORT - PAGE 15

information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) fee income from development, property management and asset management services. During the years ended December 31, 1998, 1997 and 1996, the Company generated $62,067,000, $50,135,000 and $33,369,000, respectively, from its triple net lease segment. For the year ended December 31, 1998, the Company generated revenues totaling $2,706,000 from its fee income segment. Prior to January 1, 1998, the Company did not provide services for development, property management and asset management.

During 1998, one of the Company's lessees, Eckerd Corporation, accounted for more than ten percent of the Company's total rental income (including the Company's share of rental income from nine properties owned by the Company's unconsolidated partnership). As of December 31, 1998, Eckerd Corporation leased 52 Properties (including four properties under leases with the Company's unconsolidated partnership). It is anticipated that, based on the minimum rental payments required by the leases, Eckerd Corporation will continue to account for more than ten percent of the Company's total rental income in 1999. Any failure of this lessee could materially affect the Company's earnings.

During the year ended December 31, 1998, the Company earned $2,362,000 in development and asset management fees from related parties. No development and asset management fees were earned during 1997. The Company began providing development and asset management services on January 1, 1998 in connection with the Merger of the Company's Advisor.

During the years ended December 31, 1998 and 1997, the Company's operating expenses, excluding interest and including depreciation and amortization, were $20,594,000 and $9,025,000, respectively (31.8% and 18.0%, respectively, of total revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1998, is primarily attributable to a $5,501,000 charge related to the costs incurred in acquiring the Advisor from a related party. Operating expenses for the year ended December 31, 1998, excluding the costs relating to the acquisition of the Advisor, were $15,093,000 (23.3 % of gross operating revenues). The increase for the year ended December 31, 1998 is also attributable to the increase in depreciation as a result of the depreciation of the additional Properties acquired during 1998 and a full year of depreciation on the Properties acquired during 1997. Real estate expenses also increased primarily as a result of costs incurred on the five Properties that became vacant during 1998. In addition, during the year ended December 31, 1997, the Company paid an advisory fee to the Advisor. The increase in general and administrative expense for the year ended December 31, 1998, was largely a result of the administrative overhead assumed in connection with the Merger of the Company's Advisor on January 1, 1998, (in lieu of paying advisory, acquisition and development fees to the Advisor) and due to the increase in the Company's asset size and operations. In accordance with generally accepted accounting principles, certain costs relating to development of Properties for the Company's own use have been capitalized.

The Company recognized $13,460,000 and $11,478,000 in interest expense for the years ended December 31, 1998 and 1997, respectively. Interest expense increased for the year ended December 31, 1998 primarily as a result of interest expense related to the Notes issued in March 1998. However, the increase was partially offset by a decrease in the average interest rates and average borrowing levels of the Company's Credit Facility.

During 1998, the Company sold six of its Properties for a total of $6,130,000 and received net sales proceeds of $5,947,000. The Company recognized a gain on the sale of these six Properties of $1,355,000 for financial reporting purposes. The Company reinvested the proceeds to acquire three additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

In January 1997, the Company sold its property in Foley, Alabama, for $570,000 and received net sales proceeds of $551,000. In addition, in September 1997, the Company sold four of its properties to Net Lease Institutional Realty, L.P. at the Company's original cost of $17,542,000. In addition, the Company sold an undeveloped portion of land of one is its Properties for $1,313,000 and received net proceeds of $1,265,000. The Company recognized a gain on the sale of these five properties and the portion of the land parcel of $651,000 for

1998 ANNUAL REPORT - PAGE 16

financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996. As of December 31, 1997 and 1996, the Company owned and leased 237 and 195 Properties, respectively, to operators of major retail businesses. In addition, during the year ended December 31, 1997, the Company leased one property which was contributed to the Partnership during 1997 and five properties which were sold during 1997. During the year ended December 31, 1996, the Company leased two properties which were sold during 1996. The Properties are leased on a long-term basis, generally 15 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1997, the weighted average remaining lease term of the Properties was approximately 14 years. During the years ended December 31, 1997 and 1996, the Company earned $49,922,000 and $33,209,000, respectively, in Rental Income. The 50 percent increase in Rental Income during 1997, as compared to 1996, was primarily attributable to income earned on the 47 Properties acquired and the three buildings upon which construction was completed during 1997. In addition, Rental Income increased during 1997 as a result of the fact that the 40 Properties acquired and nine buildings upon which construction was completed during 1996 were operational for a full fiscal year in 1997.

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

During the years ended December 31, 1997 and 1996, the Company's operating expenses, including depreciation and amortization, were $9,025,000 and $6,397,000, respectively (18.0% and 19.2%, respectively, of total revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1997, was primarily attributable to the increase in depreciation as a result of the depreciation of the additional Properties acquired during 1997 and a full year of depreciation on the Properties acquired during 1996. The increase was also attributable to (i) an increase in amortization expense as a result of the amortization of loan costs relating to the Company's amendment to the Company's Credit Facility, (ii) an increase in advisory fees as a result of increased funds from operations for the year ended December 31, 1997, and (iii) an increase in state tax expense primarily as a result of the acquisition of additional Properties and an increase in capital resulting from the equity offerings during the years ended December 31, 1997 and 1996.

In January 1997, the Company sold its property in Foley, Alabama, for $570,000 and received net sales proceeds of $551,000. In addition, in September 1997, the Company sold four of its properties to Net Lease Institutional Realty, L.P. at the Company's original cost of $17,542,000. In addition, the Company sold an undeveloped portion of land of one is its Properties for $1,313,000 and received net proceeds of $1,265,000. The Company recognized a gain on the sale of these five properties and the portion of the land parcel of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

Investment Considerations. Two of the Company's tenants, HomePlace and Levitz (the "Tenants"), have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the Tenants has the right to reject or affirm one or more of its leases with the Company. As of December 31, 1998, HomePlace and Levitz continued to lease three and one Properties, respectively, which accounted for four percent of the Company's Rental Income for the year ended December 31, 1998.

The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it

1998 ANNUAL REPORT - PAGE 17

distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 1998, 1997 and 1996, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

Inflation has had a minimal effect on income from operations. Management expects that increases in retail sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company's Properties; however, inflation and changing prices also may have an adverse impact on the operating margins of retail businesses, on potential capital appreciation of the Properties and on operating expenses of the Company.

Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations.

The Year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. The Company's information technology system consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The Company's non-information technology systems are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. The Company has no internally generated programmed software coding to correct, as substantially all of the software utilized by the Company is purchased or licensed from external providers.

In early 1998, the Company formed a Year 2000 committee (the "Y2K Team") for the purpose of identifying, understanding and addressing the various issues associated with the Year 2000 problems. The Y2K Team consists of members from the Company and its affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property

[Picture 12] Photograph of a construction site located in Land O'Lakes, Florida.

[Picture 13] Photograph  of an exterior view of the Sears  Homelife  located in
             Clearwater, Florida.

[Picture 14] Photograph  of an exterior  view of the Pier 1 Imports  located in
             Memphis, Tennessee.

1998 ANNUAL REPORT - PAGE 18

management. The Y2K Team's initial step in assessing the Company's Y2K readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential Y2K problems. The Y2K Team is in the process of conducting inspections, interviews and tests to identify which of the Company's systems could have a potential Y2K problem.

The Company's information system is comprised of hardware and software applications from mainstream suppliers; accordingly, the Y2K Team is in the process of contacting the respective vendors and manufacturers to verify the Y2K compliance of their products. In addition, the Y2K Team has also requested and is evaluating documentation from other companies with which the Company has a material third party relationship, including the Company's tenants, major vendors, financial institutions and the Company's transfer agent. The Company depends on its tenants for rents and cash flows, its financial institutions for availability of cash and financing and its transfer agent to maintain and track investor information. Although the Company continues to receive positive responses from its third party relationships regarding their Y2K compliance, the Company cannot be assured that the tenants, financial institutions, transfer agent and other vendors have adequately considered the impact of the Year 2000. The Company is not able to measure the effect on the Company's operations of any third party's failure to adequately address the impact of the Year 2000.

The Company has identified and has implemented upgrades for certain hardware equipment. In addition, the Company has identified certain software applications which will require upgrades to become Year 2000 compliant. The Company expects all of these upgrades as well as any other necessary remedial measures on the information technology systems used in the business activities and operations of the Company to be completed by September 30, 1999, although, the Company cannot be assured that the upgrade solutions provided by the vendors have addressed all possible Year 2000 issues. The Company does not expect the aggregate cost of the Year 2000 remedial measures to exceed $50,000.

Based upon the progress the Company has made in addressing its Year 2000 issues and its plan and timeline to complete its compliance program, the Company does not foresee significant risks associated with its Year 2000 compliance at this time. The Company plans to address its significant Year 2000 issues prior to being affected by them; therefore, it has not developed a comprehensive contingency plan. However, if the Company identifies significant risks related to its Year 2000 compliance or if its progress deviates from the anticipated timeline, the Company will develop contingency plans as deemed necessary at that time.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, which is effective for all fiscal quarters of fiscal years beginning after June 1, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is currently reviewing the Statement to see what impact, if any, it will have on the Company's consolidated financial statements.

[Picture 15] Photograph  of an  exterior  view  of the  OfficeMax  located  in
             Lynchburg, Virginia.

[Picture 16] Photograph of an exterior view of the PETsMART  located in Chicago,
             Illinois.

[Picture 17] Photograph  of an  exterior  view of the Shop `n Save  located in
             Homestead, Pennsylvania.

1998 ANNUAL REPORT - PAGE 19

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company's policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company's acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 20 properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these properties.

Market Risk. The Company is exposed to interest changes primarily as a result of its variable rate Credit Facility and its long term, fixed-rate debt used to finance the Company's development and acquisition activities and for general corporate purposes. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Company borrows at both fixed and variable rates on its long-term debt and is currently a party to an interest rate cap agreement on a portion of its variable rate Credit Facility, which provides for a fixed LIBOR rate of 6.9% per annum on a notional amount of $30 million.

The information in the chart summarizes the Company's market risks associated with its debt obligations outstanding as of December 31, 1998. The table presents principal cash flows and related interest rates by year of expected maturity. The variable interest rate shown represents the weighted average rate for the Credit Facility at the end of the period.

As the table incorporates only those exposures that exist as of December 31, 1998, it does not consider those exposures or positions which could arise after that date. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company's hedging strategies at that time and interest rates.

MARKET RISK DISCLOSURE TABLE

                         |-------------------Maturity Date------------------------|
                                                                                                  Fair
                          1999      2000      2001     2002      2003    Thereafter     Total     Value
                        --------  --------  -------  --------  --------  ----------   --------  --------

Variable rate
Credit Facility         $138.100         -        -         -        -            -   $138,100  $138,100
Average interest rate      7.14%         -        -         -        -            -      7.14%

Fixed rate mortgages    $ 14,984   $ 1,980  $ 2,136    $2,306  $ 2,543    $ 31,114    $ 55,063  $ 55,063
Average interest rate      7.40%     7.61%    7.60%     7.60%    7.60%       7.70%       7.60%

Fixed rate Notes               -         -        -         -        -    $100,000    $100,000  $ 92,232
Average interest rate          -         -        -         -        -      7.163%      7.163%

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

1998 ANNUAL REPORT - PAGE 20

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Commercial Net Lease Realty, Inc.:

We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Orlando, Florida
January 15, 1999

[Picture 18] Photograph  of an  exterior view of the Barnes & Noble located in
             Lakeland, Florida.

[Picture 19] Photograph of an exterior view of the Best Buy located in Brandon,
             Florida.

[Picture 20] Photograph of an exterior view of The Sports  Authority  located in
             Sarasota, Florida.

1998 ANNUAL REPORT - PAGE 21

[Picture 21] Photograph of a construction site located in East Ridge, Tennessee.

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands, except per share data)
                                                          December 31,
ASSETS                                                1998              1997
------                                            -----------       -----------
Real estate:
  Accounted for using the operating
   method, net of accumulated depreciation         $  519,948        $  400,977
  Accounted for using the direct financing
   method                                             138,809           118,747
Investment in partnership                               3,850             3,925
Cash and cash equivalents                               1,442             2,160
Receivables                                             3,532               527
Accrued rental income                                  10,395             7,063
Debt costs, net of accumulated amortization of
  $2,559 and $1,868                                     2,282             1,762
Other assets                                            5,337             1,853
                                                   ==========        ==========
                                                   $  685,595        $  537,014
                                                   ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit payable                             $  138,100        $  115,100
Mortgages payable                                      55,063            56,736
Notes payable, net of unamortized discount of
   $256                                                99,744                 -
Accrued interest payable                                2,646               765
Accounts payable and accrued expenses                   5,343             1,392
Rents received in advance                                 809               877
                                                   ----------        ----------
      Total liabilities                               301,705           174,870
                                                   ----------        ----------

Commitments and contingencies
  (Note 16)

Stockholders' equity:
  Preferred stock, $0.01 par value. Authorized
   15,000,000 shares at December 31, 1998;
   none issued and outstanding                              -                 -
  Common stock, $0.01 par value. Authorized
   90,000,000 shares; issued and outstanding
   29,521,089 and 27,953,627 shares at
   December 31, 1998 and 1997, respectively               295               280
  Excess stock, $0.01 par value. Authorized
   105,000,000 and 90,000,000 shares at
   December 31, 1998 and 1997, respectively;
   none issued and outstanding                              -                 -
Capital in excess of par value                        386,755           361,793
Retained earnings (deficit)                            (3,160)               71
                                                  -----------       -----------
      Total stockholders' equity                      383,890           362,144
                                                  -----------       -----------
                                                   $  685,595        $  537,014
                                                  ===========       ===========

     See accompanying notes to consolidated financial statements.

1998 ANNUAL REPORT - PAGE 22

[Picture 22] Photograph of a construction site located in East Ridge, Tennessee.

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (dollars in thousands, except per share data)
                                                             Year Ended December 31,
                                             1998                     1997               1996
                                         --------------           --------------      -----------

Revenues:
  Rental income from operating
   leases                                   $     48,127        $     37,384       $      24,418
  Earned income from direct
   financing leases                               12,815              11,779               8,069
  Contingent rental income                           808                 759                 722
  Development and asset management
   fees from related parties
                                                   2,362                   -                   -
Interest and other                                   661                 213                 160
                                            ------------       -------------       -------------
                                                  64,773              50,135              33,369
                                            -------------      -------------       -------------
Expenses:
  General operating and
   administrative                                  7,735               1,448               1,191
  Real estate expenses                               599                 165                 187
  Advisory fees to related party                       -               2,110               1,466
  Interest                                        13,460              11,478               7,206
  Depreciation and amortization                    6,759               5,302               3,553
  Expenses incurred in acquiring
   advisor from related party                      5,501                   -                   -
                                            ------------        ------------      --------------
                                                  34,054              20,503              13,603
                                            ------------        ------------      --------------
Earnings before equity in earnings
  of unconsolidated partnership and
  gain on sale of real estate                     30,719              29,632              19,766

Equity in earnings of
  unconsolidated partnership                         367                 102                   -

Gain on sale of real estate                        1,355                 651                  73
                                            ------------        ------------       -------------

Net earnings                                $     32,441        $     30,385       $      19,839
                                            ============        ============       =============

Net earnings per share of common stock:
  Basic                                     $       1.11        $       1.26       $        1.18
                                            ============        ============       =============
  Diluted                                   $       1.10        $       1.25       $        1.18
                                            ============        ============       =============

Weighted average number of shares
  outstanding:
  Basic                                       29,169,371          24,070,697          16,798,918
                                            ============        ============       =============
  Diluted                                     29,397,154          24,220,792          16,838,917
                                            ============        ============       =============

                See accompanying notes to consolidated financial statements.

         1998 ANNUAL REPORT - PAGE 23

[Picture 23] Photograph of a construction site located in East Ridge, Tennessee.

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1998, 1997 and 1996
                 (dollars in thousands, except per share data)

                                                                    Capital
                                                                   in excess         Retained
                                Number of          Common           of par           earnings
                                 shares            stock             value          (deficit)         Total
                             -------------        ---------       -----------      ------------      ---------
Balance at
  December 31, 1995            11,663,672      $      117      $   138,629      $     (2,904)     $ 135,842

Net earnings                            -               -                -            19,839         19,839

Dividends declared and
  paid ($1.18 per
  share of common
  stock)                                -               -                -           (18,868)       (18,868)

Issuance of common
  stock                         9,100,000              91          123,284                 -        123,375

Stock issuance costs                    -               -           (7,614)                -         (7,614)
                             -------------    ------------     ------------     -------------    -----------

Balance at
  December 31, 1996            20,763,672             208          254,299            (1,933)       252,574

Net earnings                            -               -                -            30,385         30,385

Dividends declared and
  paid ($1.20 per
  share of common
  stock)                                -               -                -           (28,381)       (28,381)

Issuance of common
  stock                         7,189,955              72          111,448                 -        111,520

Stock issuance costs                    -               -           (3,954)                -         (3,954)
                             -------------    ------------     ------------     -------------    -----------

Balance at
  December 31, 1997            27,953,627             280          361,793                71        362,144

Net earnings                            -               -                -            32,441         32,441

Dividends declared and
  paid ($1.23 per
  share of common
  stock)                                -               -                -           (35,672)       (35,672)

Issuance of common
  stock in connection
  with acquisition of
  advisor                         277,813               3            4,739                 -          4,742

Issuance of common
  stock                         1,289,649              12           21,171                 -         21,183

Stock issuance costs                    -               -             (948)                -           (948)

                             -------------    ------------     ------------     -------------    -----------
Balance at
  December 31, 1998            29,521,089      $      295      $   386,755      $     (3,160)     $ 383,890
                             =============    ============     ============     =============    ===========

          See accompanying notes to consolidated financial statements.

1998 ANNUAL REPORT - PAGE 24

[Picture 24] Photograph of a construction site located in East Ridge, Tennessee.

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                                            Year Ended December 31,
                                                    1998             1997             1996
                                                 ------------     ------------     ------------
Cash flows from operating activities:
   Net earnings                                   $   32,441      $    30,385      $    19,839
  Adjustments to reconcile net earnings to
   net cash provided by operating
   activities:
     Depreciation                                      6,049            4,477            2,804
     Amortization                                        710              825              748
     Amortization of notes payable discount               15                -                -
     Gain on sale of real estate                      (1,355)            (651)             (73)
     Expenses incurred in acquiring advisor
      from related party                               5,501                -                -
     Distributions (equity in earnings)
      from unconsolidated partnership, net
      of equity in earnings (distributions)                9             (102)               -
     Decrease in real estate accounted for
      using the direct financing method                1,393            1,166              751
     Decrease (increase) in receivables               (2,723)             146             (279)
     Increase in accrued rental income                (3,346)          (2,729)          (2,227)
     Increase in other assets                             (2)              (5)            (170)
     Increase in accrued interest payable              1,881              375              262
     Increase (decrease) in accounts
      payable and accrued expenses                       755               25              (35)
     Increase (decrease) in rents received
      in advance                                         (68)              98              596
                                                  ----------      -----------     ------------
        Net cash provided by operating
         activities                                   41,260           34,010           22,216
                                                  ----------      -----------      -----------

Cash flows from investing activities:
  Proceeds from the sale of real estate                5,947           19,402              759
  Additions to real estate accounting for
   using the operating method                       (117,943)        (154,688)        (108,597)
  Additions to real estate accounted for
   using the direct financing method                 (29,572)         (29,439)         (36,335)
  Investment in partnership                                -             (855)               -
  Increase in other assets                            (4,084)            (660)            (185)
  Other                                                    9             (762)             111
                                                  ----------       ----------       ----------
        Net cash used in investing activities       (145,643)        (167,002)        (144,247)
                                                  ----------       ----------       ----------

1998 ANNUAL REPORT - PAGE 25

[Picture 25] Photograph of a construction site located in East Ridge, Tennessee.

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
                             (dollars in thousands)
                                                            Year Ended December 31,
                                                     1998             1997             1996
                                                  ----------       ----------       ----------
Cash flows from financing activities:
  Proceeds from line of credit payable               143,600          152,600          128,700
  Repayment of line of credit payable               (120,600)         (96,200)        (139,450)
  Proceeds from mortgages payable                          -                -           39,450
  Repayment of mortgages payable                      (1,673)          (1,520)          (1,208)
  Proceeds from notes payable                         99,729                -                -
  Payment of debt costs                               (1,165)            (417)          (1,389)
  Proceeds from issuance of common stock              21,183          111,520          123,375
  Payment of stock issuance costs                     (1,144)          (3,875)          (7,467)
  Payment of dividends                               (35,672)         (28,381)         (18,868)
  Other                                                 (593)              15               (3)
                                                  ----------        ---------        ---------
        Net cash provided by financing
          activities                                 103,665          133,742          123,140
                                                  ----------        ---------        ---------
Net increase (decrease) in cash and cash
  equivalents                                           (718)             750            1,109

Cash and cash equivalents at beginning of
  year                                                 2,160            1,410              301
                                                  ----------      -----------      -----------

Cash and cash equivalents at end of year          $    1,442      $     2,160      $     1,410
                                                  ==========      ===========      ===========

Supplemental disclosure of cash flow information:
     Interest paid, net of amount capitalized     $   11,478      $    11,017      $     6,857
                                                  ==========      ===========      ===========

Supplemental schedule of non-cash investing
  and financing activities:
     Issued 277,813 shares of common stock
      in connection with acquisition of the
      Company's advisor                           $    4,742      $         -      $         -
                                                  ==========      ===========      ===========
     Net assets acquired in connection with
      the acquisition of the Company's
      advisor                                     $       12      $         -      $         -
                                                  ==========      ===========      ===========
     Contribution of land and building to
      unconsolidated partnership                  $        -      $     2,930      $         -
                                                  ===========     ============     ============

     Mortgages assumed in acquisition of
      three properties                            $        -      $         -      $     6,864
                                                  ==========      ===========      ===========

          See accompanying notes to consolidated financial statements.

1998 ANNUAL REPORT - PAGE 26

[Picture 26] Photograph of a construction site located in East Ridge, Tennessee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        ORGANIZATION AND NATURE OF BUSINESS - Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc. acquires, owns, develops and manages high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases.

        PRINCIPLES OF CONSOLIDATION - In August 1998, Commercial Net Lease Realty, Inc. acquired 100% of the common stock of a newly-formed entity, Net Lease Funding, Inc., to facilitate the development of certain properties. The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its five wholly-owned subsidiaries (hereinafter referred to as the "Company"). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code Section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

        REAL ESTATE AND LEASE ACCOUNTING - The Company records the acquisition of land and buildings at cost, including acquisition and closing costs. The cost of properties developed by the Company includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period of projects until such time as the project becomes operational.

        Land and buildings are generally leased to others on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

                DIRECT FINANCING METHOD - Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property) (Note 3). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on the Company's net investment in the leases.

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

        When properties are sold, the related cost, accumulated depreciation and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the sales are reflected in income.

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

1998 ANNUAL REPORT - PAGE 27

        CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and money market accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

        DEBT COSTS - Debt costs incurred in connection with the Company's $200,000,000 line of credit and mortgages payable have been deferred and are being amortized over the terms of the loan commitments using the straight-line method which approximates the effective interest method. The premium paid for the interest rate cap agreement of $257,000 has been recorded as a prepaid expense and is being amortized as interest expense over the term of the agreement using a method which approximates the effective interest method. Debt costs incurred in connection with the issuance of the Company's notes payable have been deferred and are being amortized over the term of the debt obligation using the effective interest method.

        LINE OF CREDIT, MORTGAGES AND NOTES PAYABLE - Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the year end fair value of significant financial instruments, including long-term debt. The interest rate on the Company's line of credit is variable; therefore, the carrying value of the line of credit approximates fair value based upon its nature, terms and variable interest rate. The Company believes that the carrying value of its mortgages payable at December 31, 1998, approximates fair value, based upon current market prices of similar issues. At December 31, 1998, the fair value of the Company's notes payable was $92,232,000 based upon the quoted market price.

        INCOME TAXES - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 1998, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company's qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and property.

        EARNINGS PER SHARE - In accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share," basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares (See Note 10).

        USE OF ESTIMATES - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        RECLASSIFICATION - Certain items in prior years' financial statements have been reclassified to conform with the 1998 presentation. These reclassifications had no effect on stockholders' equity or net earnings.

        NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, which is effective for all fiscal quarters of fiscal years beginning after June 1, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is currently reviewing the Statement to see what impact, if any, it will have on the Company's consolidated financial statements .

[Picture 27] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 28

[Picture 28] Photograph of a construction site located in East Ridge, Tennessee.

2.      LEASES:

        The Company generally leases its land and buildings to operators of major retail businesses. As of December 31, 1998, 181 of the leases have been classified as operating leases and 100 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 59 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2000 and 2020) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.      REAL ESTATE:

        ACCOUNTING FOR USING THE OPERATING METHOD - Land and buildings on operating leases consisted of the following at December 31 (dollars in thousands):

                                                   1998                  1997
                                                ---------             ---------

        Land                                     $258,545             $ 199,992
        Buildings and improvements                269,225               209,272
                                                ---------             ---------
                                                  527,770               409,264
        Less accumulated depreciation             (17,335)              (12,297)
                                                ---------             ---------
                                                  510,435               396,967
        Construction in progress                    9,513                 4,010
                                                ---------             ---------

                                                 $519,948             $ 400,977
                                                 ========             =========

        Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Company recognized $3,403,000, $2,786,000 and $2,285,000, respectively, of such income. At December 31, 1998 and 1997, the balance of accrued rental income was $10,395,000, net of allowance of $515,000, and $7,063,000, net of allowance of $310,000, respectively.

        The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 1998 (dollars in thousands):

               1999                                     $  50,984
               2000                                        51,517
               2001                                        52,368
               2002                                        52,214
               2003                                        52,486
               Thereafter                                 538,123
                                                        ---------
                                                        $ 797,692
                                                        =========
        Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

1998 ANNUAL REPORT - PAGE 29

        ACCOUNTING FOR USING THE DIRECT FINANCING METHOD - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

                                                        1998             1997
                                                     ----------      ----------

           Minimum lease payments to be received     $  283,185      $  258,715
           Estimated residual values                     43,154          35,981
           Less unearned income                        (187,530)       (175,949)
                                                     ----------      ----------

           Net investment in direct financing leases $  138,809      $  118,747
                                                     ==========      ==========


        The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998 (dollars in thousands):

               1999                                       $    16,653
               2000                                            16,773
               2001                                            16,810
               2002                                            16,882
               2003                                            16,900
               Thereafter                                     199,167
                                                          -----------
                                                          $   283,185
                                                          ===========
        The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate - Accounted for Using the Operating Method).

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

        The Partnership owns and leases nine properties to major retail tenants under long-term, commercial net leases. The following presents the Partnership's condensed financial information (dollars in thousands):
                                                     December 31,
                                               1998               1997
                                             -------           -----------
        Real estate leased to others:
          Accounted for using the operating
            method, net of accumulated
            depreciation                    $ 25,060           $ 25,381
          Accounted for using the direct
            financing method                   5,096              5,155
        Other assets                             763                793
        Note payable                          11,536             11,911
        Other liabilities                        160                154
        Partners' capital                     19,223             19,264

                                                                For the period
                                                              September 19, 1997
                                         For the year        (date of inception)
                                       ended December 31,   through December 31,
                                             1998                     1997
                                       -----------------     -------------------
        Revenues                           $   3,276            $   933
        Net income                             1,834                514

        For the years ended December 31, 1998 and 1997, the Company recognized income of $367,000 and $102,000, respectively, from the Partnership.

[Picture 29] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 30

[Picture 30] Photograph of a construction site located in East Ridge, Tennessee.

5.      LINE OF CREDIT PAYABLE:

        In August 1997, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the Company's $150,000,000 credit facility by
        (i) increasing the borrowing capacity from $150,000,000 to $200,000,000,
        (ii) extending the expiration date to July 30, 1999, and (iii) lowering the interest rate from 160 basis points above LIBOR to a tiered rate structure with a maximum rate of 140 basis points above LIBOR (based upon the Company's investment grade rating) or the lender's prime rate, whichever the Company selects. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. The principal balance is due in full upon termination of the Credit Facility on July 30, 1999, which can be extended for two additional 12 month periods at the option of the Company. Interest incurred on prime rate advances on the Credit Facility is payable quarterly. LIBOR rate advances have maturity periods of one, two, three or six months, whichever the Company selects, with interest payable at the end of the selected maturity period. All unpaid interest is due in full upon termination of the Credit Facility. As of December 31, 1998 and 1997, the outstanding principal balance was $138,100,000 and, $115,100,000, respectively, plus accrued interest of $361,000 and $552,000, respectively. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1998.

        During the three years ended December 31, 1998, the Company was a party to two interest rate cap agreements as a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility. As of December 31, 1998, one of the interest rate cap agreements had expired and one remained effective, providing for a fixed LIBOR rate of 6.9% per annum on a notional amount of $30 million. This agreement is effective through December 1999.

        The cost of buildings constructed by the Company for its own use includes capitalized interest on the Credit Facility. For the years ended December 31, 1998 and 1997, interest cost incurred was $4,886,000 and $7,240,000, respectively, of which $1,112,000 and $133,000, respectively, was capitalized, and $3,774,000 and $7,107,000, respectively, which was charged to operations. For the year ended December 31, 1996, interest cost incurred was $3,278,000, all of which was charged to operations.

6.      MORTGAGES PAYABLE:

        In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. The loan provides for a four-year mortgage with interest payable monthly and principal payable at maturity in December 1999, and bears interest at a rate of 6.75% per annum. The mortgage is secured by a first lien on and assignment of rents and leases of certain of the Company's properties. As of December 31, 1998, the aggregate carrying value of these properties totaled $16,539,000. The outstanding principal balance as of December 31, 1998 and 1997, was $13,150,000, plus accrued interest of $42,000. The Company intends to use available funds from its Credit Facility to pay the $13,150,000 principal balance of this loan upon its maturity in December 1999.

        In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is secured by a first lien on and assignments of rents and leases of certain of the Company's properties. As of December 31, 1998, the aggregate carrying value of these properties totaled $72,841,000. The outstanding principal balance as of December 31, 1998 and 1997, was $35,680,000 and $37,066,000, respectively, plus accrued interest of $125,000 and $130,000, respectively.

        In June 1996, the Company acquired three properties each subject to a mortgage totaling $6,864,000 (collectively, the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 6.4 years, with principal and interest payable monthly. As of December 31, 1998 and 1997, the outstanding balances for the

1998 ANNUAL REPORT - PAGE 31

        Mortgages totaled $6,233,000 and $6,520,000, plus accrued interest of $39,000 and $41,000, respectively. As of December 31, 1998, the aggregate carrying value of these three properties totaled $8,155,000.

        The following is a schedule of the annual maturities of the Company's outstanding term indebtedness for each of the next five years (dollars in thousands):

               1999                     $   14,984
               2000                          2,005
               2001                          2,170
               2002                          2,342
               2003                          2,583
                                        ----------
                                        $   24,084
                                        ==========
7.      NOTES PAYABALE:

        In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% Notes due 2008 (the "Notes"). The Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semiannually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for the Notes.

        In connection with the debt offering, the Company incurred debt issuance costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the Notes using the effective interest method. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

8.      EMPLOYEE BENEFIT PLAN:

        Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the "Retirement Plan") covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15% of their Compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50% of the participants' contributions up to a maximum of 6% of a participant's annual compensation. The Company's contribution to the Retirement Plan for the year ended December 31, 1998, totaled $60,000.

9.      DIVIDENDS:

        The  following  presents  the   characterization  for  tax  purposes  of
        dividends paid to stockholders for the years ended December 31:

                                             1998           1997          1996
                                            -------       -------       --------

               Ordinary income              $  1.09       $  1.10       $   1.06
               Capital gain                       -             -              -
               Return of capital                .14           .10            .12
                                            -------       -------       --------
                                            $  1.23       $  1.20       $   1.18
                                            =======       =======       ========

        On January 15, 1999, the Company declared dividends of $9,267,000 or 31 cents per share of common stock, payable on February 15, 1999 to stockholders of record on January 29, 1999.

[Picture 31] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 32

[Picture 32] Photograph of a construction site located in East Ridge, Tennessee.

10.     EARNINGS PER SHARE:

        In February  1997,  the  Financial  Accounting  Standards  Board  issued
        Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The Statement, which provides for a revised computation of earnings per share, was adopted by the Company for the year ended December 31, 1997. Pursuant to the Statement, all comparative earnings per share amounts have been restated.

        The following represents the calculation of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31:

                                                 1998            1997            1996
                                             -----------      ----------      -----------

        Basic Earnings Per Share:
          Net earnings                       $32,441,000      $30,385,000     $19,839,000
                                             ===========      ===========     ===========

          Weighted average number of
             shares outstanding               29,124,583      24,070,697       16,798,918

          Merger contingent shares                44,788               -                -
                                             -----------      ----------      -----------

          Weighted average number of shares
             used in basic earnings per share 29,169,371      24,070,697       16,798,918
                                             ===========      ==========      ===========

          Basic earnings per share           $      1.11      $     1.26      $      1.18
                                             ===========      ==========      ===========

        Diluted Earnings Per Share:
          Net earnings                       $32,441,000      $30,385,000     $19,839,000
                                             ===========      ===========     ===========

          Weighted average number of
             shares outstanding               29,124,583      24,070,697       16,798,918

          Effect of dilutive securities:
             Stock options                       150,679         150,095           39,999
             Merger contingent shares            121,892               -                -
                                             -----------      ----------      -----------

          Weighted average number of
             shares used in diluted
             earnings per share               29,397,154      24,220,792       16,838,917
                                              ==========      ==========      ===========

          Diluted earnings per share         $      1.10      $     1.25      $      1.18
                                             ===========      ==========      ===========

        For the year ended December 31, 1998, options on 1,145,700 shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive.

11.     STOCK OPTION PLAN:

        The Company's stock option plan (the "Plan") provides compensation and incentive to persons ("Key Employees" and "Outside Directors of the Company") whose services are considered essential to the Company's continued growth and success. As of December 31, 1996, the Plan had 1,200,000 shares of common stock reserved for issuance. Pursuant to the Plan, the shares

         1998 ANNUAL REPORT - PAGE 33

        of common stock reserved for issuance automatically increased to 2,000,000 shares in connection with the equity offering during September 1997. The following summarizes transactions in the Plan for the years ended December 31:

                                 1998                      1997                   1996
                           ----------------------- ---------------------- ----------------------
                                       Weighted               Weighted               Weighted
                             Number     Average     Number     Average     Number     Average
                               of      Exercise       of      Exercise       of      Exercise
                             Shares      Price      Shares      Price      Shares      Price
                           -----------  ---------  ---------   --------   ---------   ----------

        Outstanding
        January 1            1,145,100    $ 13.52     956,600    $ 13.21     578,100    $ 13.36
        Granted                654,000      17.38     210,000      14.92     390,000      13.01
        Exercised              (14,500      12.88     (11,500)     13.52           -          -
        Surrendered            (74,000      16.03     (10,000)     13.94     (11,500)     13.54
                           -----------             ----------             ----------
        Outstanding
           December 31       1,710,600      14.89   1,145,100      13.52     956,600      13.21
                           ===========             ==========             ==========
        Exercisable
           December 31         855,933      13.38     681,767      13.29     403,533      13.29
                           ===========             ===========            ==========

        Available for grant
           December 31         167,900                821,900                231,900
                           ===========             ==========             ==========

        The weighted-average remaining contractual life of the 1,710,600 options outstanding at December 31, 1998 was 7.5 years, with exercise prices ranging from $11.25 to $17.875. One third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options maximum term is ten years.

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Plan. Accordingly, no compensation expense has been recorded with respect to the options in the accompanying consolidated financial statements. Had compensation cost for the Plan been determined based upon the fair value at the grant dates for options granted after December 31, 1994 under the Plan consistent with the method of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation, " the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (dollars in thousands, except per share data):

                                                     1998             1997            1996
                                                 ------------    ------------    -----------

               Net earnings as reported          $     32,441    $     30,385    $    19,839
                                                 ============    ============    ===========

               Pro forma net earnings            $     32,187    $     30,220    $    19,681
                                                 ============    ============    ===========

               Earnings per share as reported:
                  Basic                          $       1.11    $       1.26    $      1.18
                                                 ============    ============    ===========
                  Diluted                        $       1.10    $       1.25    $      1.18
                                                 ============    ============    ===========
               Pro forma earnings per share:
                  Basic                          $       1.10    $       1.26    $      1.17
                                                 ============    ============    ===========
                  Diluted                        $       1.09    $       1.25    $      1.17
                                                 ============    ============    ===========

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998, 1997 and 1996: (i) risk free rates of 5.73% and 5.90% for 1998 grants, 6.85% and 7.04% for 1997 grants and 6.17% and 6.95% for 1996 grants, (ii) expected volatility of 17.4% for 1998, 13.6% for 1997 and 12.9% for 1996, (iii) dividend yields of 7.9%,
        7.7% and 8.6%, respectively, and (iv) expected lives of ten years for grants in 1998, 1997 and 1996.

[Picture 33] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 34

[Picture 34] Photograph of a construction site located in East Ridge, Tennessee.

 12.    MERGER TRANSACTION:

        On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100% of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered real estate investment trust ("REIT") effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share Consideration is to be paid over time based on the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. The market value of the common shares issued on January 1, 1998 was $3,933,000 of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as expenses incurred in acquiring the Advisor from a related party. In addition, in connection with the Merger, the Company incurred costs totaling $771,000 consisting primarily of legal and accounting fees, directors' compensation and fairness opinions. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill.

        During the year ended December 31, 1998, the Company issued 57,813 shares of the Share Balance in connection with the property acquisitions during the nine months ended September 30, 1998. The market value of the shares at the date the shares became issuable totaled $809,000, all of which was charged to operations during the year ended December 31, 1998. In addition, in connection with the property acquisitions during the quarter ended December 31, 1998, on January 1, 1999, an additional 371,938 shares of the Share Balance became issuable to the stockholders of the Advisor. The market value of the shares at the date the shares became issuable totaled $4,928,000, all of which is to be charged to operations during the year ended December 31, 1999. Pursuant to the agreement and plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations.

        Upon consummation of the Merger on January 1, 1998, all employees of the Advisor became employees of the Company, and any obligation to pay fees under the advisor agreement between the Company and the Advisor was terminated.

13.     RELATED PARTY TRANSACTIONS:

        The Company manages Net Lease Institutional Realty, L.P. (the "Partnership"), in which the Company holds a 20 percent equity interest. Pursuant to a management agreement, the Partnership paid the Company $218,000 in asset management fees during the year ended December 31, 1998.

        During the year ended December 31, 1998, the Company provided certain development services for an affiliate of a member of the board of directors. In connection therewith, the Company received $2,144,000 in development fees relating to these services.

        Prior to the Merger, certain directors and officers of the Company held similar positions with CNL Realty Advisors, Inc., the Company's advisor.

1998 ANNUAL REPORT - PAGE 35

        During the year ended December 31, 1996, the Company acquired one property for a purchase price of $3,400,000 from a partnership in which an affiliate of the Advisor was a partner. The purchase price paid by the Company for this property represented the costs incurred by the affiliate to acquire the property, including closing costs. In connection with the acquisition of this property, plus 26 properties and nine buildings which were developed by the tenant on land parcels owned by the Company in 1996 and 27 properties and three buildings which were developed by the tenant on land parcels owned by the Company in 1997, from unrelated, third parties, the Company paid the Advisor $2,278,000 and $2,552,000, respectively, in acquisition fees and expense reimbursement fees (representing 1.5% and 0.5%, respectively, of the cost of the properties).

        In addition, during the years ended December 31, 1997 and 1996, the Company acquired 15 properties for purchase prices totaling $39,323,000 and 13 properties for purchase prices totaling $34,313,000, respectively, from affiliates of the Advisor who had developed the properties. The purchase prices paid by the Company for these properties equaled the affiliates' costs including development costs. The affiliates' costs consisted of the land purchase prices, construction costs, various soft costs including legal costs, survey fees and architect fees, and developers fees aggregating $2,180,000 in 1997 and $1,453,000 in 1996 paid to an affiliate of the Advisor. In addition, during 1997, the Company purchased five land parcels from unrelated, third parties on which buildings were being developed by an affiliate of the Advisor. The Company paid developers fees totaling $376,000 to an affiliate of the Advisor who was developing the five properties. No acquisition fees or expense reimbursement fees were paid to the Advisor in connection with the acquisition of these 33 properties.

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

        In September 1997, the Company sold four of its properties to the Partnership at the Company's original cost of $17,542,000. The Company recognized a gain for financial reporting purposes on the sale of these properties of $101,000 after elimination of the Company's 20 percent interest in the gain on the sale.

        Prior to the Merger, the Company and the Advisor had entered into an advisory agreement (the "Advisory Agreement"), which provided for the Advisor to perform services in connection with the day to day operations of the Company. In connection therewith, the Advisor received an annual fee, payable monthly, equal to (i) seven percent of funds from operations, as defined in the Advisory Agreement, up to $10,000,000,
        (ii) six percent of funds from operations in excess of $10,000,000 but less than $20,000,000 and (iii) five percent of funds from operations in excess of $20,000,000. For purposes of the Advisory Agreement, funds from operations generally includes the Company's net earnings excluding the advisory fee, depreciation and amortization expenses, extraordinary gains and losses and non-cash lease accounting adjustments. Under the Advisory Agreement, the Company incurred $2,110,000 and $1,466,000 in advisory fees for the years ended December 31, 1997and 1996, respectively.

[Picture 35] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 36

[Picture 36] Photograph of a construction site located in East Ridge, Tennessee.

14.     SEGMENT INFORMATION:

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement is effective for fiscal years beginning after December 15, 1997. While the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from the triple net leases and (ii) fee income from development, property management and asset management services.

        The  following  table  represents  the  revenues,   expenses  and  asset
        allocation for the two segments and the Company's consolidated totals at December 31, 1998, and for the year then ended.

                                     Rental and
                                    Earned Income       Fee                      Consolidated
                                                       Income       Corporate       Totals
                                    --------------  -------------  ------------- --------------
        Revenues                         $ 62,067        $ 2,706         $    -       $ 64,773
        Property expenses                     599              -              -            599
        Operating expenses                  5,558          1,137          1,040          7,735
        Interest expense                   13,460              -              -         13,460
        Depreciation and                    6,730             19             10          6,759
           amortization
        Expenses incurred in
           acquiring advisor from               -              -          5,501          5,501
           related party
        Equity in earnings of
           unconsolidated                     367              -              -            367
           partnership
        Gain on sale of real estate         1,355              -              -          1,355
        Net earnings                       37,442          1,550         (6,551)        32,441
        Assets                            685,432            108             55        685,595
        Additions to long-lived
           assets:
           Real estate                    150,730              -              -        150,730
           Other                            1,133            108             55          1,296

        Prior to 1998, the Company did not provide services generating fee income from development, property management and asset management services.

1998 ANNUAL REPORT - PAGE 37

15.     MAJOR TENANTS:

        The following schedule presents rental and earned income, including contingent rent, from operators or affiliated groups of operators representing more than ten percent of the Company's total rental and earned income for the years ended December 31 (dollars in thousands):

                                                 1998         1997        1996
                                               ---------   ---------    --------

         Barnes & Noble Superstores, Inc.      $  (a)      $  5,951     $ 5,204
         Eckerd Corporation                      7,170        5,149        (a)

         (a) Rental and earned income from the operator or affiliated group of operators did not represent more than ten percent of the Company's total rental and earned income for the respective year.

 16.    COMMITMENTS AND CONTINGENCIES:

        As of December 31, 1998, the Company had entered into agreements to purchase 33 additional properties for an estimated aggregate purchase price of $63,123,000. In connection with the acquisition of 23 of these properties, the Company became contingently liable for $5,000,000 related to a bank letter of credit which guarantees the Company's obligation under a purchase agreement to acquire these properties.

        As of December 31, 1998, the Company owned and leased four land parcels to tenants which were obligated to develop a building on the respective land parcels. The Company has agreed to acquire the completed buildings for an amount of up to $3,939,000, at which time rental income is to increase for each of the properties.

        As of December 31, 1998, the Company owned 11 land parcels subject to lease agreements with tenants whereby the Company has agreed to construct a building on each of the respective land parcels for aggregate construction costs of approximately $15,458,000, of which $8,417,000 of costs had been incurred at December 31, 1998. Pursuant to the lease agreements, rent is to commence on the properties upon completion of construction of the buildings.

        The Company is a co-defendant in a lawsuit filed by a property owner for alleged breach of a ground lease. The suit asks for damages of $7,500,000 and/or specific performance of the ground lease. Management believes it will prevail in this suit and intends to vigorously defend its position.

        In the ordinary course of its business, the Company is a party to various other legal actions which the Company believes are routine in nature and incidental to the operation of the business of the Company. The Company believes that the outcome of the proceedings will not have a material adverse effect upon its operations or financial condition.

[Picture 37] Photograph of a construction site located in East Ridge, Tennessee.

1998 ANNUAL REPORT - PAGE 38

[Picture 38]  Background  photograph of a  construction  site located in Land O'
              Lakes, Florida.

                         CONSOLIDATED QUARTERLY FINANCIAL DATA
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   First      Second      Third      Fourth
1998                               Quarter    Quarter     Quarter    Quarter      Year
---------------------------------  ---------  ---------   ---------  ---------  ---------
Rent and other revenue            $  15,375  $  15,251  $   15,821  $  18,326  $  64,773
Depreciation and amortization
expense                               1,572      1,655       1,708      1,824      6,759
Interest expense                      3,000      2,868       3,307      4,285     13,460
Advisor acquisition expense           4,692          -           -        809      5,501
Other expenses                        1,762      1,356       2,234      2,982      8,334
Net earnings                          4,440      9,463       9,951      8,587     32,441
Net earnings per share (1):
   Basic                               0.16       0.32        0.34       0.29       1.11
   Diluted                             0.15       0.32        0.34       0.29       1.10

1997
---------------------------------

Rent and other revenue            $  11,016  $  12,067   $  13,290  $  13,762  $  50,135
Depreciation and amortization
expense                               1,168      1,325       1,374      1,435      5,302
Interest expense                      2,363      2,731       3,509      2,875     11,478
Advisor acquisition expense               -          -           -          -          -
Other expenses                        1,011        803         922        987      3,723
Net earnings                          6,745      7,208       7,622      8,810     30,385
Net earnings per share (1):
   Basic                               0.31       0.31        0.32       0.32       1.26
   Diluted                             0.31       0.31        0.32       0.32       1.25

(1) Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

1998 ANNUAL REPORT - PAGE 39

[Picture 39]  Background  photograph of a  construction  site located in Land O'
              Lakes, Florida.

SHARE PRICE AND DIVIDEND DATA

The  common  stock of the  Company  currently  is traded  on the New York  Stock
Exchange ("NYSE") under the symbol "NNN." For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the "NYSE" and the dividends paid per share in each such period.

                             First       Second     Third      Fourth
1998                         Quarter     Quarter    Quarter    Quarter       Year
---------------------------- ---------   --------   ---------  ---------   ---------

   High                      $ 18.0000   $17.7500    $16.7500  $15.6875    $18.0000
   Low                         16.1250    15.4375     12.7500   12.6250     12.6250
   Close                       14.7500    16.1875     14.6250   13.2500     13.2500

   Dividends paid per share      0.30        0.31        0.31      0.31        1.23

1997
----------------------------

   High                      $ 16.1250   $15.3750    $16.7500  $18.1875    $18.1875
   Low                         14.3750    14.1250     15.0625   15.3125     14.1250
   Close                       14.7500    15.3125     15.9735   17.8750     17.8750

   Dividends paid per share      0.30       0.30        0.30       0.30        1.20

The portion of dividends paid in 1998 and 1997, which was treated as a non-taxable return of capital, was 11.1% and 8.6% respectively.

On February 16, 1999, there were approximately 1,457 shareholders of record of common stock.

                                    APPENDIX

Picture       1              1998 ANNUAL REPORT - PAGE            1

Picture       2              1998 ANNUAL REPORT - PAGE            8

Map           1              1998 ANNUAL REPORT - PAGE            10

Picture       3              1998 ANNUAL REPORT - PAGE            11

Picture       4              1998 ANNUAL REPORT - PAGE            11

Picture       5              1998 ANNUAL REPORT - PAGE            11

Picture       6              1998 ANNUAL REPORT - PAGE            11

Picture       7              1998 ANNUAL REPORT - PAGE            13

Picture       8              1998 ANNUAL REPORT - PAGE            13

Picture       9              1998 ANNUAL REPORT - PAGE            13

Picture       10             1998 ANNUAL REPORT - PAGE            13

Picture       11             1998 ANNUAL REPORT - PAGE            14

Picture       12             1998 ANNUAL REPORT - PAGE            17

Picture       13             1998 ANNUAL REPORT - PAGE            17

Picture       14             1998 ANNUAL REPORT - PAGE            17

Picture       15             1998 ANNUAL REPORT - PAGE            18

Picture       16             1998 ANNUAL REPORT - PAGE            18

Picture       17             1998 ANNUAL REPORT - PAGE            18

Picture       18             1998 ANNUAL REPORT - PAGE            20

Picture       19             1998 ANNUAL REPORT - PAGE            20

Picture       20             1998 ANNUAL REPORT - PAGE            20

Picture       21             1998 ANNUAL REPORT - PAGE            21

Picture       22             1998 ANNUAL REPORT - PAGE            22

Picture       23             1998 ANNUAL REPORT - PAGE            23

Picture       24             1998 ANNUAL REPORT - PAGE            24

Picture       25             1998 ANNUAL REPORT - PAGE            25

Picture       26             1998 ANNUAL REPORT - PAGE            26

Picture       27             1998 ANNUAL REPORT - PAGE            27

Picture       28             1998 ANNUAL REPORT - PAGE            28

Picture       29             1998 ANNUAL REPORT - PAGE            29

Picture       30             1998 ANNUAL REPORT - PAGE            30

Picture       31             1998 ANNUAL REPORT - PAGE            31

Picture       32             1998 ANNUAL REPORT - PAGE            32

Picture       33             1998 ANNUAL REPORT - PAGE            33

Picture       34             1998 ANNUAL REPORT - PAGE            34

Picture       35             1998 ANNUAL REPORT - PAGE            35

Picture       36             1998 ANNUAL REPORT - PAGE            36

Picture       37             1998 ANNUAL REPORT - PAGE            37

Picture       38             1998 ANNUAL REPORT - PAGE            38

Picture       39             1998 ANNUAL REPORT - PAGE            39