Form 10-K405, Exhibit 13
period 1999-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2000-03-30
CIK 751364

Exhibit 13
                                           Annual Report to Shareholders

1999 ANNUAL REPORT - PAGE 5

                                         HISTORICAL FINANCIAL HIGHLIGHTS
                                  (dollars in thousands, except per share data)
                                   1999              1998             1997             1996              1995
                                ------------     -------------     ------------     ------------     -------------
Gross Revenues                  $     76,543     $      64,773     $     50,135     $     33,369     $      20,580
Net Earnings                    $     35,311     $      32,441     $     30,385     $     19,839     $      12,707
Total Assets                    $    749,789     $     685,595     $    537,014     $    370,953     $     219,257
Total Long-Term Debt            $    350,971     $     292,907     $    171,836     $    116,956     $      82,600
Total Equity                    $    391,362     $     383,890     $    362,144     $    252,574     $     135,842
Cash Dividends Paid to
   Stockholders                 $     37,495     $      35,672     $     28,381     $     18,868     $      13,529
Weighted Average Shares
   Basic                          30,331,327        29,169,371       24,070,697       16,798,918        11,663,672
   Diluted                        30,408,219        29,397,154       24,220,792       16,838,719        11,671,197
Per Share Information:
   Net Earnings
    Basic                       $       1.16     $        1.11     $       1.26     $       1.18     $        1.09
    Diluted                     $       1.16     $        1.10     $       1.25     $       1.18     $        1.09
   Dividends                    $       1.24     $        1.23     $       1.20     $       1.18     $        1.16
Other Data:
   Funds from operations (1)    $     46,044     $      42,517     $     34,230     $     22,570     $      14,443
   Cash flows provided
    by (used in):
     Operating activities       $     47,876     $      41,260     $     34,010     $     22,216     $      14,140
     Investing activities       $    (64,436)    $    (145,643)    $   (167,002)    $   (144,247)    $     (67,518)
     Financing activities       $     18,447     $     103,665     $    133,742     $    123,140     $      52,609
Equity Market
   Capitalization ($ mil)       $      300.7     $       391.2     $      499.7     $      329.6     $       148.7

(1) Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude $9,824 and $5,501 of expenses incurred in acquiring CNL Realty Advisors, Inc. from a related party in 1999 and 1998, respectively, because this transaction is considered to be non-recurring. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs, and therefore, may not be comparable to such other REITs.

[PICTURE  1] Photograph  of an exterior  view  of the Pier 1 Imports  located in
             Sanford,  Florida.

[PICTURE  2] Photograph  of an  exterior  view of  the Sears Homelife located in
             Clearwater, Florida.

1999 ANNUAL REPORT - PAGE 14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[PICTURE 3] Artist's  digital  rendering  based on original  blueprints of Ponce
            Inlet Lighthouse, Ponce Inlet, Florida.

INTRODUCTION

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust ("REIT") formed in 1984 that acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases. As of December 31, 1999, Commercial Net Lease Realty, Inc. and its subsidiaries (the "Company") owned 270 properties (the "Properties") that are leased to major retail businesses, including Academy, Barnes & Noble, Bed Bath & Beyond, Best Buy, Borders, Eckerd, Food 4 Less, Good Guys, Heilig-Meyers, Hi-Lo Automotive, OfficeMax, Sears Homelife Centers, The Sports Authority and Waccamaw/HomePlace.

LIQUIDITY AND CAPITAL RESOURCES

General. Historically, the Company's only demand for funds has been for the payment of operating expenses and dividends, for property acquisitions and development, either directly or through investment interests, and for the payment of interest on its outstanding indebtedness. Generally, cash needs for items other than property acquisitions and development have been met from operations, and property acquisitions and development have been funded by equity and debt offerings, bank borrowings, the sale of Properties and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of Properties, as well as undistributed funds from operations.

1999 ANNUAL REPORT - PAGE 15

For the years ended December 31, 1999, 1998 and 1997, the Company generated $47,876,000, $41,260,000 and $34,010,000, respectively, in net cash provided by operating activities. The increase in cash from operations for each of the years ended December 31, 1999, 1998 and 1997, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations."

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

Indebtedness. In September 1999, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended certain provisions of the Company's existing loan agreement. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. The principal balance is due in full upon expiration of the Credit Facility on July 30, 2000, which can be extended for an additional 12 month period at the option of the Company. As of December 31, 1999, $108,700,000 was outstanding and approximately $91,300,000 was available for future borrowings under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in the acquisition and development of freestanding, retail properties, either directly or through investment interests.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. Upon its maturity in December 1999, the Company repaid the outstanding principal balance of $13,150,000 using funds available from its Credit Facility.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and an assignment of rents and leases of certain of the Company's Properties. As of December 31, 1999, the outstanding principal balance was $34,189,000 and the aggregate carrying value of the Properties totaled $74,468,000.

In June 1996, the Company acquired three Properties each subject to a mortgage totaling $6,864,000 (collectively the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of five years. As of December 31, 1999, the outstanding principal balances for the Mortgages totaled $5,890,000 and the aggregate carrying value of these three properties totaled $8,020,000.

Payments of principal on the mortgage debt and on advances outstanding under the Credit

1999 ANNUAL REPORT - PAGE 16

[PICTURE 4] Artist's  digital  rendering  based on original  blueprints of Ponce
            Inlet Lighthouse, Ponce Inlet, Florida.

Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from public or private offerings of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

Debt and Equity Securities. In April of 1997, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $300,000,000 in debt and equity securities (which includes approximately $36,846,000 of unissued debt and equity securities under the Company's previous $200,000,000 shelf registration statement). During the year ended December 31, 1997, the Company issued a total of 7,158,033 shares of common stock pursuant to four prospectus supplements to these shelf registration statements and received gross proceeds totaling $111,056,000. In connection with the four offerings, the Company incurred stock issuance costs totaling $3,954,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offerings, were used to pay down the Company's Credit Facility.

During the year ended December 31, 1998, the Company issued a total of 988,172 shares of common stock pursuant to three prospectus supplements to its $300,000,000 shelf registration statement, and received gross

1999 ANNUAL REPORT - PAGE 17

[PICTURE 5] Photograph  of  an  exterior  view of the CompUSA  located in Miami,
            Florida.

[PICTURE 6] Photograph of an exterior view of  the Food Lion located in Keystone
            Heights, Florida.

proceeds totaling $16,962,000. In connection with the three offerings, the Company incurred stock issuance costs totaling $933,000 consisting primarily of underwriters' commissions and fees, legal and accounting fees and printing expenses. Proceeds from the offerings were used to pay down the Company's Credit Facility.

During the year ended December 31, 1998, the Company received investment grade debt ratings from Standard and Poor's, Moody's Investor Service and Fitch IBCA on its senior, unsecured debt. In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued $100,000,000 of 7.125% Notes due 2008 (the "2008 Notes"). The 2008 Notes are senior obligations of the Company, ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all of the Company's secured indebtedness. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000. In connection with the debt offering, the Company incurred debt issuance costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

In September 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $300,000,000 in debt and equity securities (which includes approximately $112,000,000 of unissued debt and equity securities under the Company's previous $300,000,000 shelf registration statement).

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% Notes due 2004 (the "2004 Notes"). The 2004 Notes are senior obligations of the Company, ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the

1999 ANNUAL REPORT - PAGE 18

treasury rate lock gain, is 7.547%. In connection with the debt offering, the Company incurred debt issuance costs totaling $970,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2004 Notes using the effective interest method. The net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

During the year ended December 31, 1999, the Company announced the authorization by the Company's board of directors to acquire up to $25,000,000 of the Company's outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 1999, the Company had acquired and retired 244,200 of such shares for a total cost of $2,339,000. The acquisition of these shares was funded primarily through asset disposition.

Effective July 10, 1998, the shareholders approved an amendment to the Company's Articles of Incorporation to authorize the issuance of up to 15,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in various classes with different characteristics as determined by the Board of Directors.

Property Acquisitions and Commitments. During the year ended December 31, 1999, the Company borrowed $59,403,000 under its Credit Facility (i) to acquire 36 Properties (two of which were land only parcels upon which buildings are currently under construction), (ii) to purchase five buildings constructed by the tenants on land parcels owned by the Company and (iii) to complete construction of ten

[PICTURE 7] Photograph  of an exterior  view of the Linens `N Things  located in
            Freehold, New Jersey.

buildings by the Company on previously acquired land parcels (the "Acquisition Properties"). The Acquisition Properties are leased to tenants including Academy, Bed Bath & Beyond, Border's, Eckerd, Good Guys, Jo-Ann Etc., Kash n' Karry, Lucky, OfficeMax, Party City, Pier I Imports, Skytel, Target, Upton's, Vons and Wal-Mart.

The Company generally leases the Acquisition Properties to major retail tenants and accounts for the leases under the provisions of the Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Pursuant to the requirements of this Statement, all of the leases relating to the 36 Properties acquired during 1999 have been classified as operating leases. Also pursuant to the requirements of this Statement, the leases relating to the five buildings which were developed by tenants on land parcels owned by the Company and the leases relating to the ten buildings developed by the Company on land parcels owned by the Company have been classified as operating leases.

The Company owns two land parcels subject to lease agreements with tenants whereby the Company has agreed to construct a building on each respective land parcel for an aggregate amount of approximately $4,206,000, of which $109,000 of costs had been incurred at December 31, 1999. The lease agreements provide for rent to commence upon completion of construction of the buildings.

In addition to the two buildings under construction as of December 31, 1999, the Company may elect to acquire or develop additional properties, either directly or indirectly through investment interests, in the future. Such property acquisitions and development are expected to be the primary demand for additional capital in the future. The Company

1999 ANNUAL REPORT - PAGE 19

anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, disposition of assets or a combination of the foregoing. Subject to the constraints imposed by the Company's Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

During 1997, the Company sold one of its properties and an undeveloped portion of land of one of its properties for a total of $1,883,000 and received net sales proceeds of $1,816,000. In addition, the Company sold four of its properties to the Partnership at the Company's original cost of $17,542,000. The Company recognized a gain on the sale of these five properties and undeveloped portion of land of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

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

During 1999, the Company sold 45 of its properties for a total of $50,541,000 and received net sales proceeds of $49,732,000. The Company recognized a net gain on the sale of these 45 properties of $6,724,000 for financial reporting purposes. The Company reinvested the proceeds from 41 of these properties to acquire additional Properties

[PICTURE 8] Artist's  digital  rendering  based on original  blueprints of Ponce
            Inlet Lighthouse, Ponce Inlet, Florida.

1999 ANNUAL REPORT - PAGE 20

and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

Investment in Unconsolidated Subsidiary. In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary ("Services"). The Company contributed $5.7 million of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. The Company also entered into a secured line of credit agreement with Services for a $30,000,000 revolving credit facility. The credit facility is secured by a first mortgage on Services' properties. In addition, the Company entered into a loan agreement with a wholly-owned subsidiary of Services for a $20,000,000 revolving credit facility. The Company borrowed $27,597,000 under its Credit Facility to fund the amounts drawn against under these revolving credit facilities.

Investment in Unconsolidated Partnership. In September 1997, the Company entered into a partnership arrangement, Net Lease Institutional Realty, L.P. (the "Partnership"), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees ("CTA"). The Company is the sole general partner with a 20 percent interest in the Partnership and CTA is the sole limited partner with an 80 percent limited partnership interest. The Partnership owns and leases nine properties to major retail tenants under long-term commercial net leases. Net income and losses of the Partnership are to be allocated to the partners in accordance with their respective percentage interest in the Partnership. The Company accounts for its 20 percent interest in the Partnership under the equity method of accounting.

Merger Transaction. On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL

[PICTURE 9] Photograph  of Fresnel Lens in  Point Arena Lighthouse, Point Arena,
            California.

Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered REIT effective January 1, 1998. Ten percent of the Share
Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share Consideration is to be paid over time, within five years from the date of the merger, based upon the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. In the event of a change in control of the Company, any remaining Share Balance will be immediately issued and paid to stockholders of the Advisor. The market value of the common shares issued on January 1, 1998 was $3,933,000 of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as expenses incurred in acquiring the Advisor from a related party. In addition, in connection with the Merger, the Company incurred costs totaling $771,000 consisting primarily of legal and accounting fees, directors' compensation and fairness opinions. For accounting purposes, the Advisor was not

1999ANNUAL REPORT - PAGE 21

[PICTURE 10] Photograph of Fresnel  Lens in Point Arena Lighthouse, Point Arena,
             California.

[PICTURE 11] Photograph  of an  exterior  view  of  the  Borders  located in Ft.
             Lauderdale, Florida.

considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. Since the effective date of the Merger, the Company has issued 855,922 shares of the Share Balance. The market value of the Share Balance issued was $10,634,000, all of which was charged to operations. In addition, in connection with the property acquisitions during the quarter ended December 31, 1999, on January 1, 2000, an additional 54,308 shares of the Share Balance became issuable to the stockholders of the Advisor. The market value of the 54,308 shares at the date the shares became issuable totaled $526,000, all of which is to be charged to operations during the year ended December 31, 2000. Pursuant to the agreement and plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations. Upon consummation of the Merger on January 1, 1998, all employees of the Advisor became employees of the Company and any obligation to pay fees under the advisor agreement between the Company and the Advisor was terminated.

Management believes that the Company's current capital resources (including cash on hand), coupled with the Company's borrowing capacity, are sufficient to meet its liquidity needs for the foreseeable future.

Dividends. One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 1999, 1998 and 1997, the Company declared and paid dividends to its stockholders of $37,495,000, $35,672,000 and $28,381,000, respectively, or $1.24, $1.23 and $1.20 per share of common stock, respectively. For the years ended December 31, 1999, 1998 and 1997, 90.5%, 88.9% and 91.4%, respectively, of such dividends were considered to be ordinary income, 7.5%, 11.1% and 8.6%, respectively, were considered return of capital and 1.96% of the 1999 dividend was considered capital gain (representing 0.55% of capital gain-20% and 1.41% of unrecaptured section 1250 gain) for federal income tax purposes. In January 2000, the Company declared dividends to its stockholders of $9,378,000 or $0.31 per share of common stock, payable in February 2000.

1999 ANNUAL REPORT - PAGE 22

[PICTURE 12] Photograph   of  an  exterior  view  of  the  Michaels  located  in
             Grapevine, Texas.

[PICTURE 13] Photograph  of  an  exterior  view  of  the  Marshalls  located  in
             Freehold, New Jersey.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 1999 to Year Ended December 31, 1998. As of December 31, 1999 and 1998, the Company owned 270 and 285 wholly-owned Properties, respectively, 267 and 281, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 1999, the Company sold 44 properties which were leased during 1999 and one property which was vacant. During the year ended December 31, 1998, the Company sold six properties which were leased during 1998. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1999, the weighted average remaining lease term of the Properties was approximately 14 years. During the years ended December 31, 1999 and 1998, the Company earned $72,275,000 and $61,750,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income ("Rental Income"). The 17 percent increase in Rental Income during 1999, as compared to 1998, was attributable to income earned on the 36 Properties acquired and the 15 buildings upon which construction was completed during 1999. In addition, Rental Income increased during 1999 as a result of the fact that the 55 Properties acquired and 15 buildings upon which construction was completed during 1998 were operational for a full fiscal year in 1999. The increase in Rental Income was partially offset by a decrease in Rental Income relating to the sale of the 44 leased properties. Due to the fact that the increase in Rental Income from the 36 Properties acquired and the 15 buildings upon which construction was completed in 1999 was offset by the decrease in Rental Income relating to the sale of the 44 leased properties in 1999, the Company expects the Rental Income in 2000 to remain consistent with the Rental Income in 1999.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) fee income from development, property management and asset management services. During the years ended

1999 ANNUAL REPORT - PAGE 23

December 31, 1999, 1998 and 1997, the Company generated $73,119,000, $62,067,000 and $50,135,000, respectively, from its triple net lease segment. For the years ended December 31, 1999 and 1998, the Company generated revenues totaling $3,174,000 and $2,706,000, respectively, from its fee income segment. Prior to January 1, 1998, the Company did not provide services for development, property management and asset management.

During 1999, one of the Company's lessees, Eckerd Corporation, accounted for more than ten percent of the Company's total rental income (including the Company's share of rental income from nine properties owned by the Company's unconsolidated partnership). As of December 31, 1999, Eckerd Corporation leased 51 Properties (including four properties under leases with the Company's unconsolidated partnership). It is anticipated that, based on the minimum rental payments required by the leases, Eckerd Corporation will continue to account for more than ten percent of the Company's total rental income in 2000. Any failure of this lessee to make its lease payments when they are due could materially affect the Company's earnings.

During the years ended December 31, 1999 and 1998, the Company earned $1,883,000 and $2,362,000, respectively, in development and asset management fees from related parties. The decrease in fees earned during 1999 is attributable to the transfer of the Company's build-to-suit development operation to Services in May 1999.

During the years ended December 31, 1999 and 1998, the Company's operating expenses, excluding interest and including depreciation and amortization, were $25,070,000 and $20,594,000, respectively (32.8% and 31.8%, respectively, of total revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1999, was primarily attributable to the increase in the charges related to the costs incurred in acquiring the Company's Advisor from a related party. Operating expenses for the years ended December 31, 1999 and 1998, excluding the costs relating to the acquisition of the Advisor, were $15,246,000 and $15,093,000, respectively, (19.9% and 23.3%, respectively, of total revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1999, as compared to the year ended December 31, 1998 is also attributable to the increase in depreciation expense as a result of the depreciation of the additional Properties acquired during 1999 and a full year of depreciation on the Properties acquired during 1998. The increase in depreciation expense was partially offset by a decrease in depreciation expense related to the sale of 45 properties during the year ended December 31, 1999. In addition, the increase in the dollar amount of operating expenses for the year ended December 31, 1999 was partially offset by a decrease in general operating and administrative expenses attributable to the transfer of the Company's build-to-suit development operation to Services. In accordance with generally accepted accounting principles, certain costs relating to the development of Properties for the Company's own use have been capitalized.

The Company recognized $21,920,000 and $13,460,000, in interest expense for the years ended December 31, 1999 and 1998, respectively. Interest expense increased for the year ended December 31, 1999 primarily as a result of the higher average interest rate and borrowing levels on the Company's Credit Facility and the issuance of the Notes in March 1998 and the 2004 Notes in June 1999.

During 1999, the Company sold 45 of its properties for a total of $50,541,000 and received net sales proceeds of $49,732,000.

1999 ANNUAL REPORT - PAGE 24

The Company recognized a net gain on the sale of these 45 properties of $6,724,000 for financial reporting purposes. The Company reinvested the proceeds from 41 of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

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

Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997. As of December 31, 1998 and 1997, the Company owned 285 and 237 wholly-owned Properties,

[PICTURE 14] Photograph of an exterior view of The Sports  Authority  located in
             Sarasota, Florida.

respectively, 281 and 237, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 1998, the Company leased six properties which were sold during 1998. During the year ended December 31, 1997, the Company leased one property which was contributed to the Partnership during 1997 and five properties which were sold during 1997. In connection therewith, during the years ended December 31, 1998 and 1997, the Company earned $61,750,000 and $49,922,000, respectively, in Rental Income. The
23.7 % increase in Rental Income during 1998, as compared to 1997, is primarily attributable to income earned on the 55 Properties acquired and the 15 buildings upon which construction was completed during 1998. In addition, Rental Income increased during 1998 as a result of the fact that the 47 Properties acquired and three buildings upon which construction was completed during 1997 were operational for a full fiscal year in 1998. The increase in Rental Income was partially offset by a decrease in Rental Income relating to five Properties which became vacant during the year ended December 31, 1998. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1998, the weighted average remaining lease term of the Properties was approximately 15 years.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While

1999 ANNUAL REPORT - PAGE 25

the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) fee income from development, property management and asset management services. During the years ended December 31, 1999, 1998 and 1997, the Company generated $62,067,000, $50,135,000 and $33,369,000, respectively, from its triple net lease segment. For the year ended December 31, 1998, the Company generated revenues totaling $2,706,000 from its fee income segment. Prior to January 1, 1998, the Company did not provide services for development, property management and asset management.

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

[PICTURE 15] Artist's  digital  rendering based on original  blueprints of Ponce
             Inlet Lighthouse, Ponce Inlet, Florida.

During the years ended December 31, 1998 and 1997, the Company's operating expenses, excluding interest and including depreciation and amortization, were $20,594,000 and $9,025,000, respectively (31.8% and 18.0%, respectively, of total revenues). The increase in operating expenses for the year ended December 31, 1998, is primarily attributable to a $5,501,000 charge related to the costs incurred in acquiring the Advisor from a related party. Operating expenses for the year ended December 31, 1998, excluding the costs relating to the acquisition of the Advisor, were $15,093,000 (23.3% of gross operating revenues). The increase for the year ended December 31, 1998 is also attributable to the increase in depreciation as a result of the depreciation of the additional Properties acquired during 1998 and a full year of depreciation on the Properties acquired during 1997. Real estate expenses also increased primarily as a result of costs incurred on the five Properties that became vacant during 1998. In addition, during the year ended December 31, 1997, the Company paid an advisory fee to the Advisor. The increase in general and administrative expense for the year ended December 31, 1998, was largely a result of the administrative overhead assumed in connection with the Merger of the Company's Advisor on January 1, 1998, (in lieu of paying advisory, acquisition and development fees to the Advisor) and due to the increase in the Company's asset size and operations. In accordance with generally accepted accounting principles, certain costs relating to development of Properties for the Company's own use have been capitalized.

The Company recognized $13,460,000 and $11,478,000 in interest expense for the years ended December 31, 1998 and 1997, respectively. Interest expense increased for the year ended December 31, 1998 primarily as a result of interest expense related to the Notes

1999 ANNUAL REPORT - PAGE 26

[MAP 1] The Company owns properties in each of the dark blue shaded states. Alabama
         Alaska
         Arkansas
         Arizona
         California
         Colorado
         Delaware
         Florida
         Georgia
         Illinois
         Kansas
         Kentucky
         Louisiana
         Maine
         Maryland
         Michigan
         Mississippi
         Missouri
         New Jersey
         New Mexico
         Nevada
         North Carolina
         North Dakota
         Ohio
         Oklahoma
         Oregon
         Pennsylvania
         Rhode Island
         South  Carolina
         Tennessee
         Texas
         Virginia
         Washington
         West Virginia
         Wisconsin

[PICTURE 16] Photograph  of  an  exterior  view  of The  Good  Guys  located  in
             Stockton,  California.

[PICTURE 17] Photograph  of  an   exterior  view  of  the  PETsMART  located  in
             Chicago, Illinois.

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

During 1997, the Company sold one of its properties and an undeveloped portion of land of one of its properties for a total of $1,883,000 and received net sales proceeds of $1,816,000. In addition, the Company sold four of its properties to the Partnership at the Company's original cost of $17,542,000. The Company recognized a gain on the sale of these five properties and undeveloped portion of land of $651,000 for financial reporting purposes. The Company reinvested the proceeds to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

Year 2000 Readiness Disclosure. The Year 2000 compliance issues concern the ability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

The Company and its affiliates generally provide all services requiring the use of information and some non-information technology systems. The information technology systems of the Company consist of a network of personal computers and servers built using hardware and software from

1999 ANNUAL REPORT - PAGE 27

mainstream suppliers. The non-information technology systems of the Company are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. In early 1998, the Company and its affiliates formed a Year 2000 committee (the "Y2K Team") that assessed the readiness of any systems that were date sensitive and completed upgrades for the hardware equipment and software that was not Year 2000 compliant, as necessary. The cost for these upgrades and other remedial measures was the responsibility of the Company. The Company has not incurred, and does not expect that it will incur, any costs in connection with the Year 2000 remedial measures. In addition, the Y2K team requested and received certifications of compliance from other companies with which the Company has material third party relationships.

In assessing the risks presented by the Year 2000 compliance issues, the Y2K Team identified potential worst case scenarios involving the failure of the information and non-information technology systems used by the Company's transfer agent, financial institutions and tenants. As of February 28, 2000, the Company did not experience material disruption or other significant problems in its information and non-information technology systems. In addition, as of the same date, the Company is not aware of any material Year 2000 compliance issues relating to information and non-information technology systems of third parties with which the Company maintains material relationships, including those of the Company's transfer agent, financial institutions and tenants. Additionally, the Company's interactions with the systems of its transfer agent, financial institutions and tenants, have functioned normally. The Company continues to monitor its systems and to maintain contact with third parties with which the Company has

[PICTURE 18] Photograph  of  an exterior  view of the Barnes & Noble  located in
             Houston, Texas.

material relationships with respect to Year 2000 compliance and any Year 2000 issues that may arise at a later date. The Company will develop contingency plans relating to ongoing Year 2000 issues at the time that such issues are identified and such plans are deemed necessary.

Based on the information provided to the Y2K Team, the upgrades and remedial measures by the Company and its affiliates, and the normal functioning to date of information and non-information technology systems used by the Company and those third parties, the Company does not foresee significant risks associated with its Year 2000 compliance at this time. In addition, the Company does not expect to incur any material additional costs in connection with the Year 2000 compliance efforts. However, there can be no assurance that the Company or any third parties will not have ongoing Year 2000 compliance issues that may have adverse effects on the Company.

Investment Considerations. Two of the Company's tenants, Just For Feet and Levitz (the "Tenants"), have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the Tenants has the right to reject or affirm its lease with the Company. As of December 31, 1999, Just For Feet and Levitz continued to lease one Property each, which combined, accounted for one percent of the Company's Rental Income for the year ended December 31, 1999.

The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its

1999 ANNUAL REPORT - PAGE 28

stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 1999, 1998 and 1997, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

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

Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations; however, certain factors exist that could contribute to trends that may adversely effect the Company in the future. Such factors include the following: changes in general economic conditions, changes in real estate market conditions, interest rate fluctuations, an increase in internet retailing, the ability of the Company to locate suitable tenants for its Properties and the ability of tenants to make payments under their respective leases.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is currently reviewing the Statement to see what impact, if any, it will have on the Company's consolidated financial statements.

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." Statement No. 137 defers the effective date of Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company's policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater

1999 ANNUAL REPORT - PAGE 29

[PICTURE 19] Photograph of an exterior view of  the Robb & Stucky located in Ft.
             Myers, Florida.

testing. The Company may acquire a property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company's acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 17 properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these properties.

Quantitative and Qualitative Disclosures About Market Risk. The Company is exposed to interest changes primarily as a result of its variable rate Credit Facility and its long term, fixed-rate debt used to finance the Company's development and acquisition activities and for general corporate purposes. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Company borrows at both fixed and variable rates on its long-term debt.

The information in the table summarizes the Company's market risks associated with its debt obligations outstanding as of December 31, 1999 and 1998. The table presents principal cash flows and related interest rates by year of expected maturity for debt obligations outstanding as of December 31, 1999. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods.

As the table incorporates only those exposures that exist as of December 31, 1999 and 1998, it does not consider those exposures or positions which could arise after those dates. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company's hedging strategies at that time and interest rates. As of December 31, 1999, the Company did not have any interest rate derivative instruments outstanding.

1999 ANNUAL REPORT - PAGE 30

[PICTURE 20] Background  photograph of lighthouse  and surrounding landscape in
             Portland, Maine.

MARKET RISK DISCLOSURE TABLE

                           |--------------------------------Maturity Date----------------------------|
                                                        (dollars in thousands)

                              2000         2001         2002         2003         2004      Thereafter
                           ----------   ----------   ----------   ----------   ----------   ----------

Variable rate credit
    facility               $  108,700   $   -        $   -        $   -        $   -        $   -
Average interest rate           7.29%       -            -            -            -            -

Fixed rate mortgages       $    2,031   $    2,195   $    2,369   $    2,612   $    2,851   $   28,371
Average interest rate           7.61%        7.61%        7.61%        7.60%        7.59%        7.71%

Fixed rate notes               -            -            -            -        $  100,000   $  100,000
Average interest rate          -            -            -            -            7.547%       7.163%


                                     December 31, 1999                      December 31, 1998
                                  (dollars in thousands)                  (dollars in thousands)
                           ------------------------------------   ------------------------------------

                                         Weighted                               Weighted
                                         Average                                Average
                                         Interest      Fair                     Interest       Fair
                             Total         Rate        Value        Total         Rate         Value
                           ----------   ----------   ----------   ----------   ----------   ----------

Variable rate credit
  facility                 $  108,700        7.29%   $  108,700   $  138,100        7.14%   $  138,100

Fixed rate mortgages       $   40,429        7.62%   $   40,429   $   55,063        7.60%   $   55,063

Fixed rate notes (1)       $  200,000        7.36%   $  185,840      100,000        7.16%   $   92,232

         (1) The Company issued $100,000,000 of notes in June 1999.

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

1999 ANNUAL REPORT - PAGE 32

[PICTURE 21] Artist's digital  rendering  based on original  blueprints of Ponce
             Inlet Lighthouse, Ponce Inlet, Florida.

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Commercial Net Lease Realty, Inc.:


We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1999 and 1998, and results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Orlando, Florida
January 14, 2000

1999 ANNUAL REPORT - PAGE 33

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
                                                                                          December 31,
                                                                                       1999           1998
                                                                                    -----------   ------------
ASSETS
------
Real estate:
    Accounted for using the operating method, net of accumulated
        depreciation and amortization                                               $   546,193   $    519,948
    Accounted for using the direct financing method                                     125,491        138,809
Investment in unconsolidated subsidiary                                                   4,502              -
Investment in unconsolidated partnership                                                  3,844          3,850
Mortgages receivable                                                                     16,241              -
Mortgages and other receivables from unconsolidated subsidiary                           27,597              -
Cash and cash equivalents                                                                 3,329          1,442
Receivables                                                                               2,119          3,532
Accrued rental income                                                                    13,182         10,395
Debt costs, net of accumulated amortization of $2,894 and $2,559                          2,964          2,282
Other assets                                                                              4,327          5,337
                                                                                    ===========   ============
           Total assets                                                             $   749,789   $    685,595
                                                                                    ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Line of credit payable                                                              $   108,700   $    138,100
Mortgages payable                                                                        40,429         55,063
Notes payable, net of unamortized discount of $592 and $256, respectively, and unamortized interest rate hedge gain of $2,434
    in 1999                                                                             201,842         99,744
Accrued interest payable                                                                  2,744          2,646
Accounts payable and accrued expenses                                                     1,717          5,343
Other liabilities                                                                         2,995            809
                                                                                    -----------   ------------
           Total liabilities                                                            358,427        301,705
                                                                                    -----------   ------------

Commitments and contingencies (Note 19)

Stockholders' equity:
    Preferred stock, $0.01 par value. Authorized 15,000,000 shares; none
      issued or outstanding                                                                   -              -
    Common stock, $0.01 par value. Authorized 90,000,000 shares; issued and outstanding 30,255,939 and 29,521,089 shares at December 31,
      1999 and 1998, respectively                                                           303            295
    Excess stock, $0.01 par value.  Authorized 105,000,000 shares; none
      issued or outstanding                                                                   -              -
    Capital in excess of par value                                                      396,403        386,755
    Accumulated dividends in excess of net earnings                                      (5,344)        (3,160)
                                                                                    -----------   ------------
           Total stockholders' equity                                                   391,362        383,890
                                                                                    -----------   ------------
                                                                                    $   749,789   $    685,595
                                                                                    ===========   ============

          See accompanying notes to consolidated financial statements.

1999 ANNUAL REPORT - PAGE 34

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)
                                                                                  Year Ended December 31,
                                                                              1999          1998          1997
                                                                           ----------    ----------    ----------
  Revenues:
     Rental income from operating leases                                   $   57,514    $   48,127        37,384
     Earned income from direct financing leases                                13,858        12,815        11,779
     Contingent rental income                                                     903           808           759
     Development and asset management fees from  related parties                1,883         2,362             -
     Interest and other                                                         2,385           661           213
                                                                           ----------    ----------    ----------
                                                                               76,543        64,773        50,135
                                                                           ----------    ----------    ----------

  Expenses:
     General operating and administrative                                       6,180         7,735         1,448
     Real estate expenses                                                         432           599           165
     Advisory fees to related party                                                 -             -         2,110
     Interest                                                                  21,920        13,460        11,478
     Depreciation and amortization                                              8,634         6,759         5,302
     Expenses incurred in acquiring advisor from related party                  9,824         5,501             -
                                                                           ----------    ----------    ----------
                                                                               46,990        34,054        20,503
                                                                           ----------    ----------    ----------

  Earnings before equity in earnings of unconsolidated
     subsidiary and unconsolidated partnership, and gain on
     sale of real estate                                                       29,553        30,719        29,632

  Equity in earnings of unconsolidated subsidiary                              (1,337)            -             -

  Equity in earnings of unconsolidated partnership                                371           367           102

  Gain on sale of real estate                                                   6,724         1,355           651
                                                                           ----------    ----------    ----------

  Net earnings                                                             $   35,311    $   32,441    $   30,385
                                                                           ==========    ==========    ==========

  Net earnings per share of common stock:
     Basic                                                                 $     1.16    $     1.11    $     1.26
                                                                           ==========    ==========    ==========
     Diluted                                                               $     1.16    $     1.10    $     1.25
                                                                           ==========    ==========    ==========

  Weighted average number of shares outstanding:
     Basic                                                                 30,331,327    29,169,371    24,070,697
                                                                           ==========    ==========    ==========
     Diluted                                                               30,408,219    29,397,154    24,220,792
                                                                           ==========    ==========    ==========


          See accompanying notes to consolidated financial statements.

1999 ANNUAL REPORT - PAGE 35


COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands, except per share data)
                                                                                      Retained
                                                                                      earnings
                                                                                    (accumulated
                                                                                      dividends
                                                                       Capital in     in excess
                                           Number of       Common      excess of       of net
                                             shares        stock       par value      earnings)        Total
                                           ----------    ----------    ----------    -----------    ----------
Balance at December 31, 1996               20,763,672    $      208    $  254,299    $    (1,933)   $  252,574

Net earnings                                        -             -             -         30,385        30,385
Dividends declared and paid ($1.20 per
    share of common stock)                          -             -             -        (28,381)      (28,381)
Issuance of common stock                    7,189,955            72       111,448              -       111,520
Stock issuance costs                                -             -        (3,954)             -        (3,954)
                                           ----------    ----------    ----------    -----------    ----------

Balance at December 31, 1997               27,953,627           280       361,793             71       362,144

Net earnings                                        -             -             -         32,441        32,441
Dividends declared and paid ($1.23 per                                                                 (35,672)
    share of common stock)                          -             -             -        (35,672)
Issuance of common stock in connection
    with acquisition of advisor               277,813             3         4,739              -         4,742
Issuance of common stock                    1,289,649            12        21,171              -        21,183
Stock issuance costs                                -             -          (948)             -          (948)
                                           ----------    ----------    ----------    -----------    ----------

Balance at December 31, 1998               29,521,089           295       386,755         (3,160)      383,890

Net earnings                                        -             -             -         35,311        35,311
Dividends declared and paid ($1.24 per
    share of common stock)                          -             -             -        (37,495)      (37,495)
Issuance of common stock in connection
    with acquisition of advisor               798,109             8         9,816              -         9,824
Issuance of common stock                      180,941             2         2,178              -         2,180
Purchase and retirement of common stock      (244,200)           (2)       (2,329)             -        (2,331)
Stock issuance costs                                -             -           (17)             -           (17)
                                           ----------    ----------    ----------    -----------    ----------

Balance at December 31, 1999               30,255,939    $      303    $  396,403    $    (5,344)   $  391,362
                                           ==========    ==========    ==========    ===========    ==========

          See accompanying notes to consolidated financial statements.

1999 ANNUAL REPORT - PAGE 36


COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
                                                                                            Year Ended December 31,
                                                                                      1999           1998           1997
                                                                                   -----------    -----------    -----------

Cash flows from operating activities:
   Net earnings                                                                    $    35,311    $    32,441    $    30,385
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                                     8,634          6,759          5,302
       Amortization of notes payable discount                                               56             15              -
       Amortization of deferred interest rate hedge gain                                  (245)             -              -
       Gain on sale of real estate                                                      (6,724)        (1,355)          (651)
       Expenses incurred in acquiring advisor from related party                         9,824          5,501              -
       Equity in earnings of unconsolidated subsidiary, net of deferred
         intercompany profits                                                            1,198              -              -
       Distributions (equity in earnings) from unconsolidated partnership, net
         of equity in earnings (distributions)                                               4              9           (102)
       Decrease in real estate leased to others using the direct financing
         method                                                                          1,805          1,393          1,166
       Decrease in accrued mortgage interest receivable                                    474              -              -
       Decrease (increase) in receivables                                                1,508         (2,723)           146
       Increase in accrued rental income                                                (3,928)        (3,346)        (2,729)
       Increase in other assets                                                            (43)            (2)            (5)
       Increase in accrued interest payable                                                 98          1,881            375
       Increase in accounts payable and accrued expenses                                   288            755             25
       Increase (decrease) in other liabilities                                           (384)           (68)            98
                                                                                   -----------    -----------    -----------
            Net cash provided by operating activities                                   47,876         41,260         34,010
                                                                                   -----------    -----------    -----------

Cash flows from investing activities:
   Proceeds from the sale of real estate                                                43,125          5,947         19,402
   Additions to real estate accounted for using the operating method                   (76,063)      (117,943)      (154,688)
   Additions to real estate accounted for using the direct financing method             (1,901)       (29,572)       (29,439)
   Investment in unconsolidated partnership                                                  -              -           (855)
   Increase in mortgages receivable                                                     (3,952)             -              -
   Mortgage payments received                                                            1,191              -              -
   Increase in mortgages and other receivables from unconsolidated subsidiary          (31,728)             -              -
   Mortgage payments received from unconsolidated subsidiary                             4,859              -              -
   Increase in other assets                                                               (148)        (4,084)          (660)
   Other                                                                                   181              9           (762)
                                                                                   -----------    -----------    -----------
            Net cash used in investing activities                                      (64,436)      (145,643)      (167,002)
                                                                                   -----------    -----------    -----------

1999 ANNUAL REPORT - PAGE 37


COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(dollars in thousands)
                                                                                            Year Ended December 31,
                                                                                      1999           1998           1997
                                                                                   -----------    -----------    -----------
Cash flows from financing activities:
   Proceeds from line of credit payable                                                 87,000        143,600        152,600
   Repayment of line of credit payable                                                (116,400)      (120,600)       (96,200)
   Repayment of mortgages payable                                                      (14,984)        (1,673)        (1,520)
   Proceeds from notes payable                                                          99,608         99,729              -
   Proceeds from termination of interest rate hedge                                      2,679              -              -
   Payment of debt costs                                                                (1,365)        (1,165)          (417)
   Proceeds from issuance of common stock                                                2,180         21,183        111,520
   Payment of stock issuance costs                                                         (54)        (1,144)        (3,875)
   Repurchase of common stock                                                           (2,331)             -              -
   Payment of dividends                                                                (37,495)       (35,672)       (28,381)
   Other                                                                                  (391)          (593)            15
                                                                                   -----------    -----------    -----------
            Net cash provided by financing activities                                   18,447        103,665        133,742
                                                                                   -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                                     1,887           (718)           750

Cash and cash equivalents at beginning of year                                           1,442          2,160          1,410
                                                                                   -----------    ------------   -----------
Cash and cash equivalents at end of year                                           $     3,329    $     1,442    $     2,160
                                                                                   ===========    ===========    ===========
Supplemental disclosure of cash flow information:
    Interest paid, net of amount capitalized                                       $    22,553    $    11,478    $    11,017
                                                                                   ===========    ===========    ===========

Supplemental schedule of non-cash investing and financing activities:
    Issued 798,109 and 277,813 shares of common stock in 1999 and 1998,
    respectively, in connection with the acquisition of the Company's advisor      $     9,824    $     4,742    $         -
                                                                                   ===========    ===========    ===========
    Net assets acquired in connection with the acquisition of the Company's
       advisor                                                                     $         -    $        12    $         -
                                                                                   ===========    ===========    ===========
    Mortgage notes accepted in connection with sales of real estate                $     6,618    $         -    $         -
                                                                                   ===========    ===========    ===========

    Mortgage notes accepted as payment for mortgage receivable from
       unconsolidated subsidiary                                                   $     6,755    $         -    $         -
                                                                                   ===========    ===========    ===========
    Mortgage note issued in connection with the acquisition of real estate         $       350    $         -    $         -
                                                                                   ===========    ===========    ===========
    Real estate and other assets  contributed  to  unconsolidated  subsidiary in exchange for:
          Non-voting common stock                                                  $     5,700    $         -    $         -
                                                                                   ===========    ===========    ===========
          Mortgage receivable                                                      $     8,064    $         -    $         -
                                                                                   ===========    ===========    ===========
    Capital lease obligation incurred for the lease of the Company's office
       space                                                                       $     2,570    $         -    $         -
                                                                                   ===========    ===========    ===========
     Contribution of land and building to unconsolidated partnership               $         -    $         -    $     2,930
                                                                                   ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

1999 ANNUAL REPORT - PAGE 38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         ORGANIZATION AND NATURE OF BUSINESS - Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc.
         acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases.

         PRINCIPLES OF CONSOLIDATION -The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its five wholly-owned subsidiaries (hereinafter referred to as the "Company"). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code section 856(I)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

         REAL ESTATE AND LEASE ACCOUNTING - The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period of projects until such time as the project becomes operational.

         Real estate is generally leased to others on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

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

                  OPERATING METHOD - Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years). Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

         When real estate is sold, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the sales are reflected in income.

         Management reviews its real estate for impairment whenever events or changes in circumstances indicate that the carrying value of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual real estate. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

         INVESTMENT IN UNCONSOLIDATED SUBSIDIARY - In May 1999, the Company contributed real estate and other assets to Commercial Net Lease Realty Services, Inc. ("Services") for 100 percent of the non-voting common stock of Services, representing a 95 percent, non-controlling interest in Services. The Company accounts for its 95 percent interest in Services under the equity method of accounting.

         INVESTMENT IN UNCONSOLIDATED PARTNERSHIP - In September 1997, the Company contributed cash and real estate to Net Lease Institutional
         Realty, L.P. (the "Partnership") for a 20 percent interest in the Partnership.

1999 ANNUAL REPORT - PAGE 39

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

         Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. The Company limits investment of temporary cash investments to financial institutions with high credit standing; therefore, management believes it is not exposed to any significant credit risk on cash and cash equivalents.

         DEBT COSTS - Debt costs incurred in connection with the Company's $200,000,000 line of credit and mortgages payable have been deferred and are being amortized over the terms of the loan commitments using the straight-line method which approximates the effective interest method. Debt costs incurred in connection with the issuance of the Company's notes payable have been deferred and are being amortized over the term of the debt obligations using the effective interest method.

         INCOME TAXES - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 1999, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company's qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

         EARNINGS PER SHARE - In accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share," basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares. (See Note 12).

         USE OF ESTIMATES - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         NEW ACCOUNTING STANDARD - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

         In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." Statement No. 137 defers the effective date of Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is currently reviewing the Statement, as amended, to see what impact, if any, it will have on the Company's consolidated financial statements.

1999 ANNUAL REPORT - PAGE 40

2.       LEASES:

         The Company generally leases its real estate to operators of major retail businesses. As of December 31, 1999, 183 of the leases have been classified as operating leases and 84 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 48 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2001 and 2020) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.       REAL ESTATE:

         ACCOUNTED  FOR USING THE  OPERATING  METHOD - Real estate on  operating
         leases   consisted  of  the   following  at  December  31  (dollars  in
         thousands):

                                                     1999            1998
                                                   ---------       ---------

         Land                                      $ 267,479       $ 258,545
         Buildings and improvements                  296,219         269,225
         Leasehold interests                           4,409               -
                                                   ---------       ---------
                                                     568,107         527,770
         Less accumulated depreciation and
            amortization                             (22,023)        (17,335)
                                                   ---------       ---------
                                                     546,084         510,435
         Construction in progress                        109           9,513
                                                   ---------       ---------

                                                   $ 546,193       $ 519,948
                                                   =========       =========

         Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1999, 1998 and 1997, the Company recognized $3,985,000, $3,403,000 and $2,786,000, respectively, of such income. At December 31, 1999 and 1998, the balance of accrued rental income was $13,182,000, net of an allowance of $957,000, and $10,395,000, net of an allowance of $515,000, respectively.

         The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 1999 (dollars in thousands):

              2000                     $    55,447
              2001                          56,353
              2002                          56,233
              2003                          56,410
              2004                          56,193
              Thereafter                   517,289
                                       -----------
                                       $   797,925
                                       ===========

         Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

1999 ANNUAL REPORT - PAGE 41

         Accounted for Using the Direct Financing Method - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

                                                          1999         1998
                                                       ----------   ----------

         Minimum lease payments to be received         $  245,306   $  283,185
         Estimated residual values                         39,644       43,154
         Less unearned income                            (159,459)    (187,530)
                                                       ----------   ----------

         Net investment in direct financing leases     $  125,491   $  138,809
                                                       ==========   ==========

         The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1999 (dollars in thousands):

               2000                        $  15,349
               2001                           15,382
               2002                           15,443
               2003                           15,456
               2004                           15,634
               Thereafter                    168,042
                                           ---------
                                           $ 245,306
                                           =========

         The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate - Accounted for Using the Operating Method).

4.       INVESTMENT IN UNCONSOLIDATED SUBSIDIARY:

         In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. The Company contributed $5.7 million of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. The Company accounts for its investment in Services using the equity method. The Company also entered into a secured line of credit agreement with Services for a $30,000,000 revolving credit facility. The credit facility is secured by a first mortgage on Services' properties. In addition, the Company entered into a line of credit agreement with a wholly-owned subsidiary of Services for a $20,000,000 revolving credit facility.

         The  following  presents  Services'  condensed  financial   information
         (dollars in thousands):

                                                          December 31, 1999
                                                       ------------------------

         Real estate, net of accumulated depreciation         $   30,251
         Investment in unconsolidated affiliate                    5,531
         Cash and cash equivalents                                 1,396
         Other assets                                              3,576
                                                              ----------
            Total assets                                      $   40,754
                                                              ==========

         Mortgage and other payables                          $   20,456
         Other liabilities                                        15,705
                                                              ----------
            Total liabilities                                     36,161
                                                              ----------

         Stockholders' equity                                      4,593
                                                              ----------
            Total liabilities and stockholders' equity        $   40,754
                                                              ==========

1999 ANNUAL REPORT - PAGE 42

                                                          Period May 1, 1999
                                                          (date of inception)
                                                               through
                                                          December 31, 1999
                                                          -------------------

         Revenues                                             $      660
         Net earnings                                             (1,407)

         For the year ended December 31, 1999, the Company recognized a loss of $1,337,000 from the Subsidiary.

5.       INVESTMENT IN UNCONSOLIDATED PARTNERSHIP:

         In September 1997, the Company entered into a Partnership arrangement, Net Lease Institutional Realty, L.P. (the "Partnership"), with the Northern Trust Company, as Trustee of the Retirement Plan for Chicago Transit Authority Employees ("CTA"). The Company is the sole general partner with a 20 percent interest in the Partnership and CTA is the sole limited partner with an 80 percent interest in the Partnership.

         The Partnership owns and leases nine properties to major retail tenants under long-term, commercial net leases. The following presents the Partnership's condensed financial information (dollars in thousands):

                                                                       December 31,
                                                                    1999         1998
                                                                 ----------   ----------
         Real estate leased to others:
             Accounted for using the operating method,
               net of accumulated depreciation                   $   24,742   $   25,060
             Accounted for using the direct financing
               method                                                 5,030        5,096
         Other assets                                                   698          763
                                                                 ----------   ----------
                  Total assets                                   $   30,470   $   30,919
                                                                 ==========   ==========

         Note payable                                            $   11,133   $   11,536
         Other liabilities                                              132          160
                                                                 ----------   ----------
                  Total liabilities                                  11,265       11,696
                                                                 ----------   ----------

         Partners' capital                                           19,205       19,223
                                                                 ----------   ----------
                  Total liabilities and partners' capital        $   30,470   $   30,919
                                                                 ==========   ==========

                                                                   Period
                                                             September 19, 1997
                           For the year     For the year     (date of inception)
                               ended           ended              through
                            December 31,    December 31,        December 31,
                                1999           1998                1997
                           -------------    ------------     -------------------

         Revenues            $  3,279         $  3,276           $   933
         Net earnings           1,857            1,834               514

         For the years ended December 31, 1999, 1998 and 1997, the Company recognized income of $371,000, $367,000 and $102,000, respectively, from the Partnership.

6.       LINE OF CREDIT PAYABLE:

         In September 1999, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended certain provisions of the Company's existing loan agreement and which expires on July 30, 2000. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. The principal balance is due in full upon termination of the Credit Facility on July 30, 2000, which can be extended for an additional 12 month period at the option of the Company. Interest incurred on prime rate advances on the

1999 ANNUAL REPORT - PAGE 43

         Credit Facility is payable quarterly. LIBOR rate advances have maturity periods of one, two, three or six months, whichever the Company selects, with interest payable at the end of the selected maturity period. All unpaid interest is due in full upon termination of the Credit Facility. As of December 31, 1999 and 1998, the outstanding principal balance was $108,700,000 and $138,100,000, respectively, plus accrued interest of $135,000 and $361,000, respectively. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1999.

         During the three years ended December 31, 1999, the Company was a party to an interest rate cap agreement as a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility. As of December 31, 1999, the interest rate cap agreement had expired.

         The cost of buildings constructed by the Company for its own use includes capitalized interest on the Credit Facility. For the years ended December 31, 1999, 1998 and 1997, interest cost incurred was $7,740,000, $4,886,000 and $7,240,000, respectively, of which $487,000,
         $1,112,000 and $133,000, respectively, was capitalized, and $6,619,000, $3,774,000 and $7,107,000, respectively, which was charged to operations.

7.       MORTGAGES PAYABLE:

         In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. The loan provided for a four-year mortgage with interest payable monthly and principal payable at maturity in December 1999, and bore interest at a rate of 6.75% per annum. Upon its maturity in December 1999, the Company repaid the outstanding principal balance of $13,150,000 using funds available from its Credit Facility.

         In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and assignments of rents and leases of certain of the Company's properties. As of December 31, 1999, the aggregate carrying value of these properties totaled $74,468,000. The outstanding principal balance as of December 31, 1999 and 1998, was $34,189,000 and $35,680,000, respectively, plus accrued interest of $123,000 and $125,000, respectively.

         In June 1996, the Company acquired three properties each subject to a mortgage totaling $6,864,000 (collectively, the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have weighted average maturity of five years, with principal and interest payable monthly. As of December 31, 1999 and 1998, the outstanding balances for the Mortgages totaled $5,890,000 and $6,233,000, plus accrued interest of $37,000 and $39,000, respectively. As of December 31, 1999, the aggregate carrying value of these three properties totaled $8,020,000.

         In December 1999, the Company acquired a property subject to a mortgage of $350,000. The mortgage bears interest at a rate of 8.5% per annum with principal and interest payable monthly and the balance due in December 2009. As of December 31, 1999, the outstanding principal balance of the mortgage was $350,000.

         The following is a schedule of the annual maturities of the Company's mortgages payable for each of the next five years (dollars in thousands):

              2000                      $    2,031
              2001                           2,195
              2002                           2,369
              2003                           2,612
              2004                           2,851
                                        ----------
                                        $   12,058
                                        ==========

1999 ANNUAL REPORT - PAGE 44

8.       NOTES PAYABLE:

         In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% Notes due 2008 (the "2008 Notes"). The 2008 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semiannually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of
         (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for the 2008 Notes.

         In connection with the debt offering, the Company incurred debt issuance costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2008 Notes using the effective interest method. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

         In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% Notes due 2004 (the "2004 Notes"). The 2004 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the make-whole amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes.

         In connection with the debt offering, the Company incurred debt issuance costs totaling $970,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2004 Notes using the effective interest method. The net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

9.       COMMON STOCK:

         In  November  1999,  the Company  announced  the  authorization  by the
         Company's board of directors to acquire up to $25,000,000 of the Company's outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 1999, the Company had acquired and retired 244,200 of such shares for a total cost of $2,339,000.

10.      EMPLOYEE BENEFIT PLAN:

         Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the "Retirement Plan") covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their Compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants' contributions up to a maximum of six percent of a participant's annual compensation. The Company's contributions to the Retirement plan for the years ended December 31, 1999 and 1998, totaled $52,000 and $60,000, respectively.


1999 ANNUAL REPORT - PAGE 45

11.      DIVIDENDS:

         The following presents the characterization for tax purposes of dividends paid to stockholders for the years ended December 31:

                                                   1999        1998       1997
                                                  -------     -------    -------

         Ordinary income                          $  1.12     $  1.09    $  1.10
         Capital gain                                 .01           -          -
         Unrecaptured Section 1250 Gain               .02           -          -
         Return of capital                            .09         .14        .10
                                                  -------     -------    -------
                                                  $  1.24     $  1.23    $  1.20
                                                  =======     =======    =======

         On January 14, 2000, the Company declared dividends of $9,378,000 or 31 cents per share of common stock, payable on February 15, 2000 to stockholders of record on January 31, 2000.

12.      EARNINGS PER SHARE:

         The following represents the calculations of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31:

                                                     1999              1998              1997
                                                 -------------    --------------    -------------
         Basic Earnings Per Share:
           Net earnings                          $  35,311,000    $   32,441,000    $  30,385,000
                                                 =============    ==============    =============

           Weighted average number of
             shares outstanding                     29,650,912        29,124,583       24,070,697

           Merger contingent shares                    680,415            44,788                -
                                                 -------------    --------------    -------------

           Weighted average number of
             shares used in basic earnings
             per share                              30,331,327        29,169,371       24,070,697
                                                 =============    ==============    =============

         Basic earnings per share                $        1.16    $         1.11    $        1.26
                                                 =============    ==============    =============

         Diluted Earnings Per Share:
           Net earnings                          $  35,311,000    $   32,441,000    $  30,385,000
                                                 =============    ==============   ==============

           Weighted average number of
             shares outstanding                     29,650,912        29,124,583       24,070,697

           Effect of dilutive securities:
             Stock options                                   -           150,679          150,095
             Merger contingent shares                  757,307           121,892                -
                                                 -------------    --------------    -------------

           Weighted average number of
             shares used in diluted
             earnings per share                     30,408,219        29,397,154       24,220,792
                                                 =============    ==============    =============

         Diluted earnings per share              $        1.16    $         1.10    $        1.25
                                                 =============    ==============    =============

         For the years ended December 31, 1999 and 1998, options on 1,668,659 and 1,145,700 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

1999 ANNUAL REPORT - PAGE 46

13.      STOCK OPTION PLAN:

         The Company's stock option plan (the "Plan") provides compensation and incentive to persons ("Key Employees" and "Outside Directors of the Company") whose services are considered essential to the Company's continued growth and success. As of December 31, 1999, the Plan had 2,000,000 shares of common stock reserved for issuance. The following summarizes transactions in the Plan for the years ended December 31:

                                          1999                       1998                       1997
                               --------------------------   ------------------------   ------------------------
                                               Weighted                   Weighted                   Weighted
                                 Number         Average       Number       Average       Number       Average
                                   Of          Exercise        Of         Exercise        Of         Exercise
                                 Shares          Price        Shares        Price        Shares        Price
                               -----------    -----------   ---------    -----------   ---------    -----------

         Outstanding,
             January  1          1,710,600    $     14.89   1,145,100    $     13.52     956,600    $     13.21
         Granted                    10,000          13.69     654,000          17.38     210,000          14.92
         Exercised                       -              -     (14,500)         12.88     (11,500)         13.52
         Surrendered               (54,675)         16.55     (74,000)         16.03     (10,000)         13.94
                               -----------                  ---------                  ---------
         Outstanding,
             December 31         1,665,925          14.83   1,710,600          14.89   1,145,100          13.52
                               ===========                  =========                  =========

         Exercisable,
             December 31         1,208,725          14.03     855,933          13.38     681,767          13.29
                               ===========                  =========                  =========

         Available for grant,
             December 31           308,075                    167,900                    821,900
                               ===========                  =========                  =========


         The weighted-average remaining contractual life of the 1,665,925 options outstanding at December 31, 1999 was 6.4 years, 909,325 options which had exercise prices ranging from $11.25 to $14.125 and 756,600 options which had exercise prices ranging from $14.875 to $17.875. One third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options' maximum term is ten years.

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

                                       1999          1998          1997
                                    ----------    ----------    ----------

Net earnings as reported            $   35,311    $   32,441    $   30,385
                                    ==========    ==========    ==========

Pro forma net earnings              $   35,019    $   32,187    $   30,220
                                    ==========    ==========    ==========

Earnings per share as reported:
    Basic                           $     1.16    $     1.11    $     1.26
                                    ==========    ===========   ==========
    Diluted                         $     1.16    $     1.10    $     1.25
                                    ==========    ===========   ==========

Pro forma earnings per share:
    Basic                           $     1.15    $     1.10    $     1.26
                                    ==========    ===========   ==========
    Diluted                         $     1.15    $     1.09    $     1.25
                                    ==========    ===========   ==========

1999 ANNUAL REPORT - PAGE 47

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999, 1998 and 1997: (i) risk free rates of 5.1% for the 1999 grant, 5.7% and 5.9% for 1998 grants and 6.9% and 7.0% for 1997 grants, (ii) expected volatility of 24.6%, 17.4% and 13.6%, respectively, (iii) dividend yields of 10.5% , 7.9% and 7.7%, respectively, and (iv) expected lives of ten years for grants in 1999, 1998 and 1997.

14.      MERGER TRANSACTION:

         On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered real estate investment trust effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share Consideration is to be paid over time, within five years from the date of the Merger, based on the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. The market value of the common shares issued on January 1, 1998 was $3,933,000, of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as expenses incurred in acquiring the Advisor from a related party. In addition, in connection with the Merger, the Company incurred costs totaling $771,000 consisting primarily of legal and accounting fees, directors' compensation and fairness opinions. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill.

         Since the effective date of the Merger, the Company has issued 855,922 shares of the Share Balance. The market value of the Share Balance issued was $10,634,000, all of which was charged to operations. On January 1, 2000, in connection with the property acquisitions during the quarter ended December 31, 1999, an additional 50,711 shares of the Share Balance became issuable to the stockholders of the Advisor. The market value of the 50,711 shares at the date the shares became issuable totaled $491,000, all of which is to be charged to operations during the year ended December 31, 2000. Pursuant to the agreement and the plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations.

         Upon consummation of the Merger on January 1, 1998, all employees of the Advisor became employees of the Company, and any obligation to pay fees under the advisor agreement between the Company and the Advisor was terminated.

15.      FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The Company believes the carrying values of its line of credit payable and the lines of credit receivable from Services and a wholly-owned subsidiary of Services approximate fair value based upon their nature, terms and variable interest rates. The Company believes that the carrying value of its mortgages payable and mortgages receivable at December 31, 1999 approximate fair value, based upon current market prices of similar issues. At December 31, 1999, the fair value of the Company's notes payable was $185,840,000 based upon the quoted market price.

16.      RELATED PARTY TRANSACTIONS:

         The  Company  manages  Net  Lease   Institutional   Realty,  L.P.  (the
         "Partnership"), in which the Company holds a 20 percent equity interest. Pursuant to a management agreement, the Partnership paid the Company $218,000 in asset management fees during each of the years ended December 31, 1999 and 1998.

         A wholly-owned subsidiary of Services holds a 33 1/3 percent equity interest in WXI/SMC Real Estate LLC (the "LLC"). The Company provided certain management services for the LLC on behalf of Services pursuant to the LLC's Limited Liability Company Agreement and Property Management and Development Agreement. The LLC

1999 ANNUAL REPORT - PAGE 48

         paid  the   Company   $314,000   in  fees  and   $200,000   in  expense
         reimbursements during the year ended December 31, 1999 relating to these services.

         During the years ended December 31, 1999 and 1998, the Company provided certain development services for an affiliate of a member of the Company's board of directors. In connection therewith, the Company earned $1,351,000 and $2,144,000, respectively, in development fees relating to these services. The Company's receivables balance at December 31, 1999 and 1998 includes $634,000 and $338,000, respectively, of these development fees.

         As of December 31, 1999, the Company held two mortgages totaling $6,755,000 with affiliates of certain members of the Company's board of directors.

         In November 1999, the Company entered into a lease agreement for its office space (the "Lease") with an affiliate of a member of the Company's board of directors. The Lease provides for rent in the amount of $390,000 per year, expiring in October 2014.

         In connection with the revolving credit facilities between the Company and Services and the Company and a wholly-owned subsidiary of Services, the Company received $1,530,000 in interest and fees during the year ended December 31, 1999. In addition, Services paid the Company $177,000 in expense reimbursements for accounting services provided by the Company during the year ended December 31, 1999.

         Prior to the Merger, certain directors and officers of the Company held similar positions with the Advisor.

         During the year ended December 31, 1997, the Company acquired 27 properties and three buildings which were developed by the tenant on land parcels owned by the Company, from unrelated, third parties. In connection with the acquisition of these 27 properties and three buildings, the Company paid the Advisor $2,552,000 in acquisition fees and expense reimbursement fees (representing 1.5% and 0.5%, respectively, of the cost of the properties).

         In addition, during the year ended December 31, 1997, the Company acquired 15 properties for purchase prices totaling $39,323,000 from affiliates of the Advisor who had developed the properties. The purchase prices paid by the Company for these properties equaled the affiliates' costs including development costs. The affiliates' costs consisted of the land purchase prices, construction costs, various soft costs including legal costs, survey fees and architect fees, and developers fees aggregating $2,180,000 paid to an affiliate of the Advisor. In addition, during 1997, the Company purchased five land parcels from unrelated, third parties on which buildings were being developed by an affiliate of the Advisor. The Company paid developers fees totaling $376,000 to an affiliate of the Advisor who was developing the five properties. No acquisition fees or expense reimbursement fees were paid to the Advisor in connection with the acquisition of these 20 properties.

         Prior to the Merger, the Company and the Advisor had entered into an advisory agreement (the "Advisory Agreement"), which provided for the Advisor to perform services in connection with the day to day operations of the Company. In connection therewith, the Advisor received an annual fee, payable monthly, equal to (i) seven percent of funds from operations, as defined in the Advisory Agreement, up to $10,000,000, (ii) six percent of funds from operations in excess of $10,000,000 but less than $20,000,000 and (iii) five percent of funds from operations in excess of $20,000,000. For purposes of the Advisory Agreement, funds from operations generally includes the Company's net earnings excluding the advisory fee, depreciation and amortization expenses, extraordinary gains and losses and non-cash lease accounting adjustments. Under the Advisory Agreement, the Company incurred $2,110,000 in advisory fees for the year ended December 31, 1997.

         In September 1997, the Company sold four of its properties to the Partnership at the Company's original cost of $17,542,000. The Company recognized a gain for financial reporting purposes on the sale of these properties of $101,000 after elimination of the Company's 20 percent interest in the gain on the sale.

         In March 1999, the Company sold 38 of its properties to an affiliate of a member of the Company's board of directors for a total of $36,568,000 and received net proceeds of $36,173,000, resulting in a gain of $5,363,000 for financial reporting purposes.

1999 ANNUAL REPORT - PAGE 49

17.      SEGMENT INFORMATION:

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement was effective for fiscal years beginning after December 15, 1997. While the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from the triple net leases and (ii) fee income from development, property management and asset management services.

         The following table represents the revenues, expenses and asset allocation for the two segments and the Company's consolidated totals at December 31, 1999 and 1998, and for the years then ended:

                                                Rental and
                                                  Earned         Fee
                                                  Income        Income     Corporate     Consolidated
                                               ------------   ---------   ------------   ------------
         1999
         ----
         Revenues                              $     73,119   $   3,174   $        250   $     76,543
         General operating and
             administrative expenses                  4,630       1,345            205          6,180
         Real estate expenses                           432           -              -            432
         Interest expense                            21,920           -              -         21,920
         Depreciation and amortization                8,419         185             30          8,634
         Expenses incurred in acquiring
             advisor from related party                   -           -          9,824          9,824
         Equity in earnings of
             unconsolidated subsidiary                    -      (1,337)             -         (1,337)
         Equity in earnings of
             unconsolidated partnership                 371           -              -            371
         Gain on sale of real estate                  6,724           -              -          6,724
                                               ------------   ---------   ------------   ------------
         Net earnings                          $     44,813   $     307  $      (9,809)        35,311
                                               ============   =========   ============   ============

         Assets                                $    749,626   $      81  $          82        749,789
                                               ============   =========   ============   ============
         Additions to long-lived assets:
             Real estate                       $     77,964   $       -   $          -   $     77,964
                                               ============   =========   ============   ============
             Other                             $        218   $     192   $         37   $        447
                                               ============   =========   ============   ============

1999 ANNUAL REPORT - PAGE 50

                                                Rental and
                                                  Earned         Fee
                                                  Income        Income     Corporate     Consolidated
                                               ------------   ---------   ------------   ------------
         1998
         ----
         Revenues                              $     62,067   $   2,706   $          -   $     64,773
         General operating and
             administrative expenses                  5,558       1,137          1,040          7,735
         Real estate expenses                           599           -              -            599
         Interest expense                            13,460           -              -         13,460
         Depreciation and amortization                6,730          19             10          6,759
         Expenses incurred in acquiring
             advisor from related party                   -           -          5,501          5,501
         Equity in earnings of
             unconsolidated partnership                 367           -              -            367
         Gain on sale of real estate                  1,355           -              -          1,355
                                               ------------   ---------   ------------   ------------
         Net earnings                          $     37,442   $   1,550  $      (6,551)  $     32,441
                                               ============   =========   ============   ============


         Assets                                $    685,432   $     108  $          55   $    685,595
                                               ============   =========   ============   ============
         Additions to long-lived assets:
             Real estate                       $    150,730   $       -  $           -   $    150,730
                                               ============   =========   ============   ============
             Other                             $      1,133   $     108  $          55   $      1,296
                                               ============   =========   ============   ============

         Prior to 1998, the Company did not provide services generating fee income from development, property management and asset management services.

18.      MAJOR TENANTS:

         The following schedule presents rental and earned income, including contingent rents, from operators representing more than ten percent of the Company's total rental and earned income for the years ended December 31 (dollars in thousands):

                                     1999      1998      1997
                                    ------    ------    ------
         Barnes & Noble
           Superstores, Inc.        $ (a)     $ (a)     $5,951
         Eckerd Corporation         $9,048    $7,170    $5,149

         (a) Rental and earned income from the operator did not represent more than 10 percent of the Company's total rental and earned income for the respective year.

1999 ANNUAL REPORT - PAGE 51

19.      COMMITMENTS AND CONTINGENCIES:

         As of December 31, 1999, the Company owned two land parcels subject to lease agreement with tenants whereby the Company has agreed to construct a building on each of the respective land parcels for aggregate construction costs of approximately $4,206,000, of which $109,000 of costs had been incurred at December 31, 1999. Pursuant to the lease agreements, rent is to commence on the properties upon completion of construction of the buildings.

         During the year ended December 31, 1999, the Company entered into a purchase and sale agreement whereby the Company acquired ten land parcels leased to major retailers and has agreed to acquire the buildings on each of the respective land parcels at the expiration of the initial term of the ground lease for an aggregate amount of approximately $23 million. The seller of the buildings holds a security interest in each of the land parcels which secures the Company's obligation to purchase the buildings under the purchase and sale agreement.

         The Company is a co-defendant in a lawsuit filed by a property owner for alleged breach of a ground lease. The suit asks for damages of $7,500,000 and/or specific performance of the ground lease. Management believes it will prevail in this suit and intends to vigorously defend its position. The Company believes, in the unlikely event that the Company were to be held liable, the relief granted by the court would be specific performance of the ground lease or damages in an amount far less than the amount sought by the plaintiff and would not materially affect the Company's operations or financial condition.

         In the ordinary course of its business, the Company is a party to various other legal actions which the Company believes are routine in nature and incidental to the operation of the business of the Company. The Company believes that the outcome of the proceedings will not have a material adverse effect upon its operations or financial condition.

1999 ANNUAL REPORT - PAGE 52

CONSOLIDATED QUARTERLY FINANCIAL DATA
(dollars in thousands, except per share data)

                                              First     Second      Third      Fourth
1999                                         Quarter   Quarter    Quarter     Quarter      Year
-------------------------------             --------   --------   --------    --------   --------

Rent and other revenue                      $ 18,830   $ 19,152   $ 18,983   $  19,578   $ 76,543
Depreciation and amortization
expense                                        1,993      2,060      2,230       2,351      8,634
Interest expense                               4,777      5,357      5,663       6,123     21,920
Advisor acquisition expense                    4,928      3,239        794         863      9,824
Other expenses                                 2,437      1,943      1,294         938      6,612
Net earnings                                   9,830      7,135      8,796       9,550     35,311
Net earnings per share (1):
    Basic                                       0.33       0.24       0.29        0.31       1.16
    Diluted                                     0.32       0.23       0.29        0.31       1.16

1998
-------------------------------
Rent and other revenue                      $ 15,375   $ 15,251   $ 15,821    $ 18,326   $ 64,773
Depreciation and amortization
expense                                        1,572      1,655      1,708       1,824      6,759
Interest expense                               3,000      2,868      3,307       4,285     13,460
Advisor acquisition expense                    4,692          -          -         809      5,501
Other expenses                                 1,762      1,356      2,234       2,982      8,334
Net earnings                                   4,440      9,463      9,951       8,587     32,441
Net earnings per share (1):
    Basic                                       0.16       0.32       0.34        0.29       1.11
    Diluted                                     0.15       0.32       0.34        0.29       1.10

(1) Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

1999 ANNUAL REPORT - PAGE 53

SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange ("NYSE") under the symbol "NNN." For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.

                                First       Second        Third      Fourth
1999                           Quarter      Quarter      Quarter     Quarter       Year
----------------------------- ---------    ---------    ---------   ---------    ---------

    High                      $ 13.9375    $ 13.8125    $ 13.1875   $ 11.5625    $ 13.9375
    Low                         11.1250      11.0625      10.4375      9.4375       9.4375
    Close                       11.1875      12.8750      10.6250      9.9375       9.9375

    Dividends paid per share       0.31         0.31         0.31        0.31         1.24

1998
-----------------------------
    High                      $ 18.0000    $ 17.7500    $ 16.7500   $ 15.6875    $ 18.0000
    Low                         16.1250      15.4375      12.7500     12.6250      12.6250
    Close                       14.7500      16.1875      14.6250     13.2500      13.2500

    Dividends paid per share       0.30         0.31         0.31        0.31         1.23

For federal income tax purposes, 7.5% and 11.1% of dividends paid in 1999 and 1998, respectively, were treated as a non-taxable return of capital and 1.96% of the 1999 dividend was considered capital gain (representing 0.55% of capital gain - 20% and 1.41% of unrecaptured section 1250 gain).

The Company intends to pay regular quarterly dividends its stockholders. Future distributions will be declared and paid at the discretion of the board of directors and will depend upon cash generated by operating activities, the Company's financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and such other factors as the board of directors deems relevant.

On February 18, 2000, there were approximately 1,360 shareholders of record of common stock.

                                    APPENDIX

Picture   1     1999 ANNUAL REPORT - PAGE   13

Picture   2     1999 ANNUAL REPORT - PAGE   13

Picture   3     1999 ANNUAL REPORT - PAGE   14

Picture   4     1999 ANNUAL REPORT - PAGE   16

Picture   5     1999 ANNUAL REPORT - PAGE   17

Picture   6     1999 ANNUAL REPORT - PAGE   17

Picture   7     1999 ANNUAL REPORT - PAGE   18

Picture   8     1999 ANNUAL REPORT - PAGE   19

Picture   9     1999 ANNUAL REPORT - PAGE   20

Picture  10     1999 ANNUAL REPORT - PAGE   21

Picture  11     1999 ANNUAL REPORT - PAGE   21

Picture  12     1999 ANNUAL REPORT - PAGE   22

Picture  13     1999 ANNUAL REPORT - PAGE   22

Picture  14     1999 ANNUAL REPORT - PAGE   24

Picture  15     1999 ANNUAL REPORT - PAGE   25

Map       1     1999 ANNUAL REPORT - PAGE   26

Picture  16     1999 ANNUAL REPORT - PAGE   26

Picture  17     1999 ANNUAL REPORT - PAGE   26

Picture  18     1999 ANNUAL REPORT - PAGE   27

Picture  19     1999 ANNUAL REPORT - PAGE   29

Picture  20     1999 ANNUAL REPORT - PAGE   30

Picture  21     1999 ANNUAL REPORT - PAGE   32