Form 10-K405/A, Exhibit 13
period 1999-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2000-06-13
CIK 751364

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

(1) Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude $9,824 and $5,501 of expenses incurred in acquiring CNL Realty Advisors, Inc. from a related party in 1999 and 1998, respectively, because this transaction is considered to be non-recurring. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs, and therefore, may not be comparable to such other REITs.

[PICTURE 1] Photograph of an exterior view of the Pier 1 Imports located in Sanford, Florida.

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


Property Acquisitions and Commitments. During the year ended December 31, 1999, the Company borrowed $40,600,000 under its Credit Facility and used net proceeds of $41,555,000 from the sale of 41 properties (i) to acquire 36 Properties (two of which were land only parcels upon which buildings are currently under construction) at a cost of $60,284,000, (ii) to purchase five buildings constructed by the tenants on land parcels owned by the Company at a cost of $6,537,000 and (iii) to complete construction of ten

[PICTURE 7] Photograph of an exterior view of the Linens `N Things located in Freehold, New Jersey.

buildings by the Company on previously acquired land parcels (the "Acquisition Properties")at a total cost of $15,323,000. The Acquisition Properties are leased to tenants including Academy, Bed Bath & Beyond, Border's, Eckerd, Good Guys, Jo-Ann Etc., Kash n' Karry, Lucky, OfficeMax, Party City, Pier I Imports, Skytel, Target, Upton's, Vons and Wal-Mart.

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

In December 1999, the Securities and Exchange Commission (the "SEC") published Staff Accounting Bulletin 101, "Revenue Recognition." The Bulletin expressed the SEC's position regarding revenue recognition in financial statements, including income statement presentation and disclosures. The implementation date of the Bulletin is no later than the second quarter of fiscal years beginning after December 15, 1999. The Company does not believe the implementation of this Bulletin will have a material effect on the Company's financial position or results of operations.

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

1999 ANNUAL REPORT - PAGE 38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         ORGANIZATION AND NATURE OF BUSINESS - Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc. acquires, owns, manages and indirectly, through an investment in an unconsolidated subsidiary, develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases.

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

         For tenants required to report sales on a quarterly basis, the Company recognizes contingent rental income based on the tenant's actual gross sales. For tenants required to reports sales on an annual basis, the Company recognizes contingent rental income based on projected gross sales. Effective April 1, 2000, in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin 101, "Revenue Recognition," the Company will recognize contingent rental income for all tenants based on the tenant's actual gross sales.


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

         INVESTMENT IN UNCONSOLIDATED SUBSIDIARY - In May 1999, the Company contributed real estate and other assets to Commercial Net Lease Realty Services, Inc. ("Services"), an unconsolidated subsidiary whose officers and directors consist of certain officers and directors of the Company. In connection with the contribution, the Company received a 95 percent, non-controlling interest in Services. The Company accounts for its 95 percent interest in Services under the equity method of accounting. The Company is entitled to receive 95 percent of the dividends paid by Services.

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

4.       INVESTMENT IN UNCONSOLIDATED SUBSIDIARY:

         In May 1999,  the Company  transferred  its  build-to-suit  development operation to a 95 percent owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. The Company contributed $5.7 million of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. In connection with the contribution, the Company received a 95 percent non-controlling interest in Services. The Company accounts for its investment in Services using the equity method. The Company is entitled to received 95 percent of the dividends paid by Services. The Company also entered into a secured line of credit agreement with Services for a $30,000,000 revolving credit facility. The credit facility is secured by a first mortgage on Services' properties. The outstanding principal balance of the mortgage at December 31, 1999 was $19,978,000. In addition, the Company entered into an unsecured line of credit agreement with a wholly-owned subsidiary of Services for a $20,000,000 revolving credit facility. The outstanding principal balance of the line of credit at December 31, 1999 was $7,619,000.

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
                                        ==========

1999 ANNUAL REPORT - PAGE 44

8.       NOTES PAYABLE:

         In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% Notes due 2008 (the "2008 Notes"). The 2008 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semiannually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of
         (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for the 2008 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1999.

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

         In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% Notes due 2004 (the "2004 Notes"). The 2004 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the make-whole amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1999.

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

1999 ANNUAL REPORT - PAGE 53

SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange ("NYSE") under the symbol "NNN." For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.
                                First       Second        Third      Fourth
1999                           Quarter      Quarter      Quarter     Quarter       Year
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