Form 10-K405, Exhibit 13
period 2000-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2001-03-30
CIK 751364

2000 ANNUAL REPORT - PAGE 4

[GRAPHIC 1]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials, "CNLR"

                                   Exhibit 13
                          Annual Report to Shareholders

                                                  HISTORICAL FINANCIAL HIGHLIGHTS
                                            (dollars in thousands, except per share data)
                                    --------------------------------------------------------------
                                       2000         1999         1998         1997         1996
                                    ----------   -----------  ----------   ----------   ----------
Gross Revenues                      $   80,891   $   76,543   $   64,773   $   50,135   $   33,369
Net Earnings                        $   38,251   $   35,311   $   32,441   $   30,385   $   19,839
Total Assets                        $  761,611   $  749,789   $  685,595   $  537,014   $  370,953
Total Long-Term Debt                $  360,381   $  350,971   $  292,907   $  171,836   $  116,956
Total Equity                        $  393,901   $  391,362   $  383,890   $  362,144   $  252,574
Cash Dividends Paid to
  Stockholders                      $   37,760   $   37,495   $   35,672   $   28,381   $   18,868
Weighted Average Shares
  Basic                             30,387,371   30,331,327   29,169,371   24,070,697   16,798,918
  Diluted                           30,407,507   30,408,219   29,397,154   24,220,792   16,838,719
Per Share Information:
  Net Earnings
    Basic                           $     1.26   $     1.16   $     1.11   $     1.26   $     1.18
    Diluted                         $     1.26   $     1.16   $     1.10   $     1.25   $     1.18
  Dividends                         $    1.245   $     1.24   $     1.23   $     1.20   $     1.18
Other Data:
  Funds from operations (1)         $   43,949   $   46,044   $   42,517   $   34,230   $   22,570
  Cash flows provided
    by (used in):
      Operating activities          $   50,198   $   47,876   $   41,260   $   34,010   $   22,216
      Investing activities          $  (22,372)  $  (64,436)  $ (145,643)  $ (167,002)  $ (144,247)
      Financing activities          $  (28,965)  $   18,447   $  103,665   $  133,742   $  123,140

(1) Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude $1,521, $9,824 and $5,501 of expenses incurred in acquiring CNL Realty Advisors, Inc. from a related party in 2000, 1999 and 1998, respectively, and a $367 cumulative effect of a change in accounting principle in 2000 because these transactions are considered to be non-recurring. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs, and therefore, may not be comparable to such other REITs.

2000 ANNUAL REPORT - PAGE 17

[GRAPHIC 2]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials, "CNLR"


MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
& RESULTS OF OPERATIONS

INTRODUCTION

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust ("REIT") formed in 1984 that acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases. As of December 31, 2000, Commercial Net Lease Realty, Inc. and its subsidiaries (the "Company") owned 259 properties (the "Properties") that are leased to major retail businesses, including Academy, Barnes & Noble, Bed Bath & Beyond, Best Buy, Borders, Eckerd, Food 4 Less, Good Guys, Hi-Lo Automotive, OfficeMax, HomeLife and The Sports Authority.

LIQUIDITY AND CAPITAL RESOURCES

General. Historically, the Company's only demand for funds has been for the payment of operating expenses and dividends, for property acquisitions and development, either directly or through investment interests, for the payment of interest on its outstanding indebtedness and other investments. Generally, cash needs for items other than property acquisitions and development have been met from operations, and property acquisitions and development have been funded by equity and debt offerings, bank borrowings, the sale of Properties and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 2000, 1999 and 1998, the Company generated $50,198,000, $47,876,000 and $41,260,000, respectively, in net cash provided by operating activities. The increase in cash from operations for each of the years ended December 31, 2000, 1999 and 1998, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations."

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

Indebtedness. In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the Company's existing loan agreement by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the company), (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum. The principal balance is due in full upon expiration of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12 month period with the consent of the lender. As of December 31, 2000, $101,700,000 was outstanding and approximately $98,300,000 was available for future borrowings under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in

2000 ANNUAL REPORT - PAGE 18

the acquisition and development of freestanding, retail properties, either directly or through investment interests.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. Upon its maturity in December 1999, the Company repaid the outstanding principal balance of $13,150,000 using funds available from its Credit Facility.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and an assignment of rents and leases of certain of the Company's Properties. As of December 31, 2000, the outstanding principal balance was $31,535,000 and the aggregate carrying value of the Properties totaled $71,589,000.

In June 1996, the Company acquired three Properties each subject to a mortgage totaling $6,864,000 (collectively the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 4.1 years. As of December 31, 2000, the outstanding principal balances for the Mortgages totaled $5,492,000 and the aggregate carrying value of these three properties totaled $7,886,000.

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

2000 ANNUAL REPORT - PAGE 19

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

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the "2010 Notes"). The 2010 Notes are senior, unsecured obligations of the Company and are subordinate to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001. The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $225,000 consisting primarily of underwriter discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2010 Notes using the effective interest method. Net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

In January 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $200,000,000 in debt and equity securities (which includes approximately $180,000,000 of unissued debt and equity securities under the Company's previous $300,000,000 shelf registration statement).

During the year ended December 31, 1999, the Company announced the authorization by the Company's board of directors to acquire up to $25,000,000 of the Company's outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2000, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000. The acquisition of these shares was funded primarily through asset disposition.

Property Acquisitions, Dispositions and Commitments. During the year ended December 31, 2000, the Company invested $3,500,000 to complete construction of two buildings by the Company on previously acquired land parcels at a total cost of $3,724,000. Each of the properties is leased to Eckerd.

The Company generally leases the Properties to major retail tenants and accounts for the leases under the provisions of the Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Pursuant to the requirements of this Statement, one of the leases relating to the two buildings developed by the Company on land parcels owned by the Company has been classified as an operating lease and one has been classified as a direct financing lease.

The Company owns one land parcel subject to a lease agreement with a tenant whereby the Company has agreed to construct a building on the land parcel for construction costs of approximately $2,216,000, of which $141,000 of costs had been incurred at December 31, 2000. Pursuant to the lease agreement, rent is to commence on the property upon completion of construction of the building.

In addition to the one building under construction as of December 31, 2000, the Company may elect to acquire or develop additional properties, either directly or indirectly through investment interests, in the future. Such property acquisitions and development are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets,

2000 ANNUAL REPORT - PAGE 20

disposition of assets or a combination of the foregoing. Subject to the constraints imposed by the Company's Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

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

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a net gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company's Credit Facility.

Investment in Unconsolidated Affiliates. In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary ("Services"). The Company contributed $5.7 million of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. In October 2000, the Company entered into the Second Modification of Amended and Restated Secured Revolving Line of Credit and Security Agreement with Services for $65,000,000 which amended Services existing credit agreement with the Company by (i) increasing its borrowing capacity from $50,000,000 to $65,000,000 and (ii) extending the expiration date to October 31, 2003. The credit facility is secured by a first mortgage on Services' properties. In October 2000, the Company entered into the Second Modification of Secured Revolving Line of Credit and Security Agreement the with a wholly-owned subsidiary of Services for $35,000,000, which amended its existing credit agreement with the Company by (i) increasing its borrowing capacity from $20,000,000 to $35,000,000 and (ii) extending the expiration date to October 31, 2003. During 2000, the Company borrowed $51,290,000 under its Credit Facility to fund the amounts drawn against under these revolving credit facilities.

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

Merger Transaction. On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered REIT effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share Consideration is to be paid over time, within five years from the date of the merger, based upon the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. In the event of a change in control of the Company, any remaining Share Balance will be immediately issued and paid to stockholders of the Advisor. The market value of the common shares issued

2000 ANNUAL REPORT - PAGE 21

on January 1, 1998 was $3,933,000 of which $12,000 was allocated to the net tangible assets acquired and the difference of $3,921,000 was accounted for as expenses incurred in acquiring the Advisor from a related party. In addition, in connection with the Merger, the Company incurred costs totaling $771,000 consisting primarily of legal and accounting fees, directors' compensation and fairness opinions. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. Since the effective date of the Merger, the Company has issued 1,006,080 shares of the Share Balance. The market value of the Share Balance issued was $12,155,000, all of which was charged to operations. In addition, in connection with the completed development projects during the quarter ended December 31, 2000, on January 1, 2001, an additional 32,542 shares of the Share Balance became issuable to the stockholders of the Advisor. The market value of the 32,542 shares at the date the shares became issuable totaled $334,000, all of which is to be charged to operations during the year ended December 31, 2001. Pursuant to the agreement and plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations.

Management believes that the Company's current capital resources (including cash on hand), coupled with the Company's borrowing capacity, are sufficient to meet its liquidity needs for the foreseeable future.

Dividends. One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2000, 1999 and 1998, the Company declared and paid dividends to its stockholders of $37,760,000, $37,495,000 and $35,672,000, respectively, or $1.245, $1.240 and $1.230 per share of common stock, respectively.

The following presents the characterizations for tax purposes of such dividends for the years ended December 31:

                                         2000      1999      1998
                                        -------   -------   -------
Ordinary income                          91.19%    90.54%    88.90%
Capital gain                              4.35%      .55%         -
Unrecaptured Section 125 gain             4.46%     1.41%         -
Return of capital                             -     7.50%    11.10%
                                        -------   -------   -------
                                        100.00%   100.00%   100.00%
                                        =======   =======   =======

In January 2001, the Company declared dividends to its stockholders of $9,594,000 or $0.315 per share of common stock, payable in February 2001.

2000 ANNUAL REPORT - PAGE 22

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999. As of December 31, 2000 and 1999, the Company owned 259 and 270 wholly-owned Properties, respectively, 257 and 267, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 2000 the Company sold 13 properties that were leased during 2000. During the year ended December 31, 1999, the Company sold 44 properties that were leased during 1999 and one property that was vacant. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 2000, the weighted average remaining lease term of the Properties was approximately 13 years. During the years ended December 31, 2000 and 1999, the Company earned $73,776,000 and $72,525,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income ("Rental Income"). The increase in Rental Income during 2000, as compared to 1999, was attributable to
(i) the 36 Properties acquired and 15 buildings upon which construction was completed during 1999 were operational for a full fiscal year in 2000 and (ii) the Company received non-recurring additional rental income of $1,540,000 related to the termination of leases on several of its properties. The increase in Rental Income was partially offset by a decrease in Rental Income relating to the sale of the 13 properties during 2000 and a full year of Rental Income relating to the sale of the 45 properties during 1999.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) fee income from development, property management and asset management services. During the years ended December 31, 2000 and 1999, the Company generated $76,035,000 and $73,119,000, respectively, from its triple net lease segment. For the years ended December 31, 2000 and 1999, the Company generated revenues totaling $4,856,000 and $3,174,000, respectively, from its fee income segment.

During 2000, one of the Company's lessees, Eckerd Corporation, accounted for more than ten percent of the Company's total rental income (including the Company's share of rental income from nine properties owned by the Company's unconsolidated partnership). As of December 31, 2000, Eckerd Corporation leased 50 Properties (including four properties under leases with the Company's unconsolidated partnership). It is anticipated that, based on the minimum rental payments required by the leases, Eckerd Corporation will continue to account for more than ten percent of the Company's total rental income in 2001. Any failure of this lessee to make its lease payments when they are due could materially affect the Company's earnings.

During the years ended December 31, 2000 and 1999, the Company earned $457,000 and $1,883,000, respectively, in development and asset management fees from related parties. The decrease in fees earned during 2000 is attributable to the transfer of the Company's build-to-suit development operation to Services in May 1999. Development fees earned by Services during the years ended December 31, 2000 and 1999 are included in the Company's equity in earnings of unconsolidated affiliates. In addition, during 1999 the Company earned $506,000 of asset management fees from an affiliate of Services.

During the years ended December 31, 2000 and 1999, operating expenses, excluding interest and including depreciation and amortization, were $15,856,000 and $25,070,000, respectively, (19.6% and 32.8%, respectively, of total revenues). The decrease in operating expenses for the year ended December 31, 2000, is attributable to the decrease in charges related to the costs incurred in acquiring the Company's external advisor from a related party and the decrease in general operating and administrative expenses as a result of the transfer of the Company's build-to-suit development operation to Services. The decrease in operating expenses was partially offset by an increase in depreciation and amortization expense as a result of the depreciation and amortization expense relating to the additional Properties acquired during 2000 and a full year of depreciation on the Properties acquired during 1999. The increase in depreciation and amortization

2000 ANNUAL REPORT - PAGE 23

expense was partially offset by a decrease in depreciation and amortization expense related to the sale of 13 properties during the year ended December 31, 2000 and a full year of depreciation and amortization of the 45 properties sold during the year ended December 31, 1999. In accordance with accounting principles generally accepted in the United States of America, certain costs relating to the development of Properties have been capitalized.

The Company recognized $26,528,000 and $21,920,000 in interest expense for the years ended December 31, 2000 and 1999, respectively. Interest expense increased for the year ended December 31, 2000 primarily as a result of the higher average interest rate and borrowing levels on the Company's Credit Facility and the issuance of the 2004 Notes in June 1999 and the 2010 Notes in September 2000.

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company's Credit Facility.

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

Comparison of Year Ended December 31, 1999 to Year Ended December 31, 1998. As of December 31, 1999 and 1998, the Company owned 270 and 285 wholly-owned Properties, respectively, 267 and 281, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 1999, the Company sold 44 properties which were leased during 1999 and one property which was vacant. During the year ended December 31, 1998, the Company sold six properties which were leased during 1998. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1999, the weighted average remaining lease term of the Properties was approximately 14 years. During the years ended December 31, 1999 and 1998, the Company earned $72,525,000 and $61,750,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income ("Rental Income"). The 17 percent increase in Rental Income during 1999, as compared to 1998, was attributable to income earned on the 36 Properties acquired and the 15 buildings upon which construction was completed during 1999. In addition, Rental Income increased during 1999 as a result of the fact that the 55 Properties acquired and 15 buildings upon which construction was completed during 1998 were operational for a full fiscal year in 1999. The increase in Rental Income was partially offset by a decrease in Rental Income relating to the sale of the 44 leased properties

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by the Statement, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) fee income from development, property management and asset management services. During the years ended December 31, 1999 and 1998, the Company generated $73,119,000 and $62,067,000, respectively, from its triple net lease segment. For the years ended December 31, 1999 and 1998, the Company generated revenues totaling $3,174,000 and $2,706,000, respectively, from its fee income segment.

2000 ANNUAL REPORT - PAGE 24

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

During the years ended December 31, 1999 and 1998, the Company's operating expenses, excluding interest and including depreciation and amortization, were $25,070,000 and $20,594,000, respectively (32.8% and 31.8%, respectively, of total revenues). The increase in operating expenses for the year ended December 31, 1999, was primarily attributable to the increase in the charges related to the costs incurred in acquiring the Company's Advisor from a related party. Operating expenses for the years ended December 31, 1999 and 1998, excluding the costs relating to the acquisition of the Advisor, were $15,246,000 and $15,093,000, respectively, (19.9% and 23.3%, respectively, of total revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1999, as compared to the year ended December 31, 1998 is also attributable to the increase in depreciation expense as a result of the depreciation of the additional Properties acquired during 1999 and a full year of depreciation on the Properties acquired during 1998. The increase in depreciation expense was partially offset by a decrease in depreciation expense related to the sale of 45 properties during the year ended December 31, 1999. In addition, the increase in the dollar amount of operating expenses for the year ended December 31, 1999 was partially offset by a decrease in general operating and administrative expenses attributable to the transfer of the Company's build-to-suit development operation to Services. In accordance with generally accepted accounting principles, certain costs relating to the development of Properties for the Company's own use have been capitalized.

The Company recognized $21,920,000 and $13,460,000, in interest expense for the years ended December 31, 1999 and 1998, respectively. Interest expense increased for the year ended December 31, 1999 primarily as a result of the higher average interest rate and borrowing levels on the Company's Credit Facility and the issuance of the 2008 Notes in March 1998 and the 2004 Notes in June 1999.

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

Investment Considerations. Three of the Company's tenants, Levitz, Waccamaw/HomePlace and Heilig-Meyers (the "Tenants), have each filed voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the Tenants has the right to reject or affirm its leases with the Company. In January 2001, Heilig-Meyers rejected one of its 17 leases with the Company, at which time Heilig-Meyers was no longer required to pay rent on this property. The Company is currently marketing the property for sale or lease. Levitz, Waccamaw/HomePlace and Heilig-Meyers continued to lease one, three and sixteen Properties, respectively, which combined, accounted for 7.9% percent of the Company's Rental Income for the year ended December 31, 2000.

2000 ANNUAL REPORT - PAGE 25

The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 2000, 1999 and 1998, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

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

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company's policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company's acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 13 properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these properties.

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

The information in the table summarizes the Company's market risks associated with its debt obligations outstanding as of December 31, 2000 and 1999. The table presents principal cash flows and related interest rates by year of expected maturity for debt obligations outstanding as of December 31, 2000. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods.

As the table incorporates only those exposures that exist as of December 31, 2000 and 1999, it does not consider those exposures or positions which could arise after those dates. Moreover, because firm

2000 ANNUAL REPORT - PAGE 26

commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company's hedging strategies at that time and interest rates.

                                                     Maturity Date
                                                (dollars in thousands)
                                                                                   There-
                            2001        2002       2003       2004      2005       after
                          ---------   --------   --------   --------   --------   --------
Variable rate credit
  facility                $       -   $      -   $101,700   $      -   $      -   $      -
Average interest rate             -          -        (1)          -          -          -

Fixed rate mortgages      $   2,138     $2,308   $  2,547   $  2,780   $  3,023   $ 24,555
Average interest rate         7.67%      7.67%      7.66%      7.65%      7.63%      7.87%

Fixed rate notes          $       -   $      -   $      -   $100,000   $      -   $120,000
Average interest rate             -          -          -     7.547%          -     7.402%

  (1) Interest rate varies based upon a tiered rate structure ranging from 80 basis points above LIBOR to 150 basis points above LIBOR based upon the debt rating of the Company.

                                            December 31, 2000                   December 31, 1999
                                          (dollars in thousands)             (dollars in thousands)
                                   ---------------------------------   ---------------------------------
                                               Weighted                            Weighted
                                                Average                             Average
                                               Interest      Fair                  Interest      Fair
                                     Total       Rate        Value       Total       Rate        Value
                                   ---------   ---------   ---------   ---------   ---------   ---------
Variable rate credit facility      $ 101,700       7.76%   $ 101,700   $ 108,700       7.29%   $ 108,700

Fixed rate mortgages               $  37,351       7.67%   $  37,351   $  40,429       7.62%   $  40,429

Fixed rate notes                   $ 220,000       7.24%   $ 216,159   $ 200,000       7.36%   $ 185,840

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

2000 ANNUAL REPORT - PAGE 29

[GRAPHIC 3]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Commercial Net Lease Realty, Inc.:


We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2000 and 1999, and results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


Orlando, Florida
January 12, 2001, except as to Note 19, which is as of January 16, 2001

2000 ANNUAL REPORT - PAGE 30

[GRAPHIC 4]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

               COMMERCIAL NET LEASE REALTY, INC and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     (dollars in thousands, except per share data)
                                                          December 31,
                                                         2000       1999
                                                      ---------   ---------
ASSETS
------
Real estate:
  Accounted for using the operating method, net
    of accumulated depreciation and
    amortization                                      $ 514,962   $ 546,193
  Accounted for using the direct financing method       123,217     125,491
Investment in unconsolidated affiliates                   3,603       8,346
Mortgages and accrued interest receivable                13,547      16,241
Mortgages and other receivables from
  unconsolidated affiliates                              77,798      27,597
Cash and cash equivalents                                 2,190       3,329
Receivables                                               2,070       2,119
Accrued rental income, net of allowance                  15,285      13,182
Debt costs, net of accumulated amortization of
  $3,587 and $2,894, respectively                         3,668       2,964
Other assets                                              5,271       4,327
                                                      ---------   ---------
      Total assets                                    $ 761,611   $ 749,789
                                                      =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Line of credit payable                                $ 101,700   $ 108,700
Mortgages payable                                        37,351      40,429
Notes payable, net of unamortized discount of
  $624 and $592, respectively, and unamortized
  interest rate hedge gain of $1,955 and
  $2,434, respectively                                  221,330     201,842
Accrued interest payable                                  3,214       2,744
Accounts payable and accrued expenses                     1,077       1,717
Other liabilities                                         3,038       2,995
                                                      ---------   ---------
      Total liabilities                                 367,710     358,427
                                                      ---------   ---------

Commitments and contingencies (Note 18)

Stockholders' equity:
  Preferred stock, $0.01 par value.  Authorized
    15,000,000 shares; none issued or outstanding             -           -
  Common stock, $0.01 par value.  Authorized
    90,000,000 shares; issued and outstanding
    30,456,705 and 30,255,939 shares at December
    31, 2000 and 1999, respectively                         305         303
  Excess stock, $0.01 par value.  Authorized
    105,000,000 shares; none issued or outstanding            -           -
  Capital in excess of par value                        398,449     396,403
  Accumulated dividends in excess of net earnings        (4,853)     (5,344)
                                                      ---------   ---------
      Total stockholders' equity                        393,901     391,362
                                                      ---------   ---------
                                                      $ 761,611   $ 749,789
                                                      =========   =========

          See accompanying notes to consolidated financial statement.

2000 ANNUAL REPORT - PAGE 31

[GRAPHIC 5]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

               COMMERCIAL NET LEASE REALTY, INC and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (dollars in thousands, except per share data)

                                                            Year Ended December 31,
                                                         2000         1999         1998
                                                      ----------   ----------   ----------
Revenues:
  Rental income from operating leases                 $   59,734   $   57,764   $   48,127
  Earned income from direct financing
    leases                                                13,185       13,858       12,815
  Contingent rental income                                   857          903          808
  Development and asset management fees
    from related parties                                     457        1,883        2,362
  Interest from unconsolidated affiliates
    and other mortgages receivable                         5,962        1,809          241
  Other                                                      696          326          420
                                                      ----------   ----------   ----------
                                                          80,891       76,543       64,773
                                                      ----------   ----------   ----------

Expenses:
  General operating and administrative                     4,850        6,180        7,735
  Real estate expenses                                       397          432          599
  Interest                                                26,528       21,920       13,460
  Depreciation and amortization                            9,088        8,634        6,759
  Expenses incurred in acquiring advisor
    from related party                                     1,521        9,824        5,501
                                                      ----------   ----------   ----------
                                                          42,384       46,990       34,054
                                                      ----------   ----------   ----------

Earnings before equity in earnings of
  unconsolidated affiliates, gain on
  disposition of real estate and cumulative
  effect of change in accounting principle                38,507       29,553       30,719

Equity in earnings of unconsolidated
  affiliates                                              (3,980)        (966)         367

Gain on disposition of real estate                         4,091        6,724        1,355
                                                      ----------   ----------   ----------

Earnings before cumulative effect of
  change in accounting principle                          38,618       35,311       32,441

Cumulative effect of change in accounting
  principle                                                 (367)           -            -
                                                      ----------   ----------   ----------

Net earnings                                          $   38,251   $   35,311   $   32,441
                                                      ==========   ==========   ==========
          See accompanying notes to consolidated financial statements.

2000 ANNUAL REPORT - PAGE 32

                COMMERCIAL NET LEASE REALTY, INC and SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED
                 (dollars in thousands, except per share data)


Net earnings per share of common stock:
  Basic:
    Earnings per share before cumulative
      effect of change in accounting principle        $     1.27   $     1.16   $     1.11

    Cumulative effect of change in
      accounting principle                                  (.01)           -            -
                                                      ----------   ----------   ----------

    Net earnings per share                            $     1.26   $     1.16   $     1.11
                                                      ==========   ==========   --========


  Diluted:
    Earnings per share before cumulative effect
      of change in accounting principle               $     1.27   $     1.16   $     1.10

    Cumulative effect of change in accounting
      principle                                             (.01)           -            -
                                                      ----------   ----------   ----------

    Net earnings per share                            $     1.26   $     1.16   $     1.10
                                                      ==========   ==========   ==========
  Proforma amounts assuming retroactive
    application of accounting change

  Net earnings                                        $   38,632   $   34,930   $   32,441
                                                      ==========   ==========   ==========
    Basic earnings per share                          $     1.27   $     1.15   $     1.11
                                                      ==========   ==========   ==========
    Diluted earnings per share                        $     1.27   $     1.15   $     1.10
                                                      ==========   ==========   ==========

  Weighted average number of shares outstanding:
    Basic                                             30,387,371   30,331,327   29,169,371
                                                      ==========   ==========   ==========
    Diluted                                           30,407,507   30,408,219   29,397,154
                                                      ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

2000 ANNUAL REPORT - PAGE 33

[GRAPHIC 6]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2000, 1999 and 1998
                  (dollars in thousands, except per share data)
                                                                                   Retained
                                                                                   Earnings
                                                                                 (Accumulated
                                                                   Capital in    Dividends in
                                     Number of        Common       Excess of     Excess of Net
                                      Shares          Stock        Par Value       Earnings)        Total
                                   -------------   ------------   ------------   ------------   ------------

Balances at December 31, 1997         27,953,627   $        280   $    361,793   $         71   $    362,144

Net earnings                                   -              -              -         32,441         32,441
Dividends declared and
  paid ($1.23 per share
  of common stock)                             -              -              -        (35,672)       (35,672)
Issuance of common stock
  in connection with
  acquisition of advisor                 277,813              3          4,739              -          4,742
Issuance of common stock               1,289,649             12         21,171              -         21,183
Stock issuance costs                           -              -           (948)             -           (948)
                                   -------------   ------------   ------------   ------------   ------------

Balances at December 31, 1999         29,521,089            295        386,755         (3,160)       383,890

Net earnings                                   -              -              -         35,311         35,311
Dividends declared and
  paid ($1.24 per share
  of common stock)                             -              -              -        (37,495)       (37,495)
Issuance of common stock
  in connection with
  acquisition of advisor                 798,109              8          9,816              -          9,824
Issuance of common stock                 180,941              2          2,178              -          2,180
Purchase and retirement of
  common stock                          (244,200)            (2)        (2,329)             -         (2,331)
Stock issuance costs                           -              -            (17)             -            (17)
                                   -------------   ------------   ------------   ------------   ------------

Balances at December 31, 1999         30,255,939            303        396,403         (5,344)       391,362

Net earnings                                   -              -              -         38,251         38,251
Dividends declared and
  paid ($1.245 per share
  of common stock)                             -              -              -        (37,760)       (37,760)
Issuance of common stock
  in connection with
  acquisition of advisor                 150,158              2          1,519              -          1,521
Issuance of common stock                  55,608              -            578              -            578
Purchase and retirement of
  common stock                            (5,000)             -            (48)             -            (48)
Stock issuance costs                           -              -             (3)             -             (3)
                                   -------------   ------------   ------------   ------------   ------------

Balances at December 31, 2000         30,456,705   $        305   $    398,449   $     (4,853)  $    393,901
                                   =============   ============   ============   ============   ============

          See accompanying notes to consolidated financial statements.

2000 ANNUAL REPORT - PAGE 34

[GRAPHIC 7]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                Year Ended December 31,
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
Cash flows from operating activities:
  Net earnings                                           $   38,251    $   35,311    $   32,441
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Cumulative effect of change in accounting
        principle                                               367             -             -
      Depreciation and amortization                           9,088         8,634         6,759
      Amortization of notes payable discount                     93            56            15
      Amortization of deferred interest rate hedge gain        (479)         (245)            -
      Gain on disposition of real estate                     (4,091)       (6,724)       (1,355)
      Expenses incurred in acquiring advisor from
        related party                                         1,521         9,824         5,501
      Equity in earnings of unconsolidated affiliates,
        net of deferred intercompany profits                  4,740         1,202             9
      Decrease in real estate leased to others using
       the direct financing method                            2,048         1,805         1,393
      Decrease in leasehold interests                         1,454             -             -
      Decrease in mortgages and accrued interest
        receivable                                              998           474             -
      Decrease (increase) in receivables                       (418)        1,508        (2,723)
      Increase in accrued rental income                      (3,081)       (3,928)       (3,346)
      Increase in other assets                                 (336)          (43)           (2)
      Increase in accrued interest payable                      470            98         1,881
      Increase (decrease) in accounts payable and
        accrued expenses                                       (536)          288           755
      Increase (decrease) in other liabilities                  109          (384)          (68)
                                                         ----------    ----------    ----------
          Net cash provided by operating activities          50,198        47,876        41,260
                                                         ----------    ----------    ----------

Cash flows from investing activities:
  Proceeds from the sale of real estate                      29,832        43,125         5,947
  Additions to real estate accounted for using the
    operating method                                         (2,015)      (76,063)     (117,943)
  Additions to real estate accounted for using the
    direct financing method                                  (1,984)       (1,901)      (29,572)
  Increase in mortgages receivable                             (520)       (3,952)            -
  Mortgage payments received                                  4,730         1,191             -
  Increase in mortgages and other receivables from
    unconsolidated affiliate                                (70,967)      (31,728)             -
  Mortgage payments received from unconsolidated
    affiliate                                                19,677         4,859             -
  Increase in other assets                                   (1,124)         (148)       (4,084)
  Other                                                          (1)          181             9
                                                         ----------    ----------    ----------
          Net cash used in investing activities             (22,372)      (64,436)     (145,643)
                                                         ----------    ----------    ----------

Cash flows from financing activities:
  Proceeds from line of credit payable                       71,200        87,000       143,600
  Repayment of line of credit payable                       (78,200)     (116,400)     (120,600)
  Repayment of mortgages payable                             (3,078)      (14,984)       (1,673)
  Proceeds from notes payable                                19,874        99,608        99,729
  Proceeds from termination of interest rate hedge                -         2,679             -
  Payment of debt costs                                      (1,481)       (1,365)       (1,165)
  Proceeds from issuance of common stock                        578         2,180        21,183
  Payment of stock issuance costs                                (9)          (54)       (1,144)
  Repurchase of common stock                                    (48)       (2,331)            -
  Payment of dividends                                      (37,760)      (37,495)      (35,672)
  Other                                                         (41)         (391)         (593)
                                                         ----------    ----------    ----------
          Net cash provided by (used in) financing
            activities                                     (28,965)        18,447       103,665
                                                         ----------    ----------    ----------
          See accompanying notes to consolidated financial statements.

2000 ANNUAL REPORT - PAGE 35

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                             (dollars in thousands)

                                                                 Year Ended December 31,
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents         (1,139)        1,887          (718)

Cash and cash equivalents at beginning of year                3,329         1,442         2,160
                                                         ----------    ----------    ----------
Cash and cash equivalents at end of year                 $    2,190    $    3,329    $    1,442
                                                         ==========    ==========    ==========

Supplemental disclosure of cash flow information:
   Interest paid, net of amount capitalized              $   26,957    $   22,553    $   11,478
                                                         ==========    ==========    ==========

Supplemental schedule of non-cash investing and
  financing activities:
    Issued 150,158, 798,109 and 277,813 shares of
      common stock in 2000, 1999 and 1998,
      respectively, in connection with the
      acquisition of the Company's advisor               $    1,521    $    9,824    $    4,742
                                                         ==========    ==========    ==========
    Net assets acquired in connection with the
      acquisition of the Company's advisor               $        -    $        -    $       12
                                                         ==========    ==========    ==========
    Mortgage notes accepted in connection with the
      disposition of real estate                         $    1,425    $    6,618    $        -
                                                         ==========    ==========    ==========
    Mortgage notes accepted as payment for mortgage
      receivable from unconsolidated affiliate           $        -    $    6,755    $        -
                                                         ==========    ==========    ==========
    Mortgage note issued in connection with the
      acquisition of real estate                         $        -    $      350    $        -
                                                         ==========    ==========    ==========
    Real estate and other assets contributed to
      unconsolidated affiliate in exchange for:
        Non-voting common stock                          $        -    $    5,700    $        -
                                                         ==========    ==========    ==========
        Mortgage receivable                               $       -    $    8,064    $        -
                                                         ==========    ==========    ==========
    Capital lease obligation incurred for the lease of
      the Company's office space                         $        -    $    2,570    $        -
                                                         ==========    ==========    ==========
          See accompanying notes to consolidated financial statements.

2000 ANNUAL REPORT - PAGE 36

[GRAPHIC 8]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

               COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2000, 1999 and 1998

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

    PRINCIPLES OF CONSOLIDATION -The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its seven wholly-owned subsidiaries (the "Company"). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

    REAL ESTATE AND LEASE ACCOUNTING - The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy.

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

2000 ANNUAL REPORT - PAGE 37

    Effective in October 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin 101, "Revenue Recognition," which establishes accounting and reporting standards for the recognition of contingent rental income. Accordingly, the Company has modified its revenue recognition policy and recognizes contingent rental income based on the tenants' actual gross quarterly or annual sales pursuant to the terms of the leases. Adoption of this Bulletin resulted in a cumulative effect of $367,000 which reduced net earnings for the year ended December 31, 2000.

    When real estate is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the dispositions are reflected in income.

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

    INVESTMENT IN UNCONSOLIDATED AFFILIATES - In May 1999, the Company contributed real estate and other assets to Commercial Net Lease Realty Services, Inc. ("Services"), an unconsolidated subsidiary whose officers and directors consist of certain officers and directors of the Company. In connection with the contribution, the Company received a 95 percent, non-controlling interest in Services. The Company accounts for its 95 percent interest in Services under the equity method of accounting. The Company is entitled to receive 95 percent of the dividends paid by Services.

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

2000 ANNUAL REPORT - PAGE 38

    INCOME TAXES - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income, 90 percent effective January 1, 2001, and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 2000, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company's qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

    EARNINGS PER SHARE - In accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share," basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares. (See Note 11).

    NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment for SFAS 133." The Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statements require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

    In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." Statement No. 137 defers the effective date of Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has reviewed the Statement, as amended, and has determined that it will not have any impact on the Company's consolidated financial statements.

    USE OF ESTIMATES - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

    RECLASSIFICATION  - Certain items in prior years' financial  statements have
    been   reclassified   to   conform   with  the  2000   presentation.   These
    reclassifications had no effect on stockholders' equity or net earnings.

2000 ANNUAL REPORT - PAGE 39

2.  LEASES:

    The Company generally leases its real estate to operators of major retail businesses. As of December 31, 2000, 174 of the leases have been classified as operating leases and 83 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 46 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2001 and 2020) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.  REAL ESTATE:

    ACCOUNTED FOR USING THE OPERATING METHOD - Real estate on operating leases consisted of the following at December 31 (dollars in thousands):

                                      2000         1999
                                    ---------    ---------

    Land                            $ 254,720    $ 267,479
    Buildings and improvements        285,448      296,219
    Leasehold interests                 2,091        4,409
                                    ---------    ---------
                                      542,259      568,107
    Less accumulated depreciation
      and amortization                (27,438)     (22,023)
                                    ---------    ---------
                                      514,821      546,084
    Construction in progress              141          109
                                    ---------    ---------
                                    $ 514,962    $ 546,193
                                    =========    =========

    Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2000, 1999 and 1998, the Company recognized $3,162,000, $3,985,000 and $3,403,000, respectively, of such income. At December 31, 2000 and 1999, the balance of accrued rental income was $15,285,000, net of an allowance of $1,311,000, and $13,182,000, net of an allowance of $957,000, respectively.

    The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2000 (dollars in thousands):

        2001             $ 53,866
        2002               54,019
        2003               54,251
        2004               54,019
        2005               54,227
        Thereafter        453,220
                         --------
                         $723,602
                         ========

2000 ANNUAL REPORT - PAGE 40

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

    ACCOUNTED FOR USING THE DIRECT FINANCING METHOD - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

                                         2000       1999
                                       ---------  ---------

        Minimum lease payments to be
          received                      $ 230,712   $ 245,306
        Estimated residual values          39,552      39,644
        Less unearned income             (147,047)   (159,459)
                                        ---------   ---------

        Net investment in direct
          financing leases              $ 123,217   $ 125,491
                                        =========   =========

    The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2000 (dollars in thousands):

               2001              $  15,297
               2002                 15,358
               2003                 15,371
               2004                 15,549
               2005                 15,666
               Thereafter          153,471
                                 ---------
                                 $ 230,712
                                 =========

    The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate - Accounted for Using the Operating Method).

2000 ANNUAL REPORT - PAGE 41

4.  INVESTMENT IN UNCONSOLIDATED AFFILIATES:

    In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. The Company contributed $5.7 million of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. In connection with the contribution, the Company received a 95 percent non-controlling interest in Services. The Company accounts for its investment in Services using the equity method. The Company is entitled to received 95 percent of the dividends paid by Services. In October 2000, the Company entered into the Second Modification of Amended and Restated Secured Revolving Line of Credit and Security Agreement with Services for $65,000,000, which amended Services existing credit agreement with the Company by (i) increasing its borrowing capacity from $50,000,000 to $65,000,000 and (ii) extending the expiration date to October 31, 2003. The credit facility is secured by a first mortgage on Services' properties and bears interest at prime rate plus 0.25%. The outstanding principal balance of the mortgage at December 31, 2000 and 1999 was $56,407,000 and $19,978,000, respectively. In October 2000, the Company entered into the Second Modification of Secured Revolving Line of Credit and Security Agreement the with a wholly-owned subsidiary of Services for $35,000,000, which amended its existing credit agreement with the Company by (i) increasing its borrowing capacity from $20,000,000 to $35,000,000 and (ii) extending the expiration date to October 31, 2003. The line of credit bears interest at prime rate plus 0.25%. The outstanding principal balance of the line of credit at December 31, 2000 and 1999 was $21,391,000 and $7,619,000,
    respectively.

    The following presents Services' condensed financial information (dollars in thousands):

                                                           December 31,
                                                         2000       1999
                                                       --------   --------

    Real estate, net of accumulated depreciation       $ 55,015   $ 30,251
    Investment in unconsolidated affiliates               4,369      5,531
    Cash and cash equivalents                             5,353      1,396
    Notes receivable from related parties                11,608          -
    Other assets                                         10,759      3,576
                                                       --------   --------
      Total assets                                     $ 87,104   $ 40,754
                                                       ========   ========

    Mortgage and other payables                        $ 83,006   $ 20,456
    Other liabilities                                     4,174     15,705
                                                       --------   --------
      Total liabilities                                  87,180     36,161
                                                       --------   --------

    Stockholders' equity (deficit)                          (76)     4,593
                                                       --------   --------
      Total liabilities and stockholders'
        equity (deficit)                               $ 87,104   $ 40,754
                                                       ========   ========



                                                      Period May 1, 1999
                                    For The           (Date of Inception)
                                   Year Ended              Through
                                December 31, 2000      December 31,1999
                                -----------------      ----------------
             Revenues               $  4,120             $    660
             Net earnings           $ (4,669)            $ (1,407)

2000 ANNUAL REPORT - PAGE 42

    For the years ended December 31, 2000 and 1999, the Company recognized a loss of $4,435,000 and $1,337,000, respectively, from Services.

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

    The  Partnership  owns and leases nine  properties  to major retail  tenants
    under  long-term,   commercial  net  leases.   The  following  presents  the
    Partnership's condensed financial information (dollars in thousands):

                                                  December 31,
                                                2000        1999
                                             ---------    --------
    Real estate leased to others:
      Accounted for using the
        operating method, net of
          accumulated depreciation            $ 24,425    $ 24,742
      Accounted for using the direct
        financing method                         4,957       5,030
    Other assets                                 1,145         698
                                              --------    --------
            Total assets                      $ 30,527    $ 30,470
                                              ========    ========

    Note payable                              $ 10,699    $ 11,133
    Other liabilities                               84         132
                                              --------    --------
            Total liabilities                   10,783      11,265
                                              --------    ---------

    Partners' capital                           19,744      19,205
                                              --------    --------
            Total liabilities and
              partners' capital               $ 30,527    $ 30,470
                                              ========    ========


                           For the Year Ended December 31,
                            2000       1999       1998
                           -------    -------    -------
    Revenues               $ 3,707    $ 3,279    $ 3,276
    Net earnings           $ 2,273    $ 1,857    $ 1,834

    For the years ended December 31, 2000, 1999 and 1998, the Company recognized
    income  of  $455,000,   $371,000  and  $367,000,   respectively,   from  the
    Partnership.

2000 ANNUAL REPORT - PAGE 43

5.  LINE OF CREDIT PAYABLE:

    In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit
    Facility") which amended the Company's existing credit facility by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the Company),
    (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company's existing loan agreement. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the commitment. The principal balance is due in full upon termination of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12 month period with the consent of the lender. Interest incurred on prime rate advances on the Credit Facility is payable quarterly. LIBOR rate advances have maturity periods of one week, one, two, three or six months, whichever the Company selects, with interest payable at the end of the selected maturity period. All unpaid interest is due in full upon termination of the Credit Facility. As of December 31, 2000 and 1999, the outstanding principal balance was $101,700,000 and $108,700,000, respectively. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2000.

    The cost of  buildings  constructed  by the Company for its own use includes capitalized interest on the Credit Facility. For the years ended December 31, 2000, 1999 and 1998, interest cost incurred was $9,027,000, $7,740,000 and $4,886,000,  respectively,  of which $134,000,  $487,000 and $1,112,000, respectively,  was capitalized,  and $8,380,000,  $6,619,000 and $3,774,000, respectively, was charged to operations.

6.  MORTGAGES PAYABLE:

    In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and assignments of rents and leases of certain of the Company's properties. As of December 31, 2000, the aggregate carrying value of these properties totaled $71,589,000. The outstanding principal balance as of December 31, 2000 and 1999, was $31,535,000 and $34,189,000, respectively.

    In June 1996, the Company acquired three properties each subject to a mortgage totaling $6,864,000 (collectively, the "Mortgages"). The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 4.1 years, with principal and interest payable monthly. As of December 31, 2000 and 1999, the outstanding balances for the Mortgages totaled $5,492,000 and $5,890,000, respectively. As of December 31, 2000, the aggregate carrying value of these three properties totaled $7,886,000.

    In December 1999, the Company acquired a property subject to a mortgage of $350,000. The mortgage bears interest at a rate of 8.5% per annum with principal and interest payable monthly and the balance due in December 2009. As of December 31, 2000 and 1999, the outstanding principal balance of the mortgage was $324,000 and $350,000, respectively. As of December 31, 2000, the carrying value of this property was $3,566,000.

2000 ANNUAL REPORT - PAGE 44

    The following is a schedule of the annual maturities of the Company's mortgages payable for each of the next five years (dollars in thousands):

           2001        $  2,138
           2002           2,308
           2003           2,547
           2004           2,780
           2005           3,023
                       --------
                       $ 12,796
                       ========

7.  NOTES PAYABLE:

    In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% notes due 2008 (the "2008 Notes"). The 2008 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semiannually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental
    Indenture No. 1 dated March 25, 1998 for the 2008 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2000.

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

    In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due 2004 (the "2004 Notes"). The 2004 Notes are senior obligations of the Company and are ranked equally with the Company's other unsecured senior indebtedness and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2000.

2000 ANNUAL REPORT - PAGE 45

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

    In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the "2010 Notes"). The 2010 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001 (effective interest rate of 8.595%). The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2010 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2010 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental
    Indenture No. 3 dated September 20, 2000 for the 2010 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2000.

    In connection with the debt offering, the Company incurred debt issuance costs totaling $225,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees. Debt issuance costs have been deferred and are being amortized over the term of the 2010 Notes using the effective interest method. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company's Credit Facility.

8.  COMMON STOCK:

    In November 1999, the Company announced the authorization by the Company's board of directors to acquire up to $25,000,000 of the Company's outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2000, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000.

9.  EMPLOYEE BENEFIT PLAN:

    Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the "Retirement Plan") covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants' contributions up to a maximum of six percent of a participant's annual compensation. The Company's contributions to the Retirement plan for the years ended December 31, 2000, 1999 and 1998 totaled $36,000, $52,000 and $60,000, respectively.

2000 ANNUAL REPORT - PAGE 46

10. DIVIDENDS:

    The following presents the characterization for tax purposes of dividends paid to stockholders for the years ended December 31:

                                           2000     1999     1998
                                          ------   ------   ------
    Ordinary income                       $1.135   $1.120   $1.090
    Capital gain                            .054     .010        -
    Unrecaptured Section 1250 Gain          .056     .020        -
    Return of capital                          -     .090     .140
                                          ------   ------   ------
                                          $1.245   $1.240   $1.230
                                          ======   ======   ======

    On January 16, 2001,  the Company  declared  dividends of $9,594,000 or 31.5
    cents  per  share  of  common  stock,   payable  on  February  15,  2001  to
    stockholders of record on January 31, 2000.

11. EARNINGS PER SHARE:

    The following represents the calculations of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31:

                                            2000          1999          1998
                                         -----------   -----------   -----------
    Basic Earnings Per Share:
      Net earnings                       $38,251,000   $35,311,000   $32,441,000
                                         ===========   ===========   ===========

      Weighted average number of
        shares outstanding                30,278,209    29,650,912    29,124,583

      Merger contingent shares               109,162       680,415        44,788
                                         -----------   -----------   -----------

      Weighted average number of
        shares used in basic
        earnings per share                30,387,371    30,331,327    29,169,371
                                         ===========   ===========   ===========

      Basic earnings per share           $      1.26   $      1.16   $      1.11
                                         ===========   ===========   ===========

    Diluted Earnings Per Share:
      Net earnings                       $38,251,000   $35,311,000   $32,441,000
                                         ===========   ===========   ===========

      Weighted average number of
        shares outstanding                30,278,209    29,650,912    29,124,583

      Effect of dilutive
        securities:
          Stock options                          366             -       150,679
          Merger contingent shares           128,932       757,307       121,892
                                         -----------   -----------   -----------
      Weighted average number of
        shares used in diluted
        earnings per share                30,407,507    30,408,219    29,397,154
                                         ===========   ===========   ===========

      Diluted earnings per share         $      1.26   $      1.16   $      1.10
                                         ===========   ===========   ===========


    For the years ended December 31, 2000, 1999 and 1998, options on 1,665,925, 1,668,659 and 1,145,700 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

2000 ANNUAL REPORT - PAGE 47

12. STOCK OPTION PLAN:

    The Company's stock option plan (the "Plan") provides compensation and incentive to persons ("Key Employees" and "Outside Directors of the Company") whose services are considered essential to the Company's continued growth and success. As of December 31, 2000, the Plan had 2,000,000 shares of common stock reserved for issuance. The following summarizes transactions in the Plan for the years ended December 31:

                                         2000                    1999                    1998
                                 ---------------------   ---------------------   ---------------------
                                             Weighted                Weighted                Weighted
                                  Number      Average     Number      Average     Number      Average
                                    Of       Exercise       Of       Exercise       Of       Exercise
                                  Shares       Price      Shares       Price      Shares       Price
                                 ---------   ---------   ---------   ---------   ---------   ---------
    Outstanding, January 1       1,665,925   $   14.83   1,710,600   $   14.89   1,145,100   $   13.52
    Granted                        292,900       10.61      10,000       13.69     654,000       17.38
    Exercised                            -           -           -           -     (14,500)      12.88
    Surrendered                    (77,733)      14.11     (54,675)      16.55     (74,000)      16.03
                                 ---------               ---------               ---------
    Outstanding, December 31     1,881,092       14.20   1,665,925       14.83   1,710,600       14.89
                                 =========               =========               =========

    Exercisable, December 31     1,401,859       14.50   1,208,725       14.03     855,933       13.38
                                 =========               =========               =========
    Available for grant,
      December 3,                   92,908                 308,075                 167,900
                                 =========               =========               =========

    The weighted-average remaining contractual life of the 1,881,092 options outstanding at December 31, 2000 was 6.1 years, 1,149,025 options which had exercise prices ranging from $10.1875 to $14.125 and 732,067 options which had exercise prices ranging from $14.875 to $17.875. One third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options' maximum term is ten years.

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

                          2000     1999      1998
                        --------- --------  --------

           Net earnings as reported                 $38,251   $35,311   $32,441
                                                    =======   =======   =======

           Pro forma net earnings                   $38,018   $35,019   $32,187
                                                    =======   =======   =======

           Earnings per share as reported:
             Basic                                  $  1.26   $  1.16   $  1.11
                                                    =======   =======   =======
             Diluted                                $  1.26  $  1.16   $  1.10
                                                    =======   =======   =======

           Pro forma earnings per share:
             Basic                                  $  1.25   $  1.15   $  1.10
                                                    =======   =======   =======
             Diluted                                $  1.25   $  1.15   $  1.09
                                                    =======   =======   =======

2000 ANNUAL REPORT - PAGE 48

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2000, 1999 and 1998 : (i) risk free rates of 6.7% and 6.2% for the 2000 grants, 5.1% for the 1999 grant and 5.7% and 5.9% for 1998 grants,
    (ii) expected volatility of 11.1%, 24.6% and 17.4%, respectively, (iii) dividend yields of 10.5%, 10.5% and , 7.9%, respectively, and (iv) expected lives of ten years for grants in 2000, 1999 and 1998.

13. MERGER TRANSACTION:

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

    Since the effective date of the Merger, the Company has issued 1,006,080 shares of the Share Balance. The market value of the Share Balance issued was $12,155,000, all of which was charged to operations. On January 1, 2001, in connection with the completed development projects during the quarter ended December 31, 2000, an additional 32,542 shares of the Share Balance became issuable to the stockholders of the Advisor. The market value of the 32,542 shares at the date the shares became issuable totaled $334,000, all of which is to be charged to operations during the year ended December 31, 2001. Pursuant to the agreement and the plan of merger, the Company is required to issue the shares within 90 days after the shares become issuable. To the extent the remaining Share Balance is paid over time, the market value of the common shares issued will also be charged to operations.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company believes the carrying values of its line of credit payable and the lines of credit receivable from Services and a wholly-owned subsidiary of Services approximate fair value based upon their nature, terms and variable interest rates. The Company believes that the carrying value of its mortgages payable and mortgages receivable and other receivables at December 31, 2000 approximate fair value, based upon current market prices of similar issues. At December 31, 2000, the fair value of the Company's notes payable was $216,159,000 based upon the quoted market price.

2000 ANNUAL REPORT - PAGE 49

15. RELATED PARTY TRANSACTIONS:

    During the years ended December 31, 1999 and 1998, the Company provided certain development services for an affiliate of a member of the Company's board of directors. In connection therewith, the Company earned $1,351,000 and $2,144,000, respectively, in development fees relating to these services. The Company's receivables balance at December 31, 2000 and 1999 includes $134,000 and $634,000, respectively, of these development fees. During the year ended December 31, 2000, the Company did not directly provide development services (See Note 4).

    In March 1999, the Company sold 38 of its properties to an affiliate of a member of the Company's board of directors for a total of $36,568,000 and received net proceeds of $36,173,000, resulting in a gain of $5,363,000 for financial reporting purposes.

    In November 1999, the Company entered into a lease agreement for its office space (the "Lease") with an affiliate of a member of the Company's board of directors. The Lease provides for rent in the amount of $390,000 per year, expiring in October 2014. In May 2000, the Company subleased a portion of its office space to affiliates of a member of the Company's board of directors. During the year ended December 31, 2000, the Company earned $248,000 in rental income and recognized $143,000 in accrued rental income related to these subleases.

    The Company manages Net Lease Institutional Realty, L.P. (the "Partnership"), in which the Company holds a 20 percent equity interest. Pursuant to a management agreement, the Partnership paid the Company $273,000, $218,000 and $218,000 in asset management fees during the years ended December 31, 2000, 1999 and 1998, respectively.

    A wholly-owned subsidiary of Services holds a 33 1/3 percent equity interest in WXI/SMC Real Estate LLC (the "LLC"). The Company provided certain management services for the LLC on behalf of Services pursuant to the LLC's Limited Liability Company Agreement and Property Management and Development Agreement. The LLC paid the Company $183,000 and $314,000 in fees during the years ended December 31, 2000 and 1999, respectively, and $200,000 in expense reimbursements during the year ended December 31, 1999 relating to these services. As of December 31, 2000, the Company held two mortgages totaling $6,755,000 with affiliates of certain members of the Company's board of directors.

    In connection with the revolving credit facilities between the Company and Services and the Company and a wholly-owned subsidiary of Services, the Company received $5,078,000 and $1,530,000 in interest and fees during the years ended December 31, 2000 and 1999, respectively. In addition, Services paid the Company $407,000 and $177,000 in expense reimbursements for accounting services provided by the Company during the years ended December 31, 2000 and 1999, respectively.

    During the years ended December 31, 2000, 1999 and 1998, an affiliate of a member of the Company's board of directors provided certain administrative, tax and technology services to the Company. In connection therewith, the Company paid $398,000, $50,000 and $41,000 in fees relating to these services.

    In September 2000, a wholly-owned subsidiary of Services entered into a $6,000,000 loan agreement and a $15,000,000 line of credit agreement with affiliates in which certain officers of the Company own an equity interest. The loan and line of credit are collateralized by substantially all of the assets of the respective affiliate.

2000 ANNUAL REPORT - PAGE 50

    The Company has guaranteed bank loans made to certain of the Company's officers totaling $4,898,000. Each of the loans is full recourse to the respective officer and is collateralized by the common shares of the Company that were purchased with the proceeds from the loans.

16. SEGMENT INFORMATION:

    Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment, the Company has identified two primary sources of revenue: (i) rental and earned income from the triple net leases and (ii) fee income from development, property management and asset management services.

    The following table represents the revenues, expenses and asset allocation for the two segments and the Company's consolidated totals at December 31, 2000, 1999 and 1998, and for the years then ended:

                                                    Rental and        Fee
                                                      Earned
                                                      Income         Income       Corporate     Consolidated
                                                   ------------   ------------   ------------   ------------
    2000
    -----------------------------------
    Revenues                                       $     76,035   $      4,856   $          -   $     80,891
    General operating and administrative
      expenses                                            2,962            823          1,065          4,850
    Real estate expenses                                    397              -              -            397
    Interest expense                                     26,528              -              -         26,528

    Depreciation and amortization                         8,949            134              5          9,088
    Expenses incurred in acquiring advisor
      from related party                                      -              -          1,521          1,521

    Equity in earnings of unconsolidated
      affiliates                                            455         (4,435)             -         (3,980)

    Gain on disposition of real estate                    4,091              -              -          4,091
    Cumulative change in accounting principle              (367)             -              -           (367)
                                                   ------------   ------------   ------------   ------------
    Net earnings                                   $     41,378   $       (536)  $     (2,591)  $     38,251
                                                   ============   ============   ============   ============
    Assets                                         $    761,503   $         41   $         67   $    761,611
                                                   ============   ============   ============   ============
    Additions to long-lived assets:
      Real estate                                  $      3,999   $          -   $          -   $      3,999
                                                   ============   ============   ============   ============
      Other                                        $        667   $        220   $         52   $        939
                                                   ============   ============   ============   ============

2000 ANNUAL REPORT - PAGE 51

    1999
    ------------------------------------
    Revenues                                       $     73,119   $      3,174   $        250   $     76,543
    General operating and administrative
      expenses                                            4,630          1,345            205          6,180
    Real estate expenses                                    432              -              -            432
    Interest expense                                     21,920              -              -         21,920
    Depreciation and amortization                         8,419            185             30          8,634
    Expenses incurred in acquiring advisor
      from related party                                      -              -          9,824          9,824
    Equity in earnings of unconsolidated
      affiliates                                            371         (1,337)             -           (966)
    Gain on disposition of real estate                    6,724              -              -           6,724
                                                   ------------   ------------   ------------   ------------
    Net earnings                                   $     44,813   $        307   $     (9,809)  $     35,311
                                                   ============   ============   ============   ============
    Assets                                         $    749,626   $         81   $         82   $    749,789
                                                   ============   ============   ============   ============
    Additions to long-lived assets:
      Real estate                                  $     77,964   $          -   $          -   $     77,964
                                                   ============   ============   ============   ============
      Other                                        $        218   $        192   $         37   $        447
                                                   ============   ============   ============   ============

    1998
    ------------------------------------
    Revenues                                       $     62,067   $      2,706   $          -   $     64,773
    General operating and administrative
      expenses                                            5,558          1,137          1,040          7,735
    Real estate expenses                                    599              -              -            599
    Interest expense                                     13,460              -              -         13,460
    Depreciation and amortization                         6,730             19             10          6,759
    Expenses incurred in acquiring advisor
      from related party                                      -              -          5,501          5,501
    Equity in earnings of unconsolidated
      affiliates                                            367              -              -            367
    Gain on disposition of real estate                    1,355              -              -          1,355
                                                   ------------   ------------   ------------   ------------
    Net earnings                                   $     37,442   $      1,550   $     (6,551)  $     32,441
                                                   ============   ============   ============   ============
    Assets                                         $    685,432   $        108   $         55   $    685,595
                                                   ============   ============   ============   ============
    Additions to long-lived assets:
      Real estate                                  $    150,730   $          -   $          -   $    150,730
                                                   ============   ============   ============   ============
      Other                                        $      1,133   $        108   $         55   $      1,296
                                                   ============   ============   ============   ============


2000 ANNUAL REPORT - PAGE 52

17. MAJOR TENANTS:

    For the years ended December 31, 2000, 1999 and 1998, the Company recorded rental and earned income from one of the Company's tenants, Eckerd Corporation, of $8,674,000, $9,048,000 and $7,170,000, respectively. The rental and earned income from Eckerd Corporation represents more than ten percent of the Company's rental and earned income for each of the respective years.

18. COMMITMENTS AND CONTINGENCIES:

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

    As of December 31, 2000, the Company owned one land parcel subject to lease agreement with a tenant whereby the Company has agreed to construct a building on the land parcel for construction costs of approximately $2,216,000, of which $141,000 of costs had been incurred at December 31, 2000. Pursuant to the lease agreement, rent is to commence on the property upon completion of construction of the building.

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

19. SUBSEQUENT EVENT:

    On January 16, 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission which permits the issuance by the Company of up to $200,000,000 in debt and equity securities (which includes approximately $180,000,000 of unissued debt and equity securities under the Company's previous $300,000,000 shelf registration statement).

2000 ANNUAL REPORT - PAGE 53

[GRAPHIC 9]  Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

                     CONSOLIDATED QUARTERLY FINANCIAL DATA
                 (dollars in thousands, except per share data)
                                        First      Second       Third       Fourth
2000                                   Quarter     Quarter     Quarter     Quarter       Year
---------------------------------      --------    --------    --------    --------    --------
Rent and other revenue                 $ 20,587    $ 19,584    $ 20,168    $ 20,552    $ 80,891
Depreciation and amortization
expense                                   2,288       2,254       2,204       2,342       9,088
Interest expense                          6,646       6,233       6,768       6,881      26,528
Advisor acquisition expense                 491         275         297         458       1,521
Other expenses                            1,350       1,328       1,343       1,226       5,247
Earnings before cumulative
change in accounting
principle                                 8,644       8,574       8,555      12,845      38,618
Net earnings                              8,644       8,574       8,555      12,478      38,251
Earnings per share before
  cumulative change in accounting
  principle (1):
    Basic                                  0.29        0.28        0.28        0.42        1.27
    Diluted                                0.28        0.28        0.28        0.42        1.27
Net earnings per share (1):
    Basic                                  0.29        0.28        0.28        0.41        1.26
    Diluted                                0.28        0.28        0.28        0.41        1.26


1999
---------------------------------
Rent and other revenue                 $ 18,830    $ 19,152    $ 18,983    $ 19,578    $ 76,543
Depreciation and amortization
  expense                                 1,993       2,060       2,230       2,351       8,634
Interest expense                          4,777       5,357       5,663       6,123      21,920
Advisor acquisition expense               4,928       3,239         794         863       9,824
Other expenses                            2,437       1,943       1,294         938       6,612
Net earnings                              9,830       7,135       8,796       9,550      35,311
Net earnings per share (1):
    Basic                                  0.33        0.24        0.29        0.31        1.16
    Diluted                                0.32        0.23        0.29        0.31        1.16

(1) Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

2000 ANNUAL REPORT - PAGE 54

[GRAPHIC 10] Design graphic depicting the Commercial Net Lease Realty, Inc.
             initials "CNLR"

                         SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange ("NYSE") under the symbol "NNN." For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.

                                First      Second       Third      Fourth
2000                           Quarter     Quarter     Quarter     Quarter      Year
------------------------      ---------   ---------   ---------   ---------   ---------
High                          $ 10.8125   $ 11.5000   $ 11.0625   $ 11.1667   $ 11.5000
Low                              9.5000     10.1667     10.2500      9.8125      9.5000
Close                           10.4375     10.5156     10.3750     10.1875     10.1875

Dividends paid per share          0.310       0.310       0.310       0.315       1.245


1999
------------------------

High                          $ 13.9375   $ 13.8125   $ 13.1875   $ 11.5625   $ 13.9375
Low                             11.1250     11.0625     10.4375      9.4375      9.4375
Close                           11.1875     12.8750     10.6250      9.9375      9.9375

Dividends paid per share          0.310       0.310       0.310       0.310       1.240

For federal income tax purposes, 7.5% of dividends paid in 1999 was treated as a non-taxable return of capital and 8.81% and 1.96% of dividends paid in 2000 and 1999, respectively, was considered capital gain (representing 4.35% and 0.55% of capital gain - 20%, respectively, and 4.46% and 1.41%, respectively, of unrecaptured Section 1250 gain).

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

On February 15, 2001, there were approximately 1,290 shareholders of record of common stock.