Form 10-K, Exhibit 13
period 2001-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2002-03-27
CIK 751364

HISTORICAL FINANCIAL HIGHLIGHTS (dollars in thousands, except per share data)

	2001	2000	1999	1998	1997

Gross revenues	$80,526	$80,891	$76,543	$64,773	$50,135
Net earnings	28,963	38,251	35,311	32,441	30,385
Total assets	1,006,628	761,611	749,789	685,595	537,014
Total long-term debt	435,333	360,381	350,971	292,907	171,836
Total equity	564,640	393,901	391,362	383,890	362,144
Cash dividends paid to stockholders	38,637	37,760	37,495	35,672	28,381
Weighted average shares
Basic	31,539,857	30,387,371	30,331,327	29,169,371	24,070,697
Diluted	31,717,043	30,407,507	30,408,219	29,397,154	24,220,792
Per share information:
Net earnings
Basic	0.920	1.260	1.160	1.110	1.260
Diluted	0.910	1.260	1.160	1.100	1.250
Dividends	1.260	1.245	1.240	1.230	1.200
Other data:
Funds from operations (1)	44,616	43,949	46,044	42,517	34,230
Cash flows provided by (used in):
Operating activities	38,008	50,198	47,876	41,260	34,010
Investing activities	(24,422)	(22,372)	(64,436)	(145,643)	(167,002)
Financing activities	(8,802)	(28,965)	18,447	103,665	133,742

(1)	Funds from operations are net earnings excluding depreciation, gains and losses on the disposition of real estate and non-recurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnership. For purposes of this table, funds from operations exclude $12,582,000, $1,521,000, $9,824,000 and $5,501,000 of expenses incurred in acquiring CNL Realty Advisors, Inc. from a related party in 2001, 2000, 1999 and 1998, respectively, and a $367,000 cumulative effect of a change in accounting principle in 2000 because these transactions are considered to be non-recurring. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs, and therefore, may not be comparable to such other REITs.

- 4 -

Management's Discussion & Analysis of Financial Condition & Results of Operations

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as “believe,” “expect” and “may.” Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include the following: the loss of any member of the Company’s management team; changes in general economic conditions; changes in real estate market conditions; continued availability of proceeds from the Company’s debt or equity capital; the availability of other debt and equity financing alternatives; market conditions affecting the Company’s equity capital; changes in interest rates under the Company’s current credit facilities and under any additional variable rate debt arrangements that the Company may enter into in the future; the ability of the Company to be in compliance with certain debt covenants; the ability of the Company to qualify as a real estate investment trust for federal income tax purposes; the ability of the Company to integrate acquired properties and operations into existing operations; the ability of the Company to refinance amounts outstanding under its credit facilities at maturity on terms favorable to the Company; the ability of the Company to locate suitable tenants for its properties; the ability of tenants to make payments under their respective leases and the ability of the Company to re-lease properties that are currently vacant or that become vacant. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

Introduction

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust (“REIT”) formed in 1984 that acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases. As of December 31, 2001, Commercial Net Lease Realty, Inc. and its wholly-owned subsidiaries (the “Company”) owned 351 properties (the “Properties”) that are leased to major retail businesses, including Academy, Barnes & Noble, Bed, Bath & Beyond, Bennigan’s, Best Buy, Borders, Eckerd, Food 4 Less, Good Guys, OfficeMax and The Sports Authority. Approximately 89 percent of the gross leasable area of the Company’s Property portfolio was leased at December 31, 2001.

Liquidity and Capital Resources

General. Historically, the Company’s only demands for funds have been for the payment of operating expenses and dividends, for property acquisitions and development, either directly or through investment interests, for the payment of interest on its outstanding indebtedness and for other investments. Generally, cash needs for items other than property acquisitions and development have been met from operations, and property acquisitions and development have been funded by equity and debt offerings, bank borrowings, the sale of Properties and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 2001, 2000 and 1999, the Company generated $38,008,000, $50,198,000 and $47,876,000, respectively, in net cash from operating activities. The change in cash from operations for each of the years ended December 31, 2001, 2000 and 1999, is primarily a result of changes in revenues and expenses as discussed in “Results of Operations.” Cash generated from operations could be expected to fluctuate in the future.
- 15 -

The Company’s leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company’s leases generally provide that the tenant is responsible for roof and structural repairs. Certain of the Company’s Properties are subject to leases under which the Company retains responsibility for certain costs and expenses associated with the Property. Because many of the Properties which are subject to leases that place these responsibilities on the Company are recently constructed, management anticipates that capital demands to meet obligations with respect to these Properties will be minimal for the foreseeable future and can be met with funds from operations and working capital. The Company may be required to use bank borrowings or other sources of capital in the event of unforeseen significant capital expenditures.

Indebtedness. In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing loan agreement by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the company), (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum. The principal balance is due in full upon expiration of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12 month period with the consent of the lender. As of December 31, 2001, $107,400,000 was outstanding and approximately $92,600,000 was available for future borrowings under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in the acquisition and development of freestanding, retail properties, either directly or through investment interests.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000. Upon its maturity in December 1999, the Company repaid the outstanding principal balance of $13,150,000 using funds available from its Credit Facility.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest of $330,000 payable monthly based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and an assignment of rents and leases of certain of the Company’s Properties. As of December 31, 2001, the outstanding principal balance was $29,861,000 and the aggregate carrying value of the Properties totaled $70,998,000.

The Company has acquired four Properties each subject to a mortgage totaling $7,214,000 (collectively the “Mortgages”) with maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 4.2 years, with current principal and interest of $79,000 payable monthly. As of December 31, 2001, the outstanding principal balances for the Mortgages totaled $5,355,000 and the aggregate carrying value of these three Properties totaled $11,282,000.

In connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) on December 1, 2001, the Company acquired three Properties each subject to a mortgage totaling $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average rate of 9.0% and have a weighted maturity of 7.6 years, with current principal and interest of $25,000 payable monthly. As of December 31, 2001, the outstanding principal balances of the Captec Mortgages totaled $1,795,000 and the aggregate carrying value of these three Properties totaled $4,240,000.
- 16 -

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith (see “Merger Transactions”). The Term Note bears interest at a rate of 175 basis points above LIBOR or 3.58% at December 31, 2001. The Company has the option to extend the maturity date of the Term Note for two additional twelve month periods.

Payments of principal on the mortgage debt and on advances outstanding under the Credit Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from public or private offerings of the Company’s debt or equity securities, the Company's secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

Debt and Equity Securities. During the year ended December 31, 1998, the Company received investment grade debt ratings from Standard and Poor’s, Moody’s Investor Service and Fitch IBCA on its senior, unsecured debt. In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued $100,000,000 of 7.125% notes due 2008 (the “2008 Notes”). The 2008 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semi-annually commencing on September 15, 1998. The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. The net proceeds from the debt offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In September 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission which permitted the issuance by the Company of up to $300,000,000 in debt and equity securities (which includes approximately $112,000,000 of unissued debt and equity securities under the Company’s previous $300,000,000 shelf registration statement).

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due 2004 (the “2004 Notes”). The 2004 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. In connection with the debt offering, the Company incurred debt issuance costs totaling $970,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2004 Notes using the effective interest method. The net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the “2010 Notes”). The 2010 Notes are senior, unsecured obligations of the Company and are subordinate to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000
- 17 -

with interest payable semi-annually commencing on March 20, 2001. The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $233,000 consisting primarily of underwriter discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2010 Notes using the effective interest method. Net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In January 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission, which permits the issuance by the Company of up to $200,000,000 in debt and equity securities (which includes approximately $180,000,000 of unissued debt and equity securities under the Company’s previous $300,000,000 shelf registration statement).

In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increased the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company had issued and outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

Pursuant to the 2000 Plan, in July 2001, the Company granted and issued 239,000 shares of restricted common stock to certain officers and directors of the Company and its affiliate. The Company issued restricted stock grants to the officers and directors totaling 234,000 and 5,000 shares, respectively. The restricted stock issued to the officers vests at a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2006 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests equally each year over approximately a two-year period ending on January 1, 2003 and automatically upon a change in control in the Company.

In November 2001, the Company issued 4,000,000 shares of common stock and received gross proceeds of $53,360,000. In addition, in December 2001, the Company issued an additional 525,000 shares of common stock in connection with the underwriters’ over-allotment option and received gross proceeds of $7,004,000. In connection with these offerings, the Company incurred stock issuance costs totaling $3,272,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offerings were generally used to pay down the outstanding indebtedness under the Company’s Credit Facility.

In December 2001, the Company issued 4,349,918 shares of common stock and 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Perpetual Preferred Shares”) in connection with the acquisition of Captec (see “Merger Transactions”). Holders of the Perpetual Preferred Shares are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Perpetual Preferred Shares rank senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Perpetual Preferred Shares on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.
- 18 -

During the year ended December 31, 1999, the Company announced the authorization by the Company’s board of directors to acquire up to $25,000,000 of the Company’s outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2001, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000. The acquisition of these shares was funded primarily through asset disposition.

Property Acquisitions, Dispositions and Commitments. During the year ended December 31, 2001, the Company used proceeds from its Credit Facility to acquire three Properties (one of which was a land-only parcel) at a total cost of $17,670,000. In addition, the Company acquired 135 Properties in connection with the acquisition of Captec (see “Merger Transactions”).

The Company owns two land parcels subject to lease agreements with a tenant whereby the Company has agreed to construct a building on the land parcels for aggregate construction costs of approximately $5,049,000, of which $2,574,000 of costs had been incurred at December 31, 2001. Pursuant to the lease agreements, rent is to commence on the respective properties upon completion of construction of the buildings.

In addition to the two buildings under construction as of December 31, 2001, the Company may elect to acquire or develop additional properties, either directly or indirectly through investment interests, in the future. Such property acquisitions and development are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, disposition of assets or a combination of the foregoing. Subject to the constraints imposed by the Company’s Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

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

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a net gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.

During 2001, the Company sold 37 of its properties for a total of $46,626,000 and received net sales proceeds of $45,897,000. The Company recognized a net gain on the sale of these 37 properties of $4,648,000 for financial reporting purposes. The Company reinvested the proceeds from 21 of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the remaining proceeds to pay down the outstanding indebtedness of the Company's Credit Facility.

Investment in Unconsolidated Affiliates. In May 1999, the Company transferred its build-to-suit development operation to a 95-percent-owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. ("Services"). The Company contributed $5,700,000 of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional
- 19 -

$20,042,000 of real estate. As a result of its additional contribution, as of January 1, 2002 the Company will have a 98.7 percent, non-controlling interest in Services and will be entitled to receive 98.7 percent of the dividends paid by Services. The Company accounts for its interest in Services under the equity method of accounting.

In April 2001, the Company modified its existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services to increase Services' borrowing capacity from $65,000,000 to $85,000,000 and to modify certain provisions of the Security Agreement. The credit facility is secured by a first mortgage on Services’ properties and bears interest at prime rate plus 0.25%. In April 2001, the Company entered into two new secured revolving lines of credit and security agreements with wholly-owned subsidiaries of Services and modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services. In July 2001, the Company entered into a new secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services. All secured revolving line of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $55,500,000 and bear interest at prime rate plus 0.25%. The Security Agreement and the Subsidiary Agreements provide an aggregate borrowing capacity of $140,500,000 to Services and its wholly-owned subsidiaries and each agreement has an expiration date of October 31, 2003. In May 2001, Services and certain of its wholly-owned subsidiaries became direct borrowers under the Company’s $200,000,000 revolving credit facility. During 2001, the Company borrowed $114,888,000 under its Credit Facility to fund the amounts drawn against these revolving credit facilities.

In June and November 2001, the Company entered into LLC arrangements, CNL Commercial Holdings I, LLC and CNL Commercial Holdings II, LLC, respectively, with CNL Commercial Finance, Inc., a related party. The Company contributed an aggregate of $11,750,000 to these limited liability companies which hold an interest in mortgage loans. The Company holds a non-voting and non-controlling interest of 42.737 percent and 43.997 percent, respectively in these investments, and accounts for its interests under the equity method of accounting.

Merger Transactions. On December 18, 1997, the Company’s stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the “Advisor”), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the “Share Consideration”) of the Company’s common stock (the “Merger”). As a result, the Company became a fully integrated, self-administered REIT effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the “Share Balance”) of the Share Consideration was to be paid over time, within five years from the date of the merger, based upon the Company’s completed property acquisitions and completed development projects in accordance with the Merger agreement. In the event of a change in control of the Company, any remaining Share Balance would have been immediately issued and paid to stockholders of the Advisor. For accounting purposes, the Advisor was not considered a “business” for purposes of applying APB Opinion No. 16, “Business Combinations,” and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. The Company has issued the entire Share Balance as of December 31, 2001. The cumulative market value of the Share Balance issued was $24,736,000, all of which was charged to operations in the respective years in which the shares were issued.

On December 1, 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock
- 20 -

and 1,999,974 newly issued Perpetual Preferred Shares (see “Debt and Equity Securities”). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. As a result, the Company did not record goodwill. The merger was unanimously approved by both the Company’s and Captec’s board of directors. The Company’s management believes this transaction will potentially increase funds from operations, increase diversification, produce cost savings from opportunities for economies of scale and operating efficiencies and enhance its capital markets profile. In connection with the merger, several parties have filed lawsuits which may have an adverse effect on the Company’s liquidity and capital resources.

Dividends.One of the Company’s primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2001, 2000 and 1999, the Company declared and paid dividends to its stockholders of $38,637,000, $37,760,000 and $37,495,000, respectively, or $1.260, $1.245 and $1.240 per share of common stock, respectively.

The following presents the characterizations for tax purposes of such dividends for the years ended December 31:

	2001	2000	1999

Ordinary income	97.37%	91.19%	90.54%
Capital gain	-	4.35%	.55%
Unrecaptured Section 125 gain	2.63%	4.46%	1.41%
Return of capital	-	-	7.50%

	100.00%	100.00%	100.00%

In January 2002, the Company declared dividends to its stockholders of $12,799,000, or $0.315 per share of common stock, payable in February 2002.

In February 2002, the Company declared dividends of $1,125,000, or $0.5625 per share of preferred stock, payable in March 2002.

Management believes that the Company’s current capital resources (including cash on hand), coupled with the Company’s borrowing capacity, are sufficient to meet its liquidity needs for the foreseeable future.

Results of Operations

Critical Accounting Policies and Estimates. In response to the SEC’s Release Numbers 33-8040 “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” and 33-8056 “Commission Statement About Analysis of Financial Condition and Results of Operations,” the Company’s management has identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the Company’s reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes that these estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates and assumptions under different future circumstances.
- 21 -

The critical accounting policies include management’s estimates of the useful lives used in calculating depreciation expense relating to the Company’s real estate assets, the recoverability of the carrying value of long-lived assets and the collectibility of receivables from tenants, including accrued rental income.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000. As of December 31, 2001 and 2000, the Company owned 351 and 259 Properties, respectively, 320 and 257, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 2001, the Company sold 37 properties that were leased or partially leased during 2001. During the year ended December 31, 2000 the Company sold 13 properties that were leased during 2000. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 2001, the weighted average remaining lease term of the Properties was approximately 13 years. During the years ended December 31, 2001 and 2000, the Company earned $69,851,000 and $73,776,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income (“Rental Income”). The decrease in Rental Income for 2001 was primarily a result of the decrease in Rental Income relating to the 37 properties sold during the year ended December 31, 2001, which were operational during the entire year ended December 31, 2000. The decrease in Rental Income was partially offset as a result of non-recurring additional Rental Income received during the year ended December 31, 2001 and 2000 of $2,708,000 and $1,540,000, respectively, related to the termination of leases on 35 and seven properties, respectively. The decrease in Rental Income for the year ended December 31, 2001 was also attributed to the 31 vacant, unleased Properties owned by the Company which account for 11 percent of the total gross leasable area. The Company is actively marketing these 31 Properties (see “Investment Considerations”).

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by generally accepted accounting principles, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) interest income from affiliates and fee income from development, property management and asset management services. During the years ended December 31, 2001 and 2000, the Company generated $72,054,000 and $76,035,000, respectively, from its triple net lease segment. For the years ended December 31, 2001 and 2000, the Company generated revenues totaling $8,472,000 and $4,856,000, respectively, from its interest and fee income segment.

During 2001, one of the Company’s lessees, Eckerd Corporation, accounted for more than 10 percent of the Company’s total rental income (including the Company’s share of rental income from nine properties owned by the Company’s unconsolidated affiliates). As of December 31, 2001, Eckerd Corporation leased 49 Properties (including three properties under leases with one of the Company’s unconsolidated affiliates). It is anticipated that, based on the minimum rental payments required by the leases, Eckerd Corporation will continue to account for more than 10 percent of the Company’s total rental income in 2002. Any failure of this lessee to make its lease payments when they are due could materially affect the Company’s earnings.

During the year ended December 31, 2001 and 2000, the Company recognized $8,791,000 and $5,760,000, respectively, of interest from unconsolidated affiliates and other mortgages receivable. The increase in interest from unconsolidated affiliates and other mortgages receivable was primarily due to an increase in the average borrowing levels on the lines of credit with Services and its wholly-owned subsidiaries. The increase was partially offset by a decline in the average interest rate on the lines of credit.

During the years ended December 31, 2001 and 2000, operating expenses, excluding interest and including depreciation and amortization, were $29,784,000 and $15,856,000, respectively, (36.9% and 19.6%, respectively, of total revenues). Approximately 79.4 percent of the increase in operating expenses for
- 22 -

the year ended December 31, 2001, was attributable to the increase in charges related to the costs incurred in acquiring the Company’s external advisor from a related party (see “Merger Transactions”). General operating and administrative expenses also increased as a result of an increase in costs related to office expenses, personnel, debt financing charges and professional services provided to the Company. Real estate expenses increased for the year ended December 31, 2001 as a result of the costs related to the vacant properties. In addition, depreciation and amortization expense increased as a result of the depreciation and amortization expense related to the additional Properties acquired during 2001 and a full year of depreciation on the Properties acquired during 2000. The increase in depreciation and amortization expense was partially offset by a decrease in depreciation and amortization expense related to the sale of 37 properties during the year ended December 31, 2001 and a full year of depreciation and amortization of the 13 properties sold during the year ended December 31, 2000.

The Company recognized $24,952,000 and $26,528,000 in interest expense for the years ended December 31, 2001 and 2000, respectively. Interest expense decreased for the year ended December 31, 2001 primarily as a result of the decline in the average interest rate on the Company’s Credit Facility. However, the decrease in interest expense was partially offset by an increase in the average borrowing levels of the Company’s Credit Facility and an increase in interest incurred due to the issuance of the 2010 Notes in September 2000.

During the years ended December 31, 2001 and 2000, the Company recognized equity in earnings of unconsolidated affiliates of $(1,475,000) and $(3,980,000), respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to the decrease in losses of Services and its wholly-owned subsidiaries, which was primarily attributable to the increase in the number of real estate dispositions by Services and its subsidiaries.

During 2001, the Company sold 37 of its properties for a total of $46,626,000 and received net sales proceeds of $45,897,000. The Company recognized a gain on the sale of these 37 properties of $4,648,000 for financial reporting purposes. The Company reinvested the proceeds from 21 of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes.

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999. As of December 31, 2000 and 1999, the Company owned 259 and 270 Properties, respectively, 257 and 267, respectively, of which were leased to operators of major retail businesses. In addition, during the year ended December 31, 2000 the Company sold 13 properties that were leased during 2000. During the year ended December 31, 1999, the Company sold 44 properties that were leased during 1999 and one property that was vacant. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 2000, the weighted average remaining lease term of the Properties was approximately 13 years. During the years ended December 31, 2000 and 1999, the Company earned $73,776,000 and $72,525,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income (“Rental Income”). The increase in Rental Income during 2000, as compared to 1999, was attributable to (i) the 36 Properties acquired and 15 buildings upon which construction was completed during 1999 were operational for a full fiscal year in 2000 and (ii) the Company received non-recurring additional rental income of $1,540,000 related to the termination of leases on seven of its properties. The increase in Rental Income was partially offset by a
- 23 -

decrease in Rental Income relating to the sale of the 13 properties during 2000 and a full year of Rental Income relating to the sale of the 45 properties during 1999.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by generally accepted accounting principles, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) interest income from affiliates and fee income from development, property management and asset management services. During the years ended December 31, 2000 and 1999, the Company generated $76,035,000 and $73,119,000, respectively, from its triple net lease segment. For the years ended December 31, 2000 and 1999, the Company generated revenues totaling $4,856,000 and $3,174,000, respectively, from its interest and fee income segment.

During 2000, one of the Company’s lessees, Eckerd Corporation, accounted for more than 10 percent of the Company’s total rental income (including the Company’s share of rental income from nine properties owned by one of the Company’s unconsolidated affiliates). As of December 31, 2000, Eckerd Corporation leased 50 Properties (including four properties under leases with one of the Company’s unconsolidated affiliates).

During the years ended December 31, 2000 and 1999, the Company earned $457,000 and $1,883,000, respectively, in development and asset management fees from related parties. The decrease in fees earned during 2000 was attributable to the transfer of the Company’s build-to-suit development operation to Services in May 1999. Development fees earned by Services during the years ended December 31, 2000 and 1999 are included in the Company’s equity in earnings of unconsolidated affiliates. In addition, during 1999 the Company earned $506,000 of asset management fees from an affiliate of Services.

During the years ended December 31, 2000 and 1999, operating expenses, excluding interest and including depreciation and amortization, were $15,856,000 and $25,070,000, respectively, (19.6% and 32.8%, respectively, of total revenues). The decrease in operating expenses for the year ended December 31, 2000, was attributable to the decrease in charges related to the costs incurred in acquiring the Company’s external advisor from a related party and the decrease in general operating and administrative expenses as a result of the transfer of the Company’s build-to-suit development operation to Services. The decrease in operating expenses was partially offset by an increase in depreciation and amortization expense as a result of the depreciation and amortization expense related to the additional Properties acquired during 2000 and a full year of depreciation on the Properties acquired during 1999. The increase in depreciation and amortization expense was partially offset by a decrease in depreciation and amortization expense related to the sale of 13 properties during the year ended December 31, 2000 and a full year of depreciation and amortization of the 45 properties sold during the year ended December 31, 1999. In accordance with accounting principles generally accepted in the United States of America, certain costs relating to the development of Properties have been capitalized.

The Company recognized $26,528,000 and $21,920,000 in interest expense for the years ended December 31, 2000 and 1999, respectively. Interest expense increased for the year ended December 31, 2000 primarily as a result of the higher average interest rate and borrowing levels on the Company’s Credit Facility and the issuance of the 2004 Notes in June 1999 and the 2010 Notes in September 2000.

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.
- 24 -

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

Investment Considerations. Currently, the Company owns 31 vacant, unleased Properties, which accounts for 11 percent of the total gross leasable area of the Company's portfolio; the Company is actively marketing these 31 Properties for sale or re-lease. Additionally, two percent of the total gross leasable area of the Company's portfolio is leased to four tenants, which have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the tenants has the right to reject or affirm its leases with the Company. The lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with the Company could have a material adverse effect on the liquidity and results of operations of the Company if the Company is unable to re-lease the Properties at comparable rental rates and in a timely manner.

The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company’s income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 2001, 2000 and 1999, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

Inflation has had a minimal effect on income from operations. Management expects that increases in retail sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company’s Properties; however, inflation and changing prices also may have an adverse impact on the operating margins of retail businesses, on potential capital appreciation of the Properties and on operating expenses of the Company.

Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations; however, certain factors exist that could contribute to trends that may adversely effect the Company in the future. Such factors include the following: the loss of any member of the Company’s management team, changes in general economic conditions, changes in real estate market conditions, interest rate fluctuations, the ability of the Company to be in compliance with certain debt covenants, the ability of the Company to qualify as a real estate investment trust for federal income tax purposes, an increase in non-store based retailing (e.g., internet), the ability of the Company to locate suitable tenants for its Properties, the ability of tenants to make payments under their respective leases and the ability of the Company to re-lease properties that are currently vacant or that become vacant.

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company’s policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a
- 25 -

property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company’s acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 12 Properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these Properties.

Quantitative and Qualitative Disclosures About Market Risk. The Company is exposed to interest changes primarily as a result of its variable rate Credit Facility and its long term, fixed rate debt used to finance the Company’s development and acquisition activities and for general corporate purposes. The Company’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Company borrows at both fixed and variable rates on its long-term debt.

The Company has no outstanding derivatives as of December 31, 2001 and 2000. The Company does not use derivatives for speculative or trading purposes.
- 26 -

The information in the table summarizes the Company’s market risks associated with its debt obligations outstanding as of December 31, 2001 and 2000. The table presents principal cash flows and related interest rates by year of expected maturity for debt obligations outstanding as of December 31, 2001. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods.

As the table incorporates only those exposures that exist as of December 31, 2001 and 2000, it does not consider those exposures or positions, which could arise after those dates. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company’s ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company’s hedging strategies at that time and interest rates.

	Maturity Date (dollars in thousands)

	2002	2003	2004	2005	2006	Thereafter

Variable rate credit facility	$-	$107,400	$-	$-	$-	$-
Average interest rate	-	(1)	-	-	-	-

Variable rate term note	$-	$-	$70,000	$-	$-	$-
Average interest rate	-	-	(2)	-	-	-

Fixed rate mortgages	$2,450	$2,702	$2,950	$3,188	$22,688	$3,033
Average interest rate	7.68%	7.67%	7.66%	7.64%	8.56%	8.97%

Fixed rate notes	$-	$-	$100,000	$-	$-	$120,000
Average interest rate	-	-	7.547%	-	-	7.402%

(1)	Interest rate varies based upon a tiered rate structure ranging from 80 basis points above LIBOR to 150 basis points above LIBOR based upon the debt rating of the Company.

(2)	Interest rate varies based upon a tiered rate structure ranging from 155 basis points above LIBOR to 225 basis points above LIBOR based upon the debt rating of the Company.

	December 31, 2001 (dollars in thousands)			December 31, 2000 (dollars in thousands)

	Total	Weighted Average Interest Rate	Fair Value	Total	Weighted Average Interest Rate	Fair Value

Variable rate credit facility	$107,400	5.23%	$107,400	$101,700	7.76%	$101,700

Variable rate term note	$70,000	3.66%	$70,000	$-	-	$-

Fixed rate mortgages	$37,011	7.62%	$37,011	$37,351	7.67%	$37,351

Fixed rate notes (1)	$220,000	7.70%	$222,322	$220,000	7.24%	$216,159

(1) Excludes unamortized note discount and unamortized interest rate hedge gain.
- 27 -

Independent Auditors' Report

The Board of Directors
Commercial Net Lease Realty, Inc.:

We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2001 and 2000, and results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Orlando, Florida
January 11, 2002 except as to Note 19, which is as of January 24, 2002

- 31 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share data)

Assets	December 31,
	2001	2000

Real estate:
Accounted for using the operating method, net of accumulated depreciation and amortization	$706,280	$514,962
Accounted for using the direct financing method	107,272	123,217
Investments in, mortgages and other receivables from unconsolidated affiliates	144,220	81,401
Mortgages, notes and accrued interest receivable	18,374	13,817
Cash and cash equivalents	6,974	2,190
Receivables	2,083	1,800
Accrued rental income, net of allowance	16,184	15,285
Debt costs, net of accumulated amortization of $4,393 and $3,587, respectively	3,057	3,668
Other assets	2,184	5,271

Total assets	$1,006,628	$761,611

Liabilities and Stockholders’ Equity

Line of credit payable	$107,400	$101,700
Mortgages payable	37,011	37,351
Notes payable, net of unamortized discount of $517 and $624, respectively, and unamoritzed interest rate hedge gain of $1,240 and $1,955, respectively	290,922	221,330
Accrued interest payable	3,133	3,214
Other liabilities	3,522	4,115

Total liabilities	441,988	367,710

Commitments and contingencies (Note 19)

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 15,000,000 shares; 1,999,974 shares issued and outstanding at December 31, 2001; stated at liquidation value $25 per share	50,000	-
Common stock, $0.01 par value. Authorized 90,000,000 shares; issued and outstanding 40,599,158 and 30,456,705 shares at December 31, 2001 and December 31, 2000, respectively	406	305
Excess stock, $0.01 par value. Authorized 105,000,000 shares; none issued or outstanding	-	-
Capital in excess of par value	531,677	398,449
Accumulated dividends in excess of net earnings	(14,527)	(4,853)
Deferred compensation	(2,916)	-

Total stockholders’ equity	564,640	393,901

	$1,006,628	$761,611

See accompanying notes to consolidated financial statements. - 32 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Year Ended December 31,
	2001	2000	1999

Revenues:
Rental income from operating leases	$57,123	$59,734	$57,764
Earned income from direct financing leases	11,759	13,185	13,858
Contingent rental income	969	857	903
Interest from unconsolidated affiliates and other mortgages receivable	8,791	5,760	1,585
Other	1,884	1,355	2,433

	80,526	80,891	76,543

Expenses:
General operating and administrative	6,912	4,850	6,180
Real estate expenses	1,079	397	432
Interest	24,952	26,528	21,920
Depreciation and amortization	9,211	9,088	8,634
Expenses incurred in acquiring advisor from related party	12,582	1,521	9,824

	54,736	42,384	46,990

Earnings before equity in earnings of unconsolidated affiliates, gain on disposition of real estate and cumulative effect of change in accounting principle	25,790	38,507	29,553

Equity in earnings of unconsolidated affiliates	(1,475)	(3,980)	(966)

Gain on disposition of real estate	4,648	4,091	6,724

Earnings before cumulative effect of change in accounting principle	28,963	38,618	35,311

Cumulative effect of change in accounting principle	-	(367)	-

Net earnings	$28,963	$38,251	$35,311

Net earnings per share of common stock:
Basic:
Earnings per share before cumulative effect of change in accounting principle	$0.92	$1.27	$1.16

Cumulative effect of change in accounting principle	-	(.01)	-

Net earnings per share	$0.92	$1.26	$1.16

See accompanying notes to consolidated financial statements. - 33 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS, CONTINUED (dollars in thousands, except per share data)

	Year Ended December 31,
	2001	2000	1999

Diluted:
Earnings per share before cumulative effect of change in accounting principle	$0.91	$1.27	$1.16

Cumulative effect of change in accounting principle	-	(.01)	-

Net earnings per share	$0.91	$1.26	$1.16

Pro forma amounts assuming retroactive application of accounting change:

Net earnings	$28,963	$38,632	$34,930

Basic earnings per share	$0.92	$1.27	$1.15

Diluted earnings per share	$0.91	$1.27	$1.15

Weighted average number of shares outstanding:
Basic	31,539,857	30,387,371	30,331,327

Diluted	31,717,043	30,407,507	30,408,219

See accompanying notes to consolidated financial statements. - 34 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY Years Ended December 31, 2001, 2000 and 1999 (dollars in thousands, except per share data)

	Preferred stock Net value	Common stock Par value	Capital in excess of par value	Accumulated dividends in excess of net earnings	Deferred compensation on restricted stock	Total

Balances at December 31, 1998	$-	$295	$386,755	$(3,160)	$-	$383,890

Net earnings	-	-	-	35,311	-	35,311
Dividends declared and paid ($1.24 per share of common stock)	-	-	-	(37,495)	-	(37,495)
Issuance of 798,109 shares of common stock in connection with acquisition of advisor	-	8	9,816	-	-	9,824
Issuance of 180,941 shares of common stock	-	2	2,178	-	-	2,180
Purchase and retirement of 244,200 shares of common stock	-	(2)	(2,329)	-	-	(2,331)
Stock issuance costs	-	-	(17)	-	-	(17)

Balances at December 31, 1999	-	303	396,403	(5,344)	-	391,362

Net earnings	-	-	-	38,251	-	38,251
Dividends declared and paid ($1.245 per share of common stock)	-	-	-	(37,760)	-	(37,760)
Issuance of 150,158 shares of common stock in connection with acquisition of advisor	-	2	1,519	-	-	1,521
Issuance of 55,608 shares of common stock	-	-	578	-	-	578
Purchase and retirement of 5,000 shares of common stock	-	-	(48)	-	-	(48)
Stock issuance costs	-	-	(3)	-	-	(3)

Balances at December 31, 2000	-	305	398,449	(4,853)	-	393,901

Net earnings	-	-	-	28,963	-	28,963
Dividends declared and paid ($1.26 per share of common stock)	-	-	-	(38,637)	-	(38,637)
Issuance of 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in connection with the merger	50,000	43	59,724	-	-	109,767
Issuance of 973,920 shares of common stock in connection with acquisition of advisor	-	10	12,572	-	-	12,582
Issuance of 4,579,615 shares of common stock	-	46	61,016	-	-	61,062
Issuance of 239,000 shares of restricted common stock	-	2	3,188	-	(3,190)	-
Stock issuance costs	-	-	(3,272)	-	-	(3,272)
Amortization of deferred compensation	-	-	-	-	274	274

Balances at December 31, 2001	$50,000	$406	$531,677	$(14,527)	$(2,916)	$564,640

See accompanying notes to consolidated financial statements. - 35 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS dollars in thousands)

	Year Ended December 31,
	2001	2000	1999

Cash flows from operating activities:
Net earnings	$28,963	$38,251	$35,311
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock compensation expense	274	-	-
Depreciation and amortization	9,211	9,088	8,634
Amortization of notes payable discount	107	93	56
Amortization of deferred interest rate hedge gain	(515)	(479)	(245)
Expenses incurred in acquiring advisor from related party	12,582	1,521	9,824
Equity in earnings of unconsolidated affiliates, net of deferred intercompany profits	1,938	4,740	1,202
Gain on disposition of real estate	(4,648)	(4,091)	(6,724)
Cumulative effect of change in accounting principle	-	367	-
Changes in assets and liabilities net of the effects of the acquisition of Captec Net Lease Realty, Inc. in 2001:
Decrease in real estate leased to others using the direct financing method	1,979	2,048	1,805
Decrease in leasehold interests	-	1,454	-
Decrease (increase) in mortgages, notes and accrued interest receivable	(645)	998	474
Decrease (increase) in receivables	(283)	(418)	1,508
Increase in accrued rental income	(2,209)	(3,081)	(3,928)
Increase in other assets	(2,803)	(336)	(43)
Increase (decrease) in accrued interest payable	(1,696)	470	98
Decrease in other liabilities	(4,247)	(427)	(96)

Net cash provided by operating activities	38,008	50,198	47,876

Cash flows from investing activities:
Proceeds from the sale of real estate	45,288	29,832	43,125
Additions to real estate accounted for using the operating method	(19,836)	(2,015)	(76,063)
Additions to real estate accounted for using the direct financing method	-	(1,984)	(1,901)
Contribution to unconsolidated affiliates	(11,750)	-	-
Increase in mortgages and notes receivable	-	(520)	(3,952)
Mortgage and notes payments received	1,689	4,730	1,191
Increase in mortgages and other receivable from unconsolidated affiliates	(114,888)	(70,967)	(31,728)
Payments received from unconsolidated affiliates	82,506	19,677	4,859
Captec Net Lease Realty, Inc. acquisition, net of cash received	(7,696)	-	-
Other	265	(1,125)	33

Net cash used in investing activities	(24,422)	(22,372)	(64,436)

See accompanying notes to consolidated financial statements. - 36 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED (dollars in thousands)

	Year Ended December 31,
	2001	2000	1999

Cash flows from financing activities:
Proceeds from line of credit payable	157,200	71,200	87,000
Repayment of line of credit payable	(151,500)	(78,200)	(116,400)
Repayment of mortgages payable	(2,146)	(3,078)	(14,984)
Proceeds from notes payable	70,000	19,874	99,608
Repayment of notes payable	(101,213)	-	-
Proceeds from termination of interest rate hedge	-	-	2,679
Payment of debt costs	(186)	(1,481)	(1,365)
Proceeds from issuance of common stock	61,062	578	2,180
Payment of stock issuance costs	(3,272)	(9)	(54)
Repurchase of common stock	-	(48)	(2,331)
Payment of dividends	(38,637)	(37,760)	(37,495)
Other	(110)	(41)	(391)

Net cash provided by (used in) financing activities	(8,802)	(28,965)	18,447

Net increase (decrease) in cash and cash equivalents	4,784	(1,139)	1,887

Cash and cash equivalents at beginning of year	2,190	3,329	1,442

Cash and cash equivalents at end of year	$6,974	$2,190	$3,329

Supplemental disclosure of cash flow information - interest paid, net of amount capitalized	$27,509	$26,957	$22,553

Supplemental disclosure of non-cash investing and financing activities:
Issued 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in 2001 in connection with the merger (See Note 14)	$109,767	$-	$-

Issued 973,920, 150,158 and 798,109 shares of common stock in 2001, 2000 and 1999, respectively, in connection with the acquisition of the Company’s advisor	$12,582	$1,521	$9,824

Issued 239,000 shares of common stock in 2001 in connection with the Company’s 2000 Performance Incentive Plan	$3,190	$-	$-

Mortgage notes accepted in connection with the disposition of real estate	$610	$1,425	$6,618

Mortgage notes accepted as payment for mortgage receivable from unconsolidated affiliate	$-	$-	$6,755

Mortgage note issued in connection with the acquisition of real estate	$-	$-	$350

Real estate and other assets contributed to unconsolidated affiliate in exchange for:
Non-voting common stock	$-	$-	$5,700

Additional paid in capital	$20,042	$-	$-

Mortgage receivable	$-	$-	$8,064

See accompanying notes to condensed consolidated financial statements. - 37 -

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2001, 2000 and 1999

1.	Organization and Summary of Significant Accounting Policies:

Organization and Nature of Business - Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc. acquires, owns, manages and indirectly, through investment interests, develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases.

Principles of Consolidation - The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its 18 wholly-owned subsidiaries (the “Company”). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Real estate is generally leased to others on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

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

Direct financing method - Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the leases.

Effective in October 2000, the Company adopted the Securities and Exchange Commission’s Staff Accounting Bulletin 101, “Revenue Recognition,” which establishes accounting and reporting standards for the recognition of contingent rental income. Accordingly, the Company has modified its revenue recognition policy and recognizes contingent rental income based on the tenants’ actual gross quarterly or annual sales pursuant to the terms of the leases. Adoption of this Bulletin resulted in a cumulative effect of $367,000, which reduced net earnings for the year ended December 31, 2000.

When real estate is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the dispositions are reflected in income.

Management reviews its real estate for impairment whenever events or changes in circumstances indicate that the carrying value of the asset, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Investment in Unconsolidated Affiliates - In May 1999, the Company contributed real estate and other assets to Commercial Net Lease Realty Services, Inc. (“Services”), an unconsolidated subsidiary whose officers and directors consist of certain officers and directors of the Company. In connection with the contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed additional real estate to Services. As a result of its additional contribution in 2001, as of January 1, 2002, the Company will have a 98.7 percent, non-controlling interest in Services and will be entitled to receive 98.7 percent of the dividends paid by Services. The Company accounts for its interest in Services under the equity method of accounting.

In September 1997, the Company contributed cash and real estate to Net Lease Institutional Realty, L.P. (the “Partnership”) for a 20 percent interest in the Partnership. The Company is the sole general partner of the Partnership and accounts for its 20 percent interest in the Partnership under the equity method of accounting.

In June and November 2001, the Company entered into LLC arrangements, CNL Commercial Holdings I, LLC and CNL Commercial Holdings II, LLC, respectively, with CNL Commercial Finance, Inc., a related party. These limited liability companies hold an interest in mortgage loans. The Company holds a non-voting and non-controlling interest of 42.737 percent and 43.997 percent, respectively in these investments, and accounts for its interest under the equity method of accounting.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash, money market and escrow deposit accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

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

Debt Costs - Debt costs incurred in connection with the Company’s $200,000,000 line of credit, term note payable and mortgages payable have been deferred and are being amortized over the terms of the loan commitments using the straight-line method which approximates the effective interest method. Debt costs incurred in connection with the issuance of the Company’s notes payable have been deferred and are being amortized over the term of the debt obligations using the effective interest method.

Stock-Based Compensation - Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encourages the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. As allowed by SFAS 123, the Company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock issued to Employees.” Under APB 25, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. The Company has adopted the disclosure requirements of SFAS 123.

Income Taxes - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income, 90 percent effective January 1, 2001, and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 2001, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company’s qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

Earnings Per Share - Basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year, and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares. (See Note 12).

New Accounting Standards - In June 2001, the Financial Accounting Standard Board (“FASB”) issued Financial Accounting Standards (“FAS”) No. 141, “Business Combinations.” This statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38,Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement did not have a significant impact on the Company’s results of operations, nor the accounting for the merger (see Note 14).

In June 2001, the FASB issued FAS No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. This statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. This Statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Adoption of this statement is not expected to have a significant impact on the financial position or results of operations of the Company.

In August 2001, the FASB issued FAS No. 143, “Accounting for Asset Retirement Obligations.” This statement is effective for the fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. It requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) normal use of the assets. This statement also addresses when to record a corresponding increase to the carrying amount of the related long-lived asset and to depreciate that cost over the life of the asset. The Company is currently evaluating this statement to determine what impact it will have on the Company’s consolidated financial statements.

In October 2001, the FASB issued FAS Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company is currently evaluating this statement to determine what impact it will have on the Company’s consolidated financial statements.

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

Reclassification - Certain items in prior years’ financial statements have been reclassified to conform with the 2001 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

2.	Leases:

The Company generally leases its real estate to operators of major retail businesses. As of December 31, 2001, 249 of the leases have been classified as operating leases and 67 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 44 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2002 and 2025) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.	Real Estate:

Accounted for Using the Operating Method - Real estate subject to operating leases consisted of the following at December 31 (dollars in thousands):

	2001	2000

Land	$346,271	$254,720
Buildings and improvements	385,732	285,448
Leasehold interests	3,381	2,091

	735,384	542,259
Less acumulated depreciation and amortization	(31,678)	(27,438)

	703,706	514,821
Construction in progress	2,574	141

	$706,280	$514,962

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2001, 2000 and 1999, the Company recognized $2,259,000, $3,162,000 and $3,985,000, respectively, of such income. At December 31, 2001 and 2000, the balance of accrued rental income was $16,184,000 and $15,285,000, net of allowances of $228,000 and $1,311,000, respectively.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2001 (dollars in thousands):

2002	$66,134
2003	66,835
2004	66,624
2005	66,747
2006	66,922
Thereafter	559,017

$892,279

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rents which may be received on the leases based on a percentage of the tenant’s gross sales.

Accounted for Using the Direct Financing Method - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

	2001	2000

Minimum lease payments to be received	$197,269	$230,712
Estimated residual values	33,029	39,552
Less unearned income	(123,026)	(147,047)

Net investment in direct financing leases	$107,272	$123,217

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2001 (dollars in thousands):

2002	$13,337
2003	13,340
2004	13,451
2005	13,529
2006	13,567
Thereafter	130,045

$197,269

The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate – Accounted for Using the Operating Method).

4.	Investments in Unconsolidated Affiliates:

In May 1999, the Company transferred its build-to-suit development operation to a 95-percent-owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. The Company contributed $5,700,000 of real estate and other assets to Services in exchange for 5,700 shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional $20,042,000 of real estate. As a result of its additional contribution, as of January 1, 2002 the Company will have a 98.7 percent, non-controlling interest in Services and will be entitled to receive 98.7 percent of the dividends paid by Services. The Company accounts for its interest in Services under the equity method of accounting.

In April 2001, the Company modified its existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services to increase Services borrowing capacity from $65,000,000 to $85,000,000 and to modify certain provisions of the Security Agreement. The credit facility is secured by a first mortgage on Services’ properties and bears interest at prime rate plus 0.25%. The outstanding principal balance of the mortgage at December 31, 2001 and 2000 was $75,842,000 and $56,407,000, respectively, and bore interest at a rate of 5% and 9.75%, respectively. In April 2001, the Company entered into two new secured revolving lines of credit and security agreements with wholly-owned subsidiaries of Services and modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services. In July 2001, the Company entered into a new secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services. All secured revolving lines of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $55,500,000 and bear interest at prime rate plus 0.25%. The aggregate outstanding principal balances of the lines of credit at December 31, 2001 and 2000 were $34,924,000 and $21,391,000, respectively, and bore interest at a rate of 5.0% and 9.75%, respectively. The Security Agreement and the Subsidiary Agreements provide an aggregate borrowing capacity of $140,500,000 to Services and its wholly-owned subsidiaries and each agreement has an expiration date of October 31, 2003.

In May 2001, Services and certain of its wholly-owned subsidiaries became direct borrowers under the Company’s $200,000,000 revolving credit facility.

The following presents Services’ consolidated condensed financial information (dollars in thousands):

	December 31,
	2001	2000

Real estate, net of accumulated depreciation	$96,362	$55,015
Investments in unconsolidated affiliates	4,578	4,369
Cash and cash equivalents	258	5,353
Notes receivable from related parties	23,814	11,608
Other assets	8,156	10,759

Total assets	$133,168	$87,104

Mortgage and other payables due to related parties	$111,920	$79,544
Other liabilities	3,383	7,636

Total liabilities	115,303	87,180

Shareholders’ equity (deficit)	17,865	(76)

Total liabilities and shareholders’ equity (deficit)	$133,168	$87,104

	For the Year Ended December 31,		Period May 1, 1999 (Date of Inception) Through December 31,
	2001	2000	1999

Revenues	$9,037	$4,120	$660
Net loss	$(2,145)	$(4,669)	$(1,407)

For the years ended December 31, 2001, 2000 and 1999, the Company recognized a loss of $2,212,000, $4,435,000 and $1,337,000, respectively, from Services.

The following presents a reconciliation of investment in unconsolidated affiliates as of December 31, (dollars in thousands):

	2001	2000

Services, consolidated:
Investment	$17,303	$(345)
Mortgage receivable	75,842	56,407
Lines of credit receivable	34,924	21,391
Other:
Investments	16,151	3,948

	$144,220	$81,401

The following presents a reconciliation of equity in earnings of unconsolidated affiliates for the years ended December 31, (dollars in thousands):

	2001	2000

Services, consolidated	$(2,212)	$(4,435)
Other	737	455

	$(1,475)	$(3,980)

5.	Line of Credit Payable:

In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing credit facility by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the Company), (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company’s existing loan agreement. In connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the commitment. The principal balance is due in full upon termination of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12 month period with the consent of the lender. Interest incurred on prime rate advances on the Credit Facility is payable quarterly. LIBOR rate advances have maturity periods ranging from one week to six months, whichever the Company selects, with interest payable at the end of the selected maturity period. All unpaid interest is due in full upon termination of the Credit Facility. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2001.

The cost of buildings constructed by the Company for its own use includes capitalized interest on the Credit Facility. For the years ended December 31, 2001, 2000 and 1999, interest cost incurred was $5,762,000, $9,027,000 and $7,740,000, respectively, of which $1,000, $134,000 and $487,000, respectively, was capitalized, and $5,310,000, $8,380,000 and $6,619,000, respectively, was charged to operations.

6.	Mortgages Payable:

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest of $330,000 payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and assignments of rents and leases of certain of the Company’s properties. As of December 31, 2001, the aggregate carrying value of these properties totaled $70,998,000. The outstanding principal balance as of December 31, 2001 and 2000, was $29,861,000 and $31,535,000 respectively.

The Company has acquired four Properties each subject to a mortgage totaling $7,214,000 (collectively the “Mortgages”) with maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 4.2 years, with current principal and interest of $79,000 payable monthly. As of December 31, 2001, the outstanding principal balances for the Mortgages totaled $5,355,000 and the aggregate carrying value of these three properties totaled $11,282,000.

In addition, in connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) on December 1, 2001, the Company acquired three properties each subject to a mortgage totaling $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average of 9% and have a weighted maturity of 7.6 years, with current principal and interest of $25,000 payable monthly. As of December 31, 2001, the outstanding balances of the Captec Mortgages totaled $1,795,000 and the aggregate carrying value of these three properties totaled $4,240,000.

The following is a schedule of the annual maturities of the Company’s mortgages payable for each of the next five years (dollars in thousands):

2002	$2,450
2003	2,702
2004	2,950
2005	3,188
2006	22,688

$33,978

7.	Notes Payable:

In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% notes due 2008 (the “2008 Notes”). The 2008 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semi-annually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for the 2008 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2001.

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due 2004 (the “2004 Notes”). The 2004 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2001.

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the “2010 Notes”). The 2010 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001 (effective interest rate of 8.595%). The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2010 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2010 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 3 dated September 20, 2000 for the 2010 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2001.

In connection with the debt offerings, the Company incurred debt issuance costs totaling $2,411,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees. Debt issuance costs have been deferred and are being amortized over the term of the respective notes using the effective interest method. The net proceeds from the debt offerings were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith (see Note 14). The Term Note bears interest at a rate of 175 basis points above LIBOR or 3.58% at December 31, 2001. The Company has the option to extend the maturity date of the Term Note for two additional twelve month periods if (i) the Company pays a fee equal to 0.25% of the outstanding principal balance of the Term Note and (ii) pays at least 5 percent of the outstanding principal balance of the Term Note immediately prior to the extension.

8.	Preferred Stock:

In December 2001, the Company issued 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Perpetual Preferred Shares”) in connection with the acquisition of Captec (see Note 14). Holders of the Perpetual Preferred Shares are entitled to receive, when and as authorized by the Board of Directors, cumulative preferential cash distributions at a rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Perpetual Preferred Shares rank senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Perpetual Preferred Shares on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

9.	Common Stock:

In November 1999, the Company announced the authorization by the Company’s board of directors to acquire up to $25,000,000 of the Company’s outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2001, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000.

10.	Employee Benefit Plan:

Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the “Retirement Plan”) covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants’ contributions up to a maximum of six percent of a participant’s annual compensation. The Company’s contributions to the Retirement plan for the years ended December 31, 2001, 2000 and 1999 totaled $46,000, $36,000 and $52,000, respectively.

11.	Dividends:

The following presents the characterization for tax purposes of dividends paid to stockholders for the years ended December 31:

	2001	2000	1999

Ordinary income	$1.227	$1.135	$1.120
Capital gain	-	.054	.010
Unrecaptured Section 1250 Gain	.033	.056	.020
Return of capital	-	-	.090

	$1.260	$1.245	$1.240

12.	Earnings Per Share:

The following represents the calculations of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31

	2001	2000	1999

Basic Earnings Per Share:
Net earnings	$28,963,000	$38,251,000	$35,311,000

Weighted average number of shares outstanding	31,226,086	30,278,209	29,650,912

Restricted stock	104,767	-	-
Merger contingent shares	209,004	109,162	680,415

Weighted average number of shares used in basic earnings per share	31,539,857	30,387,371	30,331,327

Basic earnings per share	$0.92	$1.26	$1.16

Diluted Earnings Per Share:
Net earnings	$28,963,000	$38,251,000	$35,311,000

Weighted average number of shares outstanding	31,226,086	30,278,209	29,650,912

Effect of diluted securities:
Stock options and restricted stock	131,822	366	-
Merger contingent shares	359,135	128,932	757,307

Weighted average number of shares used in diluted earnings per share	31,717,043	30,407,507	30,408,219

Diluted earnings per share	$0.91	$1.26	$1.16

For the years ended December 31, 2001, 2000 and 1999, options on 1,048,892, 1,665,925 and 1,668,659 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

13.	Performance Incentive Plan:

In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increased the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company had issued and outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

The 2000 Plan allows the Company to award or grant to key employees, directors and persons performing consulting or advisory services for the Company or its affiliates stock options, stock awards, stock appreciation rights, Phantom Stock Awards, Performance Awards and Leveraged Stock Purchase Awards, as defined in the 2000 Plan. The following summarizes the stock-based compensation activity for the years December 31:

	Number of Shares

	2001	2000	1999

Outstanding, January 1	1,881,092	1,665,925	1,710,600
Options granted	12,500	292,900	10,000
Options exercised	(9,200)	-	-
Options surrendered	(192,234)	(77,733)	(54,675)
Restricted stock granted	239,000	-	-
Restricted stock issued	(239,000)	-	-

Outstanding, December 31	1,692,158	1,881,092	1,665,925

Exercisable, December 31	1,581,592	1,401,859	1,208,725

Available for grant, December 31	1,933,642	92,908	308,075

The 239,000 shares of restricted stock granted during the year ended December 31, 2001 had a weighted average grant price of $13.35 per share. The following represents the weighted average option exercise price information for the years ended December 31:

	2001	2000	1999

Outstanding, January 1	$14.20	$14.83	$14.89
Granted during the year	11.15	10.61	13.69
Exercised during the year	10.63	-	-
Outstanding, December 31	15.79	14.20	14.83
Exercisable, December 31	14.52	14.50	14.03

The weighted-average remaining contractual life of the 1,692,158 options outstanding at December 31, 2001 was 4.8 years, consisting of 1,110,158 options which had exercise prices ranging from $10.1875 to $14.125 and 582,000 options which had exercise prices ranging from $14.875 to $17.875. One third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options’ maximum term is ten years.

Pursuant to the 2000 Plan, in July 2001, the Company granted and issued 239,000 shares of restricted common stock to certain officers and directors of the Company and its affiliate. The Company issued restricted stock grants to the officers and directors totaling 234,000 and 5,000 shares, respectively. The restricted stock issued to the officers vests at a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2006 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests equally each year over approximately a two-year period ending on January 1, 2003 and automatically upon a change in control in the Company.

Compensation expense for the restricted stock is determined based upon the fair value at the date of grant and is recognized over the vesting periods. For the year ended December 31, 2001, the Company recognized $274,000 of such expense.

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for the 2000 Plan. Accordingly, no compensation expense has been recorded with respect to the options in the accompanying consolidated financial statements. Had compensation cost for the 2000 Plan been determined based upon the fair value at the grant dates for options granted after December 31, 1994 under the 2000 Plan consistent with the method of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (dollars in thousands, except per share data):

	2001	2000	1999

Net earnings as reported	$28,963	$38,251	$35,311

Pro forma net earnings	$28,899	$38,018	$35,019

Earnings per share as reported:
Basic	$0.92	$1.26	$1.16

Diluted	$0.91	$1.26	$1.16

Pro forma earnings per share:
Basic	$0.92	$1.25	$1.15

Diluted	$0.91	$1.25	$1.15

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2001, 2000 and 1999: (i) risk free rates of 5.1% for the 2001 grant, 6.7% and 6.2% for the 2000 grants and 5.1% for the 1999 grant, (ii) expected volatility of 26.4%, 11.1% and 24.6%, respectively, (iii) dividend yields of 11.9%, 10.5% and 10.5%, respectively, and (iv) expected lives of ten years for grants in 2001, 2000 and 1999.

14.	Mergers:

On December 18, 1997, the Company’s stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the “Advisor”), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the “Share Consideration”) of the Company’s common stock (the “Merger”). As a result, the Company became a fully integrated, self-administered real estate investment trust effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the “Share Balance”) of the Share Consideration was to be paid over time, within five years from the date of the Merger, based on the Company’s completed property acquisitions and completed development projects in accordance with the Merger agreement. For accounting purposes, the Advisor was not considered a “business” for purposes of applying APB Opinion No. 16, “Business Combinations,” and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. As of December 31, 2001, the Company has issued the entire Share Balance. The cumulative market value of the Share Balance issued was $24,736,000, all of which was charged to operations in the respective years in which the shares were issued.

On December 1, 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Results of Captec operations have been included in the consolidated financial statements since that date. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock and 1,999,974 newly issued Perpetual Preferred Shares (see Note 8). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. As a result, the Company did not record goodwill. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the acquisition (dollars in thousands):

Real estate:
Accounted for using the operating method	$215,498
Accounted for using the direct financing method	9,230
Receivables	151
Cash and cash equivalents	4,143
Note receivables	5,852
Other assets	8

Total assets acquired	$234,882

Note payable	$101,213
Mortgages payable	1,806
Accounts payable and accrued expenses	6,933
Other liabilities	208

Total liabilities assumed	110,160

Net assets acquired	$124,722

The merger was unanimously approved by both the Company’s and Captec’s board of directors. The Company’s management believes this transaction will potentially increase funds from operations, increase diversification, produce costs savings from opportunities for economies of scale and operating efficiencies and enhance its capital markets profile.

The unaudited pro forma combined historical results for the years ended December 31, 2001 and 2000, as if Captec had been acquired as of January 1, 2000, are estimated to be (dollars in thousands):

	2001	2000

Revenues	$101,943	$106,506
Net income	$33,663	$55,338
Diluted earnings per share	$0.80	$1.42

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of January 1, 2000, nor are they necessarily indicative of future consolidated results.

15.	Fair Value of Financial Instruments:

The Company believes the carrying values of its line of credit payable and the lines of credit receivable from Services and certain wholly-owned subsidiaries of Services approximate fair value based upon their nature, terms and variable interest rates. The Company believes that the carrying value of its cash and cash equivalents, receivables, mortgages, notes and accrued interest receivable, mortgages payable, accrued interest payable and other liabilities at December 31, 2001 approximate fair value, based upon current market prices of similar issues. At December 31, 2001, the fair value of the Company’s notes payable was $292,322,000 based upon the quoted market price.

16.	Related Party Transactions:

During the year ended December 31, 1999, the Company provided certain development services for an affiliate of a member of the Company’s board of directors. In connection therewith, the Company earned $1,351,000 in development fees relating to these services. During the years ended December 31, 2001 and 2000, the Company did not directly provide development services (See Note 4).

In March 1999, the Company sold 38 of its properties to an affiliate of a member of the Company’s board of directors for a total of $36,568,000 and received net proceeds of $36,173,000, resulting in a gain of $5,363,000 for financial reporting purposes.

In November 1999, the Company entered into a lease agreement for its office space (the “Lease”) with an affiliate of a member of the Company’s board of directors. The Company’s Lease expires in October 2014. During the years ended December 31, 2001, 2000 and 1999, the Company incurred rental expenses in connection with the Lease of $601,000, $363,000 and $28,600, respectively. In May 2000, the Company subleased a portion of its office space to affiliates of a member of the Company’s board of directors. During the years ended December 31, 2001 and 2000, the Company earned $368,000 and $248,000, respectively, in rental income and recognized $74,000 and $143,000, respectively, in accrued rental income related to these subleases.

The Company manages the Partnership, in which the Company holds a 20 percent equity interest. Pursuant to a management agreement, the Partnership paid the Company $200,000, $273,000 and $218,000 in asset management fees during the years ended December 31, 2001, 2000 and 1999, respectively.

A wholly-owned subsidiary of Services holds a 33 1/3 percent equity interest in WXI/SMC Real Estate LLC (the “LLC”). The Company provided certain management services for the LLC on behalf of Services pursuant to the LLC’s Limited Liability Company Agreement and Property Management and Development Agreement. The LLC paid the Company $150,000, $183,000 and $314,000 in fees during the years ended December 31, 2001, 2000 and 1999, respectively, and $200,000 in expense reimbursements during the year ended December 31, 1999 relating to these services.

As of December 31, 2001 and 2000, the Company held four mortgages totaling $8,514,000 and two mortgages totaling $6,755,000, respectively, with affiliates of certain members of the Company’s board of directors. The mortgages mature between March and April 2002 and bear interest at a weighted average rate of 8.8%, with interest payable quarterly.

In connection with the revolving credit facilities between the Company and Services and the Company and wholly-owned subsidiaries of Services, the Company received $6,999,000, $6,181,000 and $2,111,000 in interest and fees during the years ended December 31, 2001, 2000 and 1999, respectively. In addition, Services paid the Company $432,000, $407,000 and $177,000 in expense reimbursements for accounting services provided by the Company during the years ended December 31, 2001, 2000 and 1999, respectively.

During the years ended December 31, 2001, 2000 and 1999, an affiliate of a member of the Company’s board of directors provided certain administrative, tax and technology services to the Company. In connection therewith, the Company paid $427,000, $398,000 and $50,000 in fees relating to these services.

In September 2000, a wholly-owned subsidiary of Services entered into a $6,000,000 loan agreement and a $15,000,000 line of credit agreement with affiliates in which certain officers of the Company own an equity interest. In 2001, the line of credit was increased to $25,000,000. As of December 31, 2001, $16,950,000 was outstanding and $8,050,000 was available for future borrowings on the line of credit. The loan and line of credit are collateralized by substantially all of the assets of the respective affiliate.

The Company has guaranteed bank loans made to certain of the Company’s officers totaling $3,746,000. Each of the loans is full recourse to the respective officer and is collateralized by the common shares of the Company that were purchased with the proceeds from the loans.

17.	Segment Information:

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by generally accepted accounting principles, the Company has identified two primary sources of revenue: (i) rental and earned income from the triple net leases and (ii) interest income from affiliates and fee income from development, property management and asset management services. The following table represents the revenues, expenses and asset allocation for the two segments and the Company’s consolidated totals at December 31, 2001, 2000 and 1999, and for the years then ended:

	Rental and Earned Income	Interest and Fee Income	Corporate	Consolidated Totals

2001
Revenues	$72,054	$8,472	$-	$80,526
General operating and administrative expenses	4,675	993	1,244	6,912
Real estate expenses	1,079	-	-	1,079
Interest expense	24,874	78	-	24,952
Depreciation and amortization	9,110	92	9	9,211
Expenses incurred in acquiring advisor from related party	-	-	12,582	12,582
Equity in earnings of unconsolidated affiliates	737	(2,212)	-	(1,475)
Gain on disposition of real estate	4,648	-	-	4,648

Net earnings	$37,701	$5,097	$(13,835)	$28,963

Assets	$1,006,479	$64	$85	$1,006,628

Additions to long-lived assets:
Real estate	$19,836	$-	$-	$19,836

Other	$100	$17	$12	$129

2000
Revenues	$76,035	$4,856	$-	$80,891
General operating and administrative expenses	2,962	823	1,065	4,850
Real estate expenses	397	-	-	397
Interest expense	26,528	-	-	26,528
Depreciation and amortization	8,949	134	5	9,088
Expenses incurred in acquiring advisor from related party	-	-	1,521	1,521
Equity in earnings of unconsolidated affiliates	455	(4,435)	-	(3,980)
Gain on disposition of real estate	4,091	-	-	4,091
Cumulative effect of change in accounting principle	(367)	-	-	(367)

Net earnings	$41,378	$(536)	$(2,591)	$38,251

Assets	$761,503	$41	$67	$761,611

Additions to long-lived assets:
Real estate	$3,999	$-	$-	$3,999

Other	$667	$220	$52	$939

	Rental and Earned Income	Interest and Fee Income	Corporate	Consolidated Totals

1999
Revenues	$73,119	$3,174	$250	$76,543
General operating and administrative expenses	4,630	1,345	205	6,180
Real estate expenses	432	-	-	432
Interest expense	21,920	-	-	21,920
Depreciation and amortization	8,419	185	30	8,634
Expenses incurred in acquiring advisor from related party	-	-	9,824	9,824
Equity in earnings of unconsolidated affiliates	371	(1,337)	-	(966)
Gain on disposition of real estate	6,724	-	-	6,724

Net earnings	$44,813	$307	$(9,809)	$35,311

Assets	$749,626	$81	$82	$749,789

Additions to long-lived assets:
Real estate	$77,964	$-	$-	$77,964

Other	$218	$192	$37	$447

18.	Major Tenants:

For the years ended December 31, 2001, 2000 and 1999, the Company recorded rental and earned income from one of the Company’s tenants, Eckerd, of $8,790,000, $8,674,000 and $9,048,000, respectively. The rental and earned income from Eckerd represents more than ten percent of the Company’s rental and earned income for each of the respective years.

19.	Commitments and Contingencies:

During the year ended December 31, 1999, the Company entered into a purchase and sale agreement whereby the Company acquired ten land parcels leased to major retailers and has agreed to acquire the buildings on each of the respective land parcels at the expiration of the initial term of the ground lease for an aggregate amount of approximately $23 million. The seller of the buildings holds a security interest in each of the land parcels which secures the Company’s obligation to purchase the buildings under the purchase and sale agreement.

As of December 31, 2001, the Company owned two land parcels subject to lease agreements with a tenant whereby the Company has agreed to construct a building on the land parcels for aggregate construction costs of approximately $5,049,000, of which $2,574,000 of costs had been incurred at December 31, 2001. Pursuant to the lease agreements, rent is to commence on the respective properties upon completion of construction of the buildings.

The Company is a defendant in a lawsuit filed on December 10, 1998 in the United States District Court for the District of Puerto Rico. The plaintiff, Ysiem Corporation, is alleging that the Company is in breach of a ground lease agreement with the plaintiff regarding a land parcel owned by the plaintiff and is seeking damages of $7,500,000 and/or specific performance of the execution of the ground lease. On January 4, 2002, the Magistrate Judge in this action submitted a Report and Recommendation to the Federal Court Judge which recommended that the Company’s motion for summary judgment of dismissal of the action be granted. The Company believes, in the unlikely event that (i) the Federal Court Judge in this action overrules the Magistrate Judge’s Report and Recommendation and (ii) the Company is subsequently held liable, the resulting judgment would not materially affect the Company’s operations or financial condition.

Beginning July 9, 2001, following the public announcement of the Company’s proposed merger with Captec, various Captec stockholders filed three lawsuits against Captec and its directors in the Chancery Court of the State of Delaware for New Castle County and an additional lawsuit in the United Stated District Court for the Eastern District of Michigan (the “Michigan Lawsuit”) alleging breaches of fiduciary duty in connection with the merger and in connection with the sale of certain assets of Captec to CRC Asset Acquisition LLC, a Michigan limited liability company controlled by a Captec officer. The Michigan Lawsuit also named the Company, but the Company has since been dismissed as a party to that lawsuit. On October 11, 2001, the Chancery Court of the State of Delaware for New Castle County issued an order consolidating the three Delaware Lawsuits into one action, IN RE CAPTC NET LEASE REALTY, INC. SHAREHOLDERS LITIGATION, CONSOLIDATED C.A. No. 19008-NC (the “Consolidated Action”). The plaintiffs are seeking a declaration that the action is properly maintainable as a class action, equitable relief that would enjoin the proposed merger and unspecified damages. The plaintiffs also sought a preliminary injunction barring the Company’s proposed acquisition of Captec. Captec and the other defendants have entered into a Memorandum of Understanding with the plaintiffs (“MOU”), pursuant to which the parties agreed in principle to settle the Consolidated Action. Under the MOU, Captec agreed to provide to its shareholders additional disclosures concerning the proposed merger with the Company and agreed, if the settlement is approved ultimately by the court, to pay plaintiffs’ attorneys’ fees in an amount to be determined by the court but not to exceed $350,000, which had been properly accrued by Captec. The parties agreed in the MOU to withdraw their preliminary injunction request, to negotiate and execute a Stipulation of Settlement, and to submit the Stipulation of Settlement to the court for approval. If a Stipulation of Settlement is not executed by the parties or if the Stipulation of Settlements not approved by the court, the Consolidated Action could continue and could result in damage awards against Captec and/or its directors, damages for which the Company, as successor in interest to Captec, could be responsible. At this stage of the anticipated settlement of the Consolidated Action, the Company is not in a position to assess the likelihood that the settlement will not be consummated in substantial conformance with the MOU.

On January 24, 2002, Phillip Goldstein and Judy Kauffman Goldstein, beneficial owners of shares of Captec stock held of record by Cede & Co. who alleged that they did not vote for the merger (and who alleged that they caused a written demand for appraisal of their Captec shares to be served on Captec), filed in the Chancery Court of the State of Delaware in and for New Castle County a Petition for Appraisal of Stock, PHILLIP GOLDSTEIN, JUDY KAUFFMAN GOLDSTEIN and CEDE & CO. v. COMMERCIAL NET LEASE REALTY, INC., C.A. No. 19368NC (“Appraisal Action”). The Appraisal Action alleges that 1,072,146 shares of Captec dissented from the merger and seeks to require the Company to pay to all Captec shareholders who have demanded appraisal of their shares the fair value of those shares, with interest from the date of the merger. The Appraisal Action also seeks to require the Company to pay all costs of the proceeding, including fees and expenses for plaintiff’s attorneys and experts. At this early stage in the Appraisal Action, management is not in a position to assess the likelihood, or amount, of any potential award to the dissenting shareholders.

On January 4, 2002, Calapasas Investment Partnership No. 1 Limited Partnership, a Captec shareholder, filed a class action complaint against Captec, certain former Captec directors, and the Company (as successor in interest to Captec) in the United States District Court for the Northern District of California, CALAPASAS INVESTMENT PARTNERSHIP NO. 1 LIMITED PARTNERSHIP v. CAPTEC NET LEASE REALTY, INC, a Delaware Corporation; COMMERCIAL NET LEASE REALTY,

INC. (as successor in interest to CAPTEC); PATRICK L. BEACH; W. ROSS MARTIN; H. REID SHERARD; RICHARD J. PETERS; LEE C. HOWLEY; and WILLIAM H. KRUL III, Case No. C 02 00071 PJH. In its complaint Calapasas alleged that Captec and certain of its directors violated provisions of the Securities and Exchange Act of 1934 by misrepresenting the value of certain Captec assets on certain of its financial statements in 2000 and 2001 (the “Calapasas Action”). The Calapasas Action asserts that it is brought on behalf of a class consisting of all persons and entities (except insiders) who purchased Captec common stock between August 9, 2000 and prior to July 2, 2001. The Calapasas Action seeks to be certified as a class action and seeks compensatory and punitive damages for the plaintiff and other members of the class, as well as costs and expenses, including fees for plaintiff’s attorneys, accountants and experts. The Calapasas Action could result in damage awards against Captec and/or its directors, damages for which the Company, as successor in interest to Captec, could be responsible. At this early stage in the Calapasas Action, management is not in a position to assess the likelihood, or amount, of any potential damage award to the plaintiff class.

In the ordinary course of its business, the Company is a party to various other legal actions which the Company believes are routine in nature and incidental to the operation of the business of the Company. Management believes that the outcome of the proceedings will not have a material adverse effect upon its operations or financial condition.

CONSOLIDATED QUARTERLY FINANCIAL DATA
(dollars in thousands, except per share data)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Rent and other revenue	$20,877	$20,104	$19,191	$20,354	$80,526
Depreciation and amortization expense	2,208	2,206	2,462	2,335	9,211
Interest expense	6,294	6,052	6,106	6,500	24,952
Advisor acquisition expense	334	357	1,462	10,429	12,582
Other expenses	1,967	1,825	1,779	2,420	7,991
Net earnings	11,594	10,385	7,473	(489)	28,963
Net earnings per share(1):
Basic	0.38	0.34	0.24	(0.01)	0.92
Diluted	0.38	0.34	0.24	(0.01)	0.91

2000

Rent and other revenue	$20,587	$19,584	$20,168	$20,552	$80,891
Depreciation and amortization expense	2,288	2,254	2,204	2,342	9,088
Interest expense	6,646	6,233	6,768	6,881	26,528
Advisor acquisition expense	491	275	297	458	1,521
Other expenses	1,350	1,328	1,343	1,226	5,247
Earnings before cumulative effect of change in accounting principle	8,644	8,574	8,555	12,845	38,618
Net earnings	8,644	8,574	8,555	12,478	38,251
Earnings per share before cumulative effect of change in accounting principle(1):
Basic	0.29	0.28	0.28	0.42	1.27
Diluted	0.28	0.28	0.28	0.42	1.27
Net earnings per share(1):
Basic	0.29	0.28	0.28	0.41	1.26
Diluted	0.28	0.28	0.28	0.41	1.26

(1)   Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange (“NYSE”) under the symbol “NNN.” For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

High	$11.8125	$14.2500	$14.1500	$13.6800	$14.2500
Low	10.1250	11.5000	11.2500	12.7500	10.1250
Close	11.8000	14.2500	13.2500	13.0000	13.0000

Dividends paid per share	0.3150	0.3150	0.3150	0.3150	1.2600

2000

High	$10.8125	$11.5000	$11.0625	$11.1667	$11.5000
Low	9.5000	10.1667	10.2500	9.8125	9.5000
Close	10.4375	10.5156	10.3750	10.1875	10.1875

Dividends paid per share	0.3100	0.3100	0.3100	0.3150	1.2450

For federal income tax purposes, 2.63% and 8.81% of dividends paid in 2001 and 2000, respectively, was considered capital gain (representing 0% and 4.35% of capital gain – 20%, respectively, and 2.63% and 4.46%, respectively, of unrecaptured Section 1250 gain).

The Company intends to pay regular quarterly dividends its stockholders. Future distributions will be declared and paid at the discretion of the board of directors and will depend upon cash generated by operating activities, the Company’s financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and such other factors as the board of directors deems relevant.

On February 28, 2002, there were 1,303 and 43 shareholders of record of common stock and preferred stock, respectively.

