Form 10-K, Exhibit 13
period 2002-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2003-03-28
CIK 751364

HISTORICAL FINANCIAL HIGHLIGHTS (dollars in thousands, except per share data)

	2002	2001	2000	1999	1998

Gross revenues(1)	$97,510	$80,526	$80,891	$76,543	$64,773
Earnings from continuing operations before cumulative effect of change in accounting principle	46,060	27,034	36,172	32,901	30,891
Net earnings	48,058	28,963	38,251	35,311	32,441
Total assets	954,108	1,006,628	761,611	749,789	685,595
Total long-term debt	384,589	435,333	360,381	350,971	292,907
Total equity	549,141	564,640	393,901	391,362	383,890
Cash dividends paid to common stockholders	51,178	38,637	37,760	37,495	35,672
Cash dividends paid to preferred stockholders	4,010	-	-	-	-
Weighted average common shares:
Basic	40,383,405	31,539,857	30,387,371	30,331,327	29,169,371
Diluted	40,588,957	31,717,043	30,407,507	30,408,219	29,397,154
Per share information:
Earnings from continuing operations before cumulative effect of change in accounting principle:
Basic	1.04	0.86	1.19	1.08	1.06
Diluted	1.04	0.85	1.19	1.08	1.05
Net earnings:
Basic	1.09	0.92	1.26	1.16	1.11
Diluted	1.09	0.91	1.26	1.16	1.10
Dividends paid to common stockholders	1.270	1.260	1.245	1.240	1.230
Dividends paid to preferred stockholders	2.250	-	-	-	-
Other data:
Funds from operations (2)	57,881	44,616	43,949	46,044	42,517
Cash flows provided by (used in):
Operating activities	58,705	38,008	50,198	47,876	41,260
Investing activities	39,983	(24,422)	(22,372)	(64,436)	(145,643)
Financing activities	(103,925)	(8,802)	(28,965)	18,447	103,665

(1)

Gross revenues include revenues from the Company's continuing and discontinued operations. The Financial Accounting Standard Board ("FASB") issued Financial Accounting Standards ("FAS") Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2002 have been reclassified to earnings from discontinued operations.

10	thirteen consecutive years of increased dividends

(2)

Funds From Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. For purposes of the Company, FFO is net earnings excluding depreciation, gains and losses on the disposition of real estate and non-recurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The following table reconciles FFO to their most directly comparable GAAP measure, net earnings available to common stockholders for the years ended December 31:

	2002	2001	2000	1999	1998

Reconciliation of funds from operations:
Net earnings available to common stockholders	$44,048	$28,963	$38,251	$35,311	$32,441
Real estate depreciation and amortization:
Continuing operations	10,011	7,309	7,592	7,326	5,640
Discontinued operations	317	347	246	243	226
Partnership real estate depreciation	479	63	63	64	64
Expenses incurred in acquisition of advisor	-	12,582	1,521	9,824	5,501
Loss (gain) on disposition and impairment of real estate:
Continuing operations	1,882	(4,648)	(4,091)	(6,724)	(1,355)
Discontinued operations	1,144	-	-	-	-
Cumulative effect of change in accounting principle	-	-	367	-	-

Funds from operations	$57,881	$44,616	$43,949	$46,044	$42,517

11

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as “believe,” “expect” and “may.” Although the management of Commercial Net Lease Realty, Inc. and its wholly-owned subsidiaries (the “Company”) believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include the following: the loss of any member of the Company’s management team; changes in general economic conditions; changes in real estate market conditions; continued availability of proceeds from the Company’s debt or equity capital; the availability of other debt and equity financing alternatives; market conditions affecting the Company’s equity capital; changes in interest rates under the Company’s current credit facilities and under any additional variable rate debt arrangements that the Company may enter into in the future; the ability of the Company to be in compliance with certain debt covenants; the ability of the Company to qualify as a real estate investment trust for federal income tax purposes; the ability of the Company to integrate acquired properties and operations into existing operations; the ability of the Company to refinance amounts outstanding under its credit facilities at maturity on terms favorable to the Company; the ability of the Company to locate suitable tenants for its properties; the ability of tenants to make payments under their respective leases and the ability of the Company to re-lease properties that are currently vacant or that become vacant. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

Introduction

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust (“REIT”) formed in 1984 that acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term commercial net leases. As of December 31, 2002, the Company owned 341 properties (the “Properties”) that are leased to retail businesses, including Academy, Barnes & Noble, Bed, Bath & Beyond, Bennigan’s, Best Buy, Borders, Eckerd and OfficeMax. Approximately 94 percent of the gross leasable area of the Company’s Property portfolio was leased at December 31, 2002.

Liquidity and Capital Resources

General. Historically, the Company's cash needs for the payment of operating expenses and dividends and the payment of principal and interest on its outstanding indebtedness generally have been met from operations. Cash needed for property acquisitions and development, either directly or through investment interests, and other investments have been met from equity and debt offerings, bank borrowings, the sale of Properties and, to a lesser extent, internally generated funds. The Company anticipates that its future capital needs will be met using sources similar to the sources historically used. For the years ended December 31, 2002, 2001, and 2000, the Company generated $61,515,000, $38,008,000 and $50,198,000, respectively,

14	thirteen consecutive years of increased dividends

in net cash from operating activities. The change in cash from operations for each of the years ended December 31, 2002, 2001, and 2000, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations." The Company expects that cash generated from operations could fluctuate in the future.

The Company’s leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company’s leases generally provide that the tenant is responsible for roof and structural repairs. Certain of the Company’s Properties are subject to leases under which the Company retains responsibility for certain costs and expenses associated with the Property. Because many of the Properties, subject to such leases are recently constructed, management anticipates that capital demands to meet obligations with respect to these Properties will be minimal for the foreseeable future and can be met with funds from operations and working capital. Management anticipates the costs associated with the Company’s vacant Properties or those Properties that become vacant will also be met with funds from operations and working capital. The Company may be required to use bank borrowings or other sources of capital in the event of unforeseen significant capital expenditures.

Indebtedness. In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the "Credit Facility") which amended the Company's existing loan agreement by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the company), (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company. In connection with the Credit Facility, the Company is required to pay a commitment fee of 25 basis points per annum. The principal balance is due in full upon expiration of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12-month period with the consent of the lender. As of December 31, 2002, $38,900,000 was outstanding and approximately $161,100,000 was available for future borrowings under the Credit Facility. The Company expects to use the Credit Facility primarily to invest in the acquisition and development of freestanding, retail properties, either directly or through investment interests.

In accordance with the terms of the Credit Facility, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain certain (i) maximum leverage ratios (ii) debt services coverage and (iii) cash flow coverage. At December 31, 2002, the Company was in compliance with those covenants.

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest of $330,000 payable monthly based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on, and an assignment of rents and leases of, certain of the Company’s Properties. As of December 31, 2002, the outstanding principal balance was $28,059,000 and the aggregate carrying value of the Properties totaled $63,026,000.

The Company has acquired four Properties each of which are subject to a mortgage totaling $7,214,000 (collectively the “Mortgages”) with maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 3.9 years, with principal and interest currently of $83,000 payable monthly. In 2002, three of the Properties were released as collateral and each was substituted with a letter of credit, collectively totaling $3,747,000. As of December 31, 2002, the outstanding principal balances for the Mortgages totaled $4,846,000 and the aggregate carrying value of remaining Property and letters of credit totaled $7,235,000.

In connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) on December 1, 2001, the Company acquired three Properties each subject to a mortgage totaling $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average rate of 9.0% and have a weighted maturity of 7.8 years, with principal and interest currently of $25,000 payable monthly. As of December 31, 2002, the outstanding principal balances of the Captec Mortgages totaled $1,653,000 and the aggregate carrying value of these three Properties totaled $4,178,000.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith (see “Merger Transactions”). During 2002, the Company used the proceeds from its $50,000,000 note offering to pay down the Term Note. As of December 31, 2002, the Term Note had an outstanding principal balance of $20,000,000 and bears interest at a rate of 175 basis points above LIBOR or 3.17% at December 31, 2002. The Company has the option to extend the maturity date of the Term Note for two additional 12-month periods.

In June 2002, the Company entered into a long-term, fixed rate mortgage and security agreement for $21,000,000. The loan provides for a 10-year mortgage with principal and interest of $138,000 payable monthly, based on a 30-year amortization, with the balance due in July 2012 and bears interest at a rate of 6.9% per annum. Proceeds from the debt were used to pay down outstanding indebtedness of the Company’s Credit Facility. The mortgage is collateralized by a first lien on, and assignments of rents and leases of, five of the Company’s Properties. As of December 31, 2002, the outstanding principal balance for the mortgage totaled $20,923,000 and the aggregate carrying value of the Properties totaled $27,956,000.

Payments of principal on the mortgage debt and on advances outstanding under the Credit Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from public or private offerings of the Company’s debt or equity securities, the Company’s secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

Debt and Equity Securities. The Company has maintained investment grade debt ratings from Standard and Poor’s, Moody’s Investor Service and Fitch IBCA on its senior, unsecured debt since 1998. In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued $100,000,000 of 7.125% notes due 2008 (the “2008 Notes”). The 2008 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable

16	thirteen consecutive years of increased dividends

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

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due 2004 (the “2004 Notes”). The 2004 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. In connection with the debt offering, the Company incurred debt issuance costs totaling $970,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2004 Notes using the effective interest method. The net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the “2010 Notes”). The 2010 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinate to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001. The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $233,000 consisting primarily of underwriter discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2010 Notes using the effective interest method. Net proceeds of the debt offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In January 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission, which permits the issuance by the Company of up to $200,000,000 in debt and equity securities (which includes approximately $180,000,000 of unissued debt and equity securities under the Company’s previous $300,000,000 shelf registration statement).

In June 2002, the Company filed a prospectus supplement to its $200,000,000 shelf registration statement and issued $50,000,000 of 7.75% notes due 2012 (the “2012 Notes”). The 2012 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinated to all secured indebtedness of the Company. The 2012 Notes were sold at a discount for an aggregate purchase price of $49,713,000 with interest payable semi-annually commencing on December 1, 2002. The discount of $287,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $507,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees. Debt issuance costs have been deferred and are being amortized over the term of the 2012 Notes using the effective interest method. The net proceeds from the debt offering were used to pay down the Company’s Term Note.

In accordance with the terms of the indenture, pursuant to which the Company’s notes have been issued, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain (i) certain maximum leverage ratios and (ii) debt services coverage. At December 31, 2002, the Company was in compliance with those covenants.

In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increase the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company has issued and outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

Pursuant to the 2000 Plan, in July 2001, the Company granted and issued 239,000 shares of restricted common stock to certain officers and directors of the Company and its affiliates, of which 234,000 shares were granted to officers and 5,000 shares were granted to directors. The restricted stock issued to the officers vests in amounts equal to a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2006 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests in equal amounts each year over approximately a two-year period ending on January 1, 2003 and automatically upon a change in control in the Company.

Pursuant to the 2000 Plan, in June 2002 the Company granted and issued 64,000 shares of restricted common stock to certain officers and directors of the Company and its affiliates, of which 58,000 shares were granted to officers and 6,000 shares were granted to directors. The restricted stock issued to the officers vests in amounts equal to a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2007 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests in equal amounts each year over approximately a two-year period ending on January 1, 2004 and automatically upon a change in control in the Company.

18	thirteen consecutive years of increased dividends

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

In 2002, as a result of legal action regarding the merger of Captec (see “Merger Transactions”), the Company reduced the number of common and preferred shares issued and outstanding by 474,037 and 217,950, respectively, which represents the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. The Company has recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. The Company intends to use proceeds from its Credit Facility to fund the settlement of the legal action.

In November 1999, the Company announced the authorization by the Company’s board of directors to acquire up to $25,000,000 of the Company’s outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2002, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000.

Property Acquisitions, Dispositions and Commitments. During the year ended December 31, 2002, the Company used proceeds from its Credit Facility to acquire two Properties, complete construction on one building and complete tenant improvements on seven Properties at a total cost of $12,372,000. Proceeds from the Company’s Credit Facility were also used to acquire five properties from Services at fair market value for an aggregate cost of $28,566,000. In addition, the Company used like-kind exchange proceeds from the sale of three properties to acquire two properties for an aggregate cost of $4,865,000.

The Company owns one land parcel subject to a lease agreement with a tenant whereby the Company has agreed to construct a building on the land parcel for aggregate construction costs of approximately $2,388,000, of which $293,000 of costs had been incurred at December 31, 2002. Pursuant to the lease agreements, rent is to commence on the property upon completion of construction of the building.

In addition to the one building under construction and 10 buildings under a sale and purchase agreement as of December 31, 2002, the Company may elect to acquire or develop additional properties, either directly or indirectly through investment interests, in the future. Such property acquisitions and development are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, disposition of assets or a combination of the foregoing. Subject to the constraints imposed by the Company’s Credit Facility and long-term, fixed rate financing, the Company may enter into additional financing arrangements.

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a net gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.

During 2001, the Company sold 37 of its properties for a total of $46,626,000 and received net sales proceeds of $45,897,000. The Company recognized a net gain on the sale of these 37 properties of $4,648,000 for financial reporting purposes. The Company reinvested the proceeds from 21 of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the remaining proceeds to pay down the outstanding indebtedness of the Company’s Credit Facility.

During 2002, the Company sold 19 of its properties for a total of $31,134,000 and received net sales proceeds of $29,928,000. The Company recognized a net gain on the sale of these 19 properties of $256,000 for financial reporting purposes, which is included in earnings from discontinued operations. The Company reinvested the proceeds from three of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the remaining proceeds to pay down the outstanding indebtedness of the Company’s Credit Facility.

Investments in Unconsolidated Affiliates. In May 1999, the Company transferred its build-to-suit development operation to a 95-percent-owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. (“Services”) whose officers and directors consist of certain officers and directors of the Company. The Company contributed $5,700,000 of real estate and other assets to Services in exchange for shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional $20,042,000 of real estate. As a result of its additional contribution, as of January 1, 2002 the Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. Gary M. Ralston, James M. Seneff, Jr. and Kevin B. Habicht, each of which are officers and directors of the Company, own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. The Company accounts for its interest in Services under the equity method of accounting.

20	thirteen consecutive years of increased dividends

The Company’s existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services allows for a borrowing capacity of $85,000,000. The credit facility is secured by a first mortgage on Services’ properties and bears interest at prime rate plus 0.25%. In February and May 2002, the Company modified an existing secured revolving line of credit and security agreement with a wholly-owned subsidiary of Services to increase the borrowing capacity from $32,000,000 to $40,000,000 and from $40,000,000 to $45,000,000, respectively. In December 2002, the Company modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services to (i) increase the borrowing capacity from $7,500,000 to $25,000,000 and (ii) add a second wholly-owned subsidiary of Services to this agreement, making each subsidiary a co-borrower. All secured revolving line of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $86,000,000 and bear interest at prime rate plus 0.25%. The Security Agreement and the Subsidiary Agreements provide an aggregate borrowing capacity of $171,000,000 and each agreement has an expiration date of October 31, 2003. In May 2001, Services and certain of its wholly-owned subsidiaries became direct borrowers under the Company’s $200,000,000 revolving Credit Facility. During 2002, the Company borrowed $120,569,000 under its Credit Facility to fund the amounts drawn against these revolving credit facilities. The Company received payments on the Security Agreement and Subsidiary Agreements totaling $178,548,000 during the year ended December 31, 2002, which the Company used to re-pay its Credit Facility.

In September 1997, the Company entered into a partnership arrangement, Net Lease Institutional Realty, L.P. (the “Partnership”), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees (“CTA”). The Company is the sole general partner with a 20 percent interest in the Partnership and CTA is the sole limited partner with an 80 percent limited partnership interest. The Partnership owns and leases nine properties to retail tenants under long-term commercial net leases. Net income and losses of the Partnership are to be allocated to the partners in accordance with their respective percentage interest in the Partnership. The Company accounts for its 20 percent interest in the Partnership under the equity method of accounting.

The Company has entered into four limited liability company (“LLC”) agreements between June 2001 and December 2002, with CNL Commercial Finance, Inc. a related party. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed with no third party debt. The Company holds a non-voting and non-controlling interest in each of the LLCs ranging from 36.7 to 44.0 percent and accounts for its interests under the equity method of accounting.

In May 2002, the Company purchased a combined 25 percent partnership interest for $750,000 in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”), which owns a 346,000 square foot office building and an interest in an adjacent parking garage. Affiliates of James M. Seneff, Jr., an officer and director of the Company, and Robert A. Bourne, a member of the Company's board of directors, own the remaining partnership interests. Since November 1999, the Company has leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, the Company has severally guaranteed 41.67% of a

$15,500,000 promissory note on behalf of Plaza. The maximum obligation to the Company is $6,458,300 plus interest. Interest accrues at a rate of LIBOR plus 200 basis point per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity in November 2004.

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

On December 1, 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock and 1,999,974 newly issued Perpetual Preferred Shares (see “Debt and Equity Securities”). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. As a result, the Company did not record goodwill. The merger was unanimously approved by both the Company’s and Captec’s board of directors. This transaction increased funds from operations, increased diversification, produced cost savings from opportunities for economies of scale and operating efficiencies and enhanced its capital markets profile. In connection with the merger, several parties have filed lawsuits which may have an adverse effect on the Company’s liquidity and capital resources.

On January 24, 2002, beneficial owners of shares of Captec stock held of record by Cede & Co. who alleged that they did not vote for the merger (and who alleged that they caused a written demand for appraisal of their Captec shares to be served on Captec), filed in the Chancery Court of the State of Delaware in and for New Castle County a Petition for Appraisal of Stock, PHILLIP GOLDSTEIN, JUDY KAUFFMAN GOLDSTEIN and CEDE & CO. v. COMMERCIAL NET LEASE REALTY, INC., C.A. No. 19368NC (“Appraisal Action”). The Appraisal Action alleged that 1,037,946 shares of Captec dissented from the merger and sought to require the Company to pay to all Captec stockholders who demanded appraisal of their shares the fair value of those shares, with interest from the date of the merger. The Appraisal Action also sought to require the Company to pay all costs of the proceeding, including fees and expenses for plaintiff’s attorneys and experts. As a result of this action, the plaintiffs were not entitled to receive the Company’s common and preferred shares as offered in the original merger consideration. Accordingly, the Company reduced the number of common and preferred shares issued and outstanding by 474,037 and 217,950, respectively, which represents the number of shares that would have

22	thirteen consecutive years of increased dividends

been issued to the plaintiffs had they accepted the original merger consideration. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. The Company intends to use proceeds from its Credit Facility to fund the settlement of the legal action. The Company entered into a settlement agreement dated as of February 7, 2003 with the beneficial owners of the alleged 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000. On February 13, 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

Dividends. One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2002, 2001 and 2000, the Company declared and paid dividends to its stockholders of $51,178,000, $38,637,000 and $37,760,000, respectively, or $1.270, $1.260 and $1.245 per share of common stock, respectively.

The following presents the characterizations for tax purposes of such common stock dividends for the years ended December 31:

	2002	2001	2000

Ordinary income	92.41%	97.37%	91.19%
Capital gain	0.47%	-	4.35%
Unrecaptured Section 125 Gain	0.41%	2.63%	4.46%
Return of capital	6.71%	-	-

	100.00%	100.00%	100.00%

In January 2003, the Company declared dividends to its stockholders of $12,929,000, or $0.32 per share of common stock, payable in February 2003.

Holders of the 9% Non-Voting Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). For the year ended December 31, 2002, the Company declared and paid dividends to its preferred stockholders of $4,010,000 or $2.25 per share of preferred stock. The preferred stock dividends paid during the year ended December 31, 2002 of $2.25 per share were characterized as ordinary income for tax purposes.

In February 2003, the Company declared dividends of $1,002,000, or $0.5625 per share of preferred stock, payable in March 2003.

Contractual Obligations and Commercial Commitments. The information in the following table summarizes the Company’s contractual obligations and commercial commitments outstanding as of December 31, 2002. The table presents principal cash flows by year-end of the expected maturity for debt obligations and commercial commitments outstanding as of December 31, 2002. As the table incorporates only those exposures that exist as of December 31, 2002, it does not consider those exposures or positions which arise after that date.

	Expected Maturity Date (dollars in thousands)

	Total	2003	2004	2005	2006	2007	Thereafter

Line of credit, outstanding	$38,900	$38,900	$-	$-	$-	$-	$-
Line of credit, available	161,100	161,100	-	-	-	-	-
Mortgages	55,481	2,904	3,163	3,420	22,937	1,261	21,796
Long-term debt(1)	290,000	-	120,000	-	-	-	170,000

Total contractual cash obligations	$545,481	$202,904	$123,163	$3,420	$22,937	$1,261	$191,796

(1) Excludes unamortized note discounts and unamortized interest rate hedge gain.

During the year ended December 31, 1999, the Company entered into a purchase and sale agreement whereby the Company acquired 10 land parcels leased to major retailers and has agreed to acquire the buildings on each of the respective land parcels at the expiration of the initial term of the ground lease for an aggregate amount of approximately $23,421,000. The initial term of each of the 10 respective ground leases expires between February 2003 and April 2004. The seller of the buildings holds a security interest in each of the land parcels which secures the Company’s obligation to purchase the buildings under the purchase and sale agreement.

As of December 31, 2002, the Company owned one land parcel subject to a lease agreement with a tenant whereby the Company has agreed to construct a building on the land parcel for aggregate construction costs of approximately $2,388,000, of which $293,000 of costs had been incurred at December 31, 2002. Pursuant to the lease agreement, rent is to commence on the property upon completion of construction of the building.

Management anticipates satisfying these maturities with a combination of the Company’s current capital resources (including cash on hand), its revolving Credit Facility, which the Company intends to renew in 2003 and debt or equity financings if deemed desirable by the Company’s management.

24	thirteen consecutive years of increased dividends

Results of Operations

Critical Accounting Policies and Estimates. In response to the SEC’s Release Numbers 33-8040 “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” and 33-8056 “Commission Statement About Analysis of Financial Condition and Results of Operations,” the Company’s management has identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments. A summary of the Company’s accounting policies and procedures are included in Note 1 of the Company’s consolidated financial statements. Management believes the following critical accounting policies among others affect its more significant judgment of estimates used in the preparation of the Company's consolidated financial statements.

Real Estate and Lease Accounting. The Company leases its real estate pursuant to long-term, triple-net leases, under which the tenants typically pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. The leases are accounted for using the operating or direct financing method. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years). Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

Direct financing method – Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the leases.

Real Estate Impairment – The Company periodically assesses its real estate assets for possible permanent impairment when certain events or changes in circumstances indicate that the carrying value of the asset, including any accrued rental income, may not be recoverable. Management considers current market conditions and tenant credit analysis in determining whether the recoverability of the carrying amount of an asset should be assessed. When an assessment is warranted, management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Additional critical accounting policies include management’s estimates of the useful lives used in calculating depreciation expense relating to the Company’s real estate assets, the recoverability of the carrying value of long-lived assets and the collectibility of receivables from tenants, including accrued rental income.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001.  As of December 31, 2002 and 2001, the Company owned 341 and 351 Properties, respectively, 321 and 320, respectively, of which were leased to operators of retail businesses. In addition, during the year ended December 31, 2002, the Company sold 14 properties with an aggregate gross leasable area of 325,000 square feet, that were leased or partially leased during 2002. During the year ended December 31, 2001, the Company sold 37 properties with an aggregate gross leasable area of 458,000 square feet that were leased or partially leased during 2001. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional five to 20 years. As of December 31, 2002, the weighted average remaining lease term of the Properties was approximately 12 years.

During the years ended December 31, 2002 and 2001, the Company earned $85,316,000 and $67,207,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income from continuing operations (“Rental Income”), representing a 27 percent increase in Rental Income. The increase in Rental Income for the year ended December 31, 2002 is attributable to (i) the additional Rental Income from the Properties acquired as a result of the Captec merger, (ii) the additional Rental Income from re-leasing Properties that were vacant during the year ended December 31, 2001 and (iii) an increase in receipts by the Company of non-recurring additional Rental Income received during the year ended December 31, 2002 of $3,368,000 related to the termination of leases on six properties in comparison to $2,205,000 received during the year ended December 31, 2001 related to the termination of leases on 33 properties. Rental Income for the years ended December 31, 2002 and 2001 includes $18,309,000 and $2,073,000, respectively, of Rental Income related to the Properties acquired in connection with the merger of Captec in December 2001 (see “Merger Transactions”). Excluding the Rental Income attributed to the Captec merger, Rental Income would have increased three percent. The increase in Rental Income for the year ended December 31, 2002, was partially offset by (i) seven vacant, unleased Properties during the year ended December 31, 2002, that were leased or partially leased during the year ended December 31, 2001 and (ii) a decrease in contingent rental income. The Company earned $474,000 and $934,000 from contingent rental income for the years ended December 31, 2002 and 2001, respectively, which represented 0.6 and 1.4, respectively, percent of Rental Income.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by accounting principles generally accepted in the United States of America, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) interest income from

26	thirteen consecutive years of increased dividends

affiliates and fee income from development, property management and asset management services. During the years ended December 31, 2002 and 2001, the Company generated $87,213,000 and $69,401,000, respectively, in revenues from its triple net lease segment. Revenues from the triple net lease segment for the years ended December 31, 2002 and 2001 included $18,309,000 and $2,073,000, respectively, that is attributable to the Properties acquired in connection with the merger of Captec. In addition, the Company generated $3,683,000 and $2,653,000 in revenues from its triple net lease segment that was classified as earnings from discontinued operations for the years ended December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, the Company generated revenues totaling $6,614,000 and $8,472,000, respectively, from its interest and fee income segment.

During 2002, one of the Company’s lessees, Eckerd Corporation, accounted for more than 10 percent of the Company’s total rental income (including the Company’s share of rental income from nine properties owned by the one of the Company’s unconsolidated affiliates). As of December 31, 2002, Eckerd Corporation leased 52 Properties (including three properties under leases with one of the Company’s unconsolidated affiliates). It is anticipated that, based on the minimum rental payments required by the leases, Eckerd Corporation will continue to account for more than 10 percent of the Company’s total rental income in 2003. Any failure of this lessee to make its lease payments when they are due could materially affect the Company’s earnings.

During the year ended December 31, 2002 and 2001, the Company recognized $6,955,000 and $8,791,000, respectively, of interest from unconsolidated affiliates and other mortgages receivable. The decrease in interest earned from unconsolidated affiliates and other mortgages receivable during 2002 was primarily attributable to (i) a decrease in the average borrowing levels on the lines of credit with Services and its wholly-owned subsidiaries and (ii) a decline in the average interest rate on the lines of credit.

During the years ended December 31, 2002 and 2001, operating expenses from continuing operations, excluding interest, the provision for loss on impairment of real estate and expenses incurred in acquiring the Company’s Advisor from a related party and including depreciation and amortization, were $22,381,000 and $16,478,000, respectively, (23.9% and 21.2%, respectively, of total revenues, representing a 2.7% increase). During the years ended December 31, 2002 and 2001, general operating and administrative expenses were $9,475,000 and $6,896,000, respectively, (10.1% and 8.9%, respectively, of total revenues). General operating and administrative expenses increased as a result (i) increases in expenses related to personnel and (ii) increases in expenses related to professional services provided to the Company. During the years ended December 31, 2002 and 2001, real estate expenses were $1,481,000 and $718,000, respectively, (1.6% and 0.9%, respectively, of total revenues). The increase in real estate expenses is attributable to the real estate taxes, utilities and maintenance related to the vacant properties owned by the Company. As of December 31, 2002 and 2001, the Company’s continuing operations included 17 and 28 vacant Properties, respectively, with an aggregate gross leasable area of 281,000 square feet and 688,000 square feet, respectively. Depreciation and amortization expense increased 29 percent to $11,425,000 for the year ended December 31, 2002 from $8,864,000 for the year ended December 31, 2001. Depreciation and amortization expense for the years ended December 31, 2002 and 2001 include $2,388,000 and $114,000, respectively, related to the Properties acquired in connection with the merger of Captec in December 2001. Excluding the depreciation and amortization expense attributed to the Captec merger, depreciation and amortization expense increased three percent as a result of the additional expense related to the 10 properties acquired in 2002 and the amortization attributable to the additional debt costs incurred in 2002. However, the increase in depreciation and amortization expense was partially offset by a decrease in depreciation and amortization expense related to the sale of 19 properties during the year ended December 31, 2002 and a full year of depreciation and amortization expense related to the 35 properties sold during the year ended December 31, 2001.

The Company recognized $26,720,000 and $24,952,000 in interest expense for the years ended December 31, 2002 and 2001, respectively. Interest expense increased seven percent for the year ended December 31, 2002, primarily as a result of the interest incurred on (i) the Term Note the Company entered into in November 2001, (ii) the 2012 Notes issued in June 2002 and (iii) the $21,000,000 fixed rate mortgage due in July 2012 that the Company entered into in June 2002. However, the increase in interest expense was partially offset by (i) a decrease in the average interest rates and borrowing levels on the Company’s Credit Facility and (ii) the partial repayment of the Term Note in 2002.

The Company recorded a provision for loss on impairment of real estate of $1,882,000 and $1,403,000 in continuing operations and discontinued operations, respectively, in the year ended December 31, 2002. The provision for loss on impairment of real estate in continuing operation includes $1,532,000 related to Properties acquired in connection with the Captec merger. The Company recorded a provision for loss on impairment of real estate of $125,000 that was classified as discontinued operations in the year ended December 31, 2001. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Generally, the Company makes a provision for impairment loss if estimated future operating cash flows plus estimated disposition proceeds are less than the current book value. Impairment losses are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset.

The Company recorded $12,582,000 in expenses incurred in acquiring the Advisor from a related party for the year ended December 31, 2001. The Company did not incur any expenses during the year December 31, 2002 related to acquiring the Advisor. As of December 2001, the Company had issued the entire balance of shares required in connection with the acquisition of the Advisor (see “Merger Transactions”).

During the years ended December 31, 2002 and 2001, the Company recognized equity in earnings of unconsolidated affiliates of $3,216,000 and $(1,475,000), respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to (i) the income generated by Services and its wholly-owned subsidiaries, which was attributable to the increase in the number of real estate dispositions by Services and its subsidiaries and (ii) the income generated from the investments in mortgage loans.

During 2001, the Company sold 37 of its properties for a total of $46,626,000 and received net sales proceeds of $45,897,000. The Company recognized a gain on the sale of these 37 properties of $4,648,000 for financial reporting purposes. Two of the 37 properties sold during the year ended December 31, 2001, were acquired in connection with the merger of Captec. These two properties were sold for $3,458,000 with net sales proceeds of $3,406,000, and the Company recognized a net gain of $10,000 for financial reporting purposes. The Company reinvested the proceeds from 21 of these properties to acquire additional Properties and structured

28	thirteen consecutive years of increased dividends

the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the proceeds from the remaining 16 properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

In accordance with Financial Accounting Standards ("FAS") Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its three properties held for sale at December 31, 2002 and 19 properties sold during 2002 as discontinued operations. Accordingly, the results of operations for 2001 related to these 22 properties have been reclassified to earnings from discontinued operations. During the years ended December 31, 2002 and 2001, the Company recognized earnings from discontinued operations of $1,998,000 and $1,929,000, respectively.

During the year ended December 31, 2002, the Company sold 19 properties for a total of $31,134,000 and received net sales proceeds of $29,928,000. The Company recognized a net gain on the sale of these 19 properties of $256,000 for financial reporting purposes, which is included in earnings from discontinued operations. The Company used the proceeds from three of the properties to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the proceeds from the sale of the remaining 16 properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000.  As of December 31, 2001 and 2000, the Company owned 351 and 259 Properties, respectively, 320 and 257, respectively, of which were leased to operators of major retail businesses. In connection with the Captec merger in December 2001, the Company acquired 135 Properties of which 124 were leased to operators of major retail businesses. In addition, during the year ended December 31, 2001, the Company sold 37 properties that were leased or partially leased during 2001. During the year ended December 31, 2000 the Company sold 13 properties that were leased during 2000. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional five to 20 years. As of December 31, 2001, the weighted average remaining lease term of the Properties was approximately 13 years.

During the years ended December 31, 2001 and 2000, the Company earned $67,207,000 and $71,085,000, respectively, in rental income from operating leases, earned income from direct financing leases and contingent rental income from continuing operations (“Rental Income”), representing a five percent decrease in Rental Income. The five percent decrease in Rental Income for 2001 was primarily a result of the decrease in Rental Income relating to the 37 properties sold during the year ended December 31, 2001, which were operational during the entire year ended December 31, 2000. The decrease in Rental Income was partially offset as a result of non-recurring additional Rental Income received during the year ended December 31, 2001 and 2000 of $2,205,000 and $1,540,000, respectively, related to the termination of leases on 33 and seven properties, respectively. Rental Income for the year ended December 31, 2001 includes $2,073,000 related to the Properties acquired in connection with the merger of Captec in December 2001. Excluding the Rental Income attributed to the Captec merger, Rental Income would have decreased eight percent. The decrease in Rental Income for the year ended December 31, 2001 was also attributed to the 31 vacant, unleased Properties owned by the Company which accounted for 11 percent of the total gross leasable area.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by accounting principles generally accepted in the United States of America, the Company has identified two primary sources of revenue: (i) rental and earned income from triple net leases and (ii) interest income from affiliates and fee income from development, property management and asset management services. During the years ended December 31, 2001 and 2000, the Company generated $69,401,000 and $73,334,000, respectively, in revenues from its triple net lease segment. In addition, the Company generated $2,653,000 and $2,691,000, in revenues from its triple net lease segment that was classified as earnings from discontinued operations for the years ended December 31, 2001 and 2000, respectively. For the years ended December 31, 2001 and 2000, the Company generated revenues totaling $8,472,000 and $4,856,000, respectively, from its interest and fee income segment.

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

During the years ended December 31, 2001 and 2000, operating expenses from continuing operations, excluding interest and expenses incurred in acquiring the Company’s Advisor from a related party and including depreciation and amortization, were $16,478,000 and $14,090,000, respectively, (21.2% and 18.0%, respectively, of total revenues, representing a 3.2% increase). During the years ended December 31, 2001 and 2000, general operating and administrative expenses were $6,896,000 and $4,849,000, respectively, (8.9% and 6.2%, respectively, of total revenues). General operating and administrative expenses increased as a result of an increase in costs related to office expenses, personnel, debt financing charges and professional services provided to the Company. During the years ended December 31, 2001 and 2000, real estate expenses were $718,000 and $399,000, respectively, (0.9% and 0.5%, respectively, of total revenues). The increase in real estate expenses is attributable to the real estate taxes, utilities and maintenance related to the vacant properties owned by the Company. As of December 31, 2001, the Company’s continuing operations included 28 vacant Properties, compared to one vacant Property as of December 31, 2000. During the years ended December 31, 2001 and 2000, depreciation and amortization expense was $8,864,000 and $8,842,000, respectively.

30	thirteen consecutive years of increased dividends

The Company recognized $24,952,000 and $26,528,000 in interest expense for the years ended December 31, 2001 and 2000, respectively. Interest expense decreased for the year ended December 31, 2001, primarily as a result of the decline in the average interest rate on the Company’s Credit Facility. However, the decrease in interest expense was partially offset by an increase in the average borrowing levels of the Company’s Credit Facility and an increase in interest incurred due to the issuance of the 2010 Notes in September 2000.

The Company recorded $12,582,000 and $1,521,000 in expenses incurred in acquiring the Advisor from a related party for the years ended December 31, 2001 and 2000, respectively. As of December 2001, the Company had issued the entire balance of shares required in connection with the acquisition of the Advisor (see “Merger Transactions”).

During the years ended December 31, 2001 and 2000, the Company recognized equity in earnings of unconsolidated affiliates of $(1,475,000) and $(3,980,000), respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to (i) the decrease in losses of Services and its wholly-owned subsidiaries, which was attributable to the increase in the number of real estate dispositions by Services and its subsidiaries and (ii) the income generated from the investments in mortgage loans.

During 2001, the Company sold 37 of its properties for a total of $46,626,000 and received net sales proceeds of $45,897,000. The Company recognized a gain on the sale of these 37 properties of $4,648,000 for financial reporting purposes. Two of the 37 properties sold during the year ended December 31, 2001, were acquired in connection with the merger of Captec. These two properties were sold for $3,458,000 with net sales proceeds of $3,406,000 and the Company recognized a net gain of $10,000 for financial reporting purposes. The Company reinvested the proceeds from 21 of these properties to acquire additional Properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the proceeds from the remaining 16 properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

During 2000, the Company sold 13 of its properties for a total of $32,061,000 and received net sales proceeds of $31,257,000. The Company recognized a gain on the sale of these 13 properties of $4,091,000 for financial reporting purposes. The Company used the proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.

In accordance with FAS Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its three properties held for sale at December 31, 2002 and 19 properties sold during 2002 as discontinued operations. Accordingly, the results of operations for 2001 and 2000 related to these 22 properties have been reclassified to earnings from discontinued operations. During the years ended December 31, 2001 and 2000, the Company recognized earnings from discontinued operations of $1,929,000 and $2,446,000, respectively.

Investment Considerations. Currently, the Company owns 16 vacant, unleased Properties, which accounts for four percent of the total gross leasable area of the Company’s portfolio. Additionally, three percent of the total gross leasable area of the Company’s portfolio is leased to five tenants, which have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the tenants has the right to reject or affirm its leases with the Company. The lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with the Company could have a material adverse effect on the liquidity and results of operations of the Company if the Company is unable to re-lease the Properties at comparable rental rates and in a timely manner.

The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company’s income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 2002, 2001 and 2000, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations; however, certain factors exist that could contribute to trends that may adversely effect the Company in the future. Such factors include the following: the loss of any member of the Company’s management team, changes in general economic conditions, changes in real estate market conditions, interest rate fluctuations, the ability of the Company to be in compliance with certain debt covenants, the ability of the Company to qualify as a real estate investment trust for federal income tax purposes, an increase in non-store based retailing (e.g., internet), the ability of the Company to locate suitable tenants for its Properties, the ability of tenants to make payments under their respective leases, the ability of borrowers to make payments on their respective loan agreements and the ability of the Company to re-lease properties that are currently vacant or that become vacant.

Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company’s policy, as a part of its acquisition due diligence process, to obtain a Phase I environmental site assessment for each property and, where warranted, a Phase II environmental site assessment. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property whose environmental site assessment indicates that a problem or potential problem exists, subject to a determination of the level of risk and potential cost of remediation. In such cases, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company’s acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. The Company has 13 Properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these Properties.

32	thirteen consecutive years of increased dividends

Quantitative and Qualitative Disclosures About Market Risk. The Company is exposed to interest changes primarily as a result of its variable rate Credit Facility and its long-term, fixed rate debt used to finance the Company’s development and acquisition activities and for general corporate purposes. The Company’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Company borrows at both fixed and variable rates on its long-term debt.

The Company has no outstanding derivatives as of December 31, 2002 and 2001. The Company does not use derivatives for speculative or trading purposes.

The information in the table below summarizes the Company’s market risks associated with its debt obligations outstanding as of December 31, 2002 and 2001. The table presents principal cash flows and related interest rates by year of expected maturity for debt obligations outstanding as of December 31, 2002. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods. As the table incorporates only those exposures that exist as of December 31, 2002 and 2001, it does not consider those exposures or positions which could arise after those dates. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company’s ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company’s hedging strategies at that time and interest rates.

	Expected Maturity Date (dollars in thousands)

	2003	2004	2005	2006	2007	Thereafter

Variable rate Credit Facility	$38,900	$-	$-	$-	$-	$-
Average interest rate	(1)	-	-	-	-	-

Variable rate Term Note	$-	$20,000	$-	$-	$-	$-
Average interest rate	-	(2)	-	-	-	-

Fixed rate mortgages	$2,904	$3,163	$3,420	$22,937	$1,261	$21,796
Average interest rate	7.41%	7.40%	7.37%	7.26%	7.20%	8.23%

Fixed rate notes	$-	$100,000	$-	$-	$-	$170,000
Average interest rate	-	7.58%	-	-	-	7.86%

(1)	Interest rate varies based upon a tiered rate structure ranging from 80 basis points above LIBOR to 150 basis points above LIBOR based upon the debt rating of the Company.

(2)	Interest rate varies based upon a tiered rate structure ranging from 155 basis points above LIBOR to 225 basis points above LIBOR based upon the debt rating of the Company.

	December 31,2002 (dollars in thousands)			December 31, 2001 (dollars in thousands)

	Total	Weighted Average Interest Rate	Fair Value	Total	Weighted Average Interest Rate	Fair Value

Variable rate Credit Facility	$38,900	3.10%	$38,900	$107,400	5.23%	$107,400

Variable rate Term Note	$20,000	3.64%	$20,000	$70,000	3.66%	$70,000

Fixed rate mortgages	$55,481	7.52%	$55,481	$37,011	7.62%	$37,011

Fixed rate notes(1)	$270,000	7.71%	$287,898	$220,000	7.70%	$222,322

(1)	Excludes unamortized note discount and unamortized interest rate hedge gain.

34	thirteen consecutive years of increased dividends

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Commercial Net Lease Realty, Inc.:

We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Orlando, Florida
January 10, 2003, except as to the fifth paragraph of Note 20, which is as of February 13, 2003

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share data)

ASSETS	December 31,
	2002	2001

Real estate:
Accounted for using the operating method, net of accumulated depreciation and amortization	$703,465	$706,280
Accounted for using the direct financing method	108,308	107,272
Investments in, mortgages and other receivables from unconsolidated affiliates	102,633	144,236
Mortgages, notes and accrued interest receivable	11,253	18,374
Cash and cash equivalents	1,737	6,974
Receivables, net of allowance	1,227	2,067
Accrued rental income, net of allowance	19,172	16,184
Debt costs, net of accumulated amortization of $5,353 and $4,393, respectively	3,181	3,057
Other assets	3,132	2,184

Total assets	$954,108	$1,006,628

LIABILITIES AND STOCKHOLDERS’ EQUITY

Line of credit payable	$38,900	$107,400
Mortgages payable	55,481	37,011
Notes payable, net of unamortized discount of $677 and $517, respectively, and unamortized interest rate hedge gain of $885 and $1,439, respectively	290,208	290,922
Accrued interest payable	3,560	3,133
Other liabilities	16,818	3,522

Total liabilities	404,967	441,988

Commitments and contingencies (Note 20)

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 15,000,000 shares; 1,782,024 and 1,999,974 shares issued and outstanding, respectively; stated liquidation value $25 per share	44,551	50,000
Common stock, $0.01 par value. Authorized 90,000,000 shares; 40,403,611 and 40,599,158 shares issued and outstanding, respectively	404	406
Excess stock, $0.01 par value. Authorized 105,000,000 shares; none issued or outstanding	-	-
Capital in excess of par value	528,888	531,677
Accumulated dividends in excess of net earnings	(21,657)	(14,527)
Deferred compensation	(3,045)	(2,916)

Total stockholders’ equity	549,141	564,640

	$954,108	$1,006,628

36	See accompanying notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000

Revenues:
Rental income from operating leases	$73,400	$54,825	$57,861
Earned income from direct financing leases	11,442	11,448	12,397
Contingent rental income	474	934	827
Interest from unconsolidated affiliates and other mortgages receivable	6,955	8,791	5,760
Other	1,556	1,875	1,355

	93,827	77,873	78,200

Expenses:
General operating and administrative	9,475	6,896	4,849
Real estate	1,481	718	399
Interest	26,720	24,952	26,528
Depreciation and amortization	11,425	8,864	8,842
Provision for loss on impairment of real estate	1,882	-	-
Expenses incurred in acquiring advisor from related party	-	12,582	1,521

	50,983	54,012	42,139

Earnings from continuing operations before equity in earnings of unconsolidated affiliates, gain on disposition of real estate and cumulative effect of change in accounting principle	42,844	23,861	36,061

Equity in earnings of unconsolidated affiliates	3,216	(1,475)	(3,980)

Gain on disposition of real estate	-	4,648	4,091

Earnings from continuing operations before cumulative effect of change in accounting principle	46,060	27,034	36,172

Earnings from discontinued operations	1,998	1,929	2,446

Cumulative effect of change in accounting principle	-	-	(367)

Net earnings	48,058	28,963	38,251

Preferred stock dividends	(4,010)	-	-

Net earnings available to common stockholders	$44,048	$28,963	$38,251

See accompanying notes to consolidated financial statements.	37

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED (dollars in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000

Earnings per share available to common stockholders:
Basic:
Continuing operations before cumulative effect of change in accounting principle	$1.04	$0.86	$1.19
Discontinued operations	0.05	0.06	0.08
Cumulative effect of change in accounting principle	-	-	(0.01)

Net earnings	$1.09	$0.92	$1.26

Diluted:
Continuing operations before cumulative effect of change in accounting principle	$1.04	$0.85	$1.19
Discontinued operations	0.05	0.06	0.08
Cumulative effect of change in accounting principle	-	-	(0.01)

Net earnings	$1.09	$0.91	$1.26

Pro forma amounts available to common stockholders assuming retroactive application of accounting change:

Net earnings			$38,632

Basic earnings per share			$1.27

Diluted earnings per share			$1.27

Weighted average number of common shares outstanding:
Basic	40,383,405	31,539,857	30,387,371

Diluted	40,588,957	31,717,043	30,407,507

38	See accompanying notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY Years Ended December 31, 2002, 2001 and 2000 (dollars in thousands, except per share data)

	Preferred stock net value	Common stock par value	Capital in excess of par value	Accumulated dividends in excess of net earnings	Deferred compensation on restricted stock	Total

Balances at December 31, 1999	$-	$303	$396,403	$(5,344)	$-	$391,362

Net earnings	-	-	-	38,251	-	38,251
Dividends declared and paid ($1.245 per share of common stock)	-	-	-	(37,760)	-	(37,760)
Issuance of 150,158 shares of common stock in connection with acquisition of advisor	-	2	1,519	-	-	1,521
Issuance of 55,608 shares of common stock	-	-	578	-	-	578
Purchase and retirement of 5,000 shares of common stock	-	-	(48)	-	-	(48)
Stock issuance costs	-	-	(3)	-	-	(3)

Balances at December 31, 2000	-	305	398,449	(4,853)	-	393,901

Net earnings	-	-	-	28,963	-	28,963
Dividends declared and paid ($1.260 per share of common stock)	-	-	-	(38,637)	-	(38,637)
Issuance of 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in connection with the merger	50,000	43	59,724	-	-	109,767
Issuance of 973,920 shares of common stock in connection with acquisition of advisor	-	10	12,572	-	-	12,582
Issuance of 4,579,615 shares of common stock	-	46	61,016	-	-	61,062
Issuance of 239,000 shares of restricted common stock	-	2	3,188	-	(3,190)	-
Stock issuance costs	-	-	(3,272)	-	-	(3,272)
Amortization of deferred compensation	-	-	-	-	274	274

Balances at December 31, 2001	50,000	406	531,677	(14,527)	(2,916)	564,640

Net earnings	-	-	-	48,058	-	48,058
Dividends declared and paid ($2.25 per share of preferred stock)	-	-	-	(4,010)	-	(4,010)
Dividends declared and paid ($1.270 per share of common stock)	-	-	-	(51,178)	-	(51,178)
Reversal of 217,950 shares of preferred stock and 474,037 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(5,449)	(5)	(6,509)	-	-	(11,963)
Issuance of 214,490 shares of common stock	-	2	2,752	-	-	2,754
Issuance of 64,000 shares of restricted common stock	-	1	982	-	(983)	-
Stock issuance costs	-	-	(14)	-	-	(14)
Amortization of deferred compensation	-	-	-	-	854	854

Balances at December 31, 2002	$44,551	$404	$528,888	$(21,657)	$(3,045)	$549,141

See accompanying notes to consolidated financial statements.	39

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

	Year Ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net earnings	$48,058	$28,963	$38,251
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock compensation expense	854	274	-
Depreciation and amortization	11,742	9,211	9,088
Provision for loss on impairment of real estate	3,285	-	-
Amortization of notes payable discount	128	107	93
Amortization of deferred interest rate hedge gain	(555)	(515)	(479)
Expenses incurred in acquiring advisor from related party	-	12,582	1,521
Equity in earnings of unconsolidated affiliates, net of deferred intercompany profits	(3,914)	1,938	4,740
Gain on disposition of real estate	(260)	(4,648)	(4,091)
Cumulative effect of change in accounting principle	-	-	367
Changes in assets and liabilities net of the effects of the acquisition of Captec Net Lease Realty, Inc. in 2001:
Decrease in real estate leased to others using the direct financing method	2,165	1,979	2,048
Decrease in leasehold interests	-	-	1,454
Decrease (increase) in mortgages, notes and accrued interest receivable	(685)	(645)	998
Decrease (increase) in receivables	840	(283)	(418)
Increase in accrued rental income	(3,172)	(2,209)	(3,081)
Increase in other assets	(379)	(2,803)	(336)
Increase (decrease) in accrued interest payable	427	(1,696)	470
Increase (decrease) in other liabilities	171	(4,247)	(427)

Net cash provided by operating activities	58,705	38,008	50,198

Cash flows from investing activities:
Proceeds from the sale of real estate	29,329	45,288	29,832
Additions to real estate accounted for using the operating method	(40,159)	(19,836)	(2,015)
Additions to real estate accounted for using the direct financing method	(3,201)	-	(1,984)
Contributions to unconsolidated affiliates	(14,500)	(11,750)	-
Distributions received from unconsolidated affiliates	2,810	-	-
Increase in mortgages and notes receivable	-	-	(520)
Mortgage and notes payments received	7,637	1,689	4,730
Increase in mortgages and other receivable from unconsolidated affiliates	(120,569)	(114,888)	(70,967)
Payments received on mortgages and other receivables from unconsolidated affiliates	178,548	82,506	19,677
Captec Net Lease Realty, Inc. acquisition, net of cash received	-	(7,696)	-
Other	88	265	(1,125)

Net cash provided by (used in) investing activities	39,983	(24,422)	(22,372)

40	See accompanying notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED (dollars in thousands)

	Year Ended December 31,
	2002	2001	2000

Cash flows from financing activities:
Proceeds from line of credit payable	111,500	157,200	71,200
Repayment of line of credit payable	(180,000)	(151,500)	(78,200)
Proceeds from mortgages payable	21,000	-	-
Repayment of mortgages payable	(2,530)	(2,146)	(3,078)
Proceeds from notes payable	49,713	70,000	19,874
Repayment of notes payable	(50,000)	(101,213)	-
Payment of debt costs	(1,145)	(186)	(1,481)
Proceeds from issuance of common stock	2,725	61,062	578
Payment of stock issuance costs	(4)	(3,272)	(9)
Repurchase of common stock	-	-	(48)
Payment of preferred stock dividends	(4,007)	-	-
Payment of common stock dividends	(51,177)	(38,637)	(37,760)
Other	-	(110)	(41)

Net cash used in financing activities	(103,925)	(8,802)	(28,965)

Net increase (decrease) in cash and cash equivalents	(5,237)	4,784	(1,139)

Cash and cash equivalents at beginning of year	6,974	2,190	3,329

Cash and cash equivalents at end of year	$1,737	$6,974	$2,190

Supplemental disclosure of cash flow information - interest paid, net of amount capitalized	$26,119	$27,509	$26,957

Supplemental disclosure of non-cash investing and financing activities:
Issued 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in 2001 in connection with the merger of Captec Net Lease Realty, Inc. ("Captec") in December 2001 (see Note 15)	$-	$109,767	$-

Issued 973,920 and 150,158 shares of common stock in 2001 and 2000, respectively, in connection with the acquisition of the Company’s advisor	$-	$12,582	$1,521

Issued 64,000 and 239,000 shares of common stock in 2002 and 2001, respectively, in connection with the Company’s 2000 Performance Incentive Plan	$982	$3,190	$-

Preferred stock dividends for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$3	$-	$-

Common stock dividends for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$1	$-	$-

Cash consideration for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$3	$-	$-

Liability for the consideration due to the dissenting stockholders in connection with the merger of Captec (see Note 20)	$13,278	$-	$-

Mortgage notes accepted in connection with the disposition of real estate	$599	$610	$1,425

Real estate and other assets contributed to unconsolidated affiliate in exchange for additional paid in capital	$-	$20,042	$-

See accompanying notes to consolidated financial statements.	41

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2002, 2001 and 2000

1.	Organization and Summary of Significant Accounting Policies:

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

Principles of Consolidation - The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its 19 wholly-owned subsidiaries (the “Company”). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Effective in October 2000, the Company adopted the Securities and Exchange Commission’s Staff Accounting Bulletin 101, “Revenue Recognition,” which establishes accounting and reporting standards for the recognition of contingent rental income. Accordingly, the Company modified its revenue recognition policy and recognizes contingent rental income based on the tenants’ actual gross quarterly or annual sales pursuant to the terms of the leases. Adoption of this Bulletin resulted in a cumulative effect adjustment of $367,000, which reduced net earnings for the year ended December 31, 2000.

42	thirteen consecutive years of increased dividends

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

Investment in Unconsolidated Affiliates - The Company accounts for each of its investments in an unconsolidated affiliate under the equity method of accounting (see Note 4).

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

Stock-Based Compensation - The Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 123, “Accounting for Stock-Based Compensation, ” to encourage the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. As allowed by FAS 123, the Company has elected to account for its stock-based compensation plan under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees. ” Under APB 25, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. The Company has adopted the disclosure requirements of FAS 123 (see Note 14). The following table illustrates the effect on net earnings available to common stockholders and earnings per common share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock based compensation for the years ended December 31 (dollars in thousands, except per share data):

	2002	2001	2000

Net earnings available to common stockholders as reported	$44,048	$28,963	$38,251
Less total stock-based employee compensation expense determined under the fair value based method	(27)	(64)	(233)

Pro forma net earnings available to common stockholders	$44,021	$28,899	$38,018

Earnings available to common stockholders per common share as reported:
Basic	$1.09	$0.92	$1.26

Diluted	$1.09	$0.91	$1.26

Pro forma earnings available to common stockholders per common share:
Basic	$1.09	$0.92	$1.25

Diluted	$1.08	$0.91	$1.25

Income Taxes - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income, 90 percent effective January 1, 2001, and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 2002, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying consolidated financial statements. Not withstanding the Company’s qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

Income taxes of Commercial Net Lease Realty Services, Inc., an unconsolidated affiliate of the Company, are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share - Basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year, and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares (see Note 13).

44	thirteen consecutive years of increased dividends

New Accounting Standards - In June 2001, the FASB issued FAS No. 141, “Business Combinations.” This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement did not have a significant impact on the Company’s results of operations, nor the accounting for the merger transaction (see Note 15).

In June 2001, the FASB issued FAS No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. This statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

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

In October 2001, the FASB issued FAS Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. In a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statement of a business enterprise for current and prior periods shall report the results of operations of the component, including any gain or loss recognized, in discontinued operations. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company. However, the Company did reclassify the results of operations related to the three properties classified as held for sale at December 31, 2002 and 19 properties sold during the year ended December 31, 2002 from earnings from continuing operations to earnings from discontinued operations in accordance with the statement (see Note 12).

In April 2002, the FASB issued FAS Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This statement also rescinds FASB Statement No. 44, “Accounting for Intangible Assets of Motor Carriers.” This statement amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this statement related to the rescission of Statement 4 are applicable in fiscal years beginning after May 15, 2002. The provisions of this statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this statement are effective for financial statements issued on or after May 15, 2002. The provisions of this statement, excluding those related to the rescission of Statement 4, did not have a significant impact on the financial position or results of operations of the Company. The provisions of this statement related to the rescission of Statement 4 are not expected to have a significant impact on the financial position or results of operations of the Company.

In July 2002, the FASB issued FAS Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a significant impact on the financial position or results of operations of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretive guidance incorporated without change from FASB Interpretation 34 continues to be required for financial statements for fiscal years ending after June 15, 1981 - the effective date of Interpretation 34.

46	thirteen consecutive years of increased dividends

In December 2002, the FASB issued FAS Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure (an amendment of FAS No. 123)". This statement amends FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to FAS 123 in paragraphs 2(a)–2(e) of the statement shall be effective for financial statements for fiscal years ending after December 15, 2002. Earlier application of the transition provisions in paragraphs 2(a)–2(d) is permitted for entities with a fiscal year ending prior to December 15, 2002, provided that financial statements for the 2002 fiscal year have not been issued as of the date this statement is issued. Early application of the disclosure provisions in paragraph 2(e) is encouraged. The amendment to FAS 123 in paragraph 2(f) of this statement and the amendment to Opinion 28 in paragraph 3 shall be effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. A variable interest entity refers to certain entities subject to consolidation according to the provisions of this interpretation. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the variable interest entities do not effectively disperse risks among parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. Certain disclosures are also required by enterprises that hold significant variable interests in a variable interest. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. This interpretation may be applied prospectively with a cumulative effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative effect adjustment as of the beginning of the first year restated. The Company is currently evaluating this interpretation to determine what impact it will have on the Company’s consolidated financial statements. Although, at this time, the Company believes that Commercial Net Lease Realty Services, Inc. will be considered a variable interest entity subject to consolidation according to the provisions of this interpretation (see Note 4).

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

Reclassification - Certain items in prior years’ financial statements and notes to consolidated financial statements have been reclassified to conform with the 2002 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

2.	Leases:

The Company generally leases its real estate to operators of major retail businesses. As of December 31, 2002, 255 of the leases have been classified as operating leases and 69 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 44 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2003 and 2025) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for one to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3.	Real Estate:

Accounted for Using the Operating Method - Real estate subject to operating leases consisted of the following at December 31 (dollars in thousands):

	2002	2001

Land	$349,267	$346,271
Buildings and improvements	392,172	385,857
Leasehold interests	3,381	3,381

	744,820	735,509
Less acumulated depreciation and amortization	(38,671)	(31,678)

	706,149	703,831
Construction in progress	298	2,574

	706,447	706,405
Less provision for loss on impairment of real estate	(2,982)	(125)

	$703,465	$706,280

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2002, 2001 and 2000, the Company recognized $3,223,000, $2,259,000 and $3,162,000, respectively, of such income. At December 31, 2002 and 2001, the balance of accrued rental income was $19,172,000 and $16,184,000, net of allowances of $998,000 and $228,000, respectively.

48	thirteen consecutive years of increased dividends

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2002 (dollars in thousands):

2003	$70,554
2004	70,695
2005	71,189
2006	71,361
2007	69,537
Thereafter	544,260

$897,596

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

Accounted for Using the Direct Financing Method - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

	2002	2001

Minimum lease payments to be received	$191,994	$197,269
Estimated residual values	33,829	33,029
Less unearned income	(117,515)	(123,026)

Net investment in direct financing leases	$108,308	$107,272

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2002 (dollars in thousands):

2003	$13,636
2004	13,746
2005	13,824
2006	13,862
2007	13,920
Thereafter	123,006

$191,994

The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate – Accounted for Using the Operating Method).

4.	Investments in Unconsolidated Affiliates:

In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. (“Services”), an unconsolidated affiliate whose officers and directors consist of certain officers and directors of the Company. The Company contributed $5,700,000 of real estate and other assets to Services in exchange for shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional $20,042,000 of real estate. As a result of its additional contribution, effective January 1, 2002 the Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. Gary M. Ralston, James M. Seneff, Jr. and Kevin B. Habicht, each of which are officers and directors of the Company, own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. The Company accounts for its interest in Services under the equity method of accounting.

The Company’s existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services allows for a borrowing capacity of $85,000,000. The credit facility is secured by a first mortgage on Services’ properties and bears interest at prime rate plus 0.25%. The outstanding principal balance of the mortgage at December 31, 2002 and 2001 was $14,846,000 and $75,842,000, respectively, and bore interest at a rate of 4.5% and 5.0%, respectively. In February and May 2002, the Company modified an existing secured revolving line of credit and security agreement with a wholly-owned subsidiary of Services to increase the borrowing capacity from $32,000,000 to $40,000,000 and from $40,000,000 to $45,000,000, respectively. In December 2002, the Company modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services to (i) increase the borrowing capacity from $7,500,000 to $25,000,000 and (ii) add a second wholly-owned subsidiary of Services to this agreement, making each subsidiary a co-borrower. All secured revolving lines of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $86,000,000 and bear interest at prime rate plus 0.25%. The aggregate outstanding principal balance of the Subsidiary Agreements at December 31, 2002 and 2001 were $38,722,000 and $34,924,000, respectively, and bore interest at a rate of 4.5% and 5.0%, respectively. The Security Agreement and the Subsidiary Agreements provide an aggregate borrowing capacity of $171,000,000 to Services and its wholly-owned subsidiaries and each agreement has an expiration date of October 31, 2003.

In connection with the mortgages and other receivables from Services and its wholly-owned subsidiaries, the Company received $4,621,000, $6,999,000 and $6,181,000 in interest and fees during the years ended December 31, 2002, 2001 and 2000, respectively. In addition, Services paid the Company $678,000, $678,000 and $407,000 in expense reimbursements for accounting and technology services provided by the Company during the years ended December 31, 2002, 2001 and 2000.

50	thirteen consecutive years of increased dividends

In February 2002, the Company acquired four properties from Services at fair market value for an aggregate cost of $15,918,000. In addition, in June 2002, the Company acquired one property from a wholly-owned subsidiary of Services at fair market value for a cost of $12,648,000. No gain was recognized by Services or its wholly-owned subsidiary on these sales.

The following presents Services’ consolidated condensed financial information (dollars in thousands):

	December 31,
	2002	2001

Real estate, net of accumulated depreciation	$44,940	$96,362
Investments in unconsolidated affiliates	847	4,578
Cash and cash equivalents	289	258
Notes receivable from related parties	23,986	23,814
Other assets	7,258	8,156

Total assets	$77,320	$133,168

Mortgage and other payables due to related parties	$53,872	$111,920
Mortgage payable	2,323	-
Other liabilities	2,530	3,383

Total liabilities	58,725	115,303

Stockholders’ equity	18,595	17,865

Total liabilities and stockholders’ equity	$77,320	$133,168

	For the Year Ended December 31,
	2002	2001	2000

Revenues	$7,949	$9,037	$4,120
Net earnings (loss)	$621	$(2,145)	$(4,669)

For the years ended December 31, 2002, 2001 and 2000, the Company recognized earnings (loss) of $613,000, $(2,212,000), and $(4,435,000), respectively, from Services.

In September 1997, the Company entered into a Partnership arrangement, Net Lease Institutional Realty, L.P. (the “Partnership”), with the Northern Trust Company, as Trustee of the Retirement Plan for Chicago Transit Authority Employees (“CTA”). The Company is the sole general partner with a 20 percent interest in the Partnership and CTA is the sole limited partner with an 80 percent interest in the Partnership. The Company accounts for its 20 percent interest in the Partnership under the equity method of accounting. The Partnership owns and leases nine properties to retail tenants under long-term, commercial net leases. The Company received $66,000 and $281,000 in distributions from Partnership for the years ended December 31, 2002 and 2001, respectively. For the years ended December 31, 2002, 2001 and 2000, the Company recognized income of $270,000, $278,000 and $455,000, respectively, from the Partnership. The Company manages the Partnership and pursuant to a management agreement, the Partnership paid the Company $193,000, $200,000 and $273,000 in asset management fees during the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has entered into four limited liability company (“LLC”) agreements with CNL Commercial Finance, Inc., a related party: CNL Commercial Mortgage Holdings I, LLC (“CCMH I”) in June 2001; CNL Commercial Mortgage Holdings II, LLC (“CCMH II”) in December 2001; CNL Commercial Mortgage Holdings III, LLC (“CCMH III”) in June 2002; and CNL Commercial Mortgage Holdings IV, LLC (“CCMH IV”) in December 2002. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed with no third party debt. The Company holds a non-voting and non-controlling interest in CCMH I, CCMH II, CCMH III and CCMH IV (collectively, “CCMH LLCs”) of 42.7, 44.0, 36.7 and 38.3 percent, respectively, in these investments and accounts for its interests under the equity method of accounting. During the year ended December 31, 2002, the Company received $2,333,000 in distributions.

The following presents the combined condensed financial information of the CCMH LLCs (dollars in thousands):

	December 31,
	2002	2001

Mortgage assets	$51,950	$24,803
Receivable from a related party	3,814	-
Other assets	1	1

Total assets	$55,765	$24,804

Total liabilities	$-	$-
Members’ equity	55,765	24,804

Total liabilities and members’ equity	$55,765	$24,804

	For the Year Ended December 31,
	2002	2001

Revenues	$5,035	$1,097
Net earnings	$5,035	$1,097

For the years ended December 31, 2002 and 2001, the Company recognized $2,445,000 and $459,000 of income, respectively, from the CCMH LLCs.

In May 2002, the Company purchased a combined 25 percent partnership interest for $750,000, in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”). The Plaza owns a 346,000 square foot office building and an interest in an adjacent parking garage. Affiliates of James M. Seneff, Jr., an officer and director of

52	thirteen consecutive years of increased dividends

the Company, and Robert A. Bourne, a member of the Company’s board of directors, own the remaining partnership interests. The Company has severally guaranteed 41.67% of a $15,500,000 unsecured promissory note on behalf of Plaza. The maximum obligation to the Company is $6,458,300, plus interest. Interest accrues at a rate of LIBOR plus 200 basis points per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity in November 2004. For the year ended December 31, 2002, the Company received $411,000 in distributions and recognized a loss of $112,000 from Plaza.

Since November 1999, the Company and Services have leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, other affiliates of James M. Seneff, Jr. also lease office space from Plaza. The Company and the other affiliates lease an aggregate of the 57.8 percent of the 346,000 square foot office building. During the years ended December 31, 2002, 2001 and 2000, the Company and Services incurred rental expenses in connection with the lease of $1,168,000, $1,173,000 and $1,020,000, respectively. In May 2000, the Company subleased a portion of its office space to affiliates of James M. Seneff, Jr., an officer and director of the Company. During the years ended December 31, 2002, 2001 and 2000, the Company earned $225,000, $368,000 and $248,000, respectively, in rental income and recognized $45,000, $74,000 and $143,000, respectively, in accrued rental income related to these subleases.

The following presents a reconciliation of investment in unconsolidated affiliates as of December 31 (dollars in thousands):

	2002	2001

Services, consolidated:
Investment	$18,469	$17,303
Mortgage receivable	14,846	75,842
Lines of credit receivable	38,722	34,924
CCMH LLCs investments	26,071	12,209
Other:
Investments	4,508	3,942
Receivables	17	16

	$102,633	$144,236

The following presents a reconciliation of equity in earnings of unconsolidated affiliates for the years ended December 31 (dollars in thousands):

	2002	2001	2000

Services, consolidated	$613	$(2,212)	$(4,435)
CCMH LLCs	2,445	459	-
Other	158	278	455

	$3,216	$(1,475)	$(3,980)

5.	Line of Credit Payable:

In October 2000, the Company entered into an amended and restated loan agreement for a $200,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing credit facility by (i) lowering the interest rates of the tiered rate structure to a maximum rate of 150 basis points above LIBOR (based upon the debt rating of the Company), (ii) extending the expiration date to October 31, 2003, and (iii) amending certain of the financial covenants of the Company’s existing loan agreement. In connection with the Credit Facility, the Company is required to pay a commitment fee of 25 basis points per annum on the commitment. The principal balance is due in full upon termination of the Credit Facility on October 31, 2003, which the Company may request to be extended for an additional 12 month period with the consent of the lender. Interest incurred on prime rate advances on the Credit Facility is payable quarterly. LIBOR rate advances have maturity periods ranging from one week to six months, whichever the Company selects, with interest payable at the end of the selected maturity period. All unpaid interest is due in full upon termination of the Credit Facility. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2002.

For the years ended December 31, 2002, 2001 and 2000, interest cost incurred was $2,562,000, $5,762,000 and $9,027,000, respectively, of which $1,000, $1,000 and $134,000, respectively, was capitalized by the Company as a cost of buildings constructed for its own use, and $3,162,000, $5,310,000 and $8,380,000, respectively, was charged to operations.

6.	Mortgages Payable:

In January 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan provides for a ten-year mortgage with principal and interest of $330,000 payable monthly, based on a 17-year amortization, with the balance due in February 2006 and bears interest at a rate of 7.435% per annum. The mortgage is collateralized by a first lien on and assignments of rents and leases of certain of the Company’s properties. As of December 31, 2002, the aggregate carrying value of these properties totaled $63,026,000. The outstanding principal balance as of December 31, 2002 and 2001, was $28,059,000 and $29,861,000, respectively.

The Company has acquired four Properties each subject to a mortgage totaling $7,214,000 (collectively the “Mortgages”) with the maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% and have a weighted average maturity of 3.9 years, with current principal and interest of $83,000 payable monthly. In 2002, three of the properties were released as collateral and each was substituted with a letter of credit, collectively totaling $3,747,000. As of December 31, 2002 and 2001, the outstanding principal balances for the Mortgages totaled $4,846,000 and $5,355,000, respectively. As of December 31, 2002, the aggregate carrying value of the remaining property and letters of credit totaled $7,235,000.

54	thirteen consecutive years of increased dividends

In addition, in connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) on December 1, 2001, the Company acquired three properties each subject to a mortgage totaling $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average of 9% and have a weighted maturity of 7.8 years, with current principal and interest of $25,000 payable monthly. As of December 31, 2002 and 2001, the outstanding principal balances of the Captec Mortgages totaled $1,653,000 and $1,795,000, respectively. As of December 31, 2002, the aggregate carrying value of these three properties totaled $4,178,000.

In June 2002, the Company entered into a long-term, fixed rate mortgage and security agreement for $21,000,000. The loan provides for a 10-year mortgage with principal and interest of $138,000 payable monthly, based on a 30-year amortization, with the balance due in July 2012 and bears interest at a rate of 6.9% per annum. The mortgage is collateralized by a first lien on and assignments of rents and leases of five of the Company’s properties. As of December 31, 2002, the outstanding principal balance was $20,923,000 and the aggregate carrying value of these properties totaled $27,956,000.

The following is a schedule of the annual maturities of the Company’s mortgages payable for each of the next five years (dollars in thousands):

2003	$2,904
2004	3,163
2005	3,420
2006	22,937
2007	1,261

$33,685

7.	Notes Payable:

In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% notes due 2008 (the “2008 Notes”). The 2008 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semi-annually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for the 2008 Notes. The terms of the indenture include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2002.

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due 2004 (the “2004 Notes”). The 2004 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2004

Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2002.

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due 2010 (the “2010 Notes”). The 2010 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001 (effective interest rate of 8.595%). The discount of $126,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2010 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2010 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 3 dated September 20, 2000 for the 2010 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2002.

In June 2002, the Company filed a prospectus supplement to its $200,000,000 shelf registration statement and issued $50,000,000 of 7.75% notes due 2012 (the “2012 Notes”). The 2012 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2012 Notes were sold at a discount for an aggregate purchase price of $49,713,000 with interest payable semi-annually commencing on December 1, 2002 (effective interest rate of 7.833%). The discount of $287,000 is being amortized as interest expense over the term of the debt obligation using the effective interest method. The 2012 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2012 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 4 dated May 30, 2002, for the 2012 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2002.

56	thirteen consecutive years of increased dividends

In connection with the debt offerings, the Company incurred debt issuance costs totaling $2,918,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees. Debt issuance costs have been deferred and are being amortized over the term of the respective notes using the effective interest method. The net proceeds from the debt offerings were used to pay down outstanding indebtedness of the Company’s Credit Facility and term note.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith (see Note 15). As of December 31, 2002, the Term Note had an outstanding principal balance of $20,000,000. The Term Note bears interest at a rate of 175 basis points above LIBOR or 3.17% at December 31, 2002. The Company has the option to extend the maturity date of the Term Note for two additional twelve month periods if (i) the Company pays a fee equal to 0.25% of the outstanding principal balance of the Term Note and (ii) pays at least five percent of the outstanding principal balance of the Term Note immediately prior to the extension.

In connection with the Term Note, the Company incurred debt costs of $376,000 consisting primarily of bank commitment fees. The Term Note costs have been deferred and are being amortized over the term of the loan commitment using the straight-line method which approximates the effective interest method.

8.	Preferred Stock:

In December 2001, the Company issued 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Perpetual Preferred Shares”) in connection with the acquisition of Captec (see Note 15). Holders of the Perpetual Preferred Shares are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at a rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Perpetual Preferred Shares rank senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Perpetual Preferred Shares on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

In 2002, as a result of a legal action in connection with the merger of Captec (see Note 20), the Company reduced the number of preferred shares issued and outstanding by 217,950.

9.	Common Stock:

In November 1999, the Company announced the authorization by the Company’s board of directors to acquire up to $25,000,000 of the Company’s outstanding common stock either through open market transactions or through privately negotiated transactions. As of December 31, 2002, the Company had acquired and retired 249,200 of such shares for a total cost of $2,379,000.

In 2002, as a result of a legal action in connection with the merger of Captec (see Note 20), the Company reduced the number of common shares issued and outstanding by 474,037.

10.	Employee Benefit Plan:

Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the “Retirement Plan”) covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants’ contributions up to a maximum of six percent of a participant’s annual compensation. The Company’s contributions to the Retirement Plan for the years ended December 31, 2002, 2001 and 2000 totaled $51,000, $46,000, and $36,000, respectively.

11.	Dividends:

The following presents the characterization for tax purposes of common stock dividends paid to stockholders for the years ended December 31:

	2002	2001	2000

Ordinary income	$1.174	$1.227	$1.135
Capital gain	0.006	-	0.054
Unrecaptured Section 1250 Gain	0.005	0.033	0.056
Return of capital	0.085	-	-

	$1.270	$1.260	$1.245

The preferred dividends of $2.25 per share paid during the year ended December 31, 2002 were characterized as ordinary income for tax purposes.

58	thirteen consecutive years of increased dividends

12.	Earnings from Discontinued Operations:

In accordance with FAS Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company has classified its three properties held for sale at December 31, 2002 and 19 properties sold during 2002 as discontinued operations. Accordingly, the results of operations related to these 22 properties for 2001 and 2000 have been reclassified to earnings from discontinued operations. The following is a summary of earnings from discontinued operations for the years ended December 31 (dollars in thousands):

	2002	2001	2000

Revenues:
Rental income from operating leases	$3,667	$2,298	$1,873
Earned income from direct financing leases	-	311	788
Contingent rental income	6	35	30
Other	10	9	-

	3,683	2,653	2,691

Expenses:
General operating and administrative	9	16	1
Real estate	216	236	(2)
Depreciation and amortization	317	347	246
Provison for loss on impairment of real estate	1,403	125	-

	1,945	724	245

Earnings before gain on disposition of real estate	1,738	1,929	2,446

Gain on disposition of real estate	260	-	-

Earnings from discontinued operations	$1,998	$1,929	$2,446

13.	Earnings Per Share of Common Stock:

The following represents the calculations of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31:

	2002	2001	2000

Earnings from continuing operations	$46,060,000	$27,034,000	$36,172,000
Preferred stock dividends	(4,010,000)	-	-

Earnings available to common stockholders from continuing operations before cumulative effect of change in accounting principle	42,050,000	27,034,000	36,172,000
Earnings from discontinued operations	1,998,000	1,929,000	2,446,000
Cumulative effect of change in accounting principle	-	-	(367,000)

Net earnings available to common stockholders	$44,048,000	$28,963,000	$38,251,000

Basic earnings per share available to common stockholders:
Weighted average number of common shares outstanding	40,383,405	31,226,086	30,278,209
Restricted stock	-	104,767	-
Merger contingent common shares	-	209,004	109,162

Weighted average number of common shares outstanding used in basic earnings per common share	40,383,405	31,539,857	30,387,371

Continuing operations before cumulative effect of change in accounting principle	$1.04	$0.86	$1.19
Discontinued operations	0.05	0.06	0.08
Cumulative effect of change in accounting principle	-	-	(0.01)

Net earnings	$1.09	$0.92	$1.26

Diluted earnings per share available to common stockholders:
Weighted average number of common shares outstanding	40,383,405	31,226,086	30,278,209

Effect of dilutive securities:
Common stock options and restricted stock	205,552	131,822	366
Merger contingent common shares	-	359,135	128,932

Weighted average number of common shares outstanding used in diluted earnings per common share	40,588,957	31,717,043	30,407,507

Continuing operations before cumulative effect of change in accounting principle	$1.04	$0.85	$1.19
Discontinued operations	0.05	0.06	0.08
Cumulative effect of change in accounting principle	-	-	(0.01)

Net earnings	$1.09	$0.91	$1.26

For the years ended December 31, 2002, 2001 and 2000, options on 454,500, 1,048,892, and 1,665,925 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

60	thirteen consecutive years of increased dividends

14.	Performance Incentive Plan:

In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increase the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company had issued and has outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

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

	Number of Shares

	2002	2001	2000

Outstanding, January 1	1,692,158	1,881,092	1,665,925
Options granted	359,300	12,500	292,900
Options exercised	(180,640)	(9,200)	-
Options surrendered	(122,967)	(192,234)	(77,733)
Restricted stock granted	64,000	239,000	-
Restricted stock issued	(64,000)	(239,000)	-

Outstanding, December 31	1,747,851	1,692,158	1,881,092

Exercisable, December 31	1,293,284	1,581,592	1,401,859

Available for grant, December 31	1,628,809	1,933,642	92,908

The 64,000 and 239,000 shares of restricted stock granted during the years ended December 31, 2002 and 2001, respectively, had a weighted average grant price of $15.35 and $13.35, respectively, per share. The following represents the weighted average option exercise price information for the years ended December 31:

	2002	2001	2000

Outstanding, January 1	$15.79	$14.20	$14.83
Granted during the year	15.25	11.15	10.61
Exercised during the year	12.17	10.63	-
Outstanding, December 31	14.44	15.79	14.20
Exercisable, December 31	14.58	14.52	14.50

The following summarizes the outstanding options and the exercisable options at December 31, 2002:

	Option Price Range

	$10.1875 to $13.8750	$14.1250 to $17.8750	Total

Outstanding options:
Number of shares	658,551	1,089,300	1,747,851
Weighted-average exercise price	$12.31	$15.78	$14.44
Weighted-average remaining contractual life in years	4.3	6.8	5.3

Exercisable options:
Number of shares	542,584	750,700	1,293,284
Weighted-average exercise price	$12.62	$15.99	$14.58

One-third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options’ maximum term is 10 years.

Pursuant to the 2000 Plan, in July 2001, the Company granted and issued 239,000 shares of restricted common stock to certain officers and directors of the Company and its affiliate, of which 234,000 shares were granted to officers and 5,000 shares were granted to directors. The restricted stock issued to the officers vests at a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2006 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests equally each year over approximately a two-year period ending on January 1, 2003 and automatically upon a change in control in the Company.

Pursuant to the 2000 Plan, in June 2002, the Company granted and issued 64,000 shares of restricted common stock to certain officers and directors of the Company and its affiliate, of which 58,000 shares were granted to officers and 6,000 shares were granted to directors. The restricted stock issued to the officers vests at a rate of 15 percent to 30 percent each year over approximately a five-year period ending on January 1, 2007 and automatically upon a change in control of the Company. The restricted stock issued to the directors vests equally each year over approximately a two-year period ending on January 1, 2004 and automatically upon a change in control in the Company.

Compensation expense for the restricted stock is determined based upon the fair value at the date of grant and is recognized over the vesting periods. For the years ended December 31, 2002 and 2001, the Company recognized $854,000 and $274,000, respectively, of such expense.

The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for the 2000 Plan. Accordingly, no compensation expense has been recorded with respect to the options in the accompanying consolidated financial statements, all options granted under the 2000 Plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net earnings available to common stockholders and earnings

62	thirteen consecutive years of increased dividends

per common share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock based compensation for the years ended December 31 (dollars in thousands, except per share data):

	2002	2001	2000

Net earnings available to common stockholders as reported	$44,048	$28,963	$38,251
Less total stock-based employee compensation expense determined under the fair value based method	(27)	(64)	(233)

Pro forma net earnings available to common stockholders	$44,021	$28,899	$38,018

Earnings available to common stockholders per common share as reported:
Basic	$1.09	$0.92	$1.26

Diluted	$1.09	$0.91	$1.26

Pro forma earnings available to common stockholders per common share:
Basic	$1.09	$0.92	$1.25

Diluted	$1.08	$0.91	$1.25

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2002, 2001 and 2000: (i) risk free rates of 5.4% and 5.5% for the 2002 grants, 5.1% for the 2001 grant and 6.7% and 6.2% for the 2000 grants, (ii) expected volatility of 18.0%, 26.4%, and 11.1%, respectively, (iii) dividend yields of 9.3%, 11.9% and 10.5%, respectively, and (iv) expected lives of 10 years for grants in 2002, 2001 and 2000.

15.	Mergers:

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

On December 1, 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Results of Captec operations have been included in the consolidated financial statements since that date. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock and 1,999,974 newly issued Perpetual Preferred Shares (see Notes 8, 9 and 20). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. As a result, the Company did not record goodwill.

The following summarizes the estimated fair values of the assets acquired and liabilities assumed in the acquisition (dollars in thousands):

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

The merger was unanimously approved by both the Company’s and Captec’s board of directors. This transaction increased funds from operations, increased diversification, produced costs savings from opportunities for economies of scale and operating efficiencies and enhanced its capital markets profile.

The unaudited pro forma combined historical results for the years ended December 31, 2001 and 2000, as if Captec had been acquired as of January 1, 2000, are estimated to be (dollars in thousands):

	2001	2000

Revenues	$101,943	$106,506
Net income	$33,663	$55,338
Diluted earnings per common share	$0.80	$1.42

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of January 1, 2000, nor are they necessarily indicative of future consolidated results.

64	thirteen consecutive years of increased dividends

16.	Fair Value of Financial Instruments:

The Company believes the carrying values of its line of credit payable and the lines of credit receivable from Services and certain wholly-owned subsidiaries of Services approximate fair value based upon their nature, terms and variable interest rates. The Company believes that the carrying value of its cash and cash equivalents, receivables, mortgages, notes and accrued interest receivable, mortgages payable, accrued interest payable and other liabilities at December 31, 2002 approximate fair value, based upon current market prices of similar issues. At December 31, 2002 and 2001, the fair value of the Company’s notes payable was $287,898,000 and $292,322,000, respectively, based upon the quoted market price.

17.	Related Party Transactions:

For additional related party disclosures see Note 4.

A wholly-owned subsidiary of Services holds a 33 1/3 percent equity interest in WXI/SMC Real Estate LLC (“WXI”). The Company provides certain management services for WXI on behalf of Services pursuant to WXI’s Limited Liability Company Agreement and Property Management and Development Agreement. WXI paid the Company $66,000, $150,000 and $183,000 in fees during the years ended December 31, 2002, 2001 and 2000, respectively.

In September 2000, a wholly-owned subsidiary of Services entered into a $6,000,000 promissory note with an affiliate in which James M. Seneff, Jr., Gary M. Ralston and Kevin B. Habicht, each of which are officers and directors of the Company, own a majority equity interest. The note accrues interest at a rate of 10%, and all principal and interest is due upon maturity. In 2002, the promissory note was amended to extend the maturity date to December 15, 2003. The note is secured by the affiliate’s common stock in CNL Commercial Finance, Inc. (“CCF”), a wholly-owned subsidiary of the affiliate. The outstanding principal and accrued interest balance as of December 31, 2002 was $6,026,000. In addition, the wholly-owned subsidiary of Services has an option with the affiliate to purchase up to 80 percent of all the common shares of CCF equal to the purchase price paid by the affiliate for such common stock. The option expires on December 31, 2010.

In September 2000, a wholly-owned subsidiary of Services entered into a $15,000,000 line of credit agreement with CCF. Interest is payable monthly and the principal balance is due in full upon termination of the line of credit on October 31, 2003. In 2001 and 2002, the line of credit was amended to increase the borrowing capacity to $25,000,000 and $37,750,000, respectively. As of December 31, 2002, $16,800,000 was outstanding and $20,950,000 was available for future borrowings on the line of credit. The line of credit is collateralized by substantially all of the assets of the affiliate.

An affiliate of James M. Seneff, Jr., an officer and director of the Company, provided certain administrative, tax and technology services to the Company and Services. In connection therewith, the Company and Services paid $1,258,000, $853,000 and $1,092,000 in fees relating to these services during the years ended December 31, 2002, 2001 and 2000, respectively.

In 2002, the Company extended the maturity dates to dates between June and December 2007 on four mortgages with an original aggregate principal balance totaling $8,514,000 that are held with affiliates of James M. Seneff, Jr., an officer and director of the Company, and Robert A. Bourne, a member of the Company’s board of directors. The mortgages bear interest at a weighted average of 8.96%, with interest payable monthly or quarterly. As of December 31, 2002 and 2001, the aggregate principal balance of the four mortgages, included in mortgages, notes and accrued interest on the balance sheet was $3,437,000 and $8,514,000, respectively. In connection therewith, the Company recorded $663,000, $574,000 and $578,000 as interest from unconsolidated affiliates and other mortgage receivables during the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has guaranteed bank loans to James M. Seneff, Jr., Gary M. Ralston and Dennis E. Tracy, each of which are officers and directors of the Company or its affiliates, totaling $3,746,000. These guarantees shall continue through the maturity date of the loans which is on the earlier of (i) the termination of the Company’s Credit Facility, or (ii) May 31, 2006. Each of the loans is a full recourse to the respective officer and is collateralized by the common shares of the Company that were purchased with the proceeds from the loans. As of December 31, 2002, the value of the common shares exceeds the liability of the bank loans.

18.	Segment Information:

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by accounting principles generally accepted in the United States of America, the Company has identified two primary sources of revenue: (i) rental and earned income from the triple net leases and (ii) interest income from affiliates and fee income from development, property management and asset management services.

The following represents the revenues, expenses and asset allocation for the two segments and the Company’s consolidated totals at December 31, 2002, 2001 and 2000, and for the years then ended:

	Rental and earned income	Interest and fee income	Corporate	Consolidated

2002
Revenues	$87,213	$6,614	$-	$93,827
General operating and administrative expenses	6,260	1,693	1,522	9,475
Real estate expenses	1,481	-	-	1,481
Interest expense	26,720	-	-	26,720
Depreciation and amortization	11,399	17	9	11,425
Provisions for loss on impairment of real estate	1,882	-	-	1,882
Equity in earnings of unconsolidated affiliates	158	3,058	-	3,216

Earnings (loss) from continuing operations	39,629	7,962	(1,531)	46,060
Earnings from discontinued operations	1,998	-	-	1,998

Net earnings	$41,627	$7,962	$(1,531)	$48,058

Assets	$881,934	$72,114	$60	$954,108

Additions to long-lived assets:
Real estate	$43,360	$-	$-	$43,360

Other	$80	$23	$9	$112

66	thirteen consecutive years of increased dividends

	Rental and earned income	Interest and fee income	Corporate	Consolidated

2001
Revenues	$69,401	$8,472	$-	$77,873
General operating and administrative expenses	4,659	993	1,244	6,896
Real estate expenses	718	-	-	718
Interest expense	24,874	78	-	24,952
Depreciation and amortization	8,763	92	9	8,864
Expenses incurred in acquiring advisor from related party	-	-	12,582	12,582
Equity in earnings of unconsolidated affiliates	278	(1,753)	-	(1,475)
Gain on disposition of real estate	4,648	-	-	4,648

Earnings (loss) from continuing operations	35,313	5,556	(13,835)	27,034
Earnings from discontinued operations	1,929	-	-	1,929

Net earnings	$37,242	$5,556	$(13,835)	$28,963

Assets	$878,410	$128,133	$85	$1,006,628

Additions to long-lived assets:
Real estate	$19,836	$-	$-	$19,836

Other	$100	$17	$12	$129

	Rental and earned income	Interest and fee income	Corporate	Consolidated

2000
Revenues	$73,344	$4,856	$-	$78,200
General operating and administrative expenses	2,961	823	1,065	4,849
Real estate expenses	399	-	-	399
Interest expense	26,528	-	-	26,528
Depreciation and amortization	8,703	134	5	8,842
Expenses incurred in acquiring advisor from related party	-	-	1,521	1,521
Equity in earnings of unconsolidated affiliates	455	(4,435)	-	(3,980)
Gain on disposition of real estate	4,091	-	-	4,091

Earnings (loss) from continuing operations	39,299	(536)	(2,591)	36,172
Earnings from discontinued operations	2,446	-	-	2,446
Cumulative effect of change in accounting principle	(367)	-	-	(367)

Net earnings	$41,378	$(536)	$(2,591)	$38,251

Assets	$684,049	$77,495	$67	$761,611

Additions to long-lived assets:
Real estate	$3,999	$-	$-	$3,999

Other	$667	$220	$52	$939

19.	Major Tenants:

For the years ended December 31, 2002, 2001 and 2000, the Company recorded rental and earned income from one of the Company’s lessees, Eckerd Corporation, of $10,558,000, $8,790,000 and $8,674,000, respectively. The rental and earned income from Eckerd Corporation represents more than 10 percent of the Company’s rental and earned income for each of the respective years.

20.	Commitments and Contingencies:

During the year ended December 31, 1999, the Company entered into a purchase and sale agreement whereby the Company acquired 10 land parcels leased to major retailers and has agreed to acquire the buildings on each of the respective land parcels at the expiration of the initial term of the ground lease for an aggregate amount of approximately $23,421,000. The initial term of each of the 10 respective ground leases expires between February 2003 and April 2004. The seller of the buildings holds a security interest in each of the land parcels which secures the Company’s obligation to purchase the buildings under the purchase and sale agreement.

As of December 31, 2002, the Company owned one land parcel subject to a lease agreement with a tenant whereby the Company has agreed to construct a building on the land parcel for aggregate construction costs of approximately $2,388,000, of which $293,000 of costs had been incurred at December 31, 2002. Pursuant to the lease agreement, rent is to commence on the respective property upon completion of construction of the building.

The Company is a defendant in a lawsuit filed on December 10, 1998 in the United States District Court for the District of Puerto Rico. The plaintiff, Ysiem Corporation, is alleging that the Company is in breach of a ground lease agreement with the plaintiff regarding a land parcel owned by the plaintiff and is seeking damages of $7,500,000 and/or specific performance of the execution of the ground lease. On January 4, 2002, the District Court Judge granted the Company’s motion for summary judgment of dismissal of the action. The plaintiff subsequently appealed the summary judgment to the U.S. First Circuit Court of Appeals. Both parties have filed briefs with the Court of Appeals and oral arguments have been heard by the Court of Appeals. The Company believes, in the unlikely event that (i) the Court of Appeals overturns the summary judgment in favor of the Company and (ii) the Company is subsequently held liable after a trial on the merits of the action, the resulting judgment would not materially affect the Company’s operations or financial condition.

Beginning July 9, 2001, following the public announcement of the Company’s proposed merger with Captec, various Captec stockholders filed three lawsuits against Captec and its directors in the Chancery Court of the State of Delaware for New Castle County and an additional lawsuit in the United States District Court for the Eastern District of Michigan (the “Michigan Lawsuit”) alleging breaches of fiduciary duty in connection with the merger and in connection with the sale of certain assets of Captec to CRC Asset Acquisition LLC, a Michigan limited liability company controlled by a Captec officer. The Michigan Lawsuit also named the Company, but the Company has since been dismissed as a party to that lawsuit. On October 11, 2001, the Chancery Court of the State of Delaware for New Castle County issued an order consolidating the three Delaware Lawsuits into one action, IN RE CAPTEC NET LEASE REALTY, INC. STOCKHOLDERS LITIGATION, CONSOLIDATED C.A. NO. 19008-NC. The plaintiffs sought a declaration that the action is properly maintainable as a class action, equitable relief that would enjoin the proposed merger and unspecified damages. The plaintiffs also

68	thirteen consecutive years of increased dividends

sought a preliminary injunction barring the Company’s proposed acquisition of Captec. Captec and the other defendants entered into a Memorandum of Understanding with the plaintiffs pursuant to which the parties agreed to withdraw their preliminary injunction request, to negotiate and execute a Stipulation of Settlement and to submit the Stipulation of Settlement to the court for approval. In addition, Captec agreed to make additional disclosures to its stockholders concerning the proposed merger and to pay plaintiffs’ attorneys’ fees in an amount to be determined by the court but not to exceed $350,000. On July 26, 2002 the court approved a Stipulation of Settlement negotiated and executed by the parties and awarded the plaintiffs attorney’s fees in the amount of $350,000.

On January 24, 2002, beneficial owners of shares of Captec stock held of record by Cede & Co., who alleged that they did not vote for the merger (and who alleged that they caused a written demand for appraisal of their Captec shares to be served on Captec), filed in the Chancery Court of the State of Delaware in and for New Castle County a Petition for Appraisal of Stock, PHILLIP GOLDSTEIN, JUDY KAUFFMAN GOLDSTEIN AND CEDE & CO. V. COMMERCIAL NET LEASE REALTY, INC., C.A. NO. 19368NC (“Appraisal Action”). The Appraisal Action alleged that 1,037,946 shares of Captec dissented from the merger and sought to require the Company to pay to all Captec stockholders who demanded appraisal of their shares the fair value of those shares, with interest from the date of the merger. The Appraisal Action also sought to require the Company to pay all costs of the proceeding, including fees and expenses for plaintiff’s attorneys and experts. As a result of this action, the plaintiffs were not entitled to receive the Company’s common and preferred shares as offered in the original merger consideration. Accordingly, the Company reduced the number of common and preferred shares issued and outstanding by 474,037 and 217,950, respectively, which represents the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. The Company entered into a settlement agreement dated as of February 7, 2003, with the beneficial owners of the alleged 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000. On February 13, 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

On January 4, 2002, Calapasas Investment Partnership No. 1 Limited Partnership (“Calapasas”), a Captec stockholder, filed a class action complaint against Captec, certain former Captec directors, and the Company (as successor in interest to Captec) in the United States District Court for the Northern District of California, CALAPASAS INVESTMENT PARTNERSHIP NO. 1 LIMITED PARTNERSHIP v. CAPTEC NET LEASE REALTY, INC, a Delaware Corporation; COMMERCIAL NET LEASE REALTY, INC. (as successor in interest to CAPTEC); PATRICK L. BEACH; W. ROSS MARTIN; H. REID SHERARD; RICHARD J.PETERS; LEE C. HOWLEY; and WILLIAM H. KRUL III, Case No. C 02 00071 PJH. In its complaint Calapasas alleged that Captec and certain of its directors violated provisions of the Securities and Exchange Act of 1934 by misrepresenting the value of certain Captec assets on certain of its financial statements in 2000 and 2001 (the “Calapasas Action”). The Calapasas Action asserts that it is brought on behalf of a class consisting of all persons and entities (except insiders) that purchased Captec common stock between August 9, 2000 and prior to July 2, 2001. The Calapasas Action seeks to be certified as a class action and seeks compensatory and punitive damages for the plaintiff and other members of the class, as well as costs and expenses, including fees for plaintiff’s attorneys, accountants and experts. The Calapasas Action could result in damage awards against Captec and/or its directors, damages for which the Company, as successor in interest to Captec, could be responsible. On October 4, 2002 the Calapasas Action was dismissed by the Court with leave to amend. A Second Amended Complaint was filed by Calapasas Investment Partnership No. 1 Limited Partnership on November 8, 2002, which, among other things, reduced the alleged plaintiff class to those persons and entities (except insiders) who purchased common stock of Captec between March 30, 2001 and July 2, 2001. A Motion to Dismiss the Second Amended Complaint was filed by the defendants on or about December 18, 2002. At this early stage in the Calapasas Action management is not in a position to assess the likelihood, or amount, of any potential damage award to the plaintiff class.

In the ordinary course of its business, the Company is a party to various other legal actions which management believes is routine in nature and incidental to the operation of the business of the Company. Management believes that the outcome of the proceedings will not have a material adverse effect upon its operations or financial condition.

21.	Subsequent Events:

In January 2003, the Company terminated an $11,000,000 secured revolving line of credit and security agreement with a wholly-owned subsidiary of Services. In addition, the Company modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services to increase the borrowing capacity from $5,000,000 to $15,000,000. As of February 28, 2003, the Subsidiary Agreements provide for an aggregate borrowing capacity of $85,000,000.

70	thirteen consecutive years of increased dividends

CONSOLIDATED QUARTERLY FINANCIAL DATA (dollars in thousands, except per share data)

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Rent and other revenue	$24,376	$24,040	$24,672	$24,422	$97,510
Depreciation and amortization expense	2,941	2,908	2,953	2,940	11,742
Interest expense	6,567	6,406	6,860	6,887	26,720
Provision for loss on impairment of real estate	-	-	3,285	-	3,285
Other expenses	2,850	3,120	2,437	2,774	11,181
Earnings from discontinued operations	499	1,688	(1,634)	1,445	1,998
Net earnings	12,749	13,512	8,575	13,222	48,058
Net earnings per share(2):
Basic	0.29	0.31	0.19	0.30	1.09
Diluted	0.29	0.31	0.19	0.30	1.09

2001

Rent and other revenue	$20,877	$20,104	$19,191	$20,354	$80,526
Depreciation and amortization expense	2,208	2,206	2,462	2,335	9,211
Interest expense	6,294	6,052	6,106	6,500	24,952
Advisor acquisition expense	334	357	1,462	10,429	12,582
Other expenses	1,967	1,825	1,779	2,420	7,991
Earnings from discontinued operations	557	1,033	337	2	1,929
Net earnings	11,594	10,385	7,473	(489)	28,963
Net earnings per share(2):
Basic	0.38	0.34	0.24	(0.01)	0.92
Diluted	0.38	0.34	0.24	(0.01)	0.91

(1)

The consolidated quarterly financial data includes revenues and expenses from the Company’s continuing and discontinued operations. The Financial Accounting Standard Board (“FASB”) issued Financial Accounting Standards (“FAS”) Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2002 have been reclassified to earnings from discontinued operations.

(2)	Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange (“NYSE”) under the symbol “NNN.” For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

High	$13.9900	$16.0000	$16.4000	$16.3500	$16.4000
Low	13.0100	13.9000	12.6000	15.0100	12.6000
Close	13.9600	16.0000	16.1200	15.3300	15.3300

Dividends paid per share	0.3150	0.3150	0.3200	0.3200	1.2700

2001

High	$11.8125	$14.2500	$14.1500	$13.6800	$14.2500
Low	10.1250	11.5000	11.2500	12.7500	10.1250
Close	11.8000	14.2500	13.2500	13.0000	13.0000

Dividends paid per share	0.3150	0.3150	0.3150	0.3150	1.2600

For federal income tax purposes, 0.88% and 2.63% of dividends paid in 2002 and 2001, respectively, was considered capital gain (representing 0.47% and 0% of capital gain – 20%, respectively, and 0.41% and 2.63%, respectively, of unrecaptured Section 1250 gain) and 6.71% of the 2002 dividend was treated as a non-taxable return of capital.

The Company intends to pay regular quarterly dividends to its stockholders. Future distributions will be declared and paid at the discretion of the board of directors and will depend upon cash generated by operating activities, the Company’s financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 as amended, and such other factors as the board of directors deems relevant.

On February 28, 2003, there were 1,255 and 48 shareholders of record of common stock and preferred stock, respectively.

72	thirteen consecutive years of increased dividends