Form 10-K, Exhibit 13
period 2003-12-31
COMMERCIAL NET LEASE REALTY INC
filed 2004-03-12
CIK 751364

HISTORICAL FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data.

	2003	2002	2001	2000	1999

Gross revenues(1)	$104,656	$97,510	$80,526	$80,891	$76,543
Earnings from continuing operations before cumulative effect of change in accounting principle	51,309	43,078	25,730	35,167	31,941
Net earnings	53,473	48,058	28,963	38,251	35,311
Total assets	1,208,310	954,108	1,006,628	761,611	749,789
Total long-term debt	465,138	384,589	435,333	360,381	350,971
Total equity	730,754	549,141	564,640	393,901	391,362
Cash dividends paid to:
Common stockholders	55,473	51,178	38,637	37,760	37,495
Series A Preferred stockholders	4,008	4,010	-	-	-
Series B Preferred stockholders	502	-	-	-	-
Weighted average common shares:
Basic	43,108,213	40,383,405	31,539,857	30,387,371	30,331,327
Diluted	43,896,800	40,588,957	31,717,043	30,407,507	30,408,219
Per share information:
Earnings from continuing operations before cumulative effect of change in accounting principle:
Basic	1.090	0.970	0.820	1.160	1.050
Diluted	1.080	0.970	0.810	1.160	1.050
Net earnings:
Basic	1.140	1.090	0.920	1.260	1.160
Diluted	1.130	1.090	0.910	1.260	1.160
Dividends paid to:
Common stockholders	1.280	1.270	1.260	1.245	1.240
Series A Preferred Stock stockholders	2.250	2.250	-	-	-
Series B Preferred Stock stockholders	50.250	-	-	-	-

Other data:
Cash flows provided by (used in):
Operating activities	54,319	58,705	37,727	50,198	47,876
Investing activities	(257,699)	39,983	(24,141)	(22,372)	(64,436)
Financing activities	206,007	(103,925)	(8,802)	(28,965)	18,447
Funds from operations - diluted(2)	64,162	57,881	44,616	43,949	46,044

(1)

Gross revenues include revenues from the Company's continuing and discontinued operations. The Financial Accounting Standard Board ("FASB") issued Statement Financial Accounting Standards ("SFAS") Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2003 and 2002 have been reclassified to earnings from discontinued operations.

8	Strategic Real Estate

(2)

Funds From Operations, commonly referred to as FFO, is a non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company defines FFO as net earnings excluding depreciation, gains and losses on the disposition of real estate and extraordinary items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The following table reconciles FFO to their most directly comparable GAAP measure, net earnings available to common stockholders for the years ended December 31:

	2003	2002	2001	2000	1999

Reconciliation of funds from operations:
Net earnings available to common stockholders - diluted	$49,465	$44,048	$28,963	$38,251	$35,311
Real estate depreciation and amortization:
Continuing operations	11,770	9,729	7,182	7,459	7,150
Discontinued operations	102	600	474	379	419
Partnership real estate depreciation	699	479	63	63	64
Expenses incurred in acquisition of advisor	-	-	12,582	1,521	9,824
Loss (gain) on disposition and impairment of real estate:
Continuing operations	-	2,256	(4,648)	(4,091)	(6,724)
Discontinued operations	(287)	769	-	-	-
Dissenting shareholders’ settlement	2,413	-	-	-	-
Cumulative effect of change in accounting principle	-	-	-	367	-

Funds from operations - diluted	$64,162	$57,881	$44,616	$43,949	$46,044

Shareholder Value	9

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
& RESULTS OF OPERATIONS

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as “believe,” “expect” and “may.” Although the management of Commercial Net Lease Realty, Inc. and its wholly-owned subsidiaries (collectively, the “Company”) believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include the following: the ability of the Company to qualify as a real estate investment trust for federal income tax purposes; the ability of tenants to make payments under their respective leases and the ability of the Company to re-lease properties that are currently vacant or that become vacant; the ability of the Company to locate suitable tenants for its properties; changes in real estate market conditions; changes in general economic conditions; the ability of the Company to repay debt financing obligations; the ability of the Company to refinance amounts outstanding under its credit facilities at maturity on terms favorable to the Company; continued availability of proceeds from the Company’s debt or equity capital; the availability of other debt and equity financing alternatives; market conditions affecting the Company’s equity capital; changes in interest rates under the Company’s current credit facilities and under any additional variable rate debt arrangements that the Company may enter into in the future; the ability of the Company to be in compliance with certain debt covenants; the inherent risks associated with owning real estate (including: local real estate market conditions, governing laws and regulations and illiquidity of real estate investments); the ability of the Company to integrate office and industrial properties into existing operations that historically have been primarily focused on retail properties; the loss of any member of the Company’s management team; as of February 2004, James M. Seneff, Jr. no longer serves as chief executive officer of the Company, but continues to serve as chairman of the board of directors; the ability of the Company to successfully implement its selective acquisition strategy or fully realize the anticipated benefits of renovation or development projects; the ability of the Company to integrate acquired properties and operations into existing operations; the recent changes in tax legislation provide favorable treatment for dividends for regular companies, but not generally dividends from real estate investment trusts. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations.

Overview

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated, self-administered real estate investment trust (“REIT”) formed in 1984 that acquires, owns, invests in, manages and indirectly, through investment interests, develops primarily single-tenant retail, office and industrial properties that are generally leased to established tenants under long-term commercial net leases. As of December 31, 2003, the Company owned 339 properties (the “Properties”) that are leased to established tenants, including Academy, Barnes & Noble, Bennigan’s, Best Buy, Borders, Eckerd, Jared Jewelers, OfficeMax, The Sports Authority and the United States of America. Approximately 97 percent of the gross leasable area of the Company’s portfolio of Properties was leased at December 31, 2003.

The Company’s management team focuses on certain key indicators to evaluate the financial condition and operating performance of the Company. These key indicators include such items as: the structure of the Company’s portfolio of Properties (such as tenant, geographic and industry classification diversification); the occupancy rate of the Company’s portfolio of Properties; certain financial ratios; and industry trends and performance compared to that of the Company.

14	Strategic Real Estate

Liquidity

General.   Historically, the Company’s demand for funds has been primarily for (i) payment of operating expenses and dividends, (ii) property acquisitions, capital expenditures and development, either directly or through investment interests, (iii) payment of principal and interest on its outstanding indebtedness and (iv) other investments.

Contractual Obligations and Commercial Commitments.  The information in the following table summarizes the Company’s contractual obligations and commercial commitments outstanding as of December 31, 2003. The table presents principal cash flows by year-end of the expected maturity for debt obligations and commercial commitments outstanding as of December 31, 2003. As the table incorporates only those exposures that exist as of December 31, 2003, it does not consider those exposures or positions which arise after that date.

	Expected Maturity Date (dollars in thousands)

	Total	2004	2005	2006	2007	2008	Thereafter

Long-term debt (1)	$465,380	$123,158	$3,415	$50,731	$1,281	$100,956	$185,839
Operating lease	14,226	1,131	1,165	1,200	1,236	1,273	8,221

Total contractual cash obligations(2)	$479,606	$124,289	$4,580	$51,931	$2,517	$102,229	$194,060

(1) Includes amounts outstanding under the revolving credit facility, mortgages and notes payable and excludes unamortized note discounts and unamortized interest rate hedge gain.

(2)     As of December 31, 2003, the Company does not have any other contractual cash obligations, such as purchase obligations, capital lease obligations or other long-term liabilities other than those reflected in the table.

Management anticipates satisfying these obligations with a combination of the Company’s current capital resources, cash on hand, its revolving credit facility and debt or equity financings.

In addition to the contractual obligations outlined in the table above, the Company has agreed to fund $26,544,000 for building, tenant improvements and other costs related to the lease, of which $11,438,000 had been funded as of December 31, 2003, in connection with its acquisition of two office buildings and a related parking garage located in Arlington, Virginia (the Washington, D.C. metropolitan area) in August 2003. These costs will be capitalized to building and improvements upon completion which is anticipated to be substantially complete by December 31, 2004. The Company anticipates funding the additional costs from borrowings under the Company’s revolving credit facility. For a description of the acquisition, see “Results of Operations – Property Analysis” below.

The Company has also guaranteed 41.67 percent of a $15,500,000 promissory note on behalf of an unconsolidated affiliate. The maximum obligation to the Company is $6,458,000 plus interest and the guarantee shall continue through the loan maturity in November 2004 (see “Capital Resources – Investments in Unconsolidated Affiliates”.) In the event the Company is required to perform under this guarantee, the Company would potentially use proceeds from its revolving credit facility.

Many of the Properties in the Company’s portfolio are recently constructed and are generally net leased, therefore management anticipates that capital demands to meet obligations with respect to these Properties will be modest for the foreseeable future and can be met with funds from operations and working capital. The Company’s leases

Shareholder Value	15

typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company’s leases generally provide that the tenant is responsible for roof and structural repairs. Certain of the Company’s Properties, including the two office buildings acquired during 2003, are subject to leases under which the Company retains responsibility for certain costs and expenses associated with the Property (see “Results of Operations - Property Analysis”). Management anticipates the costs associated with the Company’s vacant Properties or those Properties that become vacant will also be met with funds from operations and working capital. The Company may be required to use bank borrowings or other sources of capital in the event of unforeseen significant capital expenditures.

The lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with the Company could have a material adverse effect on the liquidity and results of operations of the Company if the Company is unable to re-lease the Properties at comparable rental rates and in a timely manner. As of February 2004, the Company owns 10 vacant, unleased Properties, which accounts for three percent of the total gross leasable area of the Company’s portfolio. Additionally, two percent of the total gross leasable area of the Company’s portfolio is leased to three tenants, which have each filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, each of the tenants has the right to reject or affirm its leases with the Company.

Dividends.   The Company had made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income tax on income that it distributes to its stockholders, providing it distributes at least 90 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company’s income. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 2003, 2002 and 2001, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

One of the Company’s primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2003, 2002 and 2001, the Company declared and paid dividends to its common stockholders of $55,473,000, $51,178,000 and $38,637,000, respectively, or $1.28, $1.27 and $1.26 per share, respectively.

16	Strategic Real Estate

The following presents the characterizations for tax purposes of such common stock dividends for the years ended December 31:

	2003	2002	2001

Ordinary income	75.71%	92.41%	97.37%
Capital gain	-	0.47%	-
Qualified 5-year Gain	0.37%	-	-
Unrecaptured Section 125 gain	2.88%	0.41%	2.63%
Return of capital	21.04%	6.71%	-

	100.00%	100.00%	100.00%

In February 2004, the Company paid dividends to its common stockholders of $16,001,000, or $0.32 per share of stock.

Holders of the 9% Non-Voting Series A Preferred Stock (the “Series A Preferred Stock”) are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). For the years ended December 31, 2003 and 2002, the Company declared and paid dividends to its Series A Preferred Stock stockholders of $4,008,000 and $4,010,000, respectively, or $2.25 per share of stock. The Series A Preferred Stock dividends paid during the years ended December 31, 2003 and 2002 were characterized as ordinary income for tax purposes.

In February 2004, the Company declared dividends of $1,002,000 or $0.5625 per share of Series A Preferred Stock, payable in March 2004.

Holders of the 6.70% Non-Voting Series B Preferred Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). For the year ended December 31, 2003, the Company declared and paid dividends to its Series B Preferred Stock stockholders of $502,000 or $50.25 per share of stock. The Series B Preferred Stock dividends paid during the year ended December 31, 2003 were characterized as ordinary income for tax purposes.

In February 2004, the Company declared dividends of $419,000 or $41.875 per share of Series B Preferred Stock, payable in March 2004.

Property Environmental Considerations.  The Company may acquire a property whose environmental site assessment indicates that a contamination or potential contamination exists, subject to a determination of the level of risk and potential cost of remediation. Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company’s policy, as a part of its acquisition due diligence process, generally to obtain a Phase I environmental site assessment for each property and, where warranted, a Phase II environmental site assessment. In such cases that the Company intends to acquire real estate where contamination or potential contamination exists, the Company requires the seller and/or tenant to (i) remediate the problem prior to the Company’s acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. Phase

Shareholder Value	17

I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company has 18 Properties currently under some level of environmental remediation. The seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these Properties.

Capital Resources

Generally, cash needs for property acquisitions, capital expenditures and development and other investments have been funded by equity and debt offerings, bank borrowings, the sale of properties and, to a lesser extent, from internally generated funds. Cash needs for other items have been met from operations. Potential future sources of capital include proceeds from the public or private offering of the Company’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 2003, 2002 and 2001, the Company generated $54,319,000, $58,705,000 and $37,727,000, respectively, of net cash from operating activities. The change in cash provided by operations for the years ended December 31, 2003, 2002 and 2001, is primarily the result of changes in revenues and expenses as discussed in “Results of Operations.” Cash generated from operations could be expected to fluctuate in the future.

Indebtedness.   The Company expects to use indebtedness primarily to invest in the acquisition and development of single-tenant retail, office and industrial properties, either directly or through investment interests. In May 2003, the Company entered into an amended and restated loan agreement for a $225,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing loan agreement by (i) increasing the borrowing capacity to $225,000,000 from $200,000,000, (ii) lowering the interest rates of the tiered rate structure from a maximum of 150 points above LIBOR to a maximum rate of 135 basis points above LIBOR (based upon the debt rating of the Company, the current interest rate is 100 basis points above LIBOR), (iii) requiring the Company to pay a commitment fee based on a tiered rate structure to a maximum of 30 basis points per annum (based upon the debt rating of the Company), (iv) providing for a competitive bid option for up to 50 percent of the facility amount, (v) extending the expiration date to May 9, 2006 and (vi) amending certain of the financial covenants of the Company. The principal balance is due in full upon expiration of the Credit Facility on May 9, 2006, which the Company may request to be extended for an additional 12-month period with the consent of the lender. As of December 31, 2003, $27,800,000 was outstanding and approximately $197,200,000 was available for future borrowings under the Credit Facility.

In accordance with the terms of the Credit Facility, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain certain (i) maximum leverage ratios, (ii) debt service coverage and (iii) cash flow coverage. At December 31, 2003, the Company was in compliance with those covenants. In the event that the Company violates any of the certain restrictive financial covenants, its access to the debt or equity markets may become impaired.

In November 2003, the Company entered into a long-term, fixed rate interest-only loan for $95,000,000. The loan bears interest at a rate of 5.42% per annum with monthly interest payments of $435,000 and the principal balance due in November 2013. Proceeds from the loan were used to pay down outstanding indebtedness of the Company’s Credit Facility. The loan is secured by a first mortgage lien on the two office buildings and related parking garage in the Washington, D.C. metropolitan area acquired in August 2003. As of December 31, 2003, the outstanding principal balance was $95,000,000 and the aggregate carrying value of these properties totaled $153,399,000.

18	Strategic Real Estate

In January 1996, the Company entered into a long-term, fixed rate loan for $39,450,000. The loan bears interest at a rate of 7.435% per annum and provides for a ten-year term with monthly principal and interest payments of $330,000 and the balance due in February 2006. The loan is secured by a first mortgage lien on certain of the Company’s Properties. As of December 31, 2003, the outstanding principal balance was $26,118,000 and the aggregate carrying value of these Properties totaled $61,857,000.

In June 2002, the Company entered into a long-term, fixed rate loan for $21,000,000. The loan bears interest at a rate of 6.9% per annum and provides for a 10-year term, with monthly principal and interest payments of $138,000 and the balance due in July 2012. Proceeds from the loan were used to pay down outstanding indebtedness of the Company’s Credit Facility. The loan is secured by a first mortgage lien on five of the Company’s Properties. As of December 31, 2003, the outstanding principal balance was $20,721,000 and the aggregate carrying value of these Properties totaled $27,543,000.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec Net Lease Realty, Inc. (“Captec”) and for the repayment of indebtedness and related expenses in connection therewith (see “Results of Operations – Merger Transactions”). During 2002, the Company used the proceeds from its $50,000,000 note offering to pay down the Term Note. As of December 31, 2003, the Term Note had an outstanding principal balance of $20,000,000 and bears interest at a rate of 175 basis points above LIBOR or 2.9% per annum at December 31, 2003. The Company has the option to extend the maturity date of the Term Note for two additional 12-month periods.

The Company has acquired four properties subject to mortgages securing loans in the aggregate original principal balance of $7,214,000 (collectively the “Mortgages”) with the maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% per annum and have a weighted average remaining maturity of 3.3 years, with an aggregate monthly payment of principal and interest of $83,000. In addition to the Mortgages, the company has letters of credit that also secure three of the loans, which collectively total $4,794,000. As of December 31, 2003, the outstanding principal balances secured by the Mortgages totaled $4,244,000, and the aggregate carrying value of these Properties and letters of credit totaled $16,556,000.

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

Debt and Equity Securities.   The Company has used, and expects to use in the future, issuances of debt and equity securities primarily to pay down its outstanding indebtedness and to finance property acquisitions. The Company has maintained investment grade debt ratings from Standard and Poor’s, Moody’s Investor Service and Fitch IBCA on its senior, unsecured debt since 1998. In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration and issued $100,000,000 of 7.125% notes due March 2008 (the “2008 Notes”) to pay down outstanding indebtedness of the Company’s Credit Facility. The 2008 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semi-annually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance

Shareholder Value	19

costs totaling $1,208,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses.

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due June 2004 (the “2004 Notes”) to pay down outstanding indebtedness of the Company’s Credit Facility. The 2004 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. In connection with the debt offering, the Company incurred debt issuance costs totaling $970,000, consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2004 Notes using the effective interest method. In February 2004, the Company entered into a forward starting interest rate swap agreement with a notional amount of $94,000,000 and a swap rate of 4.606% per annum.

n September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due September 2010 (the “2010 Notes”) to pay down outstanding indebtedness of the Company’s Credit Facility. The 2010 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinate to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001 (effective interest rate of 8.595%). The discount of $126,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $233,000 consisting primarily of underwriter discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the 2010 Notes using the effective interest method.

In June 2002, the Company filed a prospectus supplement to its $200,000,000 shelf registration statement and issued $50,000,000 of 7.75% notes due June 2012 (the “2012 Notes”). The 2012 Notes are senior, unsecured obligations of the Company, redeemable at the option of the Company, and are subordinated to all secured indebtedness of the Company. The 2012 Notes were sold at a discount for an aggregate purchase price of $49,713,000 with interest payable semi-annually commencing on December 1, 2002 (effective interest rate of 7.833%). The discount of $287,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company incurred debt issuance costs totaling $507,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees. Debt issuance costs have been deferred and are being amortized over the term of the 2012 Notes using the effective interest method. The net proceeds from the debt offering were used to pay down the Company’s Term Note.

In accordance with the terms of the indenture, pursuant to which the Company’s notes have been issued, the Company is required to meet certain restrictive financial covenants, which, among other things, require the

20	Strategic Real Estate

Company to maintain (i) certain leverage ratios and (ii) certain interest coverage. At December 31, 2003, the Company was in compliance with those covenants. In the event that the Company violates any of the certain restrictive financial covenants, its access to the debt or equity markets may become impaired.

In November 2001, the Company issued 4,000,000 shares of common stock and received gross proceeds of $53,360,000. In addition, in December 2001, the Company issued an additional 525,000 shares of common stock in connection with the underwriters’ over-allotment option and received gross proceeds of $7,004,000. In connection with these offerings, the Company incurred stock issuance costs totaling $3,272,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offerings were generally used to pay down the outstanding indebtedness of the Company’s Credit Facility.

In December 2001, the Company issued 4,349,918 shares of common stock and 1,999,974 shares of Series A Preferred Stock in connection with the acquisition of Captec (see “Results of Operations – Merger Transactions”). Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Series A Preferred Stock rank senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series A Preferred Stock on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

In 2002, as a result of the appraisal action arising out of the Captec merger (see “Results of Operations – Merger Transactions”), the Company reduced the number of common and Series A Preferred Stock shares issued and outstanding by 474,037 and 217,950, respectively. In 2003, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 823 and 379, respectively. The reduction in shares represent the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. In 2003, the Company used proceeds from its Credit Facility to fund the settlement of the appraisal action.

In May 2003, the Company filed a shelf registration statement with the Securities and Exchange Commission, which permits the issuance by the Company of up to $600,000,000 in debt and equity securities (which includes approximately $89,637,000 of unissued debt and equity securities under the Company’s previous $200,000,000 shelf registration statement).

In July 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 5,600,000 shares of common stock and received gross proceeds of $100,800,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $5,374,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offering were used to fund a portion of the acquisition of the two office buildings and a related parking garage in the Washington, D.C. metropolitan area (see “Results of Operations - Property Analysis”).

In August 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 10,000 shares of Series B Preferred Stock and received gross proceeds of $25,000,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $687,000, consisting primarily

Shareholder Value	21

of placement fees and legal and accounting fees. The Series B Preferred Stock is convertible at the option of the holder into 1,293,996 shares of the Company’s common stock on and after the first anniversary from the date on which the shares were issued. Holders of the Series B Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series B Preferred Stock on or after August 13, 2008, in whole or from time to time in part, for cash, at a redemption price of $2,500.00 per share, plus all accumulated and unpaid distributions. Net proceeds from the offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In December 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 3,250,000 shares of common stock and received gross proceeds of $56,517,000. In addition, the Company issued an additional 487,500 shares of common stock in connection with the underwriters’ over-allotment option and received gross proceeds of $8,478,000. In connection with these offerings, the Company incurred stock issuance costs totaling approximately $671,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from these offerings were used to pay down outstanding indebtedness of the Company’s Credit Facility.

Compensation Plan Equity Issuances.    The Company believes that equity-based or equity-related compensation is an important element of overall compensation for the Company. Such compensation advances the interest of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by directors, officers and other key associates, thereby aligning their interests with stockholders and providing them with a substantial motivation to enhance stockholder value. In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increase the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company has issued and outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

22	Strategic Real Estate

Pursuant to the 2000 Plan, the Company has granted and issued shares of restricted stock to certain officers and directors of the Company. The following information is a summary of the various issuances of restricted stock:

	Shares	Annual Vesting Rate	Number of Years for Vesting	Shares are 100% Vested on:(1)

Officers:
July 2001	234,000	15% - 30%	5	January 1, 2006
June 2002	58,000	15% - 30%	5	January 1, 2007
March 2003	40,407	25%	4	January 1, 2007
March 2003	30,000	15% - 30%	5	January 1, 2008

Total	362,407

Directors:
July 2001	5,000	50%	2	January 1, 2003
June 2002	6,000	50%	2	January 1, 2004
June 2003	6,000	50%	2	January 1, 2005

Total	17,000

(1) The restricted stock shares automatically vests upon a change in the control of the Company.

Investments in Unconsolidated Affiliates.   In May 1999, the Company transferred its build-to-suit development operation to a 95 percent owned, taxable unconsolidated subsidiary, Commercial Net Lease Realty Services, Inc. (“Services”), whose officers and directors consist of certain officers and directors of the Company. The Company contributed $5,700,000 of real estate and other assets to Services in exchange for shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional $20,042,000 of real estate. As a result of its additional contribution, effective January 1, 2002 the Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. Gary M. Ralston, James M. Seneff, Jr. and Kevin B. Habicht, each of which are officers and directors of the Company, own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. The Company accounts for its interest in Services under the equity method of accounting.

In May 2003, the Company modified its existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services to decrease the borrowing capacity from $85,000,000 to $35,000,000. The credit facility is secured by a first mortgage on Services’ properties and bears interest at prime rate plus 0.25% per annum and expires on May 9, 2006. The outstanding principal balance of the mortgage at December 31, 2003 was $12,588,000 and bore interest at a rate of 4.25% per annum. In January 2003, the Company terminated an $11,000,000 secured revolving line of credit and security agreement with a wholly-owned subsidiary of Services. In May 2003, the Company modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services to increase the borrowing capacity from $15,000,000 to $45,000,000. All secured revolving lines of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $115,000,000, each bears interest at prime rate plus 0.25% per annum and expires May 9, 2006 and is secured by a pledge of the real

Shareholder Value	23

estate and/or the other assets owned by the respective borrower. The aggregate outstanding principal balance of the Subsidiary Agreements at December 31, 2003 was $42,646,000 and bore interest at a rate of 4.25% per annum. The Security Agreement and the Subsidiary Agreements provide for an aggregate borrowing capacity of $150,000,000 to Services and its wholly-owned subsidiaries. As of December 31, 2003, the aggregate outstanding balance of the secured revolving lines of credit and security agreements with Services and its wholly-owned subsidiaries was $55,234,000, resulting in $94,766,000 available for future borrowings under the lines of credit.

In May 2001, Services and certain of its wholly-owned subsidiaries became direct borrowers under the Company’s Credit Facility. During 2003, the Company borrowed $193,670,000 under its Credit Facility to fund the amounts drawn against these revolving credit facilities. The Company received payments on the Security Agreement and Subsidiary Agreements totaling $192,236,000 during the year ended December 31, 2003, which the Company used to pay down outstanding indebtedness of the Company’s Credit Facility.

Absent additional investment by the Company, as of December 31, 2003, the maximum exposure to loss as a result of the Company’s involvement with Services would be approximately $75,280,000, including the investment, revolving lines of credit and other receivables. As of December 31, 2003, the carrying values of Services’ assets and liabilities were $80,945,000 and $60,496,000, respectively.

In September 1997, the Company entered into a partnership arrangement, Net Lease Institutional Realty, L.P. (the “Partnership”), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees (“CTA”). The Partnership owns and leases nine properties to eight tenants under long-term commercial net leases. Net income and losses of the Partnership are to be allocated to the partners in accordance with their respective percentage interest in the Partnership.

Under the terms of the Agreement, CTA had the right to convert its 80 percent limited Partnership interest into shares of the Company’s common stock. In October 2003, CTA exercised that right and based on the terms and calculation defined in the limited partnership agreement, the Company issued 953,551 shares of common stock to CTA in a private transaction in February 2004.

The Company has entered into five limited liability company (“LLC”) agreements between June 2001 and July 2003, with CNL Commercial Finance, Inc. (“CCF”), a related party. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed. The Company holds a non-voting and non-controlling interest in each of the LLCs ranging from 36.7 to 44.0 percent and accounts for its interests under the equity method of accounting. In 2003, in connection with a loan to CCF from an affiliate of James M. Seneff, Jr., an officer and director of the Company, the Company pledged a portion of its interest in two of the LLCs as partial collateral for the loan.

In May 2002, the Company purchased a combined 25 percent partnership interest for $750,000 in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”), which owns a 346,000 square foot office building and an interest in an adjacent parking garage. Affiliates of James M. Seneff, Jr., an officer and director of the Company, and Robert A. Bourne, a member of the Company’s board of directors, own the remaining partnership interests. Since November 1999, the Company has leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, the Company has severally guaranteed 41.67 percent of a $15,500,000 promissory note on behalf of Plaza. The maximum obligation of the Company is $6,458,000 plus interest. Interest accrues at a rate of LIBOR plus 200 basis point per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity in November 2004. Plaza intends to renew the promissory note in 2004.

24	Strategic Real Estate

Note Receivable.   In October 2003, the Company entered into a Mezzanine Loan Agreement (“Mezzanine Loan”) with BFSC Holdings, LLC, BFSC Holdings II, LLC, BFSC Holdings III, LLC, BFWV Holdings, LLC (collectively, the “Borrowers”) for $45,200,000. The Mezzanine Loan provided for an initial advance to the Borrowers at the time of closing of $43,433,000 and a second and final advance of $1,767,000 was funded in January 2004. The Mezzanine Loan bears interest at a rate of 13.5% per annum, of which 11% is payable monthly and the remaining 2.5% accrues and is due at maturity. The principal balance is due in full at maturity in November 2007. The Mezzanine Loan is secured by the Borrowers’ pledge of its membership interests in the certain subsidiaries which own real estate.

There are certain inherent risks associated with the Mezzanine Loan, which pose different investment risks than the Company’s investments in single-tenant net leased real property. The Mezzanine Loan is subordinated to senior loans secured by first mortgages. Subordinated positions are subject to special risk, including a greater risk of loss of principal and non-payment of interest, than more senior loans and tend to be more sensitive to changes in economic conditions than more senior loans. The Mezzanine Loan is not secured by a first mortgage on real estate, but rather by the Borrowers’ pledge of membership interests in certain subsidiaries of the borrowers that own the underlying real estate. In the event of a default on a senior loan, the Company may elect to make payments if the Company has the right and the additional funds to do so to prevent foreclosure on a senior loan. In the event of foreclosure of the senior loan and Mezzanine Loan, the Company will be entitled to share in foreclosure proceeds only after satisfaction of the amounts due to the senior lenders, which may result in the Company being unable to recover any amount of the investment, including any additional funds advanced prior to foreclosure.

Results of Operations

Critical Accounting Policies and Estimates

In response to the SEC’s Release Numbers 33-8040 “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” and 33-8056 “Commission Statement About Analysis of Financial Condition and Results of Operations,” the Company’s management has identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments on assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments. A summary of the Company’s accounting policies and procedures are included in Note 1 of the Company’s consolidated financial statements. Management believes the following critical accounting policies among others affect its more significant judgment of estimates used in the preparation of the Company’s consolidated financial statements.

Real Estate and Lease Accounting.  The Company generally leases its real estate pursuant to long-term, net leases, under which the tenants typically pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. The leases are accounted for using the operating or direct financing method as determined by accounting principles generally accepted in the United States of America. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful

Shareholder Value	25
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

Intangible Assets.   In connection with real estate acquisitions, value is assigned to tangible and other intangible assets. These other intangible assets are computed by valuing the property on an as if vacant basis and subtracting from the total acquisition cost the sum of the (i) as if vacant value, (ii) lease to market value and (iii) value assigned to tenant improvements and leasing costs. These other intangible assets are amortized over the estimated useful lives of the assets; the useful lives of these assets are shorter than the depreciable periods of the buildings. Deferred revenue or deferred assets recorded in connection with the acquired properties are amortized into rental revenue over the life of the leases. The value assigned to tenant improvements and leasing costs are depreciated or amortized over the life of the leases.

Reclassification.   Certain items in prior years’ financial statements and notes to consolidated financial statements have been reclassified to conform with the 2003 presentation. While the reclassification caused some items to vary from that disclosed in prior reports, these reclassifications had no effect on stockholders’ equity or net earnings.

Use of Estimates.   Additional critical accounting policies of the Company include management’s estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Additional critical accounting policies include management’s estimates of the useful lives used in calculating depreciation expense relating to the Company’s real estate assets, the recoverability of the carrying value of long-lived assets and the collectibility of receivables from tenants, including accrued rental income. Actual results could differ from those estimates.

26	Strategic Real Estate

Property Analysis

General.   As of December 31, 2003, the Company owned 339 Properties that are leased to established tenants, including Academy, Barnes & Noble, Bennigan’s, Best Buy, Borders, Eckerd, Jared Jewelers, OfficeMax, The Sports Authority and the United States of America. Approximately 97 percent of the gross leasable area of the Company’s portfolio of Properties was leased at December 31, 2003. The following table summarized the Company’s portfolio of Properties as of December 31:

	2003	2002	2001

Properties Owned:
Number	339	341	351
Total gross leasable area (square feet)	7,668,000	6,416,000	6,552,000

Properties Leased:
Number	328	321	320
Total gross leasable area (square feet)	7,430,000	6,053,000	5,808,000
Percent of total gross leasable area	97%	94%	89%
Weighted average remaining lease term(1) (years)	11	12	13

(1)	Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional five to 20 years.

The Company regularly evaluates its (i) portfolio of Properties, (ii) financial position, (iii) market opportunities and (iv) strategic objectives and, based on certain factors, may determine to acquire or dispose of a given property or portfolio of properties.

Property Acquisitions.   Property acquisitions are typically funded using funds from the Company’s Credit Facility, proceeds for debt or equity offerings and to a lesser extent, proceeds generated from like-kind exchange transactions.

The following table summarizes the property acquisitions during each of the years ended December 31:

	2003	2002	2001

Acquisitions:
Number of properties	23	9	137
Gross leasable area (square feet)	1,439,000	267,000	1,032,000

Construction projects:
Properties completed	1	1	-
Gross leasable area (square feet)	14,000	14,000	-
Land parcels acquired	-	-	1

Tenant improvements:
Number of properties	9	7	-

Total dollars invested in real estate	$212,317,000	$45,541,000	$240,137,000

Shareholder Value	27

In August 2003, the Company acquired two office buildings and a related parking garage located in Arlington, Virginia (the Washington, D.C. metropolitan area) for $142,800,000 as a part of its strategic objective to diversify the Company’s portfolio into the office sector. The Company used the net proceeds from a common stock offering to fund a portion of the purchase price (see “Debt and Equity Securities”). The remaining portion of the purchase price was funded through borrowings under the Company’s Credit Facility. In addition, pursuant to the lease agreement, the Company has agreed to fund an additional $26,544,000 for building, tenant improvements and other costs related to the lease, of which $11,438,000 had been funded as of December 31, 2003. These costs will be capitalized to building and improvements upon completion which is anticipated to be substantially complete by December 31, 2004. The Company anticipates funding the additional costs from borrowings under the Company’s Credit Facility. The properties include two office buildings containing an aggregate of 555,000 rentable square feet (505,000 usable square feet for purposes of calculating rent) and a two-level garage with 1,079 parking spaces.

In 1999, the Company entered into a purchase and sale agreement whereby the Company acquired 10 land parcels leased to established tenants and agreed to acquire the buildings on each of the respective land parcels at specific dates between February 2003 and April 2004. In October 2003, the Company acquired the interest in each of these buildings for an aggregate purchase price of $23,422,000.

Property Dispositions.   The Company evaluates anticipated property dispositions to determine whether to use anticipated sales proceeds to either (i) pay down the outstanding indebtedness of the Company’s Credit Facility or (ii) acquire additional properties and structure the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The following table summarizes the properties disposed of during each of the years ended December 31:

	2003	2002	2001

Number of properties	14	19	37
Gross leasable area (square feet)	345,000	408,000	485,000
Net sales proceeds	$25,023,000	$29,928,000	45,897,000
Net gain	$161,000	$256,000	$4,648,000

During 2003, the Company used the proceeds from the 14 properties sold to pay down the outstanding indebtedness of the Company’s Credit Facility.

During 2002, the Company reinvested the proceeds from three of the properties sold to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the proceeds from the sale of the remaining 16 properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

During 2001, the Company reinvested the proceeds from 21 of the properties sold to acquire additional properties and structured the transactions to qualify as tax-free like-kind exchange transactions for federal income tax purposes. The Company used the proceeds from the sale of the remaining 16 properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its 14 and 19 properties sold during 2003 and 2002, respectively, as discontinued

28	Strategic Real Estate

operations. Accordingly, the results of operations for 2003, 2002 and 2001 related to these 33 properties have been reclassified to earnings from discontinued operations.

Merger Transactions

In December 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock and 1,999,974 newly issued Series A Preferred Stock (see “Debt and Equity Securities”). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. No goodwill was recorded in connection with the acquisition. The merger was unanimously approved by both the Company’s and Captec’s board of directors and Captec’s shareholders. This transaction increased funds from operations, increased diversification, produced cost savings from opportunities for economies of scale and operating efficiencies and enhanced the Company’s capital markets profile.

In January 2002, beneficial owners of shares of Captec stock held of record by Cede & Co. who alleged that they did not vote for the merger (and who alleged that they caused a written demand for appraisal of their Captec shares to be served on Captec), filed in the Chancery Court of the State of Delaware in and for New Castle County a Petition for Appraisal of Stock (“Appraisal Action”). The Appraisal Action alleged that 1,037,946 shares of Captec dissented from the merger and sought to require the Company to pay to all Captec stockholders who demanded appraisal of their shares the fair value of those shares, with interest from the date of the merger. The Appraisal Action also sought to require the Company to pay all costs of the proceeding, including fees and expenses for plaintiff’s attorneys and experts. As a result of this action, the plaintiffs were not entitled to receive the Company’s common and Series A Preferred Stock as offered in the original merger consideration. Accordingly, the Company reduced the number of common and Series A Preferred Stock shares issued and outstanding by 474,037 and 217,950, respectively, which represents the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. In 2003, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 823 and 379, respectively. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. In February 2003, the Company entered into a settlement agreement with the beneficial owners of the alleged 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000 which approximated the value of the original merger consideration (which included cash, common stock and Series A Preferred Stock shares) at the time of the litigation settlement plus the dividends that would have been paid if the shares had been issued at the time of the merger. The Company used proceeds from its Credit Facility to fund the settlement of the legal action. In February 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

As of December 31, 2001, the Company had completed all payments due in connection with its merger with CNL Realty Advisors, Inc. (the “Advisor”). The stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the “Share Consideration”) of the Company’s common stock (the “Merger”). As a result, the Company became a fully integrated, self-administered REIT effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the “Share Balance”) of the Share Consideration was to be paid over time, within five years from the date of the merger, based upon the Company’s completed property acquisitions and completed development projects in accordance with the Merger agreement. For accounting purposes, the Advisor was not considered a “business” for purposes of applying APB Opinion No. 16, “Business Combinations,” and therefore,

Shareholder Value	29

the value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. The Company has issued the entire Share Balance as of December 31, 2001. The cumulative market value of the Share Balance issued was $24,736,000, all of which was charged to operations in the respective years in which the shares were issued.

Revenue Analysis

General.   During 2003 the Company’s rental income increased substantially due to new property acquisitions and an increased occupancy rate, continuing the increase in rental income recorded in 2002 resulting from properties acquired in the Captec merger. While interest income decreased over both periods due to lower average outstanding balances and average interest rates, interest income diminished to 4.7 percent of total revenue, minimizing the impact of the decrease. The Company anticipates any significant increase in rental income will continue come primarily from additional property acquisitions over the next several years. In addition to retail properties, the Company anticipates that it will also acquire office and industrial properties.

The following summarizes the Company’s revenues for each of the years ended December 31:

	2003		2002		2001

		Percent of Total		Percent of Total		Percent of Total

Rental Income(1)	$95,790,000	93.3%	$82,392,000	90.6%	$65,792,000	86.0%
Interest(2)	4,866,000	4.7%	6,955,000	7.7%	8,791,000	11.5%
Other	2,002,000	2.0%	1,544,000	1.7%	1,875,000	2.5%

Total Revenue	$102,658,000	100.0%	$90,891,000	100.0%	$76,458,000	100.0%

(1)    Includes rental income from operating leases, earned income from direct financing leases and contingent rental income from continuing operations ("Rental Income").
(2)    Includes interest from unconsolidated affiliates, including Services, and other mortgages and notes receivable
("Interest Income").

Revenue Analysis by Source of Income.  Breaking down revenues into the Company’s two primary sources of revenue reveals similar trends. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by accounting principles generally accepted in the United States of America, the Company has identified two primary sources of revenue: (i) rental and earned income from leased properties (“Leased Properties”), and (ii) interest income from affiliates and fee income from development, property management and asset management services (“Interest and Fee Income”). The Company evaluates its ability to pay dividends to stockholders by considering the combined effect of income from continuing and discontinued operations (see “Results of Operations – Earnings from Discontinued Operations”).

30	Strategic Real Estate
	Revenues by Primary Source

	2003		2002		2001

		Percent of Total		Percent of Total		Percent of Total

Leased Properties	$98,596,000	96.0%	$84,277,000	92.7%	$67,986,000	88.9%
Interest and fee income	4,062,000	4.0%	6,614,000	7.3%	8,472,000	11.1%

Total revenue from continuing operations	$102,658,000	100.0%	$90,891,000	100.0%	$76,458,000	100.0%

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002.

Rental Income increased 16.3 percent for the year ended December 31, 2003 due to a three percent increase in the Company’s portfolio occupancy rate (97 percent at December 31, 2003 versus 94 percent at December 31, 2002) and the addition of an aggregate gross leasable area of 1,453,000 square feet to the Company’s portfolio resulting from the acquisition of 23 Properties and the completed construction of one Property.

During fiscal years 2003 and 2002, one of the Company’s lessees, Eckerd Corporation, accounted for more than 10 percent of the Company’s total rental income (including the Company’s share of rental income from nine properties owned by the one of the Company’s unconsolidated affiliates). As of December 31, 2003, Eckerd Corporation leased 52 Properties (including three properties under leases with one of the Company’s unconsolidated affiliates). Based on the minimum rental payments required by the leases, Eckerd Corporation may continue to account for more than 10 percent of the Company’s total rental income in 2004. In August 2003, the Company entered into a lease agreement with the United States of America, which the Company expects to account for more than 10 percent of the Company’s total rental income in future years. Any failure of these lessees to make the lease payments when they are due could materially affect the Company’s earnings.

Interest Income decreased 30.0 percent for the year ended December 31, 2003. This decrease was primarily attributable to (i) a decrease in the average borrowing levels on the lines of credit with Services and its wholly-owned subsidiaries and (ii) a decline in the average interest rate on the lines of credit. However, the decrease was offset by $1,049,000 of interest earned on the $43,433,000 Mezzanine Loan investment made in October 2003. Excluding this loan, Interest Income would have decreased by 45.1 percent.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001.

Rental Income increased 25.2 percent for the year ended December 31, 2002 due to (i) the Properties acquired in the Captec merger, (ii) a five percent increase in the occupancy rate in the Company’s portfolio to 94 percent at December 31, 2002 from 89 percent at December 31, 2001 and (iii) a 52.7 percent increase in non-recurring additional Rental Income related to the termination of leases on certain properties for the year ended December 31, 2002 ($3,368,000 related to the termination of leases on six properties in comparison to $2,205,000 received during the year ended December 31, 2001 related to the termination of leases on 33 properties.)

Rental Income from Properties acquired in connection with the Captec merger account for 22.9 percent of the 25.2 percent increase in Rental Income. Rental Income includes $16,790,000 and $1,662,000 for the years ended December 31, 2002 and 2001, respectively, of revenues attributable to these certain Properties (see “Results of

Shareholder Value	31

Operations – Merger Transactions”). The increase in Rental Income for the year ended December 31, 2002, was partially offset by a decrease in contingent rental income. The Company earned $407,000 and $892,000 from contingent rental income for the years ended December 31, 2002 and 2001, respectively, which represented 0.5 and 1.4, respectively, percent of Rental Income.

Interest Income decreased 20.9 percent for the year ended December 31, 2002 from the year ended December 31, 2001, however only decreased 3.8 percent as a percentage of total revenues. This decrease was which was primarily attributable to (i) a decrease in the average borrowing levels on the lines of credit with Services and its wholly-owned subsidiaries and (ii) a decline in the average interest rates on the lines of credit.

Expense Analysis

During 2003 operating expenses increased with the acquisition of additional properties, but remained generally proportionate to the Company’s total revenue. Likewise, general operating and administrative expenses, real estate expenses and depreciation and amortization expenses all increased with the acquisition of additional properties. The following summarizes the Company’s expenses for each of the years ended December 31:

	2003		2002			2001

		Percent of Total		Percent of Total			Percent of Total

General operating and administrative	$11,486,000	11.2%	$9,465,000	10.4%		$6,894,000	9.0%
Real estate	2,406,000	2.2%	1,446,000	1.1%		736,000	1.0%
Depreciation and amortization	13,467,000	13.1%	11,142,000	12.3%		8,737,000	11.4%

Operating expenses (1)	$27,359,000	26.6%	$22,053,000	24.3%		$16,367,000	21.4%
Interest	27,731,000	2730%	26,720,000	29.4%		24,952,000	32.6%
Loss on impairment of real estate	-	-	2,256,000	2.5%		-	-
Other expenses (2)	2,413,000	2.4%	-		-	12,582,000	16.5%

Total expenses from continuing operations	$57,503,000	56.0%	$51,029,000	56.2%		$53,901,000	70.5%

(1)    Includes operating expenses from continuing operations, excluding interest, the provision for loss on impairment of real estate and expenses incurred in 2003 in connection with dissenting shareholders' settlement and expenses incurred in
       2001 in acquiring the Company's Advisor from a related party and including depreciation and amortization ("Operating
       Expenses").
(2)    2003 includes expenses incurred in connection with dissenting shareholders' settlement. 2001 includes expenses incurred in acquiring the Company's Advisor from a related party.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002.

Operating Expenses increased 24.1 percent for the year ended December 31, 2003 over the year ended December 31, 2002, and increased as a percentage of total revenues by 2.3 percent to 26.6 percent.

General operating and administrative expenses increased 21.4 percent for the year ended December 31, 2003, and increased as a percentage of total revenues by 0.8 percent to 11.2 percent. General operating and administrative expenses increased for the year ended December 31, 2003 primarily as a result of (i) increases in expenses related to personnel, (ii) increases in expenses related to professional services provided to the Company, and (iii) increases in state taxes.

32	Strategic Real Estate

Real estate expenses increased 66.4 percent for the year ended December 31, 2003 primarily due to the August 2003 acquisition of two office buildings and a related parking garage in the Washington D.C. metropolitan area, increasing as a percentage of total revenues by 0.7 percent to 2.3 percent. The increase in real estate expenses was partially offset by an increase in the Company’s occupancy rate to 97 percent at December 31, 2003 from 94 percent at December 31, 2002.

Depreciation and amortization expense increased 20.9 percent for the year ended December 31, 2003, but only increased as a percentage of total revenues by 0.8 percent to 13.1 percent for the year ended December 31, 2003. The increase in depreciation and amortization expense for the year ended December 31, 2003 is primarily attributable to (i) the depreciation on acquisition of and tenant improvements on additional Properties in 2003, (ii) the amortization of loan costs related to the amended Credit Facility and (iii) the amortization of additional lease costs.

Interest expense increased 3.8 percent to 27.0 percent of total revenues for the year ended December 31, 2003 as a result of refinancing a portion of the Company’s Credit Facility and Term Note to long-term fixed rate debt, including the $50,000,000 notes payable and the $21,000,000 fixed rate mortgage loan, both entered into in June 2002 and the addition of the $95,000,000 fixed rate mortgage loan entered into in November 2003, as a means to reduce floating interest rate risk. However, the increase in interest expense was partially offset by a decrease in the average interest rates on the Company’s variable interest rate debt.

The Company recorded no loss on impairment of real estate during 2003. The Company recorded a provision for loss on impairment of real estate of $2,256,000 and $1,029,000 in continuing operations and discontinued operations, respectively, in the year ended December 31, 2002. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Generally, the Company makes a provision for impairment loss if estimated future operating cash flows plus estimated disposition proceeds are less than the current book value. Impairment losses are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset.

During the year ended December 31, 2003, the Company recorded a dissenting shareholders’ settlement expense of $2,413,000 related to the Appraisal Action that arose as a result of the merger with Captec in December 2001. For a description of the settlement, see Item 3 of the accompanying Annual Report on Form 10-K.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001.

Operating Expenses increased 34.7 percent for the year ended December 31, 2002 over the year ended December 31, 2001, but only increased as a percentage of total revenues by 2.9 percent to 24.3 percent.

General operating and administrative expenses increased 37.3 percent over the same period, but only increased as a percentage of total revenues by 1.4 percent to 10.4 percent. The increase in general operating and administrative expenses resulted primarily from increased personnel expenses and expenses related to professional services provided to the Company.

Although, real estate expenses nearly doubled for the year ended December 31, 2002 due to real estate taxes, utilities and maintenance related to vacant properties owned by the Company during the period, but only increased as a percentage of total revenues by 0.6 percent to 1.6 percent. As of December 31, 2002 and 2001, the Company’s continuing operations included 15 and 19 vacant Properties, respectively, with an aggregate gross leasable area of 275,000 square feet and 502,000 square feet, respectively.

Shareholder Value	33

Depreciation and amortization expenses increased 27.5 percent for the year ended December 31, 2002 primarily due to Properties acquired in connection with the Captec merger. Excluding properties acquired during the Captec merger, depreciation and amortization expenses increased 3.4 percent due to expenses connected with 10 properties acquired during the period and amortization attributable to additional debt costs (including the costs related to the Term Note and 2012 Notes) incurred during the year ended December 31, 2002. These expenses were offset by a decrease in depreciation and amortization expense due to the sale of 19 properties sold during 2002 and 35 properties sold during 2001.

Interest expense increased 7.1 percent for the year ended December 31, 2002, primarily as a result of the interest incurred on (i) the Term Note the Company entered into in November 2001 and (ii) $50,000,000 notes payable and the $21,000,000 fixed rate mortgage loan, both entered into in June 2002. However, the increase in interest expense was partially offset by (i) a decrease in the average interest rates and borrowing levels on the Company’s Credit Facility and (ii) the partial repayment of the Term Note in 2002. Although, interest expense increased for the year ended December 31, 2002, interest expense decreased as a percentage of total revenues by 3.2 percent to 29.4 percent.

The Company recorded a provision for loss on impairment of real estate of $2,256,000 (2.5 percent of total revenues) and $1,029,000 in continuing operations and discontinued operations, respectively, in the year ended December 31, 2002. The provision for loss on impairment of real estate in continuing operation includes $1,532,000 related to Properties acquired in connection with the Captec merger. The Company recorded a provision for loss on impairment of real estate of $125,000 that was classified as discontinued operations in the year ended December 31, 2001. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Generally, the Company makes a provision for impairment loss if estimated future operating cash flows plus estimated disposition proceeds are less than the current book value. Impairment losses are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset.

The Company recorded $12,582,000 (16.5 percent of total revenues) in expenses incurred in acquiring the Advisor from a related party for the year ended December 31, 2001. As of December 31, 2001, the Company had issued the entire balance of shares required in connection with the acquisition of the Advisor (see “Results of Operations – Merger Transactions”). The Company did not incur any expenses during the year December 31, 2002 related to acquiring the Advisor.

Unconsolidated Affiliates

For details on each of the affiliates, see “Capital Resources – Investments in Unconsolidated Affiliates.” During the years ended December 31, 2003 and 2002, the Company recognized equity in earnings of unconsolidated affiliates of $6,154,000 and $3,216,000, respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to the income earned on the investments in mortgage loans. In addition, the increase was partially attributable to the increase in earnings from Services and its wholly-owned subsidiaries, which was attributable to the gain recognized on real estate dispositions by Services and its subsidiaries.

During the years ended December 31, 2002 and 2001, the Company recognized equity in earnings of unconsolidated affiliates of $3,216,000 and $(1,475,000), respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to (i) the income generated by Services and its wholly-owned

34	Strategic Real Estate

subsidiaries, which was attributable to the increase in the number of real estate dispositions by Services and its subsidiaries and (ii) the income generated from the investments in mortgage loans.

Earnings from Discontinued Operations

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its 14 and 19 properties sold during 2003 and 2002, respectively, as discontinued operations. Accordingly, the results of operations for 2003, 2002 and 2001 related to these 33 properties have been reclassified to earnings from discontinued operations. During the years ended December 31, 2003, 2002 and 2001, the Company recognized earnings from discontinued operations of $2,164,000, $4,980,000 and $3,233,000, respectively. The Company occasionally sells properties and may reinvest the proceeds of the sales to purchase new properties. The Company evaluates its ability to pay dividends to stockholders by considering the combined effect of income from continuing and discontinued operations. See “Results of Operations – Property Dispositions.”

Quantitative and Qualitative Disclosures About Market Risk

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

The Company has no outstanding derivatives as of December 31, 2003 and 2002. The Company does not use derivatives for speculative or trading purposes.

The information in the table below summarizes the Company’s market risks associated with its debt obligations outstanding as of December 31, 2003 and 2002. The table presents principal cash flows and related interest rates by year of expected maturity for debt obligations outstanding as of December 31, 2003. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods. As the table incorporates only those exposures that exist as of December 31, 2003 and 2002, it does not consider those exposures or positions which could arise after those dates. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, the Company’s ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company’s hedging strategies at that time and interest rates.

Shareholder Value	35
	Expected Maturity Date (dollars in thousands)

	2004	2005	2006	2007	2008	Thereafter

Variable rate Credit Facility	$-	$-	$27,800	$-	$-	$-
Average interest rate	-	-	(1)	-	-	-

Variable rate Term Note	$20,000	$-	$-	$-	$-	$-
Average interest rate	(2)	-	-	-	-	-

Fixed rate mortgages	$3,158	$3,415	$22,931	$1,281	$956	$115,839
Average interest rate	6.17%	6.125	5.89%	5.82%	5.81%	7.40%

Fixed rate notes	$100,000	$-	$-	$-	$100,000	$70,000
Average interest rate	7.58%	7.47%	7.47%	7.47%	7.85%	7.86%

(1)    Interest rate varies based upon a tiered rate structure ranging from 70 basis points above LIBOR to 135 basis points above LIBOR based upon the debt rating of the Company.

(2)    Interest rate varies based upon a tiered rate structure ranging from 155 basis points above LIBOR to 225 basis points above LIBOR based upon the debt rating of the Company.

	December 31, 2003 (dollars in thousands)			December 31, 2002 (dollars in thousands)

	Total	Weighted Average Interest Rate	Fair Value	Total	Weighted Average Interest Rate	Fair Value

Variable rate Credit Facility	$27,800	2.41%	$27,800	$38,900	3.10%	$38,900

Variable rate Term Note	$20,000	3.01%	$20,000	$20,000	3.64%	$20,000

Fixed rate mortgages	$147,580	6.98%	$147,580	$55,481	7.52%	$55,481

Fixed rate notes(1)	$270,000	7.71%	$295,488	$270,000	7.71%	$287,898

(1) Excludes unamortized note discount and unamortized interest rate hedge gain.

36	Strategic Real Estate

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Commercial Net Lease Realty, Inc.:

We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2003 and 2002, and results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Orlando, Florida

January 16, 2004, except as to the eighth paragraph
    of Note 4, which is as of February 2, 2004

Shareholder Value	37

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share data)
ASSETS	December 31,
	2003	2002

Real estate:
Accounted for using the operating method, net of accumulated
depreciation and amortization	$887,124	$703,465
Accounted for using the direct financing method	102,970	108,308
Investments in, mortgages and other receivables from unconsolidated
affiliates	114,803	102,633
Mortgages, notes and accrued interest receivable, net of allowance	56,568	11,253
Cash and cash equivalents	4,364	1,737
Receivables, net of allowance of $1,564 and $799, respectively	4,458	1,227
Accrued rental income, net of allowance of $1,320 and $998, respectively	25,322	19,172
Debt costs, net of accumulated amortization of $6,680 and $5,353,
respectively	3,733	3,181
Other assets	8,968	3,132

Total assets	$1,208,310	$954,108

LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit payable	$27,800	$38,900
Mortgages payable	147,580	55,481
Notes payable, net of unamortized discount of $530 and $677, respectively, and unamortized interest rate hedge gain of $288
and $885, respectively	289,758	290,208
Accrued interest payable	3,806	3,560
Other liabilities	8,612	16,818

Total liabilities	477,556	404,967

Commitments and contingencies (Note 22)

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 15,000,000 shares
Series A Preferred Stock, 1,781,645 and 1,782,024 shares issued and outstanding, respectively; stated liquidation value of $25 per share	44,541	44,541
Series B Convertible Preferred Stock, 10,000 shares issued and outstanding; stated liquidation value of $2,500 per share	25,000	-
Common stock, $0.01 par value. Authorized 90,000,000 shares; 50,001,898 and 40,403,611 shares issued and outstanding; respectively	500	404
Excess stock, $0.01 par value. Authorized 105,000,000 shares; none issued or outstanding	-	-
Capital in excess of par value	691,704	528,888
Accumulated dividends in excess of net earnings	(28,167)	(21,657)
Deferred compensation	(2,824)	(3,045)

Total stockholders' equity	730,754	549,141

	$1,208,310	$954,108

See accompanying notes to consolidated financial statements.

38	Strategic Real Estate

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)
	Year Ended December 31,
	2003	2002	2001

Revenues:
Rental income from operating leases	$84,446	$70,839	$53,685
Earned income from direct financing leases	10,939	11,146	11,215
Contingent rental income	405	407	892
Interest from unconsolidated affiliates and other mortgages receivable	4,866	6,955	8,791
Other	2,002	1,544	1,875

	102,658	90,891	76,458

Expenses:
General operating and administrative	11,486	9,465	6,894
Real estate	2,406	1,446	736
Interest	27,731	26,720	24,952
Depreciation and amortization	13,467	11,142	8,737
Provision for loss on impairment of real estate	-	2,256	-
Expenses incurred in acquiring advisor from related party	-	-	12,582
Dissenting shareholders' settlement	2,413	-	-

	57,503	51,029	53,901

Earnings from continuing operations before equity in earnings of unconsolidated affiliates and gain on disposition of real estate	45,155	39,862	22,557

Equity in earnings of unconsolidated affiliates	6,154	3,216	(1,475)

Gain on disposition of real estate	-	-	4,648

Earnings from continuing operations	51,309	43,078	25,730

Earnings from discontinued operations	2,164	4,980	3,233

Net earnings	53,473	48,058	28,963

Series A Preferred Stock dividends	(4,008)	(4,010)	-
Series B Preferred Stock dividends	(502)	-	-

Net earnings available to common stockholders - basic	48,963	44,048	28,963
Series B Preferred Stock dividends	502	-	-

Net earnings available to common stockholders - diluted	$49,465	$44,048	$28,963

Earnings per share of common stock:
Basic:
Continuing operations	$1.09	$0.97	$0.82
Discontinuing operations	0.05	0.12	0.10

Net earnings	$1.14	$1.09	$0.92

Diluted:
Continuing operations	$1.08	$0.97	$0.81
Discontinuing operations	0.05	0.12	0.10

Net earnings	$1.13	$1.09	$0.91

Weighted average number of common shares outstanding:
Basic	43,108,213	40,383,405	31,539,857

Diluted	43,896,800	40,588,957	31,717,043

See accompanying notes to consolidated financial statements.

Shareholder Value	39

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Years Ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share data)
	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Capital in Excess of Par Value	Accumulated Dividends in Excess of Net Earnings	Deferred Compensation on Restricted Stock	Total

Balances at December 31, 2000	$-	$-	$305	$398,449	$(4,853)	$-	$393,901

Net earnings	-	-	-	-	28,963	-	28,963
Dividends declared and paid ($1.26 per share of common stock)	-	-	-	-	(38,637)	-	(38,637)
Issuance of 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in connection with the merger	50,000	-	43	59,724	-	-	109,767
Issuance of 973,920 shares of common stock in connection with acquisition of advisor	-	-	10	12,572	-	-	12,582
Issuance of 4,579,615 shares of common stock	-	-	46	61,016	-	-	61,062
Issuance of 239,000 shares of restricted common stock	-	-	2	3,188	-	(3,190)	-
Stock issuance costs	-	-	-	(3,272)	-	-	(3,272)
Amortization of deferred compensation	-	-	-	-	-	274	274

Balances at December 31, 2001	50,000	-	406	531,677	(14,527)	(2,916)	564,640

Net earnings	-	-	-	-	48,058	-	48,058
Dividends declared and paid ($2.25 per share Series A Preferred Stock)	-	-	-	-	(4,010)	-	(4,010)
Dividends declared and paid ($1.27 per share of common stock)	-	-	-	-	(51,178)	-	(51,178)
Reversal of 217,950 shares of preferred stock and 474,037 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(5,449)	-	(5)	(6,509)	-	-	(11,963)
Issuance of 214,490 shares of common stock	-	-	2	2,752	-	-	2,754
Issuance of 64,000 shares of restricted common stock	-	-	1	982	-	(983)	-
Stock issuance costs	-	-	-	(14)	-	-	(14)
Amortization of deferred compensation	-	-	-	-	-	854	854

Balances at December 31, 2002	$44,551	$-	$404	$528,888	$(21,657)	$(3,045)	$549,141

See accompanying notes to consolidated financial statements.

40	Strategic Real Estate

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED Years Ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share data)
	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Capital in Excess of Par Value	Accumulated Dividends in Excess of Net Earnings	Deferred Compensation on Restricted Stock	Total

Balances at December 31, 2002	$44,551	$-	$404	$528,888	$(21,657)	$(3,045)	$549,141

Net earnings	-	-	-	-	53,473	-	53,473
Dividends declared and paid ($2.25 per share of Series A Preferred Stock)	-	-	-	-	(4,008)	-	(4,008)
Dividends declared and paid ($50.25 per share of Series B Preferred Preferred Stock)	-	-	-	-	(502)	-	(502)
Dividends declared and paid ($1.28 per share of common stock)	-	-	-	-	(55,473)	-	(55,473)
Reversal of 379 shares of preferred stock and 823 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(10)	-	-	(11)	-	-	(21)
Issuance of 9,528,653 shares of common stock	-	-	95	168,512	-	-	168,607
Issuance of 10,000 shares of preferred stock	-	25,000	-	-	-	-	25,000
Issuance of 76,407 shares of restricted common stock	-	-	1	1,140	-	(1,141)	-
Cancellation of 5,950 shares of restricted common stock	-	-	-	(91)	-	91	-
Stock issuance costs	-	-	-	(6,734)	-	-	(6,734)
Amortization of deferred compensation	-	-	-	-	-	1,271	1,271

Balances at December 31, 2003	$44,541	$25,000	$500	$691,704	$(28,167)	$(2,824)	$730,754

See accompanying notes to consolidated financial statements.

Shareholder Value	41

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
	Year Ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net earnings	$53,473	$48,058	$28,963
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock compensation expense	1,155	854	274
Depreciation and amortization	13,569	11,742	9,211
Provision for loss on impairment of real estate	-	3,285	-
Amortization of notes payable discount	147	128	107
Amortization of deferred interest rate hedge gain	(597)	(555)	(515)
Expenses incurred in acquiring advisor from related party	-	-	12,582
Equity in earnings of unconsolidated affiliates, net of deferred
intercompany profits	(6,468)	(3,914)	1,657
Gain on disposition of real estate	(287)	(260)	(4,648)
Changes in assets and liabilities net of the effects of the acquisition of Captec Net Lease Realty, Inc. ("Captec") in December 2001:
Decrease in real estate leased to others using the direct financing
method	2,368	2,165	1,979
Increase in mortgages, notes and accrued interest receivable	(875)	(685)	(645)
Decrease (increase) in receivables	(3,231)	840	(283)
Increase in accrued rental income	(6,548)	(3,172)	(2,209)
Increase in other assets	(1,118)	(379)	(2,803)
Increase (decrease) in accrued interest payable	246	427	(1,696)
Increase (decrease) in other liabilities	2,485	171	(4,247)

Net cash provided by operating activities	54,319	58,705	37,727

Cash flows from investing activities:
Proceeds from the disposition of real estate	25,024	29,329	45,288
Additions to real estate accounted for using the operating method	(215,730)	(40,159)	(19,836)
Additions to real estate accounted for using the direct financing method	-	(3,201)	-
Contributions to unconsolidated affiliates	(8,750)	(14,500)	(11,750)
Distributions received from unconsolidated affiliates	4,699	2,810	281
Increase in mortgages and notes receivable	(46,878)	-	-
Mortgage and notes payments received	1,780	7,637	1,689
Increase in mortgages and other receivables from unconsolidated affiliates	(193,670)	(120,569)	(114,888)
Payments received on mortgages and other receivables from unconsolidated
affiliates	192,236	178,548	82,506
Captec acquisition, net of cash received	-	-	(7,696)
Consideration paid to the dissenting shareholders in connection
with the merger of Captec	(13,278)	-	-
Payment of lease costs	(3,127)	(1,075)	(32)
Other	(5)	1,163	297

Net cash provided by (used in) investing activities	(257,699)	39,983	(24,141)

See accompanying notes to consolidated financial statements.

42	Strategic Real Estate

COMMERCIAL NET LEASE REALTY, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED (dollars in thousands)

	Year Ended December 31,
	2003	2002	2001

Cash flows from financing activities:
Proceeds from line of credit payable	352,800	111,500	157,200
Repayment of line of credit payable	(363,900)	(180,000)	(151,500)
Proceeds from mortgages payable	95,000	21,000	-
Repayment of mortgages payable	(2,901)	(2,530)	(2,146)
Proceeds from notes payable	-	49,713	70,000
Repayment of notes payable	-	(50,000)	(101,213)
Payment of debt costs	(1,901)	(1,145)	(186)
Proceeds from issuance of Series B Preferred Stock	25,000	-	-
Proceeds from issuance of common stock	168,579	2,725	61,062
Payment of stock issuance costs	(6,686)	(4)	(3,272)
Payment of Series A Preferred Stock dividends	(4,010)	(4,007)	-
Payment of Series B Preferred Stock dividends	(502)	-	-
Payment of common stock dividends	(55,472)	(51,177)	(38,637)
Other	-	-	(110)

Net cash provided by (used in) financing activities	206,007	(103,925)	(8,802)

Net increase (decrease) in cash and cash equivalents	2,627	(5,237)	4,784

Cash and cash equivalents at beginning of year	1,737	6,974	2,190

Cash and cash equivalents at end of year	$4,364	$1,737	$6,974

Supplemental disclosure of cash flow information - interest paid, net of amount capitalized	$28,036	$26,119	$27,509

Supplemental disclosure of non-cash investing and financing activities: Issued 1,999,974 shares of preferred stock and 4,349,918 shares of common stock in 2001 in connection with the merger of Captec (see Note 17)	$-	$-	$109,767

Issued 973,920 shares of common stock in 2001 in connection with the acquisition of the Company's advisor	$-	$-	$12,582

Issued 76,407, 64,000 and 239,000 shares of restricted common stock in 2003, 2002 and 2001, respectively, in connection with the Company's 2000 Performance Incentive Plan	$1,141	$982	$3,190

Common and preferred stock dividends for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$(1)	$4	$-

Cash consideration for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$(2)	$3	$-

Liability for the consideration due to the dissenting stockholders in connection with the merger of Captec (see Note 17)	$-	$13,278	$-

Note and mortgage notes accepted in connection with real estate transactions	$3,445	$599	$610

Real estate and other assets contributed to unconsolidated affiliate in exchange for additional equity	$-	$-	$20,042

See accompanying notes to consolidated financial statements.

Shareholder Value	43

COMMERCIAL NET LEASE REALTY, INC & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2002 and 2001

1.    Organization and Summary of Significant Accounting Policies:

Organization and Nature of Business - Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust formed in 1984. Commercial Net Lease Realty, Inc. acquires, owns, invests in, manages and indirectly, through investment interests, develops primarily single-tenant retail, office and industrial properties that are generally leased to established tenants under long-term commercial net leases. As of December 31, 2003, the Company owned 339 properties, located in 39 states, that are leased to established tenants, including Academy, Barnes & Noble, Bennigan’s, Best Buy, Borders, Eckerd, Jared Jewelers, OfficeMax, The Sports Authority and the United States of America.

Principles of Consolidation - The consolidated financial statements include the accounts of Commercial Net Lease Realty, Inc. and its 21 wholly-owned subsidiaries (collectively, the “Company”). Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code section 856(i)(2). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Real estate is generally leased to tenants on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

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

When real estate is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the dispositions are reflected in income. Gains from disposition of real estate are generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66 “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of the sale and any subsequent involvement by the Company with the real estate sold are met. Lease termination fees are recognized when the related leases are cancelled and the Company no longer has a continuing obligation to provide services to the former tenants.

44	Strategic Real Estate

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

Purchase Accounting for Acquisition of Real Estate - For purchases of real estate that were consummated subsequent to June 30, 2001, the effective date of SFAS No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their relative fair values.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on the determination of the relative fair values of these assets. Management uses the as-if-vacant fair value of a property provided by independent appraisers.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in other assets in the accompanying combined balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as other assets in the accompanying combined balance sheet) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. The Company’s leases do not currently include fixed-rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Investment in Unconsolidated Affiliates - The Company accounts for each of its investments in an unconsolidated affiliate under the equity method of accounting (see Note 4). The Company exercises significant influence over these unconsolidated affiliates, but not control.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash, money market and escrow deposit accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Shareholder Value	45

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

Debt Costs - Debt costs incurred in connection with the Company's $225,000,000 line of credit, term note payable and mortgages payable have been deferred and are being amortized over the term of the respective loan commitment using the straight-line method which approximates the effective interest method. Debt costs incurred in connection with the issuance of the Company’s notes payable have been deferred and are being amortized over the term of the respective debt obligation using the effective interest method.

Stock-Based Compensation - At December 31, 2003, the company has one stock-based employee compensation plan, which is described more fully in Note 16. Prior to 2003, the company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in 2002 or 2001 net earnings, as all options granted under that plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified, or settled after January 1, 2003. Awards under the company’s plans vest over periods ranging from two to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

46	Strategic Real Estate

The following table illustrates the effect on net earnings available to common stockholders and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (dollars in thousands, except per share data):

	2003	2002	2001

Net earnings available to common stockholders
- basic, as reported:	$48,963	$44,048	$28,963
Add: Stock-based employee compensation expense included in reported net earnings	3	-	-
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(74)	(27)	(64)

Pro forma net earnings available to common
stockholders - basic	$48,892	$44,021	$28,899

Net earnings available to common stockholders
- diluted, as reported:	$49,465	$44,048	$28,963
Add: Stock-based compensation expense included in
reported net earnings	3	-	-
Deduct: Total stock-based employee compensation
expense determined under the fair value based
method for all awards	(74)	(27)	(64)

Pro forma net earnings available to common stockholders - diluted	$49,394	$44,021	$28,899

Earnings available to common stockholders per common
share as reported:
Basic	$1.14	$1.09	$0.92

Diluted	$1.13	$1.09	$0.91

Pro forma earnings available to common stockholders
per common share:
Basic	$1.13	$1.09	$0.92

Diluted	$1.13	$1.08	$0.91

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2003, 2002 and 2001: (i) risk free rates of 5.5% for the 2003 grant, 5.4% and 5.5% for the 2002 grants and 5.1% for the 2001 grant, (ii) expected volatility of 18.0%, 18.0% and 26.4%, respectively, (iii) dividend yields of 9.3%, 9.3% and 11.9%, respectively, and (iv) expected lives of 10 years for grants in 2003, 2002 and 2001.

Income Taxes - The Company has made an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 90 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 2003, the Company believes it has qualified as a real estate investment trust; accordingly, no

Shareholder Value	47

provisions have been made for federal income taxes in the accompanying consolidated financial statements. Notwithstanding the Company’s qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

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

Earnings Per Share - Basic earnings per share are calculated based upon the weighted average number of common shares outstanding during each year, and diluted earnings per share are calculated based upon weighted average number of common shares outstanding plus dilutive potential common shares (see Note 15).

New Accounting Standards - In August 2001, Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement is effective for the fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. It requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) normal use of the assets. This statement also addresses when to record a corresponding increase to the carrying amount of the related long-lived asset and to depreciate that cost over the life of the asset. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretive guidance incorporated without change from FASB Interpretation 34 continues to be required for financial statements for fiscal years ending after June 15, 1981 – the effective date of Interpretation 34. The provisions of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

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

48	Strategic Real Estate

variable interest entities do not effectively disperse risks among parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. Certain disclosures are also required by enterprises that hold significant variable interests in a variable interest. A public entity that is not a small business issuer shall apply FASB Interpretation No. 46, as amended, to all entities subject to FASB Interpretation No. 46, as amended, no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of FASB Interpretation No. 46, as amended, a public entity that is not a small business issuer shall apply FASB Interpretation No. 46 or FASB Interpretation No. 46, as amended, to those entities that are considered to be “special-purpose entities” no later than as of the end of the first reporting period that ends after December 15, 2003. If initial application of the requirements of FASB Interpretation No. 46, as amended, results in initial consolidation of an entity created before December 31, 2003, the consolidating enterprise shall initially measure the assets, liabilities, and noncontrolling interests of the variable interest entity at their carrying amounts at the date the requirements of FASB Interpretation No. 46, as amended, first apply. If determining the carrying amounts is not practicable, the assets, liabilities, and noncontrolling interests of the variable interest entity shall be measured at fair value at the date FASB Interpretation No. 46, as amended, first applies. Any differences between the net amount added to the balance sheet of the consolidating enterprise and the amount of any previously recognized interest in the newly consolidated entity shall be recognized as the cumulative effect of an accounting change. FASB Interpretation No. 46, as amended, may be applied by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Restatement is encouraged but not required. No entities in which the Company held a variable interest were considered to be “special-purpose entities”, as defined in FASB Interpretation No. 46, as amended. At this time, the Company believes that Commercial Net Lease Realty Services, Inc. (“Services”) will be considered a variable interest entity subject to consolidation according to the provisions of this interpretation. Absent additional investment by the Company, as of December 31, 2003, the maximum exposure to loss as a result of the Company’s involvement with Services would be approximately $75,280,000, including the investment, revolving lines of credit and other receivables. As of December 31, 2003, the carrying values of Services’ assets and liabilities were $80,945,000 and $60,496,000, respectively. The adoption of this interpretation is not expected to have a significant impact on the financial position or results of operations of the Company.

In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) in statements of financial position. Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003; otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

Shareholder Value	49

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

Reclassification - Certain items in prior years' financial statements and notes to consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

2. Leases:

The Company generally leases its real estate to established tenants. As of December 31, 2003, 271 of the leases have been classified as operating leases and 67 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 44 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2004 and 2025) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. Generally, the tenant is also required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, and fire coverage. Certain of the Company’s properties, including the two office buildings acquired during 2003, are subject to leases under which the Company retains responsibility for certain costs and expenses with the property. As of December 31, 2003, the weighted average remaining lease term was approximately 11 years. Any lease options generally allow tenants to renew the leases for one to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.

3. Real Estate:

Accounted for Using the Operating Method - Real estate subject to operating leases consisted of the following at December 31 (dollars in thousands):

	2003	2002

Land and improvements	$384,134	$349,267
Buildings and improvements	544,246	392,172
Leasehold interests	3,381	3,381

	931,761	744,820
Less accumulated depreciation and amortization	(48,863)	(38,671)

	882,898	706,149
Construction in progress	6,482	298

	889,380	706,447
Less provision for loss on impairment of real estate	(2,256)	(2,982)

	$887,124	$703,465

In August 2003, the Company acquired two office buildings and a related parking garage located in Arlington, Virginia (the Washington, D.C. metropolitan area) for $142,800,000. In addition, pursuant to the lease agreement, the Company has agreed to fund an additional $26,544,000 for building, tenant improvements

50	Strategic Real Estate

and other costs related to the lease, of which $11,438,000 had been funded as of December 31, 2003. These costs will be capitalized to building and improvements upon completion which is anticipated to be substantially complete by December 31, 2004. The properties include two office buildings containing an aggregate of 555,000 rentable square feet (505,000 usable square feet for purposes of calculating rent) and a two-level garage with 1,079 parking spaces.

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2003, 2002 and 2001, the Company recognized collectively in continuing and discontinued operations, $6,756,000, $3,223,000 and $2,259,000, respectively, of such income. At December 31, 2003 and 2002, the balance of accrued rental income was $25,322,000 and $19,172,000, net of allowances of $1,320,000 and $998,000, respectively.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2003 (dollars in thousands):

2004	$89,311
2005	93,340
2006	93,548
2007	92,538
2008	90,856
Thereafter	607,261

$1,066,854

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

Accounted for Using the Direct Financing Method - The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

	2003	2002

Minimum lease payments to be received	$175,236	$191,994
Estimated unguaranteed residual values	32,354	33,829
Less unearned income	(104,620)	(117,515)

Net investment in direct financing leases	$102,970	$108,308

Shareholder Value	51

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2003 (dollars in thousands):

2004	$13,346
2005	13,424
2006	13,445
2007	13,491
2008	13,495
Thereafter	108,035

$175,236

The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Real Estate – Accounted for Using the Operating Method).

4. Investments in Unconsolidated Affiliates:

In May 1999, the Company transferred its build-to-suit development operation to Services, an unconsolidated affiliate whose officers and directors consist of certain officers and directors of the Company. The Company contributed $5,700,000 of real estate and other assets to Services in exchange for shares of non-voting common stock. In connection with its contribution, the Company received a 95 percent, non-controlling interest in Services and was entitled to receive 95 percent of the dividends paid by Services. On December 31, 2001, the Company contributed an additional $20,042,000 of real estate. As a result of its additional contribution, effective January 1, 2002 the Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. Gary M. Ralston, James M. Seneff, Jr. and Kevin B. Habicht, each of which are officers and directors of the Company, own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. The Company accounts for its interest in Services under the equity method of accounting.

In May 2003, the Company modified its existing Amended and Restated Secured Revolving Line of Credit and Security Agreement (the “Security Agreement”) with Services to decrease the borrowing capacity from $85,000,000 to $35,000,000. The credit facility is secured by a first mortgage on Services’ properties, bears interest at prime rate plus 0.25% per annum and expires on May 9, 2006. The outstanding principal balance of the mortgage at December 31, 2003 and 2002 was $12,588,000 and $14,846,000, respectively, and bore interest at a rate of 4.25% and 4.50%, respectively, per annum. In January 2003, the Company terminated an $11,000,000 secured revolving line of credit and security agreement with a wholly-owned subsidiary of Services. In May 2003, the Company modified an existing secured revolving line of credit and security agreement with another wholly-owned subsidiary of Services to increase the borrowing capacity from $15,000,000 to $45,000,000. All secured revolving lines of credit and security agreements between the Company and any wholly-owned subsidiaries of Services are collectively referred to as the “Subsidiary Agreements.” The Subsidiary Agreements provide for an aggregate borrowing capacity of $115,000,000, each bears interest at prime rate plus 0.25% per annum and expires on May 9, 2006 and is secured by a pledge of the real estate and/or the other assets owned by the respective borrower. The aggregate outstanding principal balance of the Subsidiary Agreements at December 31, 2003 and 2002 were $42,646,000 and $38,722,000, respectively, and bore interest at a rate of 4.25% and 4.50%, respectively, per annum. The Security Agreement and the Subsidiary Agreements provide for an aggregate borrowing capacity of $150,000,000 to Services and its wholly-owned subsidiaries.

52	Strategic Real Estate

In connection with the mortgages and other receivables from Services and its wholly-owned subsidiaries, the Company received $2,958,000, $4,621,000 and $6,999,000 in interest and fees during the years ended December 31, 2003, 2002 and 2001, respectively. In addition, Services paid the Company $1,583,000, $1,007,000 and $998,000 for accounting, executive, technology and office space costs incurred on behalf of Services by the Company during the years ended December 31, 2003, 2002 and 2001, respectively.

In February 2002, the Company acquired four properties from Services at fair market value for an aggregate cost of $15,918,000. In addition, in June 2002, the Company acquired one property from a wholly-owned subsidiary of Services at fair market value for a cost of $12,648,000. No gain was recognized by Services or its wholly-owned subsidiary on these sales.

The following presents Services’ consolidated condensed financial information (dollars in thousands):

	December 31,
	2003	2002

Real estate, net of accumulated depreciation	$45,843	$44,940
Investments in unconsolidated affiliates	257	847
Cash and cash equivalents	971	289
Notes receivable from related parties	24,605	23,986
Other assets	9,269	7,258

Total assets	$80,945	$77,320

Mortgage and other payables due to related parties	$55,305	$53,872
Mortgage payable	2,281	2,323
Other liabilities	2,910	2,530

Total liabilities	60,496	58,725

Minority interest	321	-

Stockholders' equity	20,128	18,595

Total liabilities and stockholders' equity	$80,945	$77,320

	Year Ended December 31,
	2003	2002	2001

Revenues	$6,033	$7,949	$9,037
Net earnings (loss)	$1,535	$621	$(2,145)

For the years ended December 31, 2003, 2002 and 2001, the Company recognized earnings (loss) of $1,515,000, $613,000, and $(2,212,000), respectively, from Services.

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

Shareholder Value	53

20 percent interest in the Partnership under the equity method of accounting. The Partnership owns and leases nine properties to retail tenants under long-term, commercial net leases.

Under the terms of the limited partnership agreement, CTA had the option to convert its 80 percent limited Partnership interest into shares of the Company’s common stock. In October 2003, CTA elected to exercise its option and, based on the terms and calculation defined in the limited partnership agreement, the Company issued 953,551 shares of common stock to CTA in a private transaction in February 2004.

The Company received $116,000 and $66,000 in distributions from Partnership for the years ended December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, the Company recognized income of $280,000, $270,000 and $278,000, respectively, from the Partnership. The Company manages the Partnership and pursuant to a management agreement, the Partnership paid the Company $193,000, $193,000 and $200,000 in asset management fees during the years ended December 31, 2003, 2002 and 2001, respectively.

The Company has entered into five limited liability company (“LLC”) agreements with CNL Commercial Finance, Inc. (“CCF”), a related party: CNL Commercial Mortgage Holdings I, LLC (“CCMH I”) in June 2001; CNL Commercial Mortgage Holdings II, LLC (“CCMH II”) in December 2001; CNL Commercial Mortgage Holdings III, LLC (“CCMH III”) in June 2002; CNL Commercial Mortgage Holdings IV, LLC (“CCMH IV”) in December 2002; and CNL Commercial Mortgage Holdings V, LLC (“CCMH V”) in July 2003. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed. The Company holds a non-voting and non-controlling interest in CCMH I, CCMH II, CCMH III, CCMH IV and CCMH V (collectively, “CCMH LLCs”) of 42.7, 44.0, 36.7, 38.3, and 38.4 percent, respectively, in these investments and accounts for its interests under the equity method of accounting. During the years ended December 31, 2003 and 2002, the Company received $4,211,000 and $2,333,000, respectively, in distributions. In 2003, in connection with a loan to CCF from an affiliate of James M. Seneff, Jr., an officer and director of the Company, the Company pledged a portion of its interest in two of the LLCs as partial collateral for the loan.

54	Strategic Real Estate

The following presents the combined condensed financial information of the CCMH LLCs (dollars in thousands):

	December 31,
	2003	2002

Mortgage assets	$70,472	$51,950
Receivable from a related party	-	3,814
Other assets	1	1

Total assets	$70,473	$55,765

Total liabilities	$-	$-
Members' equity	70,473	55,765

Total liabilities and members' equity	$70,473	$55,765

	Year Ended December 31,
	2003	2002	2001

Revenues	$9,110	$5,035	$1,097
Net earnings	$9,110	$5,035	$1,097

For the years ended December 31, 2003, 2002 and 2001, the Company recognized earnings of $4,583,000, $2,445,000 and $459,000, respectively, from the CCMH LLCs.

In May 2002, the Company purchased a combined 25 percent partnership interest for $750,000, in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”). The remaining partnership interests in Plaza are owned by affiliates of James M. Seneff, Jr., an officer and director of the Company, and Robert A. Bourne, a member of the Company’s board of directors. Plaza owns a 346,000 square foot office building and an interest in an adjacent parking garage. The Company has severally guaranteed 41.67% of a $15,500,000 unsecured promissory note on behalf of Plaza. The maximum obligation to the Company is $6,458,000, plus interest. Interest accrues at a rate of LIBOR plus 200 basis points per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity in November 2004. The fair value of the Company’s guarantee is $73,000. During the years ended December 31, 2003 and 2002 the Company received $372,000 and $411,000, respectively, in distributions. For the years ended December 31, 2003 and 2002, the Company recognized a loss of $224,000 and $112,000, respectively.

Since November 1999, the Company has leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, other affiliates of James M. Seneff, Jr. also lease office space from Plaza. The Company and other affiliates lease an aggregate of 64 percent of the 346,000 square foot office building. During the years ended December 31, 2003, 2002 and 2001, the Company incurred rental expenses in connection with the lease of $1,083,000, $1,168,000 and $1,173,000, respectively. In May 2000, the Company subleased a portion of its office space to affiliates of James M. Seneff, Jr. During the years ended December 31, 2003, 2002 and 2001, the Company earned $338,000, $270,000 and $442,000, respectively, in rental and accrued rental income from these affiliates.

Shareholder Value	55

The following is a schedule of the Company’s future minimum lease payments and the future minimum sublease income from the affiliates related to the office space leased from Plaza at December 31, 2003 (dollars in thousands):

	Lease Payments	Sublease Income	Net

2004	$1,131	$496	$635
2005	1,165	522	643
2006	1,200	538	662
2007	1,236	554	682
2008	1,273	571	702
Thereafter	8,221	3,687	4,534

	$14,226	$6,368	$7,858

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. The Company has the option to renew its lease with Plaza for three successive five-year periods subject to similar terms and conditions as the initial lease.

The following presents a reconciliation of investment in unconsolidated affiliates as of December 31 (dollars in thousands):

	2003	2002

Services, consolidated:
Investment	$20,046	$18,469
Mortgage receivable	12,588	14,846
Lines of credit receivable	42,646	38,722
CCMH LLCs investments	35,193	26,071
Other:
Investments	4,313	4,508
Receivables	17	17

	$114,803	$102,633

The following presents a reconciliation of equity in earnings of unconsolidated affiliates for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Services, consolidated	$1,515	$613	$(2,212)
CCMH LLCs	4,583	2,445	459
Other	56	158	278

	$6,154	$3,216	$(1,475)

56	Strategic Real Estate

5. Note Receivable:

In October 2003, the Company entered into a Mezzanine Loan Agreement (“Mezzanine Loan”) with BFSC Holdings, LLC, BFSC Holdings II, LLC, BFSC Holdings III, LLC, BFWV Holdings, LLC (collectively, the “Borrowers”) for $45,200,000. The Mezzanine Loan provided for an initial advance to the Borrowers at the time of closing of $43,433,000 and a second and final advance of $1,767,000 when certain conditions set forth in the Mezzanine Loan have been satisfied by the Borrowers. The Mezzanine Loan bears interest at a rate of 13.5% per annum, of which 11% is payable monthly and the remaining 2.5% accrues and is due at maturity. The principal balance is due in full at maturity in November 2007. The Mezzanine Loan is secured by the Borrowers’ pledge of its membership interests in the certain subsidiaries which own real estate.

6. Line of Credit Payable:

In May 2003, the Company entered into an amended and restated loan agreement for a $225,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing loan agreement by (i) increasing the borrowing capacity to $225,000,000 from $200,000,000, (ii) lowering the interest rates of the tiered rate structure to a maximum rate of 135 basis points above LIBOR (based upon the debt rating of the Company, the current interest rate is 100 basis points above LIBOR), (iii) requiring the Company to pay a commitment fee based on a tiered rate structure to a maximum of 30 basis points per annum (based upon the debt rating of the Company), (iv) providing for a competitive bid option for up to 50 percent of the facility amount, (v) extending the expiration date to May 9, 2006 and (vi) amending certain of the financial covenants of the Company. The principal balance is due in full upon expiration of the Credit Facility on May 9, 2006, which the Company may request to be extended for an additional 12-month period with the consent of the lender. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2003.

For the years ended December 31, 2003, 2002 and 2001, interest cost incurred was $2,103,000, $2,562,000 and $5,762,000, respectively, of which $177,000, $1,000 and $1,000, respectively, was capitalized by the Company as a cost of buildings constructed for its own use, and $2,001,000, $3,162,000 and $5,310,000, respectively, was charged to operations.

7. Mortgages Payable:

In January 1996, the Company entered into a long-term, fixed rate loan for $39,450,000. The loan bears interest at a rate of 7.435% per annum and provides for a ten-year term with monthly principal and interest payments of $330,000 and the balance due in February 2006. The loan is secured by a first mortgage lien on certain of the Company’s properties. As of December 31, 2003, the aggregate carrying value of these properties totaled $61,857,000. The outstanding principal balance as of December 31, 2003 and 2002 was $26,118,000 and $28,059,000, respectively.

The Company has acquired four properties subject to mortgages securing loans in the aggregate original principal balance of $7,214,000 (collectively the “Mortgages”) with the maturities between December 2007 and December 2010. The Mortgages bear interest at a weighted average rate of 8.6% per annum and have a weighted average maturity of 3.3 years, with an aggregate monthly payment of principal and interest of $83,000. In addition to the Mortgages, the company has letters of credit that also secure three of the loans, which collectively total $4,794,000. As of December 31, 2003, the aggregate carrying value of these properties and letters of credit

Shareholder Value	57

totaled $16,556,000. As of December 31, 2003 and 2002, the outstanding principal balances secured by the Mortgages totaled $4,244,000 and $4,846,000, respectively.

In connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) in December 2001, the Company acquired three properties, subject to mortgages securing loans in the aggregate principal balance of $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average rate of 9.0% per annum and have a weighted maturity of 7.5 years, with an aggregate monthly payment of principal and interest of $25,000. As of December 31, 2003, the aggregate carrying value of these three properties totaled $4,111,000. As of December 31, 2003 and 2002, the outstanding principal balances of the loans secured by the Captec Mortgages totaled $1,497,000 and $1,653,000, respectively.

In June 2002, the Company entered into a long-term, fixed rate loan for $21,000,000. The loan bears interest at a rate of 6.9% per annum and provides for a 10-year term with monthly principal and interest payments of $138,000 and the balance due in July 2012. The loan is secured by a first mortgage lien on five of the Company’s properties. As of December 31, 2003, the aggregate carrying value of these properties totaled $27,543,000. As of December 31, 2003 and 2002, the outstanding principal balance was $20,721,000 and $20,923,000, respectively.

In November 2003, the Company entered into a long-term, fixed rate interest-only loan for $95,000,000. The loan bears interest at a rate of 5.42% per annum with monthly interest payments of $435,000 and the principal balance due in November 2013. The loan is secured by a first mortgage lien on the two office buildings and related parking garage in the Washington, D.C. metropolitan area acquired in August 2003. As of December 31, 2003, the outstanding principal balance was $95,000,000 and the aggregate carrying value of these properties totaled $153,399,000.

The following is a schedule of the annual maturities of the Company’s mortgages payable (dollars in thousands):

2004	$3,158
2005	3,415
2006	22,931
2007	1,281
2008	956
Thereafter	115,839

$147,580

8. Notes Payable:

In March 1998, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 7.125% notes due March 2008 (the “2008 Notes”). The 2008 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2008 Notes were sold at a discount for an aggregate purchase price of $99,729,000 with interest payable semi-annually commencing on September 15, 1998 (effective interest rate of 7.163%). The discount of $271,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. The 2008 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2008 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 1 dated March 25, 1998 for

58	Strategic Real Estate

the 2008 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2003.

In June 1999, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $100,000,000 of 8.125% notes due June 2004 (the “2004 Notes”). The 2004 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2004 Notes were sold at a discount for an aggregate purchase price of $99,608,000 with interest payable semi-annually commencing on December 15, 1999. The discount of $392,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. In connection with the debt offering, the Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method. The effective rate of the 2004 Notes, including the effects of the discount and the treasury rate lock gain, is 7.547%. The 2004 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2004 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 2 dated June 21, 1999 for the 2004 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2003.

In September 2000, the Company filed a prospectus supplement to its $300,000,000 shelf registration statement and issued $20,000,000 of 8.5% notes due September 2010 (the “2010 Notes”). The 2010 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2010 Notes were sold at a discount for an aggregate purchase price of $19,874,000 with interest payable semi-annually commencing on March 20, 2001 (effective interest rate of 8.595%). The discount of $126,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. The 2010 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2010 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 3 dated September 20, 2000 for the 2010 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2003.

In June 2002, the Company filed a prospectus supplement to its $200,000,000 shelf registration statement and issued $50,000,000 of 7.75% notes due June 2012 (the “2012 Notes”). The 2012 Notes are senior, unsecured obligations of the Company and are subordinated to all secured indebtedness of the Company. The 2012 Notes were sold at a discount for an aggregate purchase price of $49,713,000 with interest payable semi-annually commencing on December 1, 2002 (effective interest rate of 7.833%). The discount of $287,000 is being amortized to interest expense over the term of the debt obligation using the effective interest method. The 2012 Notes are redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 2012 Notes being redeemed plus accrued interest thereon through the redemption date and (ii) the Make-Whole Amount, as defined in the Supplemental Indenture No. 4 dated May 30, 2002, for the 2012 Notes. The terms of the indenture include financial covenants, which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 2003.

In connection with the debt offerings, the Company incurred debt issuance costs totaling $2,918,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees and rating agency fees.

Shareholder Value	59

Debt issuance costs have been deferred and are being amortized over the term of the respective notes using the effective interest method. The net proceeds from the debt offerings were used to pay down outstanding indebtedness of the Company’s Credit Facility and term note.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith (see Note 17). As of December 31, 2003 and 2002, the Term Note had an outstanding principal balance of $20,000,000. The Term Note bears interest at a rate of 175 basis points above LIBOR or 2.90% at December 31, 2003. The Company has the option to extend the maturity date of the Term Note for two additional twelve month periods if (i) the Company pays a fee equal to 0.25% of the outstanding principal balance of the Term Note and (ii) pays at least five percent of the outstanding principal balance of the Term Note immediately prior to the extension.

In connection with the Term Note, the Company incurred debt costs of $376,000 consisting primarily of bank commitment fees. The Term Note costs have been deferred and are being amortized over the term of the loan commitment using the straight-line method which approximates the effective interest method.

9. Preferred Stock:

In December 2001, the Company issued 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Series A Preferred Stock”) in connection with the acquisition of Captec (see Note 17). Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at a rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Series A Preferred Stock ranks senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series A Preferred Stock on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

In 2003 and 2002, as a result of a legal action in connection with the merger of Captec (see Note 17), the Company reduced the number of Series A Preferred Stock shares issued and outstanding by 379 and 217,950, respectively.

In August 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 10,000 shares of 6.70% Non-Voting Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) and received gross proceeds of $25,000,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $687,000, consisting primarily of placement fees and legal and accounting fees. The Series B Preferred Stock is convertible at the option of the holder, into 1,293,996 shares of the Company’s common stock on and after the first anniversary from the date on which the shares were issued. Holders of the Series B Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series B Preferred Stock on or after August 13, 2008, in whole or from time to time in part, for cash, at a redemption price of $2,500.00 per share, plus all accumulated and unpaid distributions.

60	Strategic Real Estate

10. Common Stock:

In 2003 and 2002, as a result of a legal action in connection with the merger of Captec (see Note 17), the Company reduced the number of common stock issued and outstanding by 823 and 474,037, respectively.

In July 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 5,600,000 shares of common stock and received gross proceeds of $100,800,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $5,374,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses.

In December 2003, the Company filed a prospectus supplement to its $600,000,000 shelf registration statement and issued 3,250,000 shares of common stock and received gross proceeds of $56,517,000. Subsequently, the Company issued an additional 487,500 shares in connection with the underwriters’ over-allotment option and received gross proceeds of $8,478,000. In connection with these offerings, the Company incurred stock issuance costs totaling approximately $671,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses.

11. Employee Benefit Plan:

Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the “Retirement Plan”) covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants’ contributions up to a maximum of six percent of a participant’s annual compensation. The Company’s contributions to the Retirement Plan for the years ended December 31, 2003, 2002 and 2001 totaled $64,000, $51,000 and $46,000, respectively.

12. Dividends:

The following presents the characterization for tax purposes of common stock dividends paid to stockholders for the years ended December 31:

	2003	2002	2001

Ordinary income	$0.969	$1.174	$1.227
Capital gain	-	0.006	-
Qualified 5-year Gain	0.005	-	-
Unrecaptured Section 1250 Gain	0.037	0.005	0.033
Return of capital	0.269	0.085	-

	$1.280	$1.270	$1.260

The Series A Preferred Stock dividends of $2.25 per share paid in each of the years ended December 31, 2003 and 2002, were characterized as ordinary income for tax purposes. The Series B Preferred Stock dividends of $50.25 per share paid during the year ended December 31, 2003 were characterized as ordinary income for tax purposes.

Shareholder Value	61

13. Dissenting Shareholders' Settlement:

During the year ended December 31, 2003, the Company recorded a dissenting shareholders’ settlement expense of $2,413,000 related to the appraisal rights litigation disclosed in Item 3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, that arose as a result of the merger with Captec Net Lease Realty, Inc. (“Captec”) in December 2001 (the “Appraisal Action”). In February 2003, the Company entered into a settlement agreement with the beneficial owners of the alleged 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000, which approximated the value of the original merger consideration (which included cash, common stock and Series A Preferred Stock shares) at the time of the litigation settlement plus the dividends that would have been paid if the shares had been issued at the time of the merger. In February 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

14. Earnings from Discontinued Operations:

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its 33 properties sold during 2003 and 2002 as discontinued operations. Accordingly, the results of operations related to these 33 properties for 2003, 2002 and 2001 have been reclassified to earnings from discontinued operations. The following is a summary of earnings from discontinued operations for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Revenues:
Rental income from operating leases	$1,634	$6,228	$3,438
Earned income from direct financing leases	187	296	544
Contingent rental income	12	73	77
Interest income from mortgage receivable	54	-	-
Other	111	22	9

	1,998	6,619	4,068

Expenses:
General operating and administrative	15	19	18
Real estate	4	251	218
Depreciation and amortization	102	600	474
Provision for loss on impairment of real estate	-	1,029	125

	121	1,899	835

Earnings before gain on disposition of real estate	1,877	4,720	3,233

Gain on disposition of real estate	287	260	-

Earnings from discontinued operations	$2,164	$4,980	$3,233

62	Strategic Real Estate

15. Earnings Per Share of Common Stock:

The following represents the calculations of earnings per share and the weighted average number of shares of dilutive potential common stock for the years ended December 31 (dollars in thousands, except per share data):

	2003	2002	2001

Earnings from continuing operations	$51,309	$43,078	$25,730
Series A Preferred Stock dividends	(4,008)	(4,010)	-
Series B Preferred Stock dividends	(502)	-	-

Earnings available to common stockholders from
continuing operations - basic	46,799	39,068	25,730
Earnings from discontinued operations	2,164	4,980	3,233

Net earnings available to common stockholders - basic	$48,963	$44,048	$28,963

Basic earnings per share:
Weighted average number of common shares outstanding	43,108,213	40,383,405	31,226,086
Restricted stock	-	-	104,767
Merger contingent common shares	-	-	209,004

Weighted average number of common shares outstanding
used in basic earnings per common share	43,108,213	40,383,405	31,539,857

Basic earnings per share available to common
stockholders:
Continuing operations	$1.09	$0.97	$0.82
Discontinued operations	0.05	0.12	0.10

Net earnings	$1.14	$1.09	$0.92

Earnings from continuing operations	$51,309	$43,078	$25,730
Series A Preferred Stock dividends	(4,008)	(4,010)	-

Earnings available to common stockholders from continuing	47,301	39,068	25,730
operations - diluted
Earnings from discontinued operations	2,164	4,980	3,233

Net earnings available to common stockholders - diluted	$49,465	$44,048	$28,963

Diluted earnings per share:
Weighted average number of common shares outstanding	43,108,213	40,383,405	31,226,086
Effect of dilutive securities:
Common stock options and restricted stock	288,715	205,552	131,822
Assumed conversion of Series B Preferred Stock to
common stock	499,872	-	-
Merger contingent common shares	-	-	359,135

Weighted average number of common shares outstanding used
in diluted earnings per common share	43,896,800	40,588,957	31,717,043

Diluted earnings per share available to common
stockholders:
Continuing operations	$1.08	$0.97	$0.81
Discontinued operations	0.05	0.12	0.10

Net earnings	$1.13	$1.09	$0.91

For the years ended December 31, 2003, 2002 and 2001, options on 398,500, 454,500 and 1,048,892 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

Shareholder Value	63

16. Performance Incentive Plan:

In July 2001, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission, which permitted the issuance of up to 2,900,000 shares of common stock (which included any shares of common stock represented by options available to be granted under the Company’s previous plan) pursuant to the Company’s 2000 Performance Incentive Plan (the “2000 Plan”). The terms of the 2000 Plan automatically increase the number of shares issuable under the plan to 3,400,000 shares and 3,900,000 shares when the Company has issued and has outstanding 35,000,000 shares and 40,000,000 shares, respectively, of its common stock. In connection with the Company’s issuance of additional shares of common stock during the year ended December 31, 2001, pursuant to the terms of the 2000 Plan, the number of shares of common stock reserved for issuance automatically increased to 3,900,000 shares.

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

	Number of Shares
	2003	2002	2001

Outstanding, January 1	1,747,851	1,692,158	1,881,092
Options granted	15,000	359,300	12,500
Options exercised	(132,357)	(180,640)	(9,200)
Options surrendered	(22,350)	(122,967)	(192,234)
Restricted stock granted	76,407	64,000	239,000
Restricted stock issued	(76,407)	(64,000)	(239,000)
Restricted stock surrendered	(5,950)	-	-
Restricted stock canceled	5,950	-	-

Outstanding, December 31	1,608,144	1,747,851	1,692,158

Exercisable, December 31	1,372,184	1,293,284	1,581,592

Available for grant, December 31	1,561,192	1,628,809	1,933,642

The 76,407, 64,000 and 239,000 shares of restricted stock granted during the years ended December 31, 2003, 2002 and 2001, respectively, had a weighted average grant price of $14.94, $15.35 and $13.35, respectively, per share. The following represents the weighted average option exercise price information for the years ended December 31:

	2003	2002	2001

Outstanding, January 1	$14.44	$15.79	$14.20
Granted during the year	14.57	15.25	11.15
Exercised during the year	13.51	12.17	10.63
Outstanding, December 31	14.51	14.44	15.79
Exercisable, December 31	14.40	14.58	14.52

64	Strategic Real Estate

The following summarizes the outstanding options and the exercisable options at December 31, 2003:

	Option Price Range

	$10.1875 to $13.8750	$14.1250 to $17.8750	Total

Outstanding options:
Number of shares	587,769	1,020,375	1,608,144
Weighted-average exercise price	$12.32	$15.77	$14.51
Weighted-average remaining contractual life in years	3.4	4.6	4.2

Exercisable options:
Number of shares	577,759	794,425	1,372,184
Weighted-average exercise price	$12.32	$15.91	$14.40

One-third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options’ maximum term is 10 years.

Pursuant to the 2000 Plan, The Company has granted and issued shares of restricted stock to certain officers and directors of the Company. The following information is a summary of the various issuances of restricted stock:

	Shares	Annual Vesting Rate	Number of Years for Vesting	Shares are 100% Vested on:(1)

Officers:
July 2001	234,000	15% - 30%	5	January 1, 2006
June 2002	58,000	15% - 30%	5	January 1, 2007
March 2003	40,407	25%	4	January 1, 2007
March 2003	30,000	15% - 30%	5	January 1, 2008

Total	362,407

Directors:
July 2001	5,000	50%	2	January 1, 2003
June 2002	6,000	50%	2	January 1, 2004
June 2003	6,000	50%	2	January 1, 2005

Total	17,000

(1) The restricted stock shares automatically vest upon a change in control of the Company.

Compensation expense for the restricted stock is determined based upon the fair value at the date of grant and is recognized on a straight lined basis over the vesting periods. For the years ended December 31, 2003, 2002 and 2001, the Company recognized $1,241,000, $814,000 and $274,000, respectively, of such expense.

Shareholder Value	65

17. Mergers:

On December 18, 1997, the Company's stockholders voted to approve an agreement and plan of merger with CNL Realty Advisors, Inc. (the "Advisor"), whereby the stockholders of the Advisor agreed to exchange 100 percent of the outstanding shares of common stock of the Advisor for up to 2,200,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). As a result, the Company became a fully integrated, self-administered real estate investment trust effective January 1, 1998. Ten percent of the Share Consideration (220,000 shares) was paid January 1, 1998, and the balance (the "Share Balance") of the Share Consideration was to be paid over time, within five years from the date of the Merger, based on the Company's completed property acquisitions and completed development projects in accordance with the Merger agreement. For accounting purposes, the Advisor was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to operations rather than capitalized as goodwill. As of December 31, 2001, the Company had issued the entire Share Balance. The cumulative market value of the Share Balance issued was $24,736,000, all of which was charged to operations in the respective years in which the shares were issued.

On December 1, 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Results of Captec operations have been included in the consolidated financial statements since that date. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company's common stock and 1,999,974 newly issued Series A Preferred Stock (see Notes 9, 10 and 13). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. As a result, the Company did not record goodwill.

The following summarizes the estimated fair values of the assets acquired and liabilities assumed in the Captec acquisition (dollars in thousands):

Real estate:
Accounted for using the operating method	$215,498
Accounted for using the direct financing method	9,230
Receivables	151
Cash and cash equivalents	4,143
Note receivables	5,852
Other assets	8

Total assets acquired	$234,882

Note payable	$101,213
Mortgages payable	1,806
Accounts payable and accrued expenses	6,933
Other liabilities	208

Total liabilities assumed	110,160

Net assets acquired	$124,722

66	Strategic Real Estate

The merger was unanimously approved by both the Company’s and Captec’s board of directors and Captec’s shareholders. This transaction increased funds from operations, increased diversification, produced costs savings from opportunities for economies of scale and operating efficiencies and enhanced the Company’s capital markets profile.

The unaudited pro forma combined historical results for the year ended December 31, 2001, as if Captec had been acquired as of January 1, 2001, are estimated to be (dollars in thousands):

Revenues	$101,943
Net income	$33,663
Diluted earnings per common share	$0.80

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of January 1, 2001, nor are they necessarily indicative of future consolidated results.

18. Fair Value of Financial Instruments:

The Company believes the carrying values of its Credit Facility, Term Note and the lines of credit receivable from Services and certain wholly-owned subsidiaries of Services approximate fair value based upon their nature, terms and variable interest rates. The Company believes that the carrying value of its cash and cash equivalents, receivables, mortgages, notes and accrued interest receivable, mortgages payable, accrued interest payable and other liabilities at December 31, 2003 and 2002 approximate fair value, based upon current market prices of similar issues. At December 31, 2003 and 2002, the fair value of the Company’s notes payable was $295,448,000 and $287,898,000, respectively, based upon the quoted market price.

19. Related Party Transactions:

For additional related party disclosures see Note 4.

A wholly-owned subsidiary of Services holds a 33 1/3 percent equity interest in WXI/SMC Real Estate LLC (“WXI”). The Company provides certain management services for WXI on behalf of Services pursuant to WXI’s Limited Liability Company Agreement and Property Management and Development Agreement. WXI paid the Company $52,000, $66,000 and $150,000 in fees during the years ended December 31, 2003, 2002 and 2001, respectively.

In September 2000, a wholly-owned subsidiary of Services entered into a $6,000,000 promissory note with an affiliate in which James M. Seneff, Jr., Gary M. Ralston and Kevin B. Habicht, each of which are officers and directors of the Company, own a majority equity interest. The note was secured by the affiliate’s common stock in CCF, a wholly-owned subsidiary of the affiliate. As of December 31, 2002, the outstanding principal and accrued interest balance was $6,026,000. In July 2003, the promissory note was paid in full. In addition, the wholly-owned subsidiary of Services has an option with the affiliate to purchase up to 80 percent of all the common shares of CCF equal to the purchase price paid by the affiliate for such common stock. The option expires on December 31, 2010.

Shareholder Value	67

In September 2000, a wholly-owned subsidiary of Services entered into a $15,000,000 line of credit agreement with CCF. Interest is payable monthly and the principal balance is due in full upon termination of the line of credit on March 31, 2004. In December 2003, the line of credit was amended to have a borrowing capacity of $35,000,000. As of December 31, 2003, $16,600,000 was outstanding and $18,400,000 was available for future borrowings on the line of credit. The obligation to repay the line of credit is full recourse to CCF.

An affiliate of James M. Seneff, Jr., an officer and director of the Company, provided certain administrative, tax and technology services to the Company and Services. In connection therewith, the Company and Services paid $1,363,000, $1,258,000 and $853,000 in fees relating to these services during the years ended December 31, 2003, 2002 and 2001, respectively.

In 2002, the Company extended the maturity dates to dates between June and December 2007 on four mortgages securing an original aggregate principal indebtedness totaling $8,514,000 from affiliates of James M. Seneff, Jr., an officer and director of the Company, and Robert A. Bourne, a member of the Company’s board of directors. The mortgage loans bear interest at a weighted average of 8.95%, per annum with interest payable monthly or quarterly. As of December 31, 2003 and 2002, the aggregate principal balance of the four mortgages, included in mortgages, notes and accrued interest receivable on the balance sheet, was $2,935,000 and $3,437,000, respectively. In connection therewith, the Company recorded $281,000, $663,000 and $574,000 as interest from unconsolidated affiliates and other mortgage receivables during the years ended December 31, 2003, 2002 and 2001, respectively.

The Company had guaranteed bank loans to James M. Seneff, Jr., Gary M. Ralston and Dennis Tracy, each of which are officers and directors of the Company or its affiliates, totaling $3,746,000. Each of the loans is full recourse to the respective officer and is collateralized by the common shares of the Company that were purchased with the proceeds from the loan. In July 2003, the Company was released as a guarantor on each of the bank loans.

20. Segment Information:

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. While the Company does not have more than one reportable segment as defined by accounting principles generally accepted in the United States of America, the Company has identified two primary sources of revenue: (i) rental and earned income from leased properties (“Leased Properties”) and (ii) interest income from affiliates and fee income from development, property management and asset management services.

68	Strategic Real Estate

The following represents the revenues, expenses and asset allocation for the two segments and the Company’s consolidated totals at December 31, 2003, 2002 and 2001, and for the years then ended:

	Leased Properties	Interest and Fee Income	Corporate	Consolidated

2003
Revenues	$98,596	$4,062	$-	$102,658
General operating and
administrative expenses	7,925	1,785	1,776	11,486
Real estate expenses	2,406	-	-	2,406
Interest expense	27,731	-	-	27,731
Depreciation and amortization	13,440	18	9	13,467
Dissenting shareholders' settlement	-	-	2,413	2,413
Equity in earnings of
unconsolidated affiliates	56	6,098	-	6,154

Earnings (loss) from continuing
operations	47,150	8,357	(4,198)	51,309
Earnings from discontinued
operations	2,164	-	-	2,164

Net earnings (loss)	$49,314	$8,357	$(4,198)	$53,473

Assets	$1,097,721	$110,541	$48	$1,208,310

Additions to long-lived assets:
Real estate	$215,730	$-	$-	$215,730

Other	$3,312	$31	$23	$3,366

2002
Revenues	$84,277	$6,614	$-	$90,891
General operating and
administrative expenses	6,250	1,693	1,522	9,465
Real estate expenses	1,446	-	-	1,446
Interest expense	26,720	-	-	26,720
Depreciation and amortization	11,116	17	9	11,142
Provision for loss on impairment of
real estate	2,256	-	-	2,256
Equity in earnings of
unconsolidated affiliates	158	3,058	-	3,216

Earnings (loss) from continuing
operations	36,647	7,962	(1,531)	43,078
Earnings from discontinued
operations	4,980	-	-	4,980

Net earnings (loss)	$41,627	$7,962	$(1,531)	$48,058

Assets	$855,863	$98,185	$60	$954,108

Additions to long-lived assets:
Real estate	$43,360	$-	$-	$43,360

Other	$1,155	$23	$9	$1,187

Shareholder Value	69
	Leased Properties	Interest and Fee Income	Corporate	Consolidated

2001
Revenues	$67,986	$8,472	$-	$76,458
General operating and
administrative expenses	4,657	993	1,244	6,894
Real estate expenses	736	-	-	736
Interest expense	24,874	78	-	24,952
Depreciation and amortization	8,636	92	9	8,737
Expenses incurred in acquiring
advisor from related party	-	-	12,582	12,582
Equity in earnings of
unconsolidated affiliates	278	(1,753)	-	(1,475)
Gain on disposition of real
estate	4,648	-	-	4,648

Earnings (loss) from continuing	34,009	5,556	(13,835)	25,730
operations
Earnings from discontinued
operations	3,233	-	-	3,233

Net earnings (loss)	$37,242	$5,556	$(13,835)	$28,963

Assets	$866,201	$140,342	$85	$1,006,628

Additions to long-lived assets:
Real estate	$19,836	$-	$-	$19,836

Other	$7,828	$17	$12	$7,857

21. Major Tenants:

For the years ended December 31, 2003, 2002 and 2001, the Company recorded rental and earned income from one of the Company’s lessees, Eckerd Corporation, of $10,581,000, $10,558,000, and $8,790,000, respectively. The rental and earned income from Eckerd Corporation represents more than 10 percent of the Company’s rental and earned income for each of the respective years.

22. Commitments and Contingencies:

The Company was a defendant in a lawsuit filed in December 1998 in the United States District Court for the District of Puerto Rico. The plaintiff, Ysiem Corporation, alleged that the Company was in breach of a ground lease agreement with the plaintiff regarding a land parcel owned by the plaintiff and was seeking damages of $7,500,000 and/or specific performance of the execution of the ground lease. In January 2002, the District Court Judge granted the Company’s motion for summary judgment of dismissal of the action. The plaintiff subsequently appealed the summary judgment to the U.S. First Circuit Court of Appeals. In May 2003, the U.S. First Circuit Court of Appeals affirmed the dismissal and that dismissal is now final.

In January 2002, Calapasas Investment Partnership No. 1 Limited Partnership (“Calapasas”), a Captec stockholder, filed a class action complaint against Captec, certain former Captec directors, and the Company (as successor in interest to Captec) in the United States District Court for the Northern District of California. In its complaint Calapasas alleged that Captec and certain of its directors violated provisions of the Securities and Exchange Act of 1934 by misrepresenting the value of certain Captec assets on certain of its financial statements in 2000 and 2001 (the “Calapasas Action”). The Calapasas Action asserts that it is brought on behalf of a class consisting of all persons and entities (except insiders) that purchased Captec common stock between August 9, 2000 and prior to July 2, 2001. The Calapasas Action seeks to be certified as a class action and seeks compensatory and punitive damages for the plaintiff and other members of the class, as well as costs and expenses, including fees for plaintiff’s attorneys, accountants and experts. The Calapasas Action could result in

70	Strategic Real Estate

damage awards against Captec and/or its directors, damages for which the Company, as successor in interest to Captec, could be responsible. In October 2002, the Calapasas Action was dismissed by the Court with leave to amend. A Second Amended Complaint was filed by Calapasas Investment Partnership No. 1 Limited Partnership in November 2002, which, among other things, reduced the alleged plaintiff class to those persons and entities (except insiders) who purchased common stock of Captec between March 30, 2001 and July 2, 2001. A Motion to Dismiss the Second Amended Complaint was filed by the defendants in December 2002. In August 2003, the Motion to Dismiss the Second Amended Complaint was denied by the court. In October 2003, the parties to the litigation, through their respective counsel, entered into a Memorandum of Understanding which sets out the essential terms of settlement of this claim. Pursuant to the Memorandum of Understanding, the total settlement amount to be paid to the plaintiffs is $225,000, which includes payment of attorneys’ fees and costs to plaintiffs’ counsel. The settlement contemplated by the Memorandum of Understanding is subject to final judicial approval of all settlement terms and a final judgment of dismissal with prejudice of the Calapasas Action.

In the ordinary course of its business, the Company is a party to various other legal actions which management believes is routine in nature and incidental to the operation of the business of the Company. Management believes that the outcome of the proceedings will not have a material adverse effect upon its operations or financial condition.

Shareholder Value	71

CONSOLIDATED QUARTERLY FINANCIAL DATA (dollars in thousands, except per share data)

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Rent and other revenue	$24,098	$24,312	$27,551	$28,695	$104,656
Depreciation and amortization expense	2,952	3,054	3,513	4,050	13,569
Interest expense	6,509	6,838	6,771	7,613	27,731
Dissenting shareholders' settlement	2,413	-	-	-	2,413
Other expenses	2,903	2,915	3,478	4,615	13,911
Earnings from discontinued operations	874	158	1,078	54	2,164
Net earnings	10,154	12,344	15,384	15,591	53,473
Net earnings per share(2):
Basic	0.23	0.28	0.32	0.30	1.14
Diluted	0.23	0.28	0.32	0.30	1.13

2002

Rent and other revenue	$24,376	$24,040	$24,672	$24,422	$97,510
Depreciation and amortization expense	2,941	2,908	2,953	2,940	11,742
Interest expense	6,567	6,406	6,860	6,887	26,720
Provision for loss on impairment of real estate	-	-	3,285	-	3,285
Other expenses	2,850	3,120	2,437	2,774	11,181
Earnings (loss) from discontinued operations	1,082	2,445	(673)	2,126	4,980
Net earnings	12,749	13,512	8,575	13,222	48,058
Net earnings per share(2):
Basic	0.29	0.31	0.19	0.30	1.09
Diluted	0.29	0.31	0.19	0.30	1.09

(1)	The consolidated quarterly financial data includes revenues and expenses from the Company’s continuing and discontinued operations. The Financial Accounting Standard Board (“FASB”) issued Financial Accounting Standards (“FAS”) Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2003 and 2002 have been reclassified to earnings from discontinued operations.

(2)	Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

72	Strategic Real Estate

SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently is traded on the New York Stock Exchange (“NYSE”) under the symbol “NNN.” For each calendar quarter indicated, the following table reflects respective high, low and closing sales prices for the common stock as quoted by the NYSE and the dividends paid per share in each such period.

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

High	$15.840	$17.440	$18.380	$18.000	$18.380
Low	14.350	15.100	16.000	17.040	14.350
Close	15.100	17.240	17.030	17.800	17.800

Dividends paid per share	0.320	0.320	0.320	0.320	1.280

2002

High	$13.9900	$16.0000	$16.4000	$16.3500	$16.4000
Low	13.0100	13.9000	12.6000	15.0100	12.6000
Close	13.9600	16.0000	16.1200	15.3300	15.3300

Dividends paid per share	0.3150	0.3150	0.3200	0.3200	1.2700

The following presents the characterizations for tax purposes of such common stock dividends for the years ended December 31,:

	2003	2002

Ordinary income	75.71%	92.41%
Capital gain	-	0.47%
Qualified 5-year Gain	0.37%	-
Unrecaptured Section 1250 Gain	2.88%	0.41%
Return of capital	21.04%	6.71%

	100.00%	100.00%

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

On February 28, 2004, there were 1,223 stockholders of record of common stock.

Shareholder Value	73